                                            Registration Statement No. 333-44094

                       ----------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------

                                AMENDMENT NO. 1
                                       TO

                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                       ----------------------------------
                             CONEXANT SYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                       ----------------------------------

            Delaware                                            3674                                          25-1799439
 (State or other jurisdiction of      (Primary Standard Industrial Classification Code Number)             (I.R.S. Employer
 incorporation or organization)                                                                          Identification No.)

                       ----------------------------------
                               4311 Jamboree Road
                      Newport Beach, California 92660-3095
                                 (949) 483-4600
          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
             AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                       ----------------------------------
                            DENNIS E. O'REILLY, ESQ.
                             Senior Vice President,
                          General Counsel and Secretary
                             Conexant Systems, Inc.
                               4311 Jamboree Road
                      Newport Beach, California 92660-3095
                                 (949) 483-4600

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                       ----------------------------------
                                   Copies to:

 PETER R. KOLYER, ESQ.                               EDWARD A. SHAPIRO, ESQ.
 Chadbourne & Parke LLP                           Shapiro, Israel & Weiner, P.C.
  30 Rockefeller Plaza                             100 North Washington Street
New York, New York 10112                           Boston, Massachusetts 02114
     (212) 408-5100                                       (617) 742-4200
                       ----------------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
                       ----------------------------------

                                 ---------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROXY STATEMENT-PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. CONEXANT SYSTEMS, INC. MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT-PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             HARRIS & JEFFRIES, INC.
                              888 WASHINGTON STREET
                           DEDHAM, MASSACHUSETTS 02026

                                 ---------------

                                 August 30, 2000


To the Stockholders of Harris & Jeffries, Inc.:

     Harris & Jeffries, Inc. (d/b/a NetPlane Systems) and Conexant Systems, Inc. have agreed to a merger in which Harris & Jeffries will become a wholly-owned subsidiary of Conexant.

     As a result of the merger, you will receive shares of Conexant common stock in exchange for any shares of Harris & Jeffries common stock or preferred stock you own immediately prior to the merger. Any outstanding options for Harris & Jeffries common stock issued under the Harris & Jeffries Stock Option Plan that you hold immediately prior to the merger will become options for Conexant common stock.


     The board of directors of Harris & Jeffries invites you to attend a special meeting of stockholders to be held on Thursday, September 28, 2000 at the Holiday Inn Boston-Dedham, 55 Ariadne Road, Dedham, Massachusetts 02026, commencing at 10:00 a.m. local time to consider and vote upon a proposal to approve and adopt the merger agreement and the merger and the other proposals described in the notice of special meeting that accompanies this letter.


     The board of directors of Harris & Jeffries has carefully considered the terms of the proposed merger, has determined that the merger agreement and the merger are in the best interests of Harris & Jeffries and its stockholders, and unanimously recommends that you vote FOR approval and adoption of the merger agreement and the merger and FOR each of the other proposals to be voted on at the special meeting and described in the proxy statement-prospectus that accompanies this letter.

     We appreciate your support in this very important transaction. We are very enthusiastic about the merger with Conexant and believe that the combined company will grow and prosper in a competitive marketplace. On behalf of the board of directors of Harris & Jeffries, I urge you to vote FOR each of the proposals.

     PLEASE READ THE ACCOMPANYING PROXY STATEMENT-PROSPECTUS CAREFULLY FOR DETAILED INFORMATION ABOUT THE PROPOSED MERGER AND CONSIDER THE RISK FACTORS BEGINNING ON PAGE 15 OF THE PROXY STATEMENT-PROSPECTUS.

                                           Sincerely,

                                           /s/ Deepak Shahane

                                           Deepak Shahane
                                           President and Chief Executive Officer

                             HARRIS & JEFFRIES, INC.
                              888 WASHINGTON STREET
                           DEDHAM, MASSACHUSETTS 02026

                           ---------------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


                   TO BE HELD ON THURSDAY, SEPTEMBER 28, 2000


TO THE STOCKHOLDERS OF HARRIS & JEFFRIES, INC.:


     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Harris & Jeffries, Inc. will be held on Thursday, September 28, 2000 at the Holiday Inn Boston-Dedham, 55 Ariadne Road, Dedham, Massachusetts 02026, commencing at 10:00 a.m. local time for the following purposes:



           1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 19, 2000, as amended, by and among Conexant Systems, Inc., a Delaware corporation, H&J Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Conexant, and Harris & Jeffries, Inc., a Massachusetts corporation, and the merger provided for therein, as described in more detail in the proxy statement-prospectus that accompanies this notice.


          2. To consider and vote upon a proposal to approve an amendment to the Harris & Jeffries Articles of Organization to increase the number of shares of Harris & Jeffries common stock authorized for issuance from 14,800,000 shares to 16,280,000 shares.

          3. To consider and vote upon a proposal to approve an increase in the number of shares of Harris & Jeffries common stock for which options may be granted under the Harris & Jeffries Stock Option Plan from 2,000,000 shares to 2,771,022 shares.

          4. To consider and vote upon a proposal to ratify the following actions: (a) the amendment of the Harris & Jeffries Stock Option Plan on November 26, 1996, March 6, 1997, October 19, 1999 and July 19, 2000; (b)
     the purchase of NetPlane Network Technologies (India) Private Limited, a capital contribution made by Harris & Jeffries to NetPlane Network Technologies (India) Private Limited, and the designation of NetPlane Systems International, LLC as Harris & Jeffries' nominee to hold 7,252 shares of NetPlane Network Technologies (India) Private Limited on behalf of Harris & Jeffries; (c) the increase in the number of authorized shares of common stock of Harris & Jeffries from 6,250,000 shares to 6,900,000 shares effected on October 2, 1998; and (d) the increase in the number of authorized shares of preferred stock of Harris & Jeffries from 1,150,000 shares to 1,650,000 shares effected on October 2, 1998.


           5. To consider and vote upon a proposal to approve an amendment to the Harris & Jeffries Articles of Organization to eliminate a provision that gives holders of Harris & Jeffries preferred stock the right to receive a greater share of the merger consideration than holders of common stock, in the event that the average daily closing sales prices of Conexant common stock for the five trading day period preceding the day before the day the merger becomes effective is less that $37.13 per share (or $37.50 per share if items 2 and 3 are approved by the stockholders at the special meeting).



          6. To transact any other business that may properly come before the meeting or any adjournment or postponement thereof.


     Stockholders of record at the close of business on Monday, August 28, 2000 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof.



     Holders of shares of Harris & Jeffries common stock on the record date will be entitled to one vote for each share of common stock held on each matter submitted to a vote at the special meeting. Holders of shares of Harris & Jeffries preferred stock on the record date will have the right to vote (x) together with holders of Harris & Jeffries common stock (as if the preferred stock had been converted into common stock) on each matter that stockholders will act upon at the special meeting, and (y) also as a separate class with respect to the approval and adoption of the merger agreement and the merger and the proposal to amend the Harris & Jeffries articles of organization referred to in item 5 above.


     The affirmative votes of holders of (i) at least two-thirds of the combined voting power of the shares of Harris & Jeffries common stock and preferred stock outstanding and entitled to vote, voting together as a class, and (ii) at least two-thirds of the shares of Harris & Jeffries preferred stock outstanding and entitled to vote, voting separately as a class, are required to approve and adopt the merger agreement and the merger and the proposal to amend the Harris & Jeffries articles of organization referred to in item 5 above. The affirmative vote of at least a majority of the votes entitled to be cast by holders of all shares of Harris & Jeffries common stock and preferred stock outstanding and entitled to vote, voting together as a class, is required to approve each of the other matters to be voted on at the special meeting.


     Seven stockholders of Harris & Jeffries, who beneficially own and have voting control over approximately 69.9% of the outstanding shares of Harris & Jeffries common stock and 100% of the outstanding shares of Harris & Jeffries preferred stock, have agreed to vote FOR the approval and adoption of the merger agreement and the merger. These shares represent more than the number of votes necessary to approve and adopt the merger agreement and the merger.

     Each proposal will be voted on separately by the stockholders of Harris & Jeffries, and no proposal is conditioned upon the approval of any other proposal. However, Harris & Jeffries will not proceed with the option grants that would be authorized if item 3 is approved unless the increase in the authorized shares described in item 2 is approved.

     Please complete, sign, date and promptly return the enclosed form of proxy in the self-addressed and stamped envelope provided even if you plan to attend the special meeting. If you decide to attend the special meeting you may vote in person even if you have returned a proxy.

     Holders of outstanding shares of Harris & Jeffries common stock and preferred stock have the right to dissent from the merger and receive payment for their shares. The accompanying proxy statement-prospectus describes these rights in greater detail.

     THE BOARD OF DIRECTORS OF HARRIS & JEFFRIES HAS CAREFULLY CONSIDERED THE TERMS OF THE PROPOSED MERGER, HAS DETERMINED THAT THE MERGER AGREEMENT AND THE MERGER ARE IN THE BEST INTERESTS OF HARRIS & JEFFRIES AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER AND FOR EACH OF THE OTHER PROPOSALS SET FORTH ABOVE.

                                      By Order of the Board of Directors

                                      /s/ David S. Jeffries

                                      David S. Jeffries
                                      Corporate Clerk of Harris & Jeffries, Inc.

Dedham, Massachusetts


August 30, 2000


        YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY.

           PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

                                 PROXY STATEMENT
                     FOR SPECIAL MEETING OF STOCKHOLDERS OF
                             HARRIS & JEFFRIES, INC.



                                  PROSPECTUS OF
                             CONEXANT SYSTEMS, INC.

                     UP TO 2,727,000 SHARES OF COMMON STOCK
             (INCLUDING ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)



     Conexant Systems, Inc. and Harris & Jeffries, Inc. have signed a merger agreement. As a result of the proposed merger, Harris & Jeffries will become a wholly-owned subsidiary of Conexant.

     We are providing this proxy statement-prospectus to you in connection with the Harris & Jeffries board of directors' solicitation of proxies for use at a special meeting of the stockholders of Harris & Jeffries.


     THIS PROXY STATEMENT-PROSPECTUS PROVIDES YOU WITH ADDITIONAL INFORMATION ABOUT THE MERGER AGREEMENT AND THE PROPOSED MERGER AND EACH OF THE OTHER PROPOSALS TO BE VOTED ON AT THE SPECIAL MEETING. CONEXANT PROVIDED THE INFORMATION CONCERNING CONEXANT. HARRIS & JEFFRIES PROVIDED THE INFORMATION CONCERNING HARRIS & JEFFRIES. PLEASE SEE "HOW TO OBTAIN MORE INFORMATION" STARTING ON PAGE 108 FOR ADDITIONAL INFORMATION ABOUT CONEXANT.


     Conexant is a Delaware corporation and shares of Conexant common stock trade on the Nasdaq National Market under the symbol "CNXT". Harris & Jeffries is a privately held Massachusetts corporation with fewer than fifty stockholders.

     WE STRONGLY URGE YOU TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT-PROSPECTUS IN ITS ENTIRETY, INCLUDING THE MATTERS REFERRED TO UNDER "RISK FACTORS" BEGINNING ON PAGE 15.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT-PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT-PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     We are first mailing this proxy statement-prospectus and the form of proxy on or about August 30, 2000.







                                August 30, 2000

                                TABLE OF CONTENTS

                                                                                                          Page
                                                                                                          ----
ADDITIONAL INFORMATION..................................................................................   iv

QUESTIONS AND ANSWERS ABOUT THE MERGER..................................................................    1

SUMMARY.................................................................................................    4

RISK FACTORS............................................................................................   15

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...............................................   38

THE HARRIS & JEFFRIES SPECIAL MEETING...................................................................   39

     Date, Time and Place...............................................................................   39

     Matters to be Considered...........................................................................   39

     Recommendation of Harris & Jeffries Board of Directors.............................................   40

     Record Date........................................................................................   41

     Voting Power; Quorum...............................................................................   41

     Vote Required......................................................................................   41

     Proxies............................................................................................   42

     Revocability of Proxies............................................................................   42

     Solicitation of Proxies; Expenses..................................................................   42

APPRAISAL RIGHTS........................................................................................   42

THE MERGER..............................................................................................   44

     General............................................................................................   44

     Background of the Merger...........................................................................   48

     Harris & Jeffries' Reasons for the Merger..........................................................   50

     Accounting Treatment...............................................................................   52

     Material U.S. Federal Income Tax Consequences......................................................   52

     Regulatory Approvals...............................................................................   54

     Federal Securities Laws Consequences; Stock Transfer Restrictions..................................   54

     Nasdaq National Market Trading.....................................................................   55

THE MERGER AGREEMENT....................................................................................   55

     The Merger.........................................................................................   55

     Closing and Effective Time of the Merger...........................................................   55

     Procedure to Exchange Certificates.................................................................   56

     Representations and Warranties.....................................................................   56



     Covenants..........................................................................................   58

     Conditions Precedent to the Merger.................................................................   62

     Additional Conditions to Conexant's Obligations....................................................   62

     Additional Conditions to Harris & Jeffries' Obligations............................................   63

     Termination........................................................................................   64

     Amendment..........................................................................................   64

     Appointment of Stockholder Representative..........................................................   64

     Indemnification Obligations........................................................................   65

ADDITIONAL AGREEMENTS...................................................................................   66

     Voting Agreements..................................................................................   66

     Letter of Transmittal..............................................................................   68

     Escrow Agreement...................................................................................   68

INFORMATION ABOUT HARRIS & JEFFRIES.....................................................................   68

SELECTED FINANCIAL DATA OF HARRIS & JEFFRIES............................................................   71

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
   RESULTS OF OPERATIONS OF HARRIS & JEFFRIES...........................................................   72

INTERESTS OF CERTAIN PERSONS IN THE MERGER..............................................................   75

     Employment Agreements..............................................................................   76

     Non-Competition Agreements.........................................................................   76

     Purchase Option Agreement..........................................................................   76

OWNERSHIP OF HARRIS & JEFFRIES COMMON STOCK BY CERTAIN OWNERS AND MANAGEMENT OF HARRIS & JEFFRIES.......   77

PRICE RANGE OF COMMON STOCK.............................................................................   79

DIVIDEND POLICY.........................................................................................   79

DESCRIPTION OF CONEXANT CAPITAL STOCK...................................................................   79

     Common Stock.......................................................................................   80

     Preferred Stock....................................................................................   80

     Certain Provisions in Conexant's Restated Certificate of Incorporation and By-Laws.................   82

     Conexant Rights Plan...............................................................................   83

DESCRIPTION OF HARRIS & JEFFRIES CAPITAL STOCK..........................................................   86

     Common Stock.......................................................................................   86

     Preferred Stock....................................................................................   86

COMPARISON OF RIGHTS OF STOCKHOLDERS OF HARRIS & JEFFRIES AND CONEXANT..................................   87

EXPERTS................................................................................................   107

LEGAL MATTERS..........................................................................................   107

HOW TO OBTAIN MORE INFORMATION.........................................................................   108


LIST OF APPENDICES:

APPENDIX A-1 - Agreement and Plan of Merger, dated as of July 19, 2000, by and among
     Conexant Systems, Inc., H&J Acquisition Sub, Inc. and Harris & Jeffries, Inc...................... A-1-1


APPENDIX A-2 - First Amendment of Agreement and Plan of Merger, dated as of
August 28, 2000, by and among Conexant Systems, Inc., H&J Acquisition Sub,
Inc. and Harris & Jeffries, Inc........................................................................ A-2-1


APPENDIX B - Form of Voting Agreement..................................................................   B-1

APPENDIX C - Form of Letter of Transmittal.............................................................   C-1

APPENDIX D - Sections 85 through 98 of the Massachusetts Business Corporation Law
     Regarding Appraisal Rights .......................................................................   D-1

APPENDIX E - Harris & Jeffries, Inc.'s Audited Financial Statements for the
     Years Ended 1997, 1998 and 1999 and Unaudited Condensed Financial
     Statements for the six months ended June 30, 1999 and 2000.......... .............................   E-1

                             ADDITIONAL INFORMATION

     THIS PROXY STATEMENT-PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT CONEXANT FROM DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION THAT HAVE NOT BEEN INCLUDED IN OR DELIVERED WITH THIS PROXY STATEMENT-PROSPECTUS. CONEXANT WILL PROVIDE YOU WITH COPIES OF THIS INFORMATION, WITHOUT CHARGE, UPON YOUR WRITTEN OR ORAL REQUEST TO:

                             CONEXANT SYSTEMS, INC.
                               4311 JAMBOREE ROAD
                      NEWPORT BEACH, CALIFORNIA 92660-3095
                          ATTENTION: INVESTOR RELATIONS
                        TELEPHONE: (949) 483-CNXT (2698)


     IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE SPECIAL STOCKHOLDERS MEETING, YOU SHOULD MAKE YOUR REQUEST NO LATER THAN THURSDAY, SEPTEMBER 21, 2000.


     For more information on the matters incorporated by reference in this proxy statement-prospectus and the availability of other documents concerning Conexant that have been filed with the SEC, see "How To Obtain More Information" starting on page 108.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   WHAT IS THE PROPOSED TRANSACTION?

A: A merger in which Harris & Jeffries will become a wholly-owned subsidiary of Conexant.

Q:   WHAT WILL I RECEIVE IN THE MERGER?


A: You will receive shares of Conexant common stock for any Harris & Jeffries common stock or preferred stock you own immediately prior to the merger. Any outstanding options for Harris & Jeffries common stock issued under the Harris & Jeffries Stock Option Plan that you hold immediately prior to the merger will become options for Conexant common stock. You will also receive cash for any fractional share you otherwise might be entitled to receive. If you own preferred stock, you may also receive cash as additional merger consideration if the average daily closing sales prices of Conexant common stock for the five trading day period preceding the day before the day the merger becomes effective is less than $37.13 per share (or $37.50 per share if items 2 and 3 are approved by the stockholders at the special meeting) and the amendment of the Harris & Jeffries articles of organization referred to in item 5 above is approved by the stockholders at the special meeting. The number of shares of Conexant common stock you receive and when you receive them will vary, as described starting on page 44 of this proxy statement-prospectus.


Q:   WILL I BE ABLE TO TRADE THE CONEXANT COMMON STOCK THAT I RECEIVE IN THE
     MERGER?

A: Yes. The Conexant common stock will be listed on the Nasdaq National Market under the symbol "CNXT". Shortly after the merger you will receive instructions for exchanging your Harris & Jeffries shares for shares of Conexant common stock. Once you have submitted your Harris & Jeffries stock certificates, a completed and executed letter of transmittal and other required documentation in accordance with these instructions, you will be issued shares of Conexant common stock which you will be free to trade.

Q:   WHEN AND WHERE IS THE SPECIAL MEETING?


A: The special meeting will take place at the Holiday Inn Boston-Dedham, 55 Ariadne Road, Dedham, Massachusetts 02026 on Thursday, September 28, 2000 at 10:00 a.m. local time.


Q:   WHAT DO I NEED TO DO NOW?

A: After carefully reading this proxy statement-prospectus, mark on your form of proxy how you want to vote, and sign and mail it in the enclosed return envelope as soon as possible, so your shares will be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote FOR the merger and each of the other proposals to be voted on at the special meeting. If you do not send in your proxy or you abstain, it will have the effect of a vote against the merger and each of the other proposals.

Q:   WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A: Any proxy you give may be revoked at any time before it is voted at the special meeting. You may revoke a proxy in one of the following three ways:

          - you can send a signed written notice stating that you would like to revoke your proxy,

          -    you can complete and submit a new form of proxy, or

          - you can attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy; you must request a ballot and vote at the special meeting.

     Any written notice of revocation or new proxy must be received by Harris & Jeffries, Inc., 888 Washington Street, Dedham, Massachusetts 02026,
     Attention: David S. Jeffries, Corporate Clerk, prior to the time of the special meeting.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?


A: No. After the merger is completed, you will receive written instructions for exchanging your stock certificates. You will also receive instructions explaining what you should do if you have lost your stock certificates.


Q:   WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: Harris & Jeffries intends to complete the merger promptly after the special meeting and satisfaction of the other conditions to the closing of the merger set forth in the merger agreement.

Q:   WHOM CAN I CALL WITH QUESTIONS?

A: If you have any questions about the merger or any related transactions, please call David Jeffries at Harris & Jeffries at (781) 329-3200. If you would like copies of any of the documents we refer to in this proxy statement-prospectus, you should call Conexant at (949) 483-CNXT (2698) if the documents relate to Conexant, or call Harris & Jeffries at the above number if the documents relate to Harris & Jeffries. Please consult your own legal counsel with respect to any legal questions you may have concerning the merger agreement and the merger.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: Conexant and Harris & Jeffries each expect the merger to be tax-free except as noted below. Harris & Jeffries stockholders will not recognize gain or loss for U.S. federal income tax purposes with respect to Conexant common stock received in the merger except:


     - with respect to any cash received instead of fractional shares of Conexant common stock;



     - in the case of Harris & Jeffries common stockholders who receive "holdback shares" or "earn-out shares" more than one year after the effective time of the merger, with respect to a portion of the holdback shares and earn-out shares received more than six months after the effective time of the merger; and



     - in the case of Harris & Jeffries preferred stockholders who receive cash amounts as additional merger consideration, with respect to, perhaps some or all of that cash amount, depending among other things on your tax basis in your preferred shares, the amount of cash paid to you as additional merger consideration and the market value of the Conexant common stock you receive.

     In addition, if the escrow shares are sold by the escrow agent, Harris & Jeffries preferred stockholders will recognize taxable gain or loss at the time of such sale. Set forth in more detail starting on page 45 of this proxy statement-prospectus is a description of the escrow/holdback shares and earn-out shares. Set forth in more detail starting on page 52 of this proxy statement-prospectus is a description of the material U.S. federal income tax consequences of the merger. The tax consequences to you will depend on the facts of your own situation. Please consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Q:   AM I ENTITLED TO EXERCISE APPRAISAL RIGHTS?

A: Yes. Holders of Harris & Jeffries common stock and preferred stock are entitled to exercise appraisal rights in connection with the merger, subject to compliance with applicable procedures described in this proxy statement-prospectus. However, Conexant has the right to terminate the merger agreement if appraisal rights are exercised by holders of more than 1% of the total number of shares of Harris & Jeffries common stock and preferred stock outstanding immediately prior to the merger.

Q: WILL MY RIGHTS AS A HARRIS & JEFFRIES STOCKHOLDER CHANGE AS A RESULT OF THE MERGER?

A: Yes. Currently your stockholder rights are governed by Massachusetts law and by Harris & Jeffries' articles of organization and by-laws, while Conexant shareowner rights are governed by Delaware law and by Conexant's restated certificate of incorporation and by-laws. You will become a Conexant shareowner as a result of the merger. In addition, you will receive as part of the merger consideration a preferred share purchase right under Conexant's rights plan or "poison pill" that may make a takeover of Conexant more difficult. Set forth in more detail starting on page 83 of this proxy statement-prospectus is a description of the Conexant rights plan. There is a summary comparison of the rights of stockholders of Harris & Jeffries and Conexant starting on page 87 of this proxy statement-prospectus.

Q:   WHAT DOES THE HARRIS & JEFFRIES BOARD OF DIRECTORS RECOMMEND?

A: The Harris & Jeffries board of directors unanimously recommends that you vote FOR the proposal to approve and adopt the merger agreement and the merger and FOR each of the other proposals to be voted on at the special meeting.

Q:   IS EVERYONE TREATED EQUALLY IN THE MERGER?


A: No. Certain directors and officers of Harris & Jeffries may have interests in the merger agreement and the merger that are different from those of stockholders who are not also directors or officers. In addition, certain stockholders have different rights and obligations than other stockholders under the merger agreement. These differences are explained in more detail starting on page 75 of this proxy statement-prospectus. Also, under the terms of the Harris & Jeffries articles of organization, holders of preferred stock may be entitled to an increased share of the merger consideration if the price of Conexant common stock is less than $37.13 per share at the time of the merger (or $37.50 per share if items 2 and 3 are approved by the stockholders at the special meeting). This will not be the case if the proposal to amend the Harris & Jeffries articles of organization referred to in item 5 is approved by the stockholders at the special meeting. If that proposal is approved, the merger consideration payable in shares of Conexant common stock will not be affected by the preferred stockholders' right to a participation as described above. However, if that proposal is approved, the holders of preferred stock will be entitled to receive cash as additional merger consideration if the average daily closing sales prices of Conexant common stock for the five trading day period preceding the day before the day the merger becomes effective is less than $37.13 per share (or $37.50 per share if items 2 and 3 are approved by the stockholders at the special meeting). Holders of common stock and options do not have a similar right.

                                     SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT-PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ CAREFULLY THIS ENTIRE PROXY STATEMENT-PROSPECTUS, INCLUDING THE "RISK FACTORS" SECTION BEGINNING ON PAGE 15, AND THE DOCUMENTS WE REFER TO IN THIS PROXY STATEMENT-PROSPECTUS TO FULLY UNDERSTAND THE MERGER. SEE "HOW TO OBTAIN MORE INFORMATION" BEGINNING ON PAGE 108 OF THIS PROXY STATEMENT-PROSPECTUS.

THE COMPANIES

     CONEXANT SYSTEMS, INC.
     4311 JAMBOREE ROAD
     NEWPORT BEACH, CALIFORNIA  92660-3095
     TELEPHONE:  (949) 483-4600

     Conexant is the world's largest independent company focused exclusively on providing semiconductor products for communications electronics. With more than 30 years of experience in developing communications products, Conexant draws upon its expertise in mixed-signal processing to deliver integrated systems and semiconductor products for a broad range of communications applications. These products facilitate communications worldwide through wireline voice and data communications networks, cordless and cellular wireless telephony systems, personal imaging devices and equipment, and emerging cable and wireless broadband communications networks. Conexant aligns its business into five product platforms:

     -    Network Access

     -    Wireless Communications

     -    Digital Infotainment

     -    Personal Imaging

     -    Personal Computing

     Before December 31, 1998, Conexant was a wholly-owned subsidiary of Rockwell International Corporation and, together with certain other subsidiaries and divisions of Rockwell, operated Rockwell's semiconductor systems business ("Semiconductor Systems"). On December 31, 1998, Conexant became an independent public company by means of a tax-free spin-off from Rockwell.

     Unless the context otherwise indicates, as used in this proxy statement-prospectus, all references to Conexant are to Semiconductor Systems for periods prior to Conexant's spin-off from Rockwell and to Conexant and its subsidiaries for periods following the spin-off.

     H&J ACQUISITION SUB, INC.
     4311 JAMBOREE ROAD
     NEWPORT BEACH, CALIFORNIA  92660-3095
     TELEPHONE:  (949) 483-4600

     H&J Acquisition Sub is a wholly-owned subsidiary of Conexant and was formed solely for purposes of the proposed merger. In the merger, H&J Acquisition Sub will be merged with and into Harris & Jeffries, and H&J Acquisition Sub will no longer have a corporate existence.

     HARRIS & JEFFRIES (D/B/A NETPLANE SYSTEMS)
     888 WASHINGTON STREET
     DEDHAM, MASSACHUSETTS  02026
     TELEPHONE:  (781) 329-3200

     Organized as a Massachusetts corporation in 1990, Harris & Jeffries is engaged in the business of developing communications systems source-code products, which it licenses to manufacturers of data communications and telecommunications systems. Harris & Jeffries has become a leading developer of integrated, portable, "carrier class" network control software and subsystems, with extensive experience in frame relay, asynchronous transfer mode (ATM), multiprotocol label switching (MPLS), and internet protocol (IP) technologies, as well as emerging standards for the coming generation of optical networks.

     Harris & Jeffries has licensed its source-code products to more than 200 networking manufacturers, original equipment manufacturers and integrators worldwide that are developing products for next-generation internet and other data communications and telecommunications networks. Harris & Jeffries focuses on the carrier-class capabilities that are required in the service provider marketplace. Packaged as a leading-edge engineering toolkit, Harris & Jeffries' software products incorporate high-performance features and an advanced architecture, with the goal of enabling Harris & Jeffries' customers to streamline their product development process.

     Headquartered in Dedham, Massachusetts, Harris & Jeffries also maintains an office in Hyderabad, India. Harris & Jeffries employs full-time and part-time employees at both locations. In Dedham, Harris & Jeffries has often employed contractors as well. In addition to operations in Dedham and Hyderabad, Harris & Jeffries also maintains sales offices in Sunnyvale, California and Dallas, Texas.

SUMMARY OF THE TRANSACTION


In the merger, H&J Acquisition Sub will merge with and into Harris & Jeffries. Harris & Jeffries will continue as the surviving corporation and will become a wholly-owned subsidiary of Conexant. Stockholders of Harris & Jeffries (other than any stockholder who exercises appraisal rights) will receive common stock of Conexant in exchange for any common stock or preferred stock of Harris & Jeffries held immediately prior to the merger. Outstanding options to purchase Harris & Jeffries common stock issued under the Harris & Jeffries Stock Option Plan will be converted into options to acquire Conexant common stock. Any stockholder who exercises appraisal rights will receive a cash payment. The amount of this payment will be an agreed or judicially determined fair value of the Harris & Jeffries shares held by that stockholder immediately prior to the merger. Stockholders of Harris & Jeffries who own preferred stock may also receive cash as additional merger consideration if the average daily closing sales prices of Conexant common stock for the five trading day period preceding the day before the day the merger becomes effective is less than $37.13 per share (or $37.50 per share if items 2 and 3 are approved by the stockholders at the special meeting) and the amendment of the Harris & Jeffries articles of organization referred to in item 5 above is approved by the stockholders at the special meeting.



         The number of shares of Conexant common stock you receive and when you receive them will vary based on a number of factors. These factors and how they might affect what you receive are summarized below and explained in more detail starting on page 44 of this proxy statement-prospectus.

         There are three basic components of the purchase price to be paid by
Conexant:

     -    the merger consideration;

     -    the escrow/holdback shares; and

     -    the earn-out shares.

     The Merger Consideration. The merger consideration refers to the maximum number of shares of Conexant common stock that will be issued:

     - to everyone who owns Harris & Jeffries common stock or preferred stock at the time the merger becomes effective; and

     - to everyone who owns outstanding options for Harris & Jeffries common stock (vested and unvested) issued under the Harris & Jeffries Stock Option Plan and outstanding at the time the merger becomes effective, if and when those options are exercised.


The merger consideration is 1,808,100 shares of Conexant common stock.


     Your share of the merger consideration will vary depending on a number of factors. The principal factors are:

     - whether you hold Harris & Jeffries common stock, preferred stock or options, and if you hold options, whether and to what extent you exercise those options;

     - whether the Harris & Jeffries stockholders approve the proposals to increase the authorized number of shares of Harris & Jeffries common stock from 14,800,000 shares to 16,280,000 shares and to increase the number of shares for which options may be granted under the Harris & Jeffries stock option plan, to permit the grant of options for an additional 1,066,797 shares of Harris & Jeffries common stock immediately prior to the merger; and


     - whether the average closing sale price of Conexant common stock for the five trading day period preceding the day before the day the merger becomes effective is less than $37.13 per share (or $37.50 per share if items 2 and 3 are approved by the stockholders at the special meeting). This will not be a factor if item 5 is approved by the stockholders at the special meeting.



All of these factors and how they may affect you are summarized below.

     The type of Harris & Jeffries securities you hold will affect your share of the merger consideration.


     - If you own Harris & Jeffries preferred stock you will be entitled to receive shares of Conexant common stock issued as merger consideration based on the number of shares of Harris & Jeffries common stock you would own on full conversion of your preferred stock. Currently, that conversion ratio is 2.7884 shares of Harris & Jeffries common stock for each share of Harris & Jeffries preferred stock. If the proposals in items 2 and 3 are approved by the stockholders at the special meeting, each share of Harris & Jeffries preferred stock will be convertible into 3.02635 shares of Harris & Jeffries common stock. You may also be entitled to receive an additional number of shares of Conexant common stock as a "participation", as described in the following paragraph, unless item 5 is approved by the stockholders at the special meeting. If item 5 is approved by the stockholders at the special meeting, you will be entitled to receive cash as additional merger consideration if the average daily closing sales prices of Conexant common stock for the five trading day period preceding the day before the day the merger becomes effective is less than $37.13 per share (or $37.50 per share if items 2 and 3 are approved by the stockholders at the special meeting). This cash amount, on a per share basis, will be equal to the difference between the actual average daily closing sales prices of Conexant common stock for the five trading day period preceding the day before the day the merger becomes effective and $37.13 per share (or $37.50 per share if items 2 and 3 are approved by the stockholders at the special meeting), up to a maximum amount. The maximum amount is the lesser of $4.00 per share of Harris & Jeffries preferred stock and the amount that, when combined with all other payments that might be treated as "boot" under the Internal Revenue Code, could result in the merger becoming a taxable transaction.




     - If you own Harris & Jeffries common stock you will be entitled to receive shares of Conexant common stock issued as merger consideration based solely on the number of shares you own and the "exchange ratio" described below. You will not be entitled to receive shares in the participation, if any, paid to preferred stockholders, and your share of the merger consideration will be reduced if a participation is paid to preferred stockholders, as described below. If item 5 is approved by the stockholders at the special meeting, the preferred stockholders would not be entitled to the participation described below but would be entitled to receive cash as additional merger consideration as described in the preceding paragraph. You are not entitled to receive cash as additional merger consideration in exchange for your shares of Harris & Jeffries common stock.


     - If you own outstanding options issued under the Harris & Jeffries Stock Option Plan you will not be entitled to receive any shares of Conexant common stock that may be issued after the Harris & Jeffries options are converted into options for Conexant common stock, except to the extent your options "vest" in accordance with the terms of the Harris & Jeffries Stock Option Plan and you elect to exercise and pay the exercise price (as adjusted by the merger agreement).


     The average daily closing sale price of Conexant common stock for the five trading day period preceding the day before the day the merger becomes effective will affect your share of the merger consideration if that price is less than $37.13 per share (or $37.50 per share if items 2 and 3 are approved by the stockholders at the special meeting) and the proposal to amend the Harris & Jeffries articles of organization referred to in item 5 is not approved by the stockholders at the special meeting. This is because the articles of organization of Harris & Jeffries give holders of preferred stock a right to more of the consideration paid to stockholders in a merger (and certain other transactions) if the aggregate consideration to be received by the holders of preferred stock does not otherwise exceed certain minimum amounts. This preferential right is referred to as a "participation". The Harris & Jeffries articles of organization provide that the participation is an amount equal to the sum of $4.00 per share of preferred stock plus the amount payable to holders of Harris & Jeffries common stock as if each share of preferred stock had been converted into common stock. Once the value of the Conexant common stock that holders of preferred stock receive as merger consideration exceeds $14.00 per share of preferred stock, they will not be entitled to any participation (other than to receive shares of Conexant common stock issued as merger consideration based on the number of shares of Harris & Jeffries common stock they would own on full conversion of their preferred stock).



     If payable, the participation will be paid out of the merger consideration, and it will therefore reduce the number of shares of Conexant common stock available to holders of Harris & Jeffries common stock and options. The participation will only be payable if two conditions exist.

- The first condition that must exist for a participation to be payable is that the actual average daily closing sales prices of Conexant common stock for the five trading day period preceding the day before the day the merger becomes effective must be less than $37.13 per share (or $37.50 per share if items 2 and 3 are approved by the stockholders at the special meeting). Based on the average daily closing sale price of Conexant common stock for the five trading day period preceding the date of mailing this proxy statement-prospectus, the participation [would/not] be payable. This could change before the merger becomes effective, however.



- The second condition that must exist for a participation to be payable is that the stockholders of Harris & Jeffries fail to approve the proposal to amend the Harris & Jeffries articles of organization referred to in item 5. If item 5 is approved, a $4.00 per share of preferred stock participation would be not be payable. The participation would, in effect, be limited to the amount payable to holders of common stock as if each share of preferred stock had been converted into common stock. As a result, the number of shares of Conexant common stock available to holders of Harris & Jeffries common stock and options would not be reduced as described above.


     Whether the Harris & Jeffries stockholders approve items 2 and 3 to permit the grant of options for an additional 1,066,797 shares of common stock immediately prior to the merger will affect your share of the merger consideration. Your share of the merger consideration will be reduced for each share subject to any of those new options that are not granted to you. This is because your share of the merger consideration is determined primarily by your relative percentage of the fully-diluted share number. The fully-diluted share number is the total number of shares of Harris & Jeffries common stock that are outstanding or would be outstanding upon conversion in full of all preferred stock (after giving effect to the exercise of all outstanding warrants to purchase preferred stock) and exercise in full of all outstanding options for common stock, whether vested or unvested, at the time the merger becomes effective. Since the fully-diluted share number before granting the additional options would be approximately 15,213,203 shares, the grant of options for an additional 1,066,797 shares might significantly affect your share of the merger consideration, particularly if you do not receive any of the additional options.

     The actual number of shares of Conexant common stock you receive as merger consideration will be rounded down to the nearest whole number of shares. You will receive a cash payment for any fractional share you otherwise would have been entitled to receive.


     The Escrow/Holdback Shares. Conexant will issue up to 200,900 additional shares of Conexant common stock (either into an escrow account shortly after the merger or as any indemnification claims made before September 30, 2001 are resolved) to Harris & Jeffries stockholders and option holders. These shares are referred to as the escrow/holdback shares. The number of escrow/holdback shares actually issued will be reduced if Conexant is entitled to recover damages under indemnification provisions in the merger agreement. The number of escrow/holdback shares you receive will also depend on your relative percentage of the fully-diluted share number and any rounding required to avoid the issuance of fractional shares, as explained below.

     The Earn-Out Shares. Conexant will also issue up to 718,000 additional shares of Conexant common stock (at quarterly intervals during the year following the merger) both to Harris & Jeffries stockholders and to persons who hold Harris & Jeffries options that have "vested" immediately prior to the merger. These shares are called the earn-out shares. The number of earn-out shares actually issued will depend on whether and to what extent Harris & Jeffries achieves certain revenue and operating margin goals set forth in the merger agreement and described in this proxy statement-prospectus. The number of earn-out shares you receive will also depend on your relative percentage of the fully-diluted share number and any rounding required to avoid the issuance of fractional shares, as explained below.


EXCHANGE RATIO


     The term "exchange ratio" refers to the number of shares of Conexant common stock the stockholders of Harris & Jeffries will be entitled to receive in exchange for their common stock or preferred stock or on exercise of their Harris & Jeffries options after they are converted into options for Conexant common stock. The applicable exchange ratio will depend on whether the Harris & Jeffries stockholders approve items 2 and 3 to permit the grant of options for an additional 1,066,797 shares of Harris & Jeffries common stock immediately prior to the merger. If those proposals are approved and the options are granted, the exchange ratio will be approximately 0.11106; otherwise, the exchange ratio will be approximately 0.12177.



     The exchange ratio could result in an entitlement to a fractional share. In that event, you will receive the largest whole number of shares, after rounding down, and a cash payment equal to the value of any fractional share you otherwise would be entitled to receive. For example, if you hold 100 shares of Harris & Jeffries common stock and the exchange ratio is 0.12177, your merger consideration would be 12 shares of Conexant common stock and a cash payment for the value of 0.177 of a whole share.


          The same exchange ratio will be used to determine:

          - the number of shares you receive as merger consideration in the merger; and

          - the number of shares you may be entitled to receive on exercise of any Harris & Jeffries options after they are converted into options for Conexant common stock.


     A different ratio will be used to determine your portion of any earn-out shares that may be issued after the merger if Harris & Jeffries achieves certain revenue and operating margin goals described in this proxy statement-prospectus. This is because only persons who hold outstanding shares or vested options as of the effective date of the merger are entitled to participate in this contingent consideration. The ratio used for this purpose will vary, depending on two factors. The first factor is whether Harris & Jeffries stockholders approve items 2 and 3 to permit the grant of options for an additional 1,066,797 shares of Harris & Jeffries common stock immediately prior to the merger. The second factor is whether the preferred stockholders are entitled to receive a participation, unless the proposal to amend the Harris & Jeffries articles or organization referred to in item 5 above is approved by the stockholders at the special meeting.


REASONS FOR MERGER

     The Harris & Jeffries board of directors believes that the terms of the merger agreement and the merger are fair to, and in the best interests of, Harris & Jeffries and its stockholders. In reaching its decision to approve and adopt the merger agreement and the merger, the Harris & Jeffries board of directors considered the following factors, among others:

          - the terms of the transaction, including Harris & Jeffries' business, its results of operations and its future prospects for an initial public offering in an uncertain market for new issues;

          - industry trends toward consolidation and the advantages that the combined company might have due to potential synergies between products of Harris & Jeffries and Conexant, Conexant's greater size and financial strength in the marketplace and Conexant's greater product portfolio and geographic reach;

          - strategic alternatives, including the likelihood of effecting an alternative transaction and the possibility of continuing as an independent company; and


          - that the merger is expected to be generally tax free for U.S. federal income tax purposes to Harris & Jeffries stockholders (except with respect to (i) cash received instead of fractional shares, (ii) in the case of Harris & Jeffries common stockholders, a portion of the holdback and earn-out shares and
               (iii) in the case of Harris & Jeffries preferred stockholders, any escrow shares sold from the escrow and, perhaps some or all of the cash received as additional merger consideration in certain cases).


RECOMMENDATION OF HARRIS & JEFFRIES BOARD OF DIRECTORS

     The Harris & Jeffries board of directors has concluded that the merger agreement and the merger are fair to, and in the best interests of, Harris & Jeffries stockholders and unanimously recommends that Harris & Jeffries stockholders vote FOR the proposal to approve and adopt the merger agreement and the merger and FOR each of the other proposals to be voted on at the special meeting.

DATE, TIME AND PLACE OF HARRIS & JEFFRIES SPECIAL MEETING


     The special meeting of Harris & Jeffries stockholders will be held on Thursday, September 28, 2000 at 10:00 a.m. local time at the Holiday Inn Boston-Dedham, 55 Ariadne Road, Dedham, Massachusetts 02026. At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the merger agreement and the merger and upon each of the other proposals listed in the accompanying notice of special meeting of stockholders and described in this proxy statement-prospectus.


RECORD DATE


     The close of business on Monday, August 28, 2000 has been fixed as the record date for determining the holders of Harris & Jeffries common stock and preferred stock who are entitled to notice of and to vote at the special meeting. As of the record date, there were 8,505,500 shares of Harris & Jeffries common stock outstanding and 1,476,000 shares of preferred stock outstanding.


VOTING POWER; QUORUM

     Each holder of record of shares of Harris & Jeffries common stock on the record date is entitled to one vote per share of Harris & Jeffries common stock on each matter submitted to a vote at the special meeting.


     Each holder of record of shares of Harris & Jeffries preferred stock will have the right to vote (x) together with holders of Harris & Jeffries common stock (as if the preferred stock had been converted into common stock) on each matter that stockholders will act upon at the special meeting, and (y) also as a separate class with respect to the approval and adoption of the merger agreement and the merger and the proposal to amend the Harris & Jeffries articles of organization referred to in item 5 above. Currently, each share of Harris & Jeffries preferred stock may be converted into 2.7884 shares of Harris & Jeffries common stock. If the proposals in items 2 and 3 are approved by the stockholders at the special meeting, each share of Harris & Jeffries preferred stock will be convertible into 3.02635 shares of Harris & Jeffries common stock.


     The presence in person or by proxy of the holders of shares representing a majority of the voting power of Harris & Jeffries common stock and preferred stock entitled to vote is necessary to constitute a quorum for the transaction of business at the special meeting.

VOTE REQUIRED


     The affirmative votes of holders of (i) at least two-thirds of the combined voting power of the shares of Harris & Jeffries common stock and preferred stock outstanding and entitled to vote, voting together as a class, and (ii) at least two-thirds of the shares of Harris & Jeffries preferred stock outstanding and entitled to vote, voting separately as a class, are required to approve and adopt the merger agreement and the merger and the proposal to amend the Harris & Jeffries articles of organization referred to in item 5 above. The affirmative vote of at least a majority of the votes entitled to be cast by holders of all shares of common stock and preferred stock outstanding and entitled to vote, voting together as a class, is required to approve each of the other matters which the Harris & Jeffries stockholders are being asked to vote on at the special meeting.


     Ethan F. Harris, Deepak Shahane, The Celia M. Jeffries Trust - 1999 (Celia
M. Jeffries, Trustee), The David S. Jeffries Trust - 1999 (David S. Jeffries, Trustee), InSight Capital Partners II, L.P., InSight Capital Partners (Cayman) II, L.P. and WI Software Investors LLC have entered into voting agreements with Conexant in which they agreed to vote all of their shares of Harris & Jeffries common stock and preferred stock in favor of the approval and adoption of the merger agreement and the merger. If they do vote in favor, the merger agreement and the merger will be approved, without regard to the votes cast by any other stockholder. The voting agreements do not relate to any other proposals to be voted upon at the special meeting of Harris & Jeffries stockholders.

     The directors and executive officers of Harris & Jeffries, together with their affiliates, hold or control approximately 53.6% of the common stock and 50% of the preferred stock entitled to vote on the merger agreement and the merger and the other matters being presented for approval at the special meeting. Conexant and its directors, executive officers and affiliates do not hold any shares of Harris & Jeffries common stock or preferred stock.



     The persons named as proxies on the accompanying form of proxy will vote your shares as you indicate on the proxy. If you do not specify on the proxy how to vote your shares, the proxies will vote your shares in favor of the proposal to approve and adopt the merger agreement and the merger and in favor of each of the other proposals referred to in items 2 through 5 of the notice of special meeting. The proxies will have the discretion to vote on any other matters that properly come before the meeting or any adjournment or postponement thereof using their best judgment. Abstentions will have the same effect as negative votes on each of the proposals.


EFFECTIVE TIME OF THE MERGER; EXCHANGE OF SHARES

     The merger will become effective at the time that merger documents are filed with the Secretary of State of the Commonwealth of Massachusetts pursuant to the Massachusetts Business Corporation Law and the Secretary of State of the State of Delaware pursuant to the Delaware General Corporation Law. Such filings are currently expected to occur promptly after the special meeting, subject to approval and adoption of the merger agreement and the merger at the special meeting and satisfaction or waiver of the conditions to the merger set forth in the merger agreement.

     If the merger is approved at the special meeting and becomes effective, an exchange agent will send you detailed instructions with regard to the surrender of your Harris & Jeffries stock certificates, together with a letter of transmittal, as soon as reasonably practicable following the effective time of the merger. You should not submit your certificates to the exchange agent until you have received these materials. Upon surrender of your shares, you will receive a book-entry statement setting forth the number of shares of Conexant common stock you received in the merger and held in uncertificated form for your account. You will receive cash instead of fractional shares based on the five-day average closing price per share of Conexant common stock on the Nasdaq National Market based on the five full trading days preceding the date prior to the closing of the merger. No interest will be paid or will accrue on any cash payable instead of any fractional shares of Conexant common stock.

     YOU SHOULD NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

ACCOUNTING TREATMENT

     The merger will be accounted for as a "purchase" transaction for accounting and financial reporting purposes, in accordance with generally accepted accounting principles. Accordingly, a determination of the fair value of Harris & Jeffries' assets and liabilities will be made in order to allocate the purchase price to the assets acquired and the liabilities assumed.

U.S. FEDERAL INCOME TAX CONSEQUENCES


     The merger has been structured as a tax-free reorganization for U.S. federal income tax purposes. Accordingly, Harris & Jeffries stockholders generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their Harris & Jeffries shares for shares of Conexant common stock in the merger. However, some Harris & Jeffries stockholders will recognize gain or loss in connection with the receipt of cash instead of a fractional share of Conexant common stock and, if any holdback or earn-out shares are received more than one year after the effective date of the merger, Harris & Jeffries common stockholders will recognize ordinary income with respect to a portion of the holdback shares and earn-out shares received more than six months after the effective time. In addition, if the escrow shares are sold by the escrow agent, the Harris & Jeffries preferred stockholders will recognize taxable gain or loss at the time of such sale. Further, if Harris & Jeffries preferred stockholders receive cash amounts as additional merger consideration, some or all of that cash amount may be taxable gain, depending among other things on each preferred stockholder's tax basis in its preferred shares, the amount of cash paid as additional merger consideration and the market value of the Conexant common stock received by the preferred stockholder.



     Tax matters are very complicated, and the tax consequences of the merger to each Harris & Jeffries stockholder will depend on the facts of that stockholder's situation. You are urged to consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

APPRAISAL RIGHTS

     Under Massachusetts law, you are entitled to exercise appraisal rights if you do not vote to approve the merger agreement and otherwise comply with Massachusetts law. If you wish to exercise appraisal rights, you must take the steps described in the section entitled "Appraisal Rights" starting on page 42. If you do not strictly comply with the statutory requirements, you may lose your appraisal rights. Conexant has the right to terminate the merger agreement if Harris & Jeffries stockholders exercise appraisal rights for more than 1.0% of the total number of shares of Harris & Jeffries common stock and preferred stock outstanding immediately prior to the merger.

THE MERGER AGREEMENT

     We have attached the merger agreement as Appendix A-1 and an amendment to the merger agreement as Appendix A-2 to this proxy statement-prospectus and they are incorporated by reference in this proxy statement-prospectus. We encourage you to read the merger agreement and the amendment to the merger agreement because they are the legal documents that govern the merger.

     Conditions to the Merger. The completion of the merger depends on a number of conditions being met, including the approval and adoption of the merger agreement and the merger by Harris & Jeffries stockholders. Where the law permits, a party to the merger agreement could elect to waive a condition to its obligation to complete the merger although that condition has not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived or that the merger will be completed.

     Termination of the Merger Agreement. Conexant and Harris & Jeffries can agree at any time to terminate the merger agreement without completing the merger, even if the stockholders of Harris & Jeffries have approved and adopted it. Also, either Conexant or Harris & Jeffries can decide, without the consent of the other, to terminate the merger agreement in a number of other situations. These include a material breach by either Conexant or Harris & Jeffries of the merger agreement that has not been waived or cured within a reasonable period of time after written notice to the breaching party, the failure to satisfy as of the closing date any of the conditions precedent to the merger as specified by each of Conexant and Harris & Jeffries, and the failure to complete the merger by November 30, 2000.


VOTING AGREEMENTS

     Conexant has entered into voting agreements with Ethan F. Jeffries, Deepak Shahane, The Celia M. Jeffries Trust - 1999 (Celia M. Jeffries, Trustee), The David S. Jeffries Trust - 1999 (David S. Jeffries, Trustee), InSight Capital Partners II, L.P., InSight Capital Partners (Cayman) II, L.P. and WI Software Investors LLC. These seven stockholders, who together beneficially own and have voting control over approximately 69.9% of the shares of Harris & Jeffries common stock and 100% of the shares of Harris & Jeffries preferred stock, have agreed to vote for approval and adoption of the merger agreement and the merger. Their shares represent more than the number of votes necessary to approve and adopt the merger agreement and the merger even if all other stockholders of Harris & Jeffries vote against the merger. The voting agreements do not relate to any other proposals to be voted on at the special meeting of Harris & Jeffries stockholders. A form of the voting agreement is attached to this proxy statement-prospectus as Appendix B.

INTERESTS OF CERTAIN PERSONS IN THE MERGER THAT ARE DIFFERENT FROM YOUR
INTERESTS


     You should be aware that certain directors, officers and stockholders of Harris & Jeffries may have interests in the merger that are different from your interests. For example, Conexant has entered into two-year employment agreements with Deepak Shahane, David Jeffries, Kevin Smith and Saul Agranoff which provide compensation and other benefits not currently provided to these individuals by Harris & Jeffries. Harris & Jeffries' board of directors was aware of these interests and considered them in approving the merger agreement. In addition, certain stockholders have different rights and obligations than other stockholders under the merger agreement. For example, the indemnification obligations of InSight Capital Partners II, L.P., InSight Capital Partners (Cayman) II, L.P. and WI Software Investors LLC (the "InSight Stockholders") differ in certain respects from those of other stockholders. These differences include limitations on Conexant's ability to recover damages from the InSight Stockholders that are more favorable to the InSight Stockholders than the limitations that apply to other Harris & Jeffries stockholders. In addition, under the articles of organization of Harris & Jeffries, holders of preferred stock will be entitled to a greater share of the merger consideration than holders of common stock or options, if the average daily closing sale price of Conexant common stock for the five trading day period preceding the day before the day the merger becomes effective is less than $37.13 per share (or $37.50 per share if items 2 and 3 are approved by stockholders at the special meeting). This will not be the case if the proposal to amend the Harris & Jeffries articles of organization referred to in item 5 is approved by the stockholders at the special meeting. If that proposal is approved, the merger consideration payable in shares of Conexant common stock will not be affected by the preferred stockholders' right to a participation as described above. However, if that proposal is approved, the holders of preferred stock will be entitled to receive cash as additional merger consideration if the average daily closing sales prices of Conexant common stock for the five trading day period preceding the day before the day the merger becomes effective is less than $37.13 per share (or $37.50 per share if items 2 and 3 are approved by the stockholders at the special meeting). Holders of common stock and options do not have a similar right.


LISTING OF CONEXANT COMMON STOCK

     The shares of Conexant common stock that are to be issued in connection with the merger will be authorized for listing on the Nasdaq National Market. The listing of the Conexant common stock to be issued in connection with the merger is a condition to the merger's completion.

REGULATORY APPROVALS

     Except for compliance with federal and state securities laws, the merger is not subject to federal or state regulatory requirements or approvals.

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CONEXANT

     The following table presents summary selected historical consolidated financial data of Conexant for each of the five years in the period ended September 30, 1999 and for the nine months ended June 30, 1999 and 2000. This financial data was derived from the consolidated financial statements of Conexant and subsidiaries and its predecessor Rockwell Semiconductor Systems, Inc., representing the semiconductor business of Rockwell International Corporation and subsidiaries. The financial data as of and for the year ended September 30, 1999 are derived from the audited consolidated financial statements of Conexant. The financial data for the years ended September 30, 1998, 1997 and 1996 have been derived from the audited combined financial statements of Semiconductor Systems as part of Rockwell. The financial data as of June 30, 2000 and for the nine-month periods ended June 30, 1999 and 2000 are derived from the unaudited consolidated financial statements of Conexant. In the opinion of management of Conexant, such unaudited consolidated financial statements include all adjustments, consisting of adjustments of a normal recurring nature, as well as the fiscal 2000 charges for purchased in-process research and development and the fiscal 1999 special charges, necessary for a fair presentation of the financial condition and results of operations of Conexant for such periods. Operating results for the nine months ended June 30, 2000 are not necessarily indicative of the results that may be expected for the full year. The following summary financial data should be read in conjunction with Conexant's "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Conexant's financial statements and related notes incorporated by reference into this proxy statement-prospectus. See "How To Obtain More Information" starting on page 108 of this proxy statement-prospectus.

                                                                                                              NINE MONTHS ENDED
                                                            YEAR ENDED SEPTEMBER 30, (1)                           JUNE 30,
                                          -------------------------------------------------------------    ------------------------
                                            1995        1996         1997         1998          1999          1999          2000
                                          --------   ----------   ----------   ----------    ----------    ----------    ----------
                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net revenues                              $783,677   $1,470,455   $1,412,325   $1,200,231    $1,444,114    $  991,940    $1,542,165
Gross margin                               300,348      621,461      678,477      312,380       580,862       372,395       713,075
Amortization of intangibles                     41          488        9,178       11,020         8,364         6,186        83,603
Purchased in-process
   research and development                     --      121,000       29,900           --            --            --       196,362
Special charges                                 --           --           --      147,306        37,906        37,906            --
Operating income (loss) (2)                106,527      194,101      168,789     (440,158)       (3,179)      (53,858)      (66,688)
Net income (loss) (2)                       75,917       83,528      125,824     (262,216)       12,929       (25,116)     (133,832)
Net loss per share:
  Basic                                                                                                                  $    (0.65)
  Diluted                                                                                                                     (0.65)
Pro forma net income (loss)
   per share (3):
  Basic                                   $   0.35   $     0.38   $     0.59   $    (1.32)   $     0.07    $    (0.13)
  Diluted                                     0.35         0.38         0.59        (1.32)         0.06         (0.13)
Weighted average shares outstanding (3):
  Basic                                    217,200      217,600      213,800      197,900       192,551       190,466       218,249
  Diluted                                  217,200      217,600      213,800      197,900       203,484       190,466       218,249
BALANCE SHEET DATA:
Working capital                                                                              $  604,453    $  631,898    $1,353,427
Total assets                                                                                  1,841,950     1,655,993     4,339,270
Long-term obligations                                                                           350,000       350,000       999,997
Shareholders' equity                                                                          1,035,153       950,219     2,815,002

------------------

(1) The fiscal 1999 financial statements include the operating results of Conexant while it was part of Rockwell prior to January 1, 1999. Financial data included in the summary selected historical consolidated financial data of Conexant, for periods subsequent to January 1, 1999, have been prepared on a basis that reflects the historical assets, liabilities, and operations of the business contributed to Conexant by Rockwell. Financial data for periods prior to January 1, 1999 are not necessarily indicative of what the financial position, results of operations, or cash flows would have been had Conexant been an independent public company during the periods presented.

(2) In fiscal 1997 and 1996, Conexant incurred charges of $30 million and $121 million for purchased in-process research and development relating to the acquisitions of the Hi-Media broadband communication chipset business of ComStream Corporation and Brooktree Corporation, respectively.

      In September 1998, Conexant recorded special charges of approximately $147 million related to its decision to close and dispose of its wafer fabrication facilities in Colorado Springs, Colorado, a worldwide workforce reduction and certain other actions.

      In fiscal 1999, Conexant recorded an additional asset impairment charge of $20 million for the Colorado Springs wafer fabrication facility as a result of Rockwell's decision to further write-down the facility and additional special charges of approximately $18 million related to other restructuring actions initiated in the fourth quarter of fiscal 1998.

      In fiscal 2000, Conexant recorded charges for purchased in-process research and development totaling $196.4 million related to various acquisitions accounted for under the purchase method.

(3) Net income (loss) per share has not been presented as Conexant was not an independent company during each of the full periods. Pro forma net income
      (loss) per share has been presented as if the spin-off from Rockwell had occurred as of October 1, 1994. Subsequent to the spin-off, pro forma net income (loss) per share is based on Statement of Financial Accounting Standards No. 128, "Earnings Per Share". Pro forma net income (loss) per share gives retroactive effect to the 2-for-1 stock split effected in the form of a stock dividend on October 29, 1999 for shareowners of record on September 24, 1999.

SUMMARY SELECTED HISTORICAL FINANCIAL DATA OF HARRIS & JEFFRIES


     The following table presents summary selected historical financial data of Harris & Jeffries as of and for each of the five years in the period ended December 31, 1999 and for the six months ended June 30, 1999 and 2000 and as of the end of each such period. This financial data was derived from the financial statements of Harris & Jeffries. The following summary financial data should be read in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations of Harris & Jeffries" on page 72 and Harris & Jeffries' financial statements and notes thereto attached as Appendix E to this proxy statement-prospectus.

                                                                                            SIX MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                   JUNE 30,
                                         ------------------------------------------------   -----------------
                                          1995     1996       1997       1998       1999     1999       2000
                                         ------   -------    -------    -------    ------   -------    ------
                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)           (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Total revenues                           $3,415   $ 2,794    $ 5,295    $ 6,117    $8,712   $ 3,107    $5,847
Operating income (loss)                     178      (754)    (1,268)    (2,501)      670      (445)      921
Net income (loss)                           114       179     (1,555)    (2,550)      665      (450)      683

BALANCE SHEET DATA:
Cash and cash equivalents                    40        61        321         93       629        10     1,036
Working capital                              46      (144)       277       (516)      800      (312)    1,253
Total assets                              1,335       929      2,635      2,361     3,699     2,234     4,477
Long-term debt, less current portion         38        27         32         80        42       126        26
Stockholders' equity                        179       358        984        145     1,454       253     2,166

                                  RISK FACTORS

     You should carefully consider and evaluate all of the information in this proxy statement-prospectus, including the risk factors listed below. Any of these risks could materially and adversely affect the business, financial condition and results of operations of Conexant, which in turn could materially and adversely affect the price of Conexant common stock.

                           RISKS RELATED TO THE MERGER

YOU WILL NOT KNOW THE EXACT NUMBER OF SHARES OF CONEXANT COMMON STOCK YOU WILL RECEIVE OR THEIR MARKET VALUE AT THE TIME YOU VOTE ON THE MERGER.


     In the merger, Conexant will exchange an aggregate of up to 1,808,100 shares of its common stock for all of the Harris & Jeffries common and preferred stock and all of the Harris & Jeffries options to acquire common stock outstanding when the merger occurs. The final exchange ratio will not be determined until the closing date of the merger. If Harris & Jeffries issues additional options before the merger, you will receive fewer Conexant shares for each share of Harris & Jeffries common stock and preferred stock that you own. Harris & Jeffries has advised Conexant that it intends to issue options to purchase up to an additional 1,066,797 shares of Harris & Jeffries common stock, subject to the approval of the proposal to increase the authorized number of shares of Harris & Jeffries common stock. In addition, the number of shares of Conexant common stock you receive may be affected by the market price of Conexant common stock. This is because the articles of organization of Harris & Jeffries give holders of its preferred stock the right to receive a greater share of the merger consideration than holders of common stock or options, in the event that the average daily closing sale prices of Conexant common stock for the five trading day period preceding the day before the day the merger becomes effective is less than $37.13 per share (or $37.50 per share if items 2 and 3 are approved by the stockholders at the special meeting). The holders of preferred stock will not have this right if item 5 is approved by the stockholders at the special meeting. Moreover, the exchange ratio is not affected by changes in the market price of Conexant common stock. As a result, you will not know the value of the Conexant stock you will receive when you vote on the merger.

CONEXANT MAY BE UNABLE TO INTEGRATE SUCCESSFULLY THE OPERATIONS OF HARRIS & JEFFRIES.

     The successful combination of Conexant and Harris & Jeffries will require substantial effort from each company, including the coordination of sales, marketing and research and development efforts. Conexant may encounter difficulties in the transition process if Conexant fails to integrate the two companies quickly and efficiently. These difficulties could include the interruption of, or a loss of momentum in, Harris & Jeffries' activities, problems associated with integration of management information and reporting systems, and delays in implementation of consolidation plans. These difficulties may be increased by the geographical separation of the two companies and their employees. In the event that Conexant encounters any of these difficulties, or if the attention of Conexant's management is diverted, Conexant's ability to realize the anticipated benefits of the merger could be adversely affected. There is intense competition for qualified personnel in the areas of Conexant's activities and Conexant cannot assure you that it will be able to retain Harris & Jeffries' key management, technical, sales and marketing personnel, or that Conexant will realize the anticipated benefits of the merger. These factors could have a material adverse effect on Conexant's business, financial condition and results of operations and could adversely affect the ability of Harris & Jeffries to achieve the revenue and operating margin goals required to receive the 718,000 additional shares of Conexant common stock referred to as the earn-out shares.

YOU MAY NOT RECEIVE A SUBSTANTIAL PORTION OF THE POTENTIAL PURCHASE PRICE FOR HARRIS & JEFFRIES.

     If Harris & Jeffries is unable to achieve certain revenue and operating margin goals following the merger, stockholders and vested option holders of Harris & Jeffries will not receive a portion of the consideration they otherwise might receive, and that portion could be significant if none of the goals is achieved. The right to receive approximately 718,000 shares of Conexant common stock, referred to as the earn-out shares, or approximately 26% of the total number of shares that could be issued in connection with the merger, is conditioned on achieving these goals, within the time periods provided, in whole or in part. Harris & Jeffries may not achieve some or any of these goals. In addition, if Conexant is entitled to recover damages for indemnification claims under the merger agreement, stockholders and option holders of Harris & Jeffries will not receive some or all of the shares of Conexant common stock that have been held back or placed in escrow to secure the payment of indemnification claims. Approximately 200,900 shares of Conexant common stock will be held back or placed in escrow as security for indemnification claims. The maximum liability of stockholders for certain types of indemnity claims could exceed the value of these shares, although the liability of each stockholder or option holder will not exceed the value of all the shares of Conexant common stock issued to that stockholder or option holder, whether as merger consideration, escrow/holdback shares or earn-out shares, based on the value of those shares at the time they are issued. For example, Conexant has the right to recover up to the entire consideration actually paid to stockholders and option holders of Harris & Jeffries if it can legally establish a loss in that amount arising from the breach of certain representations and warranties made in the merger agreement, such as the capitalization of Harris & Jeffries, a stockholders' title to his or her shares of Harris & Jeffries stock and certain other matters.


CERTAIN DIRECTORS, OFFICERS AND STOCKHOLDERS OF HARRIS & JEFFRIES MAY HAVE DIFFERENT INTERESTS FROM YOURS AS A HARRIS & JEFFRIES STOCKHOLDER.

     Certain directors and officers of Harris & Jeffries may have interests in the merger that are different from those stockholders who are not also directors or officers. For example, Conexant has entered into two-year employment agreements with Deepak Shahane, David Jeffries, Kevin Smith and Saul Agranoff. These agreements provide compensation and other benefits not currently provided to these individuals by Harris & Jeffries. As a result, these officers and directors could be more likely to vote for the proposal to approve and adopt the merger agreement and the merger than if they did not have these interests. Deepak Shahane and David Jeffries have already agreed to vote in favor of the merger.


     In addition, certain stockholders have different rights and obligations than other stockholders under the merger agreement. For example, the indemnification obligations of the InSight Stockholders differ in certain respects from those of other stockholders. These differences include limitations on Conexant's ability to recover damages from the InSight Stockholders that are more favorable to the InSight Stockholders than the limitations that apply to other Harris & Jeffries stockholders. In addition, if item 5 is approved by the stockholders at the special meeting, preferred stockholders will be entitled to receive cash as additional merger consideration if the average daily closing sales prices of Conexant common stock for the five trading day period preceding the day before the day the merger becomes effective is less than $37.13 per share (or $37.50 per share if items 2 and 3 are approved by the stockholders at the special meeting). Holders of common stock and options do not have a similar right.



                      RISKS RELATED TO CONEXANT'S BUSINESS

CONEXANT'S FUTURE SUCCESS DEPENDS LARGELY ON THE CONTINUED GROWTH OF ITS EXPANSION PLATFORMS.

     Conexant's recent revenue growth is principally a result of its plan, begun in 1995, to diversify its business and expand into the following selected related product platforms:

     -    Network Access;

     -    Wireless Communications;

     -    Digital Infotainment; and

     -    Personal Imaging.

     These product platforms represented 64 percent of Conexant's total revenues for the first nine months of fiscal 2000, compared to 54 percent for the first nine months of fiscal 1999. Conexant believes that these platforms continue to offer higher growth prospects than Conexant's dial-up modem business.

Conexant's future financial performance and overall success, particularly in the long term, will depend largely on the rate of sales growth and margin contribution of its expansion platforms and whether these platforms will continue to increase their relative contribution to Conexant's financial performance.

     There are numerous risks inherent in Conexant's diversification and expansion strategy, many of which are beyond its control. In certain product lines within these expansion platforms, Conexant currently has minimal market presence relative to other more established competitors. Moreover, continued growth of these expansion platforms depends, in part, on the ability of Conexant's customers to develop new and enhanced products and to successfully introduce and market those products to end users. Conexant cannot assure you that it will be able to sustain the recent growth of its expansion platforms or that its diversification and expansion program will be successful. A failure of this program would have a material adverse effect on Conexant's business, financial condition and results of operations.

CONEXANT MUST INCUR SUBSTANTIAL RESEARCH AND DEVELOPMENT EXPENSES.

     The semiconductor industry requires substantial investment in research and development. In order to remain competitive, Conexant must continue to make substantial investments in research and development to develop new and enhanced products. Conexant cannot assure you that it will have sufficient resources to develop new and enhanced technologies and competitive products. Conexant's failure to continue to make sufficient investments in research and development programs could have a material adverse effect on its business, financial condition and results of operations.

CONEXANT'S SUCCESS IS DEPENDENT UPON ITS ABILITY TO TIMELY DEVELOP NEW PRODUCTS AND REDUCE COSTS.

     Conexant's operating results will depend largely on its ability to continue to introduce new and enhanced semiconductor products on a timely basis. Successful product development and introduction depends on numerous factors, including, among others:

     - Conexant's ability to anticipate customer and market requirements and changes in technology and industry standards;

     -    Conexant's ability to accurately define new products;

     - Conexant's ability to timely complete new products and introduce its products to the market;

     - Conexant's ability to differentiate its products from offerings of its competitors; and

     -    market acceptance of Conexant's products.

     Furthermore, Conexant is required to continually evaluate expenditures for planned product development and to choose among alternative technologies based upon its expectations of future market growth. Conexant cannot assure you that it will be able to develop and introduce new or enhanced products in a timely and cost-effective manner, that its products will satisfy customer requirements or achieve market acceptance, or that it will be able to anticipate new industry standards and technological changes. Conexant also cannot assure you that it will be able to respond successfully to new product announcements and introductions by competitors.

     In addition, prices of established products may decline, sometimes significantly, over time. Conexant believes that in order to remain competitive it must continue to reduce the cost of producing and delivering existing products at the same time that it develops and introduces new or enhanced products. Conexant cannot assure you that it will be able to continue to reduce the cost of its products to remain competitive.

CONEXANT MUST INCUR SIGNIFICANT CAPITAL EXPENDITURES FOR MANUFACTURING TECHNOLOGY AND EQUIPMENT TO REMAIN COMPETITIVE.

     The semiconductor industry is highly capital intensive. Semiconductor manufacturing requires a constant upgrading of process technology to remain competitive, as new and enhanced semiconductor processes are developed which permit smaller, more efficient and more powerful semiconductor devices. Conexant maintains its own manufacturing, assembly and test facilities which have required and will continue to require significant investments in manufacturing technology and equipment.

     Conexant expects fiscal 2000 capital expenditures to be in excess of $300 million, compared to $214 million spent on capital expenditures during fiscal 1999. There can be no assurance that Conexant will have sufficient capital resources to make necessary investments in manufacturing technology and equipment.

CONEXANT FACES A RISK THAT CAPITAL NEEDED FOR ITS BUSINESS WILL NOT BE AVAILABLE WHEN IT NEEDS IT.

     Conexant believes that cash flows from operations, existing cash reserves, and available borrowings under its $475 million revolving credit facility will be sufficient to satisfy its future research and development, capital expenditure, working capital and other financing requirements. However, Conexant cannot assure you that this will be the case or that it will have access to alternative sources of capital on favorable terms or at all.

     In addition, Conexant has and will continue to review on an ongoing basis strategic investments and acquisitions which will help it grow its business. These investments and acquisitions may require additional capital resources. Conexant cannot assure you that the capital required to fund these investments and acquisitions will be available in the future.

CONEXANT'S OPERATING RESULTS MAY BE IMPACTED BY SUBSTANTIAL QUARTERLY AND ANNUAL FLUCTUATIONS AND MARKET DOWNTURNS.

     These fluctuations are due to a number of factors, many of which are beyond Conexant's control. These factors include, among others:

     -    the effects of competitive pricing pressures;

     -    decreases in average selling prices of Conexant's products;

     -    production capacity levels and fluctuations in manufacturing yields;

     -    availability and cost of products from Conexant's suppliers;

     -    the gain or loss of significant customers;

     - Conexant's ability to develop, introduce and market new products and technologies on a timely basis;

     -    new product and technology introductions by competitors;

     -    changes in the mix of products produced and sold;

     -    market acceptance of Conexant's products and its customers' products;

     -    intellectual property disputes;

     -    seasonal customer demand;

     -    the timing of significant orders; and

     -    the timing and extent of product development costs.

     General economic or other conditions causing a downturn in the market for semiconductor products, affecting the timing of customer orders or causing order cancellations or rescheduling of orders, could also adversely affect Conexant's operating results. Moreover, Conexant's customers may change delivery schedules or cancel or reduce orders without significant penalty and generally are not subject to minimum purchase requirements.

     The foregoing factors are difficult to forecast, and these, as well as other factors, could materially adversely affect Conexant's quarterly or annual operating results. If Conexant's operating results fail to meet the expectations of analysts or investors, it could materially and adversely affect the price of Conexant common stock.

CONEXANT'S OPERATING RESULTS MAY ALSO BE IMPACTED BY ACQUISITION-RELATED AMORTIZATION OR OTHER CHARGES AGAINST EARNINGS.

     For the first nine months of fiscal 2000 Conexant incurred a net loss of $134 million, due to amortization expense and other charges resulting from its recently-completed acquisitions. The nine-month fiscal 2000 net loss includes charges totaling $196.4 million for the write-off of purchased in-process research and development, and amortization expenses of $83.6 million for acquisition-related intangible assets. In fiscal 1998, Conexant incurred a net loss of $262 million due to restructuring charges of $147 million, inventory write-offs of approximately $66 million, and a charge for intellectual property matters of approximately $43 million. Conexant's operating results for fiscal 1999 were adversely affected by additional charges of $38 million related to the 1998 restructuring actions. Significant charges against earnings for purchased in-process research and development are not unusual in connection with acquisitions of technology companies. Conexant may incur further losses due to these types of write-offs as a result of future business acquisitions or other actions.

     As a result of its recent acquisitions, Conexant expects to record amortization expense related to goodwill and intangible assets in excess of $300 million annually for five years. Conexant's profitability may also be affected by increased amortization expenses related to intangible assets, which often result from acquisitions of technology companies, as Conexant makes additional acquisitions.


CONEXANT FACES A RISK THAT IT WILL BE UNABLE TO INTEGRATE COMPANIES IT ACQUIRES.

     Conexant has completed several acquisitions in the past year, including the acquisitions of Applied Telecom, Inc., HotRail Inc., Istari Design, Inc., Maker Communications, Inc., Microcosm Communications Limited, Philsar Semiconductor Inc., Sierra Imaging Inc. and the wireless broadband business of Oak Technology, Inc. In addition, Conexant recently announced that it has agreed to acquire Novanet Semiconductor Ltd. On an ongoing basis, Conexant evaluates acquisitions and may make additional acquisitions in the future. Integrating acquired organizations and their products and services may be expensive, time-consuming and a strain on Conexant's resources. Risks Conexant could face with respect to acquisitions include:

     - the difficulty of integrating acquired technology into its product offerings;

     - the failure successfully to integrate acquired technology, resulting in the impairment of amounts currently capitalized as intangible assets;

     -    the impairment of relationships with employees and customers;

     - the difficulty of coordinating and integrating geographically-dispersed operations;

     - the difficulty of coordinating and integrating overall business strategies and sales and marketing and research and development efforts;

     - the potential disruption of its ongoing business and distraction of management;

     -    the maintenance of brand recognition of acquired businesses;

     - the maintenance of corporate cultures, controls, procedures and policies; and

     -    the potential unknown liabilities associated with acquired businesses.

Conexant's inability to address any of these risks successfully could harm its business.

     Conexant may have difficulty in integrating any future acquisitions with its current organization, technology and product and services offerings, and any acquired features, functions, products or services may not achieve market acceptance.

CONEXANT'S CREDIT FACILITY MAY RESTRICT ITS OPERATING AND FINANCIAL FLEXIBILITY.

     Conexant has a $475 million revolving credit facility which expires in 2003. This credit facility includes covenants that may restrict Conexant's operating and financial flexibility in the future. The credit facility includes restrictions on capital expenditures, indebtedness, acquisitions, mergers, asset sales and liens on assets that apply to Conexant and its subsidiaries. Conexant also must meet certain financial tests and maintain certain financial ratios. Although Conexant believes that it will be able to comply with these requirements, compliance with these requirements may restrict its operating and financial flexibility. Conexant cannot assure you that it will in fact be able to satisfy all of the requirements in the credit facility. If Conexant does not satisfy the financial ratios or comply with the other covenants included in the credit facility, the lenders under the credit facility could declare all amounts owed to them due and payable and proceed against their collateral. Such a foreclosure on the collateral could have a material adverse effect on Conexant's business, financial condition and results of operations. The credit facility is secured by a pledge of the stock of Conexant's significant subsidiaries (as that term is defined in the credit facility), subject to certain exceptions for stock of foreign significant subsidiaries, and by a pledge of certain intercompany indebtedness owed to Conexant by its domestic significant subsidiaries. If there is a downgrading of the ratings on Conexant's long-term, unsecured indebtedness by Standard & Poor's Rating Services Group to B or less and a rating by Moody's Investor Service of B2 or less (in the event of a rating by Moody's), Conexant will be required to secure the credit facility by pledging substantially all of its assets and the assets of its domestic subsidiaries and the stock of all of its subsidiaries, subject to certain exceptions. Conexant's obligations under the credit facility must be guaranteed by any domestic significant subsidiary.

CONEXANT ENGAGES IN LITIGATION TO PROTECT ITS INTELLECTUAL PROPERTY RIGHTS AND TO DEFEND ITSELF AGAINST CLAIMS OF INFRINGEMENT BY OTHERS.

     Conexant's business faces risks of intellectual property infringement and litigation. The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights. In the past, Conexant has found it necessary to engage in litigation to enforce its intellectual property rights, to protect its trade secrets or to determine the validity and scope of proprietary rights of others, including its customers. Conexant expects future litigation on similar grounds.

     Conexant has received, and may continue to receive in the future, claims of infringement of intellectual property rights of others. Conexant is a party to certain pending proceedings involving such claims. Conexant cannot assure you that:

     -    it will prevail in pending actions;

     - other actions alleging infringement by Conexant of third-party patents or invalidity of its patents will not be asserted or prosecuted against Conexant; or

     - any assertions of infringement or actions seeking to establish the invalidity of Conexant's patents will not materially and adversely affect its business, financial condition and results of operations.

     Even if Conexant is successful in such matters, the attempted enforcement of intellectual property rights by or against Conexant could result in significant costs and diversion of its resources. It could also have a material adverse effect on Conexant's business, financial condition and results of operations. If claims or actions are asserted or commenced against Conexant, in certain situations it may seek to obtain licenses under a third party's intellectual property rights to avert or resolve a controversy. Conexant cannot assure you that under such circumstances a license would be available on commercially reasonable terms, if at all.

CONEXANT MAY NOT BE SUCCESSFUL IN PROTECTING ITS INTELLECTUAL PROPERTY RIGHTS.

     Conexant relies primarily on patent, copyright, trademark and trade secret laws, as well as nondisclosure and confidentiality agreements and other methods, to protect its proprietary technologies and processes. In addition, it often incorporates the intellectual property of its customers into its designs, and has certain obligations with respect to the non-use and non-disclosure of their intellectual property. Conexant cannot assure you that:

     - the steps it takes to prevent misappropriation or infringement of its intellectual property or the intellectual property of its customers will be successful;

     - any existing or future patents will not be challenged, invalidated or circumvented; or

     - any of the measures described above would provide meaningful protection.

Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use Conexant's technology without authorization, develop similar technology independently or design around Conexant's patents. If any of Conexant's patents fails to protect Conexant's technology it would make it easier for Conexant's competitors to offer similar products. In addition, effective copyright, trademark and trade secret protection may be unavailable or limited in certain countries.

CONEXANT'S INTELLECTUAL PROPERTY INDEMNIFICATION PRACTICE MAY ADVERSELY IMPACT ITS BUSINESS.

     Conexant has historically indemnified its customers for certain costs and damages of patent infringement in circumstances where its product is the factor creating the customer's infringement exposure. This practice generally excludes coverage in circumstances where infringement arises out of the combination of Conexant's products with products of others. This indemnification practice could have a material adverse effect on Conexant's business, financial condition and results of operations, particularly in situations where Conexant's products are designed for use in devices manufactured by Conexant's customers that comply with international standards. These international standards are often covered by patent rights held by Conexant's competitors or Conexant's customers. The combined costs of obtaining licenses from all holders of patent rights essential to such standards could be high and could have a material adverse effect on Conexant's business, financial condition and results of operations.

CONEXANT OPERATES IN THE HIGHLY CYCLICAL SEMICONDUCTOR INDUSTRY.

     The semiconductor industry is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving standards, short product life cycles and wide fluctuations in product supply and demand.

     The industry has experienced significant downturns, often in connection with, or in anticipation of, maturing product cycles (of both semiconductor companies' and their customers' products) and declines in general economic conditions. These downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices.

     Conexant has experienced these conditions in its business in the past and may experience such downturns in the future. Any future downturns of this nature could have a material adverse effect on Conexant's business, financial condition and results of operations. From time to time the semiconductor industry also has experienced periods of increased demand and production capacity constraints. Conexant may experience substantial changes in future operating results due to general semiconductor industry conditions, general economic conditions and other factors.

CONEXANT IS SUBJECT TO INTENSE COMPETITION AND COULD LOSE BUSINESS TO ITS COMPETITORS.

     The semiconductor industry in general and the markets in which Conexant competes in particular are intensely competitive. Conexant competes worldwide with a number of United States and international semiconductor manufacturers that are both larger and smaller than it in terms of resources and market share. Conexant currently faces significant competition in its markets and expects that intense price and product competition will continue. This competition has resulted and is expected to continue to result in declining average selling prices for Conexant's products. Conexant also anticipates that additional competitors will enter its markets as a result of growth opportunities in communications electronics, the trend toward global expansion by foreign and domestic competitors, technological and public policy changes and relatively low barriers to entry in certain markets of the industry.

     Conexant currently enjoys substantial market share in its V.90 and facsimile modem chipset product lines. However, as Conexant continues its diversification strategy and develops its expansion platforms, it is and will be competing in certain new markets in which it has lesser market shares and existing competitors have dominant market positions. Moreover, as with many companies in the semiconductor industry, customers for certain of Conexant's products offer other products that compete with similar products offered by Conexant.

     Conexant believes that the principal competitive factors for integrated circuit providers to its addressed markets are:

     -    product performance;

     -    level of integration;

     -    quality;

     -    compliance with industry standards;

     -    price;

     -    time-to-market;

     -    system cost;

     -    design and engineering capabilities;

     -    new product innovation; and

     -    customer support.

The specific bases on which Conexant competes vary by product platform.

     Many of Conexant's current and potential competitors have certain advantages, including:

     -    longer operating histories and presence in key markets;

     -    greater name recognition;

     -    access to larger customer bases; and

     - significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than Conexant has.

As a result, such competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or may be able to devote greater resources to the development, promotion and sale of their products than Conexant.

     Current and potential competitors also have established or may establish financial or strategic relationships among themselves or with Conexant's existing or potential customers, resellers or other third parties. These relationships may affect Conexant's customers' purchasing decisions. Accordingly, it is possible that new competitors or alliances among Conexant's competitors could emerge and rapidly acquire significant market share. Conexant cannot assure you that it will be able to compete successfully against current and potential competitors. Conexant also cannot assure you that competition will not have a material adverse effect on its business, financial condition and results of operations.

     Many of Conexant's competitors have combined with each other and consolidated their businesses, including the consolidation of competitors with Conexant's customers. This is attributable to a number of factors, including the high-growth nature of the communications electronic industry and the time-to-market pressures on suppliers to decrease the time required for product conception, research and development, sampling and production launch before a product reaches the market. This consolidation trend is expected to continue, since investments, alliances and acquisitions may enable semiconductor suppliers, including Conexant and its competitors, to augment technical capabilities or to achieve faster time-to-market for their products than would be possible solely through internal development.

     Consolidations by industry participants, including in some cases, acquisitions of certain of Conexant's customers by Conexant's competitors, are creating entities with increased market share, customer base, technology and marketing expertise in markets in which Conexant competes. These developments may significantly and adversely affect Conexant's current markets, the markets Conexant is seeking to serve and Conexant's ability to compete successfully in those markets.

CONEXANT MAY NOT BE ABLE TO KEEP ABREAST OF THE RAPID TECHNOLOGICAL CHANGES IN ITS MARKETS.

     The demand for Conexant's products can change quickly and in ways Conexant may not anticipate because its markets generally exhibit the following characteristics:

     -    rapid technological developments;

     -    evolving industry standards;

     -    changes in customer requirements;

     -    frequent new product introductions and enhancements; and

     - short product life cycles with declining prices over the life cycle of the product.

     Conexant's products could become obsolete sooner than anticipated because of a faster than anticipated change in one or more of the technologies related to its products or in market demand for products based on a particular technology, particularly due to the introduction of new technology that represents a substantial advance over current technology. Currently accepted industry standards are also subject to change, which may contribute to the obsolescence of Conexant's products. If Conexant is unable to keep abreast of these developments, such events could have a material adverse effect on Conexant's business, financial condition and results of operations.

CONEXANT'S MANUFACTURING PROCESS IS EXTREMELY COMPLEX AND SPECIALIZED.

     Conexant's manufacturing operations are complex and subject to disruption due to causes beyond its control. The fabrication of integrated circuits is an extremely complex and precise process consisting of hundreds of separate steps. It requires production in a highly controlled, clean environment. Minute impurities, errors in any step of the fabrication process, defects in the masks used to print circuits on a wafer or a number of other factors can cause a substantial percentage of wafers to be rejected or numerous die on each wafer not to function.

     Conexant's operating results are highly dependent upon its ability to produce large volumes of integrated circuits at acceptable manufacturing yields. Conexant's operations may be affected by lengthy or recurring disruptions of operations at any of its production facilities or those of its subcontractors. These disruptions may include labor strikes, work stoppages, fire, earthquake, flooding or other natural disasters. These disruptions could cause significant delays in shipments until Conexant could shift the products from an affected facility or subcontractor to another facility or subcontractor.

     In the event of these types of delays, Conexant cannot assure you that the required alternate capacity, particularly wafer production capacity, would be available on a timely basis or at all. Even if alternate wafer production capacity is available, Conexant may not be able to obtain it on favorable terms, which would result in a loss of customers. Any inability to obtain sufficient manufacturing capacities to meet demand, either at Conexant's own facilities or through foundry or similar arrangements with others, could have a material adverse effect on Conexant's business, financial condition and results of operations. Certain of Conexant's manufacturing facilities are located near major earthquake fault lines, including Conexant's California and Mexico facilities. Conexant maintains only minimal earthquake insurance coverage on these facilities.

     Due to the highly specialized nature of the gallium arsenide semiconductor manufacturing process, in the event of a disruption at Conexant's Newbury Park, California wafer fabrication facility, alternate gallium arsenide production capacity would not be readily available from third party sources. Although Conexant recently entered into a multi-year agreement with a foundry that guarantees Conexant access to additional gallium arsenide wafer production capacity beginning in the fourth quarter of calendar year 2000, a disruption of operations at Conexant's Newbury Park wafer fabrication facility or the interruption in the supply of epitaxial wafers used in Conexant's gallium arsenide process could have a material adverse effect on Conexant's business, financial condition and results of operations, particularly with respect to its Wireless Communications products.

     Conexant's ability to sustain its revenue growth is also dependent on its ability to secure adequate additional manufacturing capacity, including wafer production capacity. Conexant has recently entered into agreements with outside foundries to secure additional wafer manufacturing capacity, including additional gallium arsenide wafer production capacity. In addition, Conexant continues to explore wafer manufacturing alternatives, which may include increased use of outside foundries, entering into new or expanded business relationships with respect to wafer manufacturing or other actions related to Conexant's wafer manufacturing facilities. Conexant cannot assure you that it will be successful in securing adequate additional manufacturing capacity, and Conexant's inability to do so could result in delays in customer shipments.

CONEXANT MAY NOT BE ABLE TO ACHIEVE MANUFACTURING YIELDS TO MAINTAIN ITS PROFITABILITY.

     Minor deviations in the manufacturing process can cause substantial manufacturing yield loss, and in some cases, cause production to be suspended. Manufacturing yields for new products initially tend to be lower as Conexant completes product development and commences volume manufacturing, and will typically increase as Conexant ramps to full production. Conexant's forward product pricing includes this assumption of improving manufacturing yields and, as a result, material variances between projected and actual manufacturing yields have a direct effect on Conexant's gross margin and profitability. The difficulty of forecasting manufacturing yields accurately and maintaining cost competitiveness through improving manufacturing yields will continue to be magnified by the ever increasing process complexity of manufacturing integrated circuit products. Conexant's manufacturing operations also face pressures arising from the compression of product life cycles which requires Conexant to bring new products on line faster and for shorter periods while maintaining acceptable manufacturing yields and quality without, in many cases, reaching the longer-term, high volume manufacturing conducive to higher manufacturing yields and declining costs.

CONEXANT IS DEPENDENT UPON THIRD PARTIES FOR THE SUPPLY OF RAW MATERIALS AND COMPONENTS.

     Conexant believes it has adequate sources for the supply of raw materials and components for its manufacturing needs with suppliers located around the world. Although it currently purchases wafers used in the production of its complementary metal oxide semiconductor (CMOS) products from one major supplier, such wafers are available from several other suppliers. Conexant is currently dependent on two suppliers for epitaxial wafers used in the gallium arsenide semiconductor manufacturing processes at its Newbury Park, California facility and it is in the process of arranging another supplier for epitaxial wafers. The number of qualified alternative suppliers for wafers is limited and the process of qualifying a new wafer supplier could require a substantial leadtime. Although Conexant historically has not experienced any significant difficulties in obtaining an adequate supply of raw materials and components necessary for its manufacturing operations, the loss of a significant supplier or the inability of a supplier to meet performance and quality specifications or delivery schedules could have a material adverse effect on its business, financial condition and results of operations.

UNCERTAINTIES INVOLVING THE ORDERING AND SHIPMENT OF CONEXANT'S PRODUCTS COULD ADVERSELY AFFECT ITS BUSINESS.

     Conexant's sales are typically made pursuant to individual purchase orders and Conexant generally does not have long-term supply arrangements with its customers. Conexant's customers may cancel orders until 30 days prior to the shipping date. In addition, Conexant sells a portion of its products through distributors who have certain rights to return unsold products to Conexant. Moreover, semiconductor companies, including Conexant, routinely manufacture or purchase inventory based on estimates of customer demand for their products, which is difficult to predict. The cancellation or deferral of product orders, the return of previously sold products or overproduction due to the failure of anticipated orders to materialize could result in Conexant holding excess or obsolete inventory which could have a material adverse effect on its business, financial condition and results of operations.

CONEXANT IS SUBJECT TO THE RISKS OF DOING BUSINESS INTERNATIONALLY.

     For the nine months ended June 30, 2000, approximately 69 percent of Conexant's total sales were to customers located outside the United States, primarily in the Asia-Pacific and European countries. In addition, Conexant has facilities and suppliers located outside the United States, including its assembly and test facility in Mexicali, Mexico and third-party foundries located in the Asia-Pacific region. Conexant's international sales and operations are subject to a number of risks inherent in selling and operating abroad. These include, but are not limited to, risks regarding:

     -    currency exchange rate fluctuations;

     -    local economic and political conditions;

     -    disruptions of capital and trading markets;

     - restrictive governmental actions (such as restrictions on transfer of funds and trade protection measures, including export duties and quotas and customs duties and tariffs);

     -    changes in legal or regulatory requirements;

     -    import or export licensing requirements;

     -    limitations on the repatriation of funds;

     -    difficulty in obtaining distribution and support;

     -    nationalization;

     - the laws and policies of the United States affecting trade, foreign investment and loans;

     -    tax laws; and

     - limitations on Conexant's ability under local laws to protect its intellectual property.

     Because most of Conexant's international sales, other than sales to Japan (which are denominated principally in Japanese yen), are currently denominated in U.S. dollars, Conexant's products could become less competitive in international markets if the value of the U.S. dollar increases relative to foreign currencies.

     Moreover, Conexant may be competitively disadvantaged relative to its competitors located outside the United States who may benefit from a devaluation of their local currency. Conexant cannot assure you that the factors described above will not have a material adverse effect on Conexant's ability to increase or maintain its foreign sales or on its business, financial condition and results of operations.

     Conexant's past operating performance has been impacted by adverse economic conditions in the Asia-Pacific region, which have increased the uncertainty with respect to the long-term viability of certain of its customers and suppliers in the region. Sales to customers in Japan and other countries in the Asia-Pacific region, principally Taiwan, South Korea and Hong Kong, represented approximately 57 percent of total revenues in the first nine months of fiscal 2000.

     Conexant enters into foreign currency forward exchange contracts, principally for the Japanese yen, to minimize risk of loss from currency exchange rate fluctuations for foreign currency commitments entered into in the ordinary course of business. Conexant has not experienced nor does it anticipate any material adverse effect on its results of operations or financial condition related to these foreign currency forward exchange contracts. Conexant has not entered into foreign currency forward exchange contracts for other purposes and its financial condition and results of operations could be affected (negatively or positively) by currency fluctuations.

CONEXANT'S SUCCESS DEPENDS ON ITS ABILITY TO EFFECT SUITABLE INVESTMENTS, ALLIANCES OR ACQUISITIONS.

     Although Conexant invests significant resources in research and development activities, the complexity and rapidity of technological changes make it impractical for Conexant to pursue development of all technological solutions on its own. As part of Conexant's goal to provide advanced semiconductor product systems, it has and will continue to review on an ongoing basis investment, alliance and acquisition prospects that would complement its existing product offerings, augment its market coverage or enhance its technological capabilities. However, Conexant cannot assure you that it will be able to identify and consummate suitable investment, alliance or acquisition transactions in the future.

     Moreover, if Conexant consummates such transactions, they could result in:

     -    the diversion of management resources;

     -    dilutive issuances of equity securities;

     -    large one-time write-offs;

     -    the incurrence of debt and contingent liabilities;

     -    amortization expenses related to goodwill and other intangible assets;
          and

     -    other acquisition related costs.

     Any of these events could materially adversely affect Conexant's business, financial condition and results of operations and the price of its common stock. For example, as a result of fiscal 2000 acquisitions, Conexant has recorded charges of $196.4 million for purchased in-process research and development and it expects to record amortization expense related to goodwill and intangible assets in excess of approximately $300 million annually for five years.

     The ultimate success of any such investments, alliances or acquisitions in achieving the purposes for which they are undertaken will depend on Conexant's ability to integrate successfully any acquired business and to retain key personnel, as well as a variety of other factors.

CONEXANT'S SUCCESS COULD BE NEGATIVELY AFFECTED IF KEY PERSONNEL LEAVE.

     Conexant's future success depends largely upon the continued service of its executive officers and other key management and technical personnel. Conexant's success also depends on its ability to continue to attract, retain and motivate qualified personnel. Conexant is dependent on key technical personnel. They represent a significant asset, as the source of Conexant's technological and product innovations. The competition for such personnel is intense in the semiconductor industry. Conexant cannot assure you that it will be able to continue to attract and retain qualified management and other personnel necessary for the design, development, manufacture and sale of its products.

     Conexant may have difficulty attracting and retaining key personnel during periods of poor operating performance. The loss of the services of one or more of its key employees or its inability to attract, retain and motivate qualified personnel could have a material adverse effect on its business, financial condition and results of operations. In particular, the loss of the services of Dwight W. Decker, Conexant's Chairman and Chief Executive Officer, or certain key design and technical personnel could materially and adversely affect Conexant.

CONEXANT'S MANAGEMENT TEAM MAY BE SUBJECT TO A VARIETY OF DEMANDS FOR ITS ATTENTION.

     Conexant's management currently faces a variety of challenges. These include implementing its ongoing diversification and expansion strategy and continuing to expand the infrastructure and systems necessary for it to operate as an independent public company and to integrate its recent acquisitions. While Conexant believes that it has sufficient management resources to execute each of these initiatives, it cannot assure you that it will have these resources or that its initiatives will be successfully implemented. Failure to implement these initiatives successfully could have a material adverse effect on Conexant's business, financial condition and results of operations.

CONEXANT MAY BE LIABLE FOR PENALTIES UNDER ENVIRONMENTAL LAWS, RULES AND REGULATIONS, WHICH COULD NEGATIVELY AFFECT ITS SUCCESS.

     Conexant uses a variety of chemicals in its manufacturing operations and is subject to a wide range of environmental protection regulations in the United States, Mexico and Canada. While it has not experienced any material adverse effect on its operations as a result of such regulations, it cannot assure you that current or future regulations would not have a material adverse effect on its business, financial condition and results of operations.

     In the United States, environmental regulations often require parties to fund remedial action regardless of fault. Consequently, it is often difficult to estimate the future impact of environmental matters, including potential liabilities. Conexant cannot assure you that the amount of expense and capital expenditures that might be required to complete remedial actions and to continue to comply with applicable environmental laws will not have a material adverse effect on its business, financial condition and results of operations.

     Conexant has been designated as a potentially responsible party at one Superfund site located at a former silicon wafer manufacturing facility and steel fabrication plant in Parker Ford, Pennsylvania formerly occupied by Semiconductor Systems. The site was also formerly occupied by Recticon Corporation and Allied Steel Products Corporation, each of whom has been named as a potentially responsible party and each of whom is insolvent. Conexant has accrued approximately $4 million at June 30, 2000 for the cost of groundwater remediation, including installation of a public water supply line and groundwater pump and treatment system, as well as routine groundwater sampling. In addition, it is engaged in two other remediations of groundwater contamination at its Newport Beach and Newbury Park, California facilities for which it has accrued approximately $3 million for the costs of remediation at June 30, 2000. Pursuant to an agreement with Rockwell, Conexant has assumed liabilities in respect of environmental matters related to current and former operations of Conexant.

CONEXANT HAS A LIMITED HISTORY AS AN INDEPENDENT COMPANY.

     Conexant has a limited operating history as an independent company. Accordingly, the financial information included or incorporated into this proxy statement-prospectus for periods prior to January 1, 1999 may not necessarily reflect the results of operations, financial position and cash flows Conexant would have achieved if it had operated independently during the periods presented. Conexant cannot assure you that it will return to profitability in the near future or that it will be profitable on an ongoing basis as a stand-alone company. Prior to the spin-off, Conexant relied on Rockwell for cash investments and various financial and administrative services.

THE VALUE OF CONEXANT COMMON STOCK MAY BE ADVERSELY AFFECTED BY MARKET
VOLATILITY.

     The trading price of Conexant common stock fluctuates significantly. Since Conexant common stock began trading publicly, the reported sale price of Conexant common stock on the Nasdaq National Market has been as high as $132-1/2 and as low as $6-27/32 per share. This price may be influenced by many factors, including:

     -    Conexant's performance and prospects;

     -    the depth and liquidity of the market for Conexant common stock;

     -    investor perception of Conexant and the industry in which it operates;

     -    changes in earnings estimates or buy/sell recommendations by analysts;

     -    general financial and other market conditions; and

     -    domestic and international economic conditions.

     In addition, public stock markets have experienced, and are currently experiencing, extreme price and trading volume volatility, particularly in high technology sectors of the market. This volatility has significantly affected the market prices of securities of many technology companies for reasons frequently unrelated to or disproportionately impacted by the operating performance of these companies. These broad market fluctuations may adversely affect the market price of Conexant common stock.

CERTAIN PROVISIONS IN CONEXANT'S ORGANIZATIONAL DOCUMENTS AND RIGHTS AGREEMENT AND DELAWARE LAW MAY MAKE IT DIFFICULT FOR SOMEONE TO ACQUIRE CONTROL OF CONEXANT.

     Conexant has established certain anti-takeover measures that may affect Conexant common stock and convertible notes. Conexant's restated certificate of incorporation, its by-laws, its rights agreement with ChaseMellon Shareholder Services, L.L.C., as rights agent, dated as of November 30, 1998, as amended, and the Delaware General Corporation Law contain several provisions that would make more difficult an acquisition of control of Conexant in a transaction not approved by Conexant's board of directors. Conexant's restated certificate of incorporation and by-laws include provisions such as:

     - the ability of its board of directors to issue shares of Conexant preferred stock in one or more series without further authorization of its shareowners;

     - a fair price provision, as described under "Description of Conexant Capital Stock -- Certain Provisions in Conexant's Restated Certificate of Incorporation and By-Laws";

     - a prohibition on shareowner action by written consent, as described under "Description of Conexant Capital Stock -- Certain Provisions in Conexant's Restated Certificate of Incorporation and By-Laws";

     - a requirement that shareowners provide advance notice of any shareowner nominations of directors or any proposal of new business to be considered at any meeting of shareowners;

     - a requirement that a supermajority vote be obtained to remove a director for cause or to amend or repeal certain provisions of Conexant's restated certificate of incorporation or by-laws;

     - elimination of the right of shareowners to call a special meeting of shareowners; and

     - the division of its board of directors into three classes to be elected on a staggered basis, one class each year.

     Conexant also has a rights agreement which gives its shareowners certain rights that would substantially increase the cost of acquiring Conexant in a transaction not approved by Conexant's board of directors.

     In addition to the rights agreement and the provisions in Conexant's restated certificate of incorporation and by-laws, Section 203 of the Delaware General Corporation Law provides that, subject to certain exceptions, a corporation shall not engage in any business combination with any interested shareowner during the three-year period following the time that such shareowner becomes an interested shareowner. The restrictions of Section 203 of the Delaware General Corporation Law, in certain circumstances, make it more difficult for a person who would be an interested shareowner to effect various business combinations with a corporation during this three-year period. The provisions of Section 203 of the Delaware General Corporation Law provide that the shareowner approval requirement may be avoided if a majority of the directors then in office approved either the business combination or the transaction that resulted in the shareowner becoming an interested shareowner.

CONEXANT MAY BE RESPONSIBLE FOR CERTAIN FEDERAL INCOME TAX LIABILITIES THAT RELATE TO ITS SPIN-OFF FROM ROCKWELL.

     In connection with Conexant's spin-off from Rockwell, the Internal Revenue Service issued a tax ruling to Rockwell stating that the spin-off would qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended. While the tax ruling generally is binding on the Internal Revenue Service, the continuing validity of the tax ruling is subject to certain factual representations and assumptions. Conexant is not aware of any facts or circumstances that would cause such representations and assumptions to be untrue.

     The Tax Allocation Agreement dated as of December 31, 1998 between Conexant and Rockwell provides that Conexant will be responsible for any taxes imposed on Rockwell, Conexant or Rockwell shareowners as a result of either:

     - the failure of the spin-off from Rockwell to qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(D) of the Internal Revenue Code or

     - the subsequent disqualification of the spin-off from Rockwell as a tax-free transaction to Rockwell under Section 361(c)(2) of the Internal Revenue Code,

if the failure or disqualification is attributable to certain post-spin-off actions by or in respect of Conexant (including its subsidiaries) or its shareowners, such as its acquisition by a third party at a time and in a manner that would cause such failure or disqualification.

     The Tax Allocation Agreement also provides, among other things, that neither Rockwell nor Conexant is to take any action inconsistent with, nor fail to take any action required by, the request for the tax ruling or the tax ruling unless:

     -    required to do so by law;

     -    the other party has given its prior written consent; or

     - in certain circumstances, a supplemental ruling permitting such action is obtained.

Rockwell and Conexant have indemnified each other for any tax liability resulting from each entity's failure to comply with these provisions.

     In addition, Conexant effected certain tax-free intragroup spin-offs as a result of Rockwell's spin-off of Meritor Automotive, Inc. (now ArvinMeritor, Inc.) on September 30, 1997. The Tax Allocation Agreement provides that Conexant will be responsible for any taxes imposed on Rockwell, Conexant or Rockwell shareowners in respect of those intragroup spin-offs if such taxes are attributable to certain actions taken after the spin-off from Rockwell by or in respect of Conexant (including its subsidiaries) or its shareowners, such as its acquisition by a third party at a time and in a manner that would cause the taxes to be incurred.

     If Conexant were required to pay any of the taxes described above, such payment would have a material adverse effect on its financial position, results of operations and cash flow.


                  RISKS RELATED TO HARRIS & JEFFRIES' BUSINESS

HARRIS & JEFFRIES' FUTURE SUCCESS DEPENDS UPON ITS CUSTOMERS' ACCEPTANCE OF ITS PRODUCTS AS AN ALTERNATIVE TO TRADITIONAL SOLUTIONS.

     Harris & Jeffries' future prospects depend on the widespread acceptance of its software products as alternatives to proprietary development traditionally employed by communications systems vendors. Harris & Jeffries' future prospects depend upon acceptance by its customers of third party sourcing for inclusion in communications and telecommunications products as an alternative to either in-house development or purchase of operating systems that already possess the functionality of Harris & Jeffries' products. Many of Harris & Jeffries' current and potential customers have substantial technological capabilities and financial resources which enable them to conduct their own development. These customers may decide to develop or acquire products, components, or technologies that are similar to, or are substitutes for, Harris & Jeffries' products. Harris & Jeffries would be materially and adversely affected if:

     - communications systems vendors develop or acquire the technology to develop such components internally rather than purchase Harris & Jeffries' products;

     - operating systems vendors develop and offer products that possess the functionality of Harris & Jeffries' products;

     - Harris & Jeffries is otherwise unable to develop strong relationships with communications systems vendors; or

     - Harris & Jeffries is unable to convince communications systems vendors of its commitment to maintain and produce software products its customers want.

     In addition, competitive pressures may lead to the introduction of integrated hardware and software products that materially and adversely affect the market for Harris & Jeffries' products.

HARRIS & JEFFRIES IS SUSCEPTIBLE TO COMPETITIVE PRESSURES IN THE MARKETPLACE.

     Several of the entities which Harris & Jeffries regards as its largest and most significant competitors have recently entered into merger and acquisition agreements with larger, publicly traded corporations.

Specifically, Virata Corp. has acquired Inverness Systems, Globespan has acquired Ficon Technology, and Intel recently announced an intention to acquire privately-held Trillium Digital Systems. Acquisition of these competitors enhances the prospect that one or more manufacturers of network processors might introduce tightly integrated hardware and software products that reduce the market for the stand-alone software products provided by Harris & Jeffries.

     In addition, due to the dynamic nature of the data communications and telecommunications industry, many of Harris & Jeffries' existing and potential customers are involved, or may become involved, in strategic relationships with parties possessing technology that performs all or a portion of the functions performed by Harris & Jeffries' products.

     Harris & Jeffries' ability to compete successfully in the rapidly evolving area of high-performance data communications and telecommunications solutions depends on factors both within and outside Harris & Jeffries' control, including:

     -    performance;

     -    price;

     -    features and functionality;

     -    adaptability of products to specific applications;

     -    support of product differentiation by Harris & Jeffries' customers;

     - Harris & Jeffries' capacity to provide consulting services ancillary to the sale of its products;

     -    length of development cycle;

     -    support for new communications standards and protocols;

     - support for technology pieces that would typically co-exist with current Harris & Jeffries' products;

     -    reliability;

     -    technical service and support; and

     - protection of products by effective utilization of intellectual property laws.

     Harris & Jeffries' failure to compete successfully as to any of these or other factors could materially and adversely affect Harris & Jeffries.

HARRIS & JEFFRIES MUST MAKE RECURRING EXPENDITURES ON RESEARCH AND DEVELOPMENT.

     In view of the competitive nature of its business, and the rapid pace of technological change, Harris & Jeffries must make continual expenditures on ongoing product research and development. Harris & Jeffries' research and development expenditures are substantial and consume a significant percentage of its revenues. Although Harris & Jeffries may experience revenues below anticipated levels, its need to continue its investment in new product development will remain comparatively stable, if not increase. As a result, Harris & Jeffries' operating results may be less resilient to material adverse changes in sales and general economic conditions then other software companies.

HARRIS & JEFFRIES' PROSPECTS FOR AN INITIAL PUBLIC OFFERING AND CONTINUED INDEPENDENT OPERATION AS STRATEGIC ALTERNATIVES ARE UNCERTAIN.

   Although Harris & Jeffries could pursue continued independent existence with a view towards an initial public offering of its securities, this approach carries risks.

   Any planned initial public offering is subject to substantial execution risk. Further, financial benefits to the Harris & Jeffries' stockholders might not develop as management would hope for. A number of factors influence the success of an initial public offering, both within and outside the control of management, including:

   -  general market sentiment;

   -  general economic conditions;

   -  selection of underwriters;

   - analysts forecasts for the data communications and telecommunications industry;

   -  perception of market size;

   -  perception of an issuer's business model; and

   - management's success in coordinating a company's efforts through the offering process without permitting results of operations to be adversely affected.

   Harris & Jeffries' success as an independent entity is also subject to substantial business risk. Revenues generated by Harris & Jeffries from the licensing of its products are generally "non-recurring". Customers pay Harris & Jeffries a one-time fixed fee to include software in their data communications and telecommunications products. Harris & Jeffries does not receive recurring revenues based upon either the dollar value or volume of sales by its customers of their own products. Harris & Jeffries may not be able to continue its historic growth, or maintain its existing operations, without changing its business to generate recurring revenues. Although the management and board of directors of Harris & Jeffries has previously considered this type of change, it may not be possible to do this, or the change may not improve our financial results.

HARRIS & JEFFRIES MAY NOT BE ABLE TO COMPETE EFFECTIVELY FOR ENGINEERING PERSONNEL.

   Harris & Jeffries competes with its customers as well as direct competitors and others for highly skilled engineers. Harris & Jeffries' products are designed for use by engineers and development teams in connection with a wide variety of data communications and telecommunications products. As a result, Harris & Jeffries requires engineers with a highly developed skill set. From time to time, Harris & Jeffries has been unable to identify prospects for vacant positions. Harris & Jeffries also finds that desirable job applicants may elect to accept positions with other employers. Many of these employers have far greater resources than Harris & Jeffries, and, unlike Harris & Jeffries, have the ability to offer candidates incentive compensation in the form of options to purchase registered securities. Difficulty in identifying and hiring appropriate skilled engineering staff can have a material adverse effect on management's ability to introduce new products as planned, or on a timeline on which Harris & Jeffries can compete effectively. Although management is attempting to address these risks through creation of a subsidiary with a principal place of business in Hyderabad, India, there can be no assurance that this approach will be successful.

HARRIS & JEFFRIES EXPERIENCES FLUCTUATIONS IN ITS OPERATING RESULTS DUE TO A NUMBER OF FREQUENTLY CHANGING BUSINESS CONDITIONS.

   Harris & Jeffries has experienced fluctuations in its operating results in the past and expects such fluctuations to occur in the future due to a variety of factors. These factors include:

   - changes in demand by the end user for Harris & Jeffries' customers' products;

   - new product introductions by Harris & Jeffries or its competitors leading to price competition and a lengthening of sales cycles;

   - the gain or loss of significant customers, including as a result of industry consolidation;

   -  timing and amount of orders from Harris & Jeffries' customers;

   -  market acceptance of Harris & Jeffries' current and new products;

   -  variability of Harris & Jeffries' customers' product life cycles;

   - erosion of average selling prices due to a number of factors, including introduction of competitive products, rapid technological change, price/performance enhancements and product obsolescence; and

   -  general economic conditions.

These and other factors could materially and adversely affect Harris & Jeffries. You should be aware that Harris & Jeffries cannot accurately forecast all of the above factors. Harris & Jeffries believes that period-to-period comparisons are of limited value and should not be relied upon as indicative of future operating results.

   Harris & Jeffries' operating results in a future quarter or quarters may fall below the expectations of analysts or investors.

HARRIS & JEFFRIES MAY NOT EXPERIENCE THE BENEFITS FROM ITS INDIAN SUBSIDIARY THAT IT EXPECTS.

   In March 2000, Harris & Jeffries established NetPlane Network Technologies (India) Pvt. Ltd. in Hyderabad, India, to supplement its engineering organization. The Hyderabad facility may not produce the desired engineering results, may produce those results later than anticipated by management. Coordinating with and overseeing a second engineering facility in a distant location, and operating in a different time zone can present additional demands upon Harris & Jeffries management. In addition, competitors may create similar offshore subsidiaries to supplement their engineering resources. Accordingly, Harris & Jeffries may not realize any or all of the operational and competitive benefits that its management believes it will derive from this facility.

HARRIS & JEFFRIES HAS A LENGTHY SALES CYCLE WHICH MAY INCREASE ITS EXPOSURE TO CUSTOMER CANCELLATIONS OR SIMILAR RISKS.

   Harris & Jeffries' sales cycle typically involves an extended evaluation and test period before a customer decides to include a Harris & Jeffries product in a component of its own products. This lengthy sales cycle creates risks related to customer decisions to cancel or change product plans, which could result in the loss of anticipated sales. Harris & Jeffries incurs significant research and development, selling and general and administrative expenses as part of this process before it generates the related revenues from such customers.

HARRIS & JEFFRIES' REVENUES COULD DECREASE IF THERE IS A SLOWDOWN IN THE GROWTH IN DEMAND FOR DATA COMMUNICATIONS AND TELECOMMUNICATIONS SYSTEMS.

   Harris & Jeffries derives all of its revenues from the sale of licenses to use its products in data communications and telecommunications products and applications, and from providing related warranty extension and support. These markets for communications and network infrastructure products and technologies are characterized by intense competition and rapid technological change. Although these markets have grown rapidly in the last few years, they may not continue to grow and a significant slowdown in these markets may occur.

   In addition, a substantial majority of Harris & Jeffries' revenues has been, and is expected to continue to be, derived from sales of licenses of its asynchronous transfer mode and multi-protocol labeling system products. Harris & Jeffries anticipates introduction of products directed at communications systems that are based on other technologies. If these other technologies were to quickly achieve widespread acceptance before Harris & Jeffries' new products have achieved market acceptance, or if Harris & Jeffries' new products do not achieve market acceptance, Harris & Jeffries will be materially and adversely affected.

HARRIS & JEFFRIES' FAILURE TO INTRODUCE NEW PRODUCTS ON A TIMELY BASIS COULD DIMINISH ITS ABILITY TO ATTRACT AND MAINTAIN CUSTOMERS.

   The data communications and telecommunications systems industry is characterized by rapidly changing technology, frequent product introductions and evolving industry standards. Harris & Jeffries' products are based on these continually evolving industry standards. New standards and protocols could render Harris & Jeffries' existing products unmarketable or obsolete. Harris & Jeffries may not be able to successfully design and manufacture new products that comply with these standards and protocols. Specifically, Harris & Jeffries' future performance depends on a number of factors, including its ability to:

   - identify target markets and emerging technological trends in these markets, including new standards and protocols;

   -  define new products accurately;

   - develop and maintain competitive products by improving performance and adding innovative features that differentiate Harris & Jeffries' products from those of its competitors;

   -  bring products to market on a timely basis at competitive prices; and

   - respond effectively to new technological changes or new product announcements by others.

   Harris & Jeffries cannot assure you that the design and introduction schedules for any additions and enhancements to its existing and future products will be met, that these products will achieve market acceptance or that Harris & Jeffries will be able to sell these products at average selling prices that are favorable to Harris & Jeffries. Historically, Harris & Jeffries has, from time to time, encountered difficulties with certain product lines. Harris & Jeffries may have similar difficulties in the future.

THE LOSS OF ANY OF HARRIS & JEFFRIES' KEY PERSONNEL OR THE FAILURE TO HIRE ADDITIONAL PERSONNEL COULD IMPACT HARRIS & JEFFRIES' ABILITY TO MEET CUSTOMER AND TECHNOLOGICAL DEMANDS.

   Harris & Jeffries' success depends to a significant degree upon the continued contributions of its key management, engineering, sales and marketing personnel, many of whom would be difficult to replace. The loss of the services of any of Harris & Jeffries' key personnel, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel, particularly engineers and sales personnel, could materially and adversely affect Harris & Jeffries. In particular, the loss of either of Harris & Jeffries' executive officers, Deepak Shahane, President and Chief Executive Officer, or David S. Jeffries, Chief Financial Officer, or either of Kevin Smith, Vice President, Customer Engineering, or Saul Agranoff, Senior Principal Member of Technical Staff, could reduce its future success. In addition, competition for highly skilled managerial, engineering, sales and marketing personnel is intense and Harris & Jeffries may not be successful in attracting and retaining such personnel.

HARRIS & JEFFRIES NEEDS TO PROTECT ITS INTELLECTUAL PROPERTY AND AVOID INFRINGEMENT OF THE INTELLECTUAL PROPERTY OF OTHERS.

   Harris & Jeffries' success depends in part on its ability to preserve the intellectual property rights covering its products. In particular, the rapidly evolving nature of the data communications and telecommunications industries leads companies to seek and maintain patent protection of their technology. To date, Harris & Jeffries has not sought domestic or international patent protection, but has sought to conform its products to the industry standards promulgated by a number of international bodies. It may be advantageous for Harris & Jeffries to seek patents on later inventions. The process of seeking patent protection can be time consuming and expensive. Harris & Jeffries cannot ensure that:

   -  patents will issue from currently pending or future applications;

   - its existing patents or any new patents will be sufficient in scope or strength to provide meaningful protection or any commercial advantage to Harris & Jeffries;

   - foreign intellectual property laws will protect its intellectual property rights; or

   - others will not independently develop similar products, duplicate its products or design around any patents issued to Harris & Jeffries.

   Many of Harris & Jeffries' competitors have the financial and engineering resources to pursue broad patent portfolios in spite of these obstacles.

   Intellectual property rights are uncertain and involve complex legal and factual questions. Harris & Jeffries may be unknowingly infringing on the proprietary rights of others and may be liable for that infringement, which could result in significant liability for Harris & Jeffries. In certain instances Harris & Jeffries has been informed that it may infringe third party intellectual property rights that would prevent its use and sale of its products. If Harris & Jeffries does infringe the proprietary rights of others, it could be forced to either seek a license to intellectual property rights of others or alter its products so that they no longer infringe the proprietary rights of others. Depending upon the nature of the infringement, a license could be very expensive to obtain or may not be available at all. Similarly, changing Harris & Jeffries' products or processes to avoid infringing the rights of others may be costly or impractical. Avoiding allegations of infringement may be difficult since Harris & Jeffries is unaware of the contents of pending patent applications when it develops its products. In addition, certain parties may attempt to secure patent coverage for protocols and technologies covered by international standards, to which Harris & Jeffries must adhere in order to meet the needs of its customers.

   If Harris & Jeffries was to become involved in a dispute regarding intellectual property, whether Harris & Jeffries' or that of another company, it may have to participate in legal proceedings. These types of proceedings may be costly and time consuming for Harris & Jeffries, even if it eventually prevails. If Harris & Jeffries does not prevail, it might be forced to pay significant damages, obtain a license or stop making a product.

   Harris & Jeffries relies heavily on trade secrets, proprietary know-how and confidentiality provisions in agreements with employees and consultants to protect its intellectual property. Other parties may not comply with the terms of their agreements with Harris & Jeffries, and Harris & Jeffries may not be able to adequately enforce its rights against these parties.

POTENTIAL LITIGATION WITH RESPECT TO INTELLECTUAL PROPERTY RIGHTS COULD HARM HARRIS & JEFFRIES' BUSINESS.

   Harris & Jeffries' business faces risks of intellectual property infringement and litigation. The data communications and telecommunications industries are characterized by vigorous protection and pursuit of intellectual property rights. Harris & Jeffries has received, and may continue to receive in the future, notices of possible infringement of intellectual property rights of others.

   Harris & Jeffries may not prevail in any actions alleging infringement by Harris & Jeffries of third-party patents. If Harris & Jeffries is unsuccessful in its defense, such actions could materially and adversely affect Harris & Jeffries' business, financial condition and results of operations. Even if Harris & Jeffries is successful in such matters, the attempted enforcement of intellectual property rights by or against Harris & Jeffries could result in significant costs and diversion of Harris & Jeffries' resources and could have a material adverse effect on Harris & Jeffries' business, financial condition and results of operations. If claims or actions are asserted or commenced against Harris & Jeffries, Harris & Jeffries in certain situations may seek to obtain licenses under a third party's intellectual property rights to avert or resolve a controversy. There can be no assurance that under such circumstances a license would be available on commercially reasonable terms, if at all.

   Harris & Jeffries relies primarily on copyright, trademark and trade secret laws, as well as nondisclosure and confidentiality agreements and other methods to protect its proprietary technologies and processes. Historically, it has not sought to avail itself of patent protection for its products. There can be no assurance that the steps taken by Harris & Jeffries to prevent misappropriation or infringement of the intellectual property of Harris & Jeffries or its customers will be successful; that any future patents will not be challenged, invalidated or circumvented; or that any of the protective measures described above would provide meaningful protection to Harris & Jeffries. The absence of any patents to provide protection to Harris & Jeffries' technology would make it easier for Harris & Jeffries' competitors to offer similar products. Moreover, despite these precautions, it may be possible for a third party to copy or otherwise obtain and use Harris & Jeffries' technology without authorization, develop similar technology independently or design around Harris & Jeffries' patents. Even if Harris & Jeffries identifies infringement of its intellectual property rights, it may face practical constraints in enforcing those rights, including that of the difficulty of quantifying damages. In addition, effective copyright, trademark and trade secret protection may be unavailable or limited in certain countries.

   Harris & Jeffries has historically indemnified its customers for certain of the costs and damages of patent infringement in circumstances where Harris & Jeffries' product is the factor creating the customer's infringement exposure (generally excluding coverage where infringement arises out of the combination of Harris & Jeffries' products with products of others). This policy could have a material adverse effect on the business, financial condition and results of operations of Harris & Jeffries, particularly with respect to Harris & Jeffries' products designed for use in devices manufactured by its customers that comply with international standards. Such international standards are often covered by patent rights held by competitors of Harris & Jeffries or its customers and the combined costs of obtaining licenses from all holders of patent rights essential to such standards could be high and could have a material adverse effect on Harris & Jeffries' business, financial condition and results of operations.

HARRIS & JEFFRIES HAS A LIMITED HISTORY OF PROFITABILITY.

   Although Harris & Jeffries' revenues have increased in recent years and revenues for recent quarters have exceeded revenues for the same quarter for the prior year, Harris & Jeffries achieved profitability for the first time in 1999. In 1998, Harris & Jeffries incurred a net loss of $2.55 million for the year. Harris & Jeffries intends to increase its operating expenses significantly in 2000, particularly in research and development and sales and marketing. Harris & Jeffries' operating results will be adversely affected if its revenues do not increase significantly over the same period.


            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

   In addition to historical information, this proxy statement-prospectus and the documents incorporated by reference in this document, contain statements relating to future results. These statements include certain projections and business trends which are "forward looking" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made only as of the date of this proxy statement-prospectus. Conexant and Harris & Jeffries do not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

   Conexant's actual results may differ materially from projected results as a result of certain risks and uncertainties. These risks and uncertainties include, without limitation, those described under "Risk Factors" as well as those set forth below and those detailed from time to time in Conexant's filings with the SEC:

   - global and market conditions, including, without limitation, the cyclical nature of the semiconductor industry and the markets related to Conexant's products and those of its customers;

   -  demand for and market acceptance of new and existing products;

   -  successful development of new products;

   -  timing of new product introductions;

   - successful integration of Harris & Jeffries, as well as the successful integration of Conexant's other recent acquisitions;

   -  availability and extent of use of manufacturing capacity;

   -  pricing pressures and other competitive factors;

   -  changes in product mix;

   -  fluctuations in manufacturing yields;

   -  product obsolescence;

   - Conexant's ability to develop and implement new technologies and to obtain protection of the related intellectual property;

   -  the successful implementation of Conexant's diversification strategy;

   -  Conexant's labor relations and those of its customers and suppliers;

   - conditions to the consummation of the merger, which could affect the timing of the merger;

   - Conexant's estimates of the fair value of the assets and liabilities acquired;

   -  changes in state or federal legislation or regulations;

   -  uncertainties of litigation; and

   -  other risks and uncertainties.

   Other factors and assumptions not identified above could also cause the actual results to differ materially from those set forth in the forward-looking statements. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated in, contemplated by or implied by such statements.

                      THE HARRIS & JEFFRIES SPECIAL MEETING

DATE, TIME AND PLACE


     We are providing this proxy statement-prospectus to you in connection with the solicitation of proxies by the Harris & Jeffries board of directors for use at the special meeting to be held on Thursday, September 28, 2000, at 10:00 a.m. local time at the Holiday Inn Boston-Dedham, 55 Ariadne Road, Dedham, Massachusetts 02026, and at any adjournment or postponement of the meeting.


MATTERS TO BE CONSIDERED

     At the special meeting, Harris & Jeffries will ask you to consider and vote upon the following:

   1. A proposal to approve and adopt the merger agreement and the merger.

      This proxy statement-prospectus contains information on the merger agreement and the merger.

   2. A proposal to approve an amendment to the Harris & Jeffries articles of organization to increase the number of shares of Harris & Jeffries common stock authorized for issuance from 14,800,000 shares to 16,280,000 shares.

      The increase in the number of authorized shares of Harris & Jeffries common stock is to ensure that there is a sufficient number of shares of Harris & Jeffries common stock authorized to cover (i) the conversion rights of holders of Harris & Jeffries preferred stock, which is convertible into Harris & Jeffries common stock at any time, and (ii) the issuance to Harris & Jeffries employees (including employees of Harris & Jeffries' subsidiary in India), prior to the closing of the merger, of options to purchase an aggregate of 1,066,797 shares of Harris & Jeffries common stock. These options are called the new options. The new options will be 10% vested when issued, 15% will vest after one year and the remaining 75% will vest in equal annual installments over the following three years. One purpose of the new options is to give the Harris & Jeffries employees who will be working during the earn-out period an incentive to maximize the earn-out for themselves and for other stockholders and option holders. The earn out is described in more detail starting on page 46 of this proxy statement-prospectus.


      Stockholders should note that the issuance of the new options will reduce the number of shares of Conexant common stock that will be allocated to current Harris & Jeffries stockholders and option holders as a result of the merger. Specifically, of the 1,808,100 shares of Conexant common stock that are to be allocated among Harris & Jeffries stockholders and option holders following the closing of the merger, 118,481 shares (6.55%) will be allocated to the holders of the new options. Holders of the new options will be allocated the same percentage of any escrow/holdback shares that are distributed to stockholders and option holders.

   3. A proposal to approve an increase in the number of shares of Harris & Jeffries common stock for which options may be granted under the Harris & Jeffries Stock Option Plan from 2,000,000 shares to 2,771,022 shares.

      The number of shares of Harris & Jeffries common stock issuable under the Harris & Jeffries Stock Option Plan must be increased by 771,022 shares in order to cover the new options described above.

   4. A proposal to ratify the following actions:

      (a)amendments of the Harris & Jeffries Stock Option Plan on November 26, 1996, March 6, 1997, October 19, 1999 and July 19, 2000;

      (b)the purchase of ninety-nine percent (99%) of the stock of NetPlane Network Technologies (India) Private Limited, a subsidiary of Harris & Jeffries, owned ninety-nine percent (99%) by Harris & Jeffries and one percent (1%) by its wholly owned subsidiary, NetPlane Systems International, LLC, a Delaware limited liability company, approved by the Harris & Jeffries board of directors on May 5, 2000; a capital contribution of 7,200,000 rupees ($161,218) made by Harris & Jeffries to NetPlane Network Technologies (India) Private Limited, approved by the Harris & Jeffries board of directors on May 5, 2000; and the designation of NetPlane Systems International, LLC as Harris & Jeffries' nominee to hold 7,252 shares of NetPlane Network Technologies (India) Private Limited on behalf of Harris & Jeffries, approved by the Harris & Jeffries board of directors on June 17, 2000;

      (c)the increase in the number of authorized shares of common stock of Harris & Jeffries from 6,250,000 shares to 6,900,000 shares, as approved by the Harris & Jeffries board of directors on October 2, 1998; and

      (d)the increase in the number of authorized shares of preferred stock of Harris & Jeffries from 1,150,000 shares to 1,650,000 shares, as approved by the Harris & Jeffries board of directors on October 2, 1998.

      Approval of item (a) is being sought because of missing records of stockholder and director votes approving such actions, and, with respect to the July 19, 2000 amendment to the Harris & Jeffries Stock Option Plan, to approve a change in eligibility requirements such that no further grants may be made under the Harris & Jeffries Stock Option Plan after the closing of the merger.

      Approval of item (b) is required by the Harris & Jeffries restated articles of organization.

      Approval of items (c) and (d) are being sought because of missing records of Harris & Jeffries stockholder votes approving such actions.


   5. A proposal to approve an amendment to the Harris & Jeffries articles of organization to eliminate a provision that gives holders of Harris & Jeffries preferred stock the right to receive a greater share of the merger consideration than holders of common stock, in the event that the average daily closing sales prices of Conexant common stock for the five trading day period preceding the day before the day the merger becomes effective is less than $37.13 per share (or $37.50 per share if items 2 and 3 are approved by the stockholders at the special meeting).



      The articles of organization of Harris & Jeffries currently give holders of preferred stock a right to more of the consideration paid to stockholders in a merger (and certain other transactions) if the aggregate consideration to be received by the holders of preferred stock does not otherwise exceed certain minimum amounts. This preferential right is referred to as a "participation". The Harris & Jeffries articles of organization provide that the participation is an amount equal to the sum of $4.00 per share of preferred stock plus the amount payable to holders of Harris & Jeffries common stock as if each share of preferred stock had been converted into common stock. Once the value of the Conexant common stock that holders of preferred stock receive as merger consideration exceeds $14.00 per share of preferred stock, they will not be entitled to any participation (other than to receive shares of Conexant common stock issued as merger consideration based on the number of shares of Harris & Jeffries common stock they would own on full conversion of their preferred stock).



      If item 5 is approved by the stockholders at the special meeting, the Harris & Jeffries articles of organization would be amended, effective immediately prior to the merger, to eliminate the $4.00 per share of preferred stock portion of the participation described above. The participation would, in effect, be limited to the amount payable to holders of common stock as if each share of preferred stock had been converted into common stock. As a result, the number of shares of Conexant common stock available for exchange as merger consideration to holders of Harris & Jeffries common stock and options would not be reduced as described above if the average daily closing sales prices of Conexant common stock for the five trading day period preceding the day before the day the merger becomes effective is less than $37.13 per share (or $37.50 per share if items 2 and 3 are approved by the stockholders at the special meeting). However, if item 5 is approved by the stockholders at the special meeting, preferred stockholders will be entitled to receive cash as additional merger consideration if the average daily closing sales prices of Conexant common stock for the five trading day period preceding the day before the day the merger becomes effective is less than $37.13 per share (or $37.50 per share if items 2 and 3 are approved by the stockholders at the special meeting). Holders of common stock and options do not have a similar right.



Each proposal will be voted on separately by the stockholders of Harris & Jeffries, and no proposal is conditioned upon the approval of any other proposal. However, Harris & Jeffries will not proceed with the option grants that would be authorized if item 3 is approved unless the increase in the authorized shares described in item 2 is approved.

RECOMMENDATION OF HARRIS & JEFFRIES BOARD OF DIRECTORS

   The Harris & Jeffries board of directors has concluded that the merger agreement and the merger are fair to, and in the best interests of, Harris & Jeffries stockholders and unanimously recommends that the stockholders vote FOR the proposal to approve and adopt the merger agreement and the merger and FOR each of the other proposals to be voted on at the special meeting.

RECORD DATE


   The close of business on Monday, August 28, 2000 has been fixed as the record date for determining the holders of Harris & Jeffries common stock and preferred stock who are entitled to notice of and to vote at the special meeting. As of the record date, there were 8,505,500 shares of Harris & Jeffries common stock outstanding and 1,476,000 shares of preferred stock outstanding.


VOTING POWER; QUORUM

   Holders of record of shares of Harris & Jeffries common stock on the record date are entitled to one vote per share of Harris & Jeffries common stock held on each matter submitted to a vote at the special meeting.


   Holders of record of shares of Harris & Jeffries preferred stock on the record date will have the right to vote (x) together with holders of Harris & Jeffries common stock (as if the preferred stock had been converted into common stock) on each matter that stockholders will act upon at the special meeting, and (y) also as a separate class with respect to the approval and adoption of the merger agreement and the merger and the proposal to amend the Harris & Jeffries articles of organization referred to in item 5 above. Currently, each share of Harris & Jeffries preferred stock may be converted into 2.7884 shares of Harris & Jeffries common stock. If the proposals in items 2 and 3 are approved by the stockholders at the special meeting, each share of Harris & Jeffries preferred stock will be convertible into 3.02635 shares of Harris & Jeffries common stock.


   The presence in person or by proxy of the holders of shares representing a majority of the voting power of Harris & Jeffries common stock and preferred stock entitled to vote is necessary to constitute a quorum for the transaction of business at the special meeting. Harris & Jeffries will count shares of its capital stock represented in person or by proxy for the purpose of determining whether a quorum is present at the special meeting. Harris & Jeffries will also treat shares that abstain from voting as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists.

VOTE REQUIRED


   The affirmative votes of holders of (i) at least two-thirds of the combined voting power of the shares of Harris & Jeffries common stock and preferred stock outstanding and entitled to vote, voting together as a class, and (ii) at least two-thirds of the shares of Harris & Jeffries preferred stock outstanding and entitled to vote, voting separately as a class, are required to approve and adopt the merger agreement and the merger and the proposal to amend the Harris & Jeffries articles of organization referred to in item 5 above. The affirmative vote of at least a majority of the votes entitled to be cast by holders of all shares of common stock and preferred stock outstanding and entitled to vote, voting together as a class, is required to approve each of the other matters which the Harris & Jeffries stockholders are being asked to vote on at the special meeting.


   Ethan F. Harris, Deepak Shahane, The Celia M. Jeffries Trust - 1999 (Celia M. Jeffries, Trustee), The David S. Jeffries Trust - 1999 (David S. Jeffries, Trustee), InSight Capital Partners II, L.P., InSight Capital Partners (Cayman) II, L.P. and WI Software Investors LLC have agreed with Conexant that they will vote all of their shares of common stock and preferred stock in favor of the proposal to approve and adopt the merger agreement and the merger. If they do vote in favor, the merger agreement and the merger will be approved, without regard to the votes cast by any other stockholder. The voting agreements do not relate to any other proposals to be voted upon at the special meeting of Harris & Jeffries stockholders.

   The directors and executive officers of Harris & Jeffries, together with their affiliates, hold or control approximately 53.6% of the common stock and 50% of the preferred stock entitled to vote on the merger agreement and the merger and the other matters being presented for approval at the special meeting. Conexant and its directors, executive officers and affiliates do not hold any shares of Harris & Jeffries common stock or preferred stock.

PROXIES

   This proxy statement-prospectus is accompanied by a form of proxy to be used at the special meeting. All shares of stock entitled to vote and represented at the special meeting by properly executed proxies received before or at the meeting, and not revoked, will be voted at the meeting according to the instructions indicated on the proxies. If a proxy is properly executed but no vote is specified, the proxy will be voted for the proposal to approve and adopt the merger agreement and the merger and for each of the other proposals referred to in items 2 through 5 of the matters to be considered at the special meeting.

   If any other matters are properly presented for consideration at the special meeting, the persons named in the enclosed form of proxy will have the discretion to vote on those matters using their best judgment. Additional matters which may come before the meeting include consideration of a motion to adjourn the meeting to another time and/or place, which may be necessary for the purpose of soliciting additional proxies from you.

REVOCABILITY OF PROXIES

   Any proxy you give may be revoked at any time before it is voted at the special meeting. You may revoke a proxy in one of the following three ways:

   - you can send a signed written notice stating that you would like to revoke your proxy.

   -  you can complete and submit a new proxy.

   - you can attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy; you must request a ballot and vote at the special meeting.

To be effective, any written notice of revocation or any new proxy card must be received by Harris & Jeffries, Inc., 888 Washington Street, Dedham, Massachusetts 02026, Attention: David S. Jeffries, Corporate Clerk, prior to the time of the special meeting.

SOLICITATION OF PROXIES; EXPENSES

   Harris & Jeffries will pay the expenses of the solicitation of proxies for the special meeting including the cost of printing and mailing this proxy statement-prospectus. In addition to solicitation by use of the mails, proxies may be solicited from Harris & Jeffries stockholders by directors, officers and employees of Harris & Jeffries in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

   YOU SHOULD NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

                                APPRAISAL RIGHTS

   If the merger is completed and you object to the merger, you are entitled to exercise appraisal rights under Massachusetts law. In order to exercise appraisal rights, you must strictly adhere to the provisions of Massachusetts law governing appraisal rights. The following is a summary of the relevant provisions of Massachusetts law. The description below is only a summary and you should refer to the relevant provisions of Massachusetts law, a copy of which is attached to this proxy statement-prospectus as Appendix D.

   In order to exercise your appraisal rights, you must take the following steps:

- send a written objection to the merger to Harris & Jeffries before the special meeting stating your intention to demand payment for your shares of capital stock if the merger is approved and the merger occurs;

-  do not vote in favor of the merger; and

- send a written demand to Harris & Jeffries for payment for your shares within 20 days after you receive notice from Harris & Jeffries that the merger has occurred. Harris & Jeffries will send the notice within ten days after the merger is completed.

   The written objection and written demand should be delivered to Harris & Jeffries, Inc., 888 Washington Street, Dedham, Massachusetts 02026, Attention:
David S. Jeffries, Corporate Clerk. We recommend that you send the objection and demand by registered or certified mail, return receipt requested.

   Please note that, if you file a written objection with Harris & Jeffries before the special meeting, you do not need to vote against the merger. However, if you file a written objection with Harris & Jeffries before the special meeting and then vote in favor of the merger, you will waive your right to exercise appraisal rights.

   If you have followed the procedures set forth above and the merger is completed, Harris & Jeffries will contact you within ten days after the effective time of the merger in order to determine the fair value of your capital stock. The "fair value" of your capital stock will be determined as of the day before the merger is approved by Harris & Jeffries stockholders and will exclude any value arising from the expectation of the merger. If Harris & Jeffries and you have not agreed as to the fair value of your stock within 30 days after you receive notice from Harris & Jeffries that the merger has occurred, both you and Harris & Jeffries will have the right to have the court determine the fair value by filing a bill in equity in the Superior Court of Norfolk County, Massachusetts no later than four months after the expiration of the negotiation period.

   After filing the bill in equity, the court or a special master will hold a hearing and enter a decree determining the fair value of your capital stock and ordering Harris & Jeffries to make payment to you of that value. You will also be paid interest from the date of the special meeting to the time that you surrender your certificates representing your shares of capital stock to the exchange agent. The determination of fair value made by the court or special master will be binding on and enforceable by Harris & Jeffries stockholders who have properly executed their appraisal rights.

   The fair value of your capital stock could be worth more than, the same as or less than the value of the Conexant common stock you would otherwise have received by exchanging your shares of capital stock for shares of Conexant common stock.

   Your appraisal rights are your only remedy if you object to the merger, unless the merger is determined to have been illegal or fraudulent.

   If you exercise your appraisal rights, after the merger is completed you will not have any rights as a stockholder of either Harris & Jeffries or Conexant, including the right to receive notices of meetings, vote at meetings or receive dividends, if any.

   Conexant has the right to terminate the merger agreement if Harris & Jeffries stockholders exercise appraisal rights for more than 1.0% of the total number of shares of Harris & Jeffries common stock and preferred stock outstanding immediately prior to the merger.

                                   THE MERGER

GENERAL

   In the merger, all shares of Harris & Jeffries common stock and preferred stock outstanding immediately prior to the merger will be exchanged for shares of Conexant common stock, and any options for Harris & Jeffries common stock issued under the Harris & Jeffries Stock Option Plan that are outstanding immediately prior to the merger will become options for Conexant common stock.

The number of Conexant shares you will be entitled to receive as merger consideration in exchange for your Harris & Jeffries stock or on exercise of your Harris & Jeffries options will be calculated immediately before the effective time of the merger. Your share of the merger consideration will vary depending on a number of factors. The principal factors are:

      - whether you hold Harris & Jeffries common stock, preferred stock or options, and if you hold options, whether and to what extent you exercise those options;

      - whether the Harris & Jeffries stockholders approve the proposals in items 2 and 3 to permit the grant of options for an additional 1,066,797 shares of Harris & Jeffries common stock immediately prior to the merger; and

      - whether the average closing sale price of Conexant common stock for the five trading day period preceding the day before the day the merger becomes effective is less than $37.13 per share (or $37.50 per share if items 2 and 3 are approved by stockholders at the special meeting). This will not be a factor if item 5 is approved by the stockholders at the special meeting.



      Merger Consideration for Preferred Stock. If you own Harris & Jeffries preferred stock you will be entitled to receive shares of Conexant common stock issued as merger consideration based on the number of shares of Harris & Jeffries common stock you would own on full conversion of your preferred stock. Currently, each share of Harris & Jeffries preferred stock may be converted into
2.7884 shares of Harris & Jeffries common stock. If the proposals in items 2 and 3 are approved by stockholders at the special meeting, each share of Harris & Jeffries preferred stock will be convertible into 3.02635 shares of Harris & Jeffries common stock.



      The number of shares of Conexant common stock you receive for each share of Harris & Jeffries common stock you would own on conversion will be computed in the same manner as described below for common stock, unless the preferred stock is entitled to a participation. If the preferred stock is entitled to a participation, your share of the merger consideration will be increased for each share of preferred stock you own. The Harris & Jeffries articles of organization provide that the participation is an amount equal to the sum of $4.00 per share of preferred stock plus the amount payable to holders of Harris & Jeffries common stock as if each share of preferred stock had been converted into common stock. Once the value of the Conexant common stock you receive as merger consideration exceeds $14.00 per share of preferred stock, you will not be entitled to any participation (other than to receive shares of Conexant common stock issued as merger consideration based on the number of shares of Harris & Jeffries common stock you would own on full conversion of your preferred stock). The preferred stock will not be entitled to a $4.00 per share participation if item 5 is approved by the stockholders at the special meeting.



      If item 5 is approved by the stockholders at the special meeting, you will be entitled to receive cash as additional merger consideration if the average daily closing sales prices of Conexant common stock for the five trading day period preceding the day before the day the merger becomes effective is less than $37.13 per share (or $37.50 per share if items 2 and 3 are approved by the stockholders at the special meeting). This cash amount, on a per share basis, will be equal to the difference between the actual average daily closing sales prices of Conexant common stock for the five trading day period preceding the day before the day the merger becomes effective and $37.13 per share (or $37.50 per share if items 2 and 3 are approved by the stockholders at the special meeting), up to a maximum amount. The maximum amount is the lesser of $4.00 per share of Harris & Jeffries preferred stock and the amount that, when combined with all other payments that might be treated as "boot" under the Internal Revenue Code, could result in the merger becoming a taxable transaction.



      Merger Consideration for Common Stock. If you own Harris & Jeffries common stock you will be entitled to receive shares of Conexant common stock issued as merger consideration based on the number of shares of Harris & Jeffries common stock you own immediately prior to the merger. The number of Conexant shares you are entitled to receive will be calculated immediately before the effective time of the merger by multiplying the number of shares of common stock you hold immediately prior to the merger by the applicable exchange ratio and then rounding that product down to the nearest whole number of shares, subject to reduction if the preferred stock is entitled to a participation. The preferred stock will not be entitled to a $4.00 per share participation if item 5 is approved by the stockholders at the special meeting.

      The applicable exchange ratio will depend on whether the Harris & Jeffries stockholders approve at the special meeting the proposals in items 2 and 3 permit the grant of options for an additional 1,066,797 shares of Harris & Jeffries common stock immediately prior to the merger. If the proposals are approved and the options are granted, the exchange ratio will be approximately 0.11106; otherwise the exchange ratio will be approximately 0.12177. For example, if you hold 100 shares of Harris & Jeffries common stock and the exchange ratio is 0.12177, your merger consideration would be 12 shares of Conexant common stock and a cash payment for the value of 0.177 of a whole share.



      If the preferred stock is entitled to a participation, each Harris & Jeffries common stockholder's share of the merger consideration will be reduced. The amount of the reduction will depend on the number of shares of Conexant common stock required for the participation, based on the value of the Conexant common stock at that time. The number of shares of Conexant common stock you would forego as a result of the participation would be the product of the number of shares of Conexant common stock required for the participation and your relative percentage of the fully-diluted share number. The fully-diluted share number is the total number of shares of Harris & Jeffries common stock that are outstanding or would be outstanding upon conversion in full of all preferred stock (after giving effect to the exercise of all outstanding warrants to purchase preferred stock) and exercise in full of all outstanding options for common stock, whether vested or unvested, at the time the merger becomes effective. Each Harris & Jeffries common stockholder's share of the merger consideration will not be reduced as a result of the participation if item 5 is approved by the stockholders at the special meeting.


      Merger Consideration for Common Stock Options. If you own outstanding options for Harris & Jeffries common stock issued under the Harris & Jeffries Stock Option Plan, each of your options will be converted into an option to acquire the number of shares of Conexant common stock that you would have received in the merger if you had exercised the option immediately prior to the closing of the merger, and the exercise price will be adjusted appropriately. The number of shares of Conexant common stock subject to the converted option will be equal to the number of shares of Harris & Jeffries common stock subject to the option immediately prior to the merger multiplied by the applicable exchange ratio, rounded down to the nearest whole share, subject to reduction if the preferred stock is entitled to a participation. The adjusted exercise price will be equal to the exercise price per share of Harris & Jeffries common stock subject to the option before the conversion divided by the applicable exchange ratio, rounded up to the nearest whole cent. If the preferred stock is entitled to a participation, the number of shares of Conexant common stock you would receive under your converted option would be reduced in a manner similar to that described above for shares of Harris & Jeffries common stock, but the adjustment to the exercise price will not be effected. You will not be entitled to receive any shares of Conexant common stock under your converted options, except to the extent your options "vest" in accordance with the terms of the Harris & Jeffries Stock Option Plan and you elect to exercise and pay the exercise price (as adjusted by the merger agreement).

      In addition to the merger consideration described above, additional shares of Conexant common stock may be issued after the merger to holders of Harris & Jeffries common stock, preferred stock and options as described below for shares subject to holdback or escrow arrangements and shares subject to earn-out arrangements.

   SHARES SUBJECT TO INDEMNIFICATION HOLDBACK OR ESCROW ARRANGEMENTS


   You may receive additional shares of Conexant common stock (or cash payments if you hold preferred stock) shortly after September 30, 2001. At that time, Conexant will issue up to approximately 138,654 (or 139,279, if the proposals referred to in items 2 and 3 are approved) shares to persons who held Harris & Jeffries common stock or options immediately prior to the merger. These shares are called the holdback shares. The number of shares of Conexant common stock actually issued at this time will be subject to reduction for the amount of any damages Conexant is or may be entitled to recover as indemnification amounts payable under the merger agreement, as described in this proxy statement-prospectus. At the same time these holdback shares are issued, Conexant will release up to approximately 62,246 (or 61,621 if the proposals referred to in items 2 and 3 are approved) shares of Conexant common stock (or any cash proceeds from the sale of these shares) previously deposited and held in an escrow account to persons who held preferred stock of Harris & Jeffries immediately prior to the merger, subject again to reduction for any indemnity claims under the merger agreement that may be made against holders of preferred stock. These are called escrow shares. You can compute the maximum number of shares of Conexant common stock you will receive as holdback shares or escrow shares assuming no indemnification amounts are payable. To do this, multiply the number of shares of Harris & Jeffries common stock you hold (or if you hold preferred stock, the number of shares of Harris & Jeffries common stock you would hold on conversion of the preferred stock; or if you hold options, the number of shares of Harris & Jeffries common stock you would hold on exercise of all your options, whether vested or unvested) immediately prior to the merger by the applicable exchange ratio. Then round that product down to the nearest whole number of shares. Again, you would receive cash for any fractional share you might otherwise be entitled to receive.

   SHARES SUBJECT TO EARN-OUT ARRANGEMENTS

   If you hold common or preferred stock of Harris & Jeffries, or options to acquire Harris & Jeffries common stock that are vested immediately prior to the merger, you may receive additional shares of Conexant common stock at quarterly intervals after the merger. If Harris & Jeffries achieves certain revenue and operating margin goals, Conexant will issue up to an additional 718,000 shares of Conexant common stock. These shares are referred to as earn-out shares. For purposes of these tests, the merger agreement provides that:

            "Operating Margin" means an amount, expressed as a percentage, equal to (x) the consolidated operating income (loss) of Harris & Jeffries and its subsidiaries (determined prior to any allocation of corporate overhead, sales, general or administrative charges of the Conexant) before interest expense, taxes and any extraordinary or non-recurring items, adjusted to eliminate the after-tax expense associated with certain Employee Compensation Amounts (as defined in the merger agreement), divided by (y) Revenues, in each case determined in accordance with GAAP, consistently applied in accordance with Harris & Jeffries' accounting policies and practices prior to the merger.

            "Revenues" means the consolidated revenues of Harris & Jeffries and its subsidiaries as reported on its statement of operations, prepared in accordance with GAAP consistently applied in accordance with Harris & Jeffries' accounting policies and practices prior to the merger.

   The merger agreement provides for several possible payments of additional shares.

   First, if average operating margins of Harris & Jeffries for the four fiscal quarters ended June 30, 2001 are greater than 25%, Conexant will issue an additional 179,500 shares of Conexant common stock on August 31, 2001. This is referred to in the merger agreement as the "Final Earn-Out Condition".

   In addition, if certain revenue and operating margin goals are achieved during the four fiscal quarters commencing June 30, 2000, additional shares of Conexant common stock will be issued. The number of shares will vary from quarter to quarter and will depend on whether Harris & Jeffries achieves the "Interim Earn-Out Condition" or the "Partial Earn-Out Condition" for that quarter. If neither the Interim Earn-Out Condition or the Partial Earn-Out Condition is satisfied for any quarter, no additional shares will be issued in respect of that quarter, without regard to the financial performance of Harris & Jeffries in any subsequent fiscal quarter.

   To satisfy the Interim Earn-Out Condition with respect to any fiscal quarter, both (i) the revenues of Harris & Jeffries for that fiscal quarter must exceed the amount of revenues set forth below opposite that fiscal quarter, and (ii) the operating margins of Harris & Jeffries for that fiscal quarter must exceed the operating margins set forth below opposite that fiscal quarter.

  FISCAL QUARTER ENDED            REVENUES            OPERATING MARGINS
     September 30, 2000          $4,000,000                  15%
     December 31, 2000           $5,000,000                  20%
     March 31, 2001              $4,800,000                  25%
     June 30, 2001               $5,300,000                  25%

Each Interim Earn-Out Condition will be measured separately for each fiscal quarter. If the Interim Earn-Out Condition is not satisfied for any fiscal quarter, there will be no earn-out payable in respect of that fiscal quarter, without regard to any revenues or operating margins in any other fiscal quarter, except and to the extent that the Partial Earn-Out Condition is satisfied in respect of that fiscal quarter. If the Interim Earn-Out Condition is satisfied with respect to any fiscal quarter set forth below, Conexant will issue on the payment dates set forth below the number of shares of Conexant common stock set forth below:

  FISCAL QUARTER ENDED        INTERIM EARN-OUT     INTERIM EARN-OUT SHARE
                                PAYMENT DATE               NUMBER
     September 30, 2000         October 31, 2000           112,775
     December 31, 2000          January 31, 2001           140,968
     March 31, 2001             April 30, 2001             135,330
     June 30, 2001              July 31, 2001              149,427

   To satisfy the Partial Earn-Out Condition with respect to any fiscal quarter, both (i) the revenues of Harris & Jeffries for that fiscal quarter must exceed the amount of revenues set forth below opposite that fiscal quarter but be less than or equal to the revenues for that period set forth in the definition of Interim Earn-Out Condition and (ii) the operating margins of Harris & Jeffries for that fiscal quarter must exceed the amount of operating margins set forth below opposite that fiscal quarter.

  FISCAL QUARTER ENDED            REVENUES            OPERATING MARGINS
     September 30, 2000          $3,000,000                  15%
     December 31, 2000           $3,750,000                  20%
     March 31, 2001              $3,600,000                  25%
     June 30, 2001               $3,975,000                  25%

Each Partial Earn-Out Condition will be measured separately for each fiscal quarter. If the Partial Earn-Out Condition is not satisfied for any fiscal quarter, there will be no earn-out shares payable in respect of that fiscal quarter, without regard to any revenues or operating margins in any other fiscal quarter. If the Partial Earn-Out Condition is satisfied for any fiscal quarter, Conexant will issue on the payment dates referred to above in the Interim Earn-Out Condition a number of shares of Conexant common stock equal to the product of (x) the Partial Earn-Out Ratio for that fiscal quarter, and (y) the Interim Earn-Out Share Number for that fiscal quarter (as shown in the prior chart). For this purpose, the term "Partial Earn-Out Ratio" means, with respect to any fiscal quarter of Harris & Jeffries for which the Partial Earn-Out Condition but not the Interim Earn-Out Condition has been satisfied, the fraction the numerator of which is the revenues of Harris & Jeffries for that fiscal quarter and the denominator of which is the revenues for that fiscal quarter required to satisfy the Interim Earn-Out Condition.

   Conexant may not make certain changes in the business or operations of Harris & Jeffries during the period that Harris & Jeffries is attempting to achieve the operating margin and revenue goals outlined above. Pursuant to these restrictions, Conexant may not:

      - Cause the Harris & Jeffries business, as presently conducted, to cease in whole or any material part.

      - Terminate the employment of any of the key employees referred to in the merger agreement, except for cause.

      - Take any action knowingly or deliberately designed or reasonably likely to:

         - cause the Harris & Jeffries business to be conducted other than on an arm's length basis, and in the ordinary course of business, consistent with past practice, except that treasury, finance, human resources, legal, tax, accounting, insurance, employee benefits, property management, investor relations and similar functions may be conducted on such terms as Conexant determines from time to time in the ordinary course of business;

         - cause any new employee or consultant (who is not employed, seconded to or engaged by Harris & Jeffries or any of its subsidiaries at the closing) to be employed, seconded to or engaged by Harris & Jeffries or any of its subsidiaries;

         - cause Harris & Jeffries to deviate substantially from Harris & Jeffries' current business plan;

         - materially adversely impact, individually or in the aggregate, Harris & Jeffries' ability to meet any Final, Interim or Partial Earn-Out Condition;

      - cause any change in the location of Harris & Jeffries' principal office in Dedham, Massachusetts, other than any change to a location selected by management of Harris & Jeffries required as a result of the termination of the existing lease for Harris & Jeffries' executive office; or

      - cause Deepak Shahane or David Jeffries to spend less than substantially all of their working time on the management and operations of Harris & Jeffries.

   - Fail to provide sufficient working capital for the Harris & Jeffries business.

   -  Sell Harris & Jeffries or any of its subsidiaries.

BACKGROUND OF THE MERGER

   Conexant is regularly involved in the review of strategic alliances with and acquisitions of private and public companies as part of its goal to provide advanced semiconductor product systems for communications electronics. Conexant and Harris & Jeffries have had a business relationship over the past several years. In 1998, the companies entered into a business arrangement for the creation of reference driver software which enabled the integration of Conexant's asymmetric transport mode (ATM) segmentation and reassembly (SAR) products with Harris & Jeffries' software products. Since 1998, Harris & Jeffries has supplied this reference driver software to Conexant. In late 1998, the two companies held discussions to consider further expanding the relationship. These discussions did not advance beyond preliminary explorations and there were no further material discussions regarding an expanded relationship between the companies until 2000.

   On March 30, 2000, Oleg Khaykin, Vice President, Strategy and Business Development of Conexant, telephoned Deepak Shahane, President and Chief Executive Officer of Harris & Jeffries, to discuss Conexant's relationship with Harris & Jeffries as part of Conexant's regular review of strategic alliances. Mr. Khaykin expressed Conexant's interest in a strategic relationship with Harris & Jeffries and the potential integration of Harris & Jeffries' multi-protocol label switching (MPLS) products with certain of Conexant's Personal Computing platform products. In the telephone call, Mr. Shahane suggested that he and Mr. Khaykin meet within the next few weeks at the offices of Harris & Jeffries to explore further the strategic and technological fit between the two companies.

   On April 10, 2000, Mr. Khaykin and Matthew Rhodes, Senior Vice President and General Manager, Personal Computing Division of Conexant, visited Harris & Jeffries' Dedham offices and met with Mr. Shahane and David S. Jeffries, Chief Financial Officer, and Albert Cooley, Director of Business Development, of Harris & Jeffries. The parties executed a confidentiality agreement regarding their discussions and the Harris & Jeffries executives presented the company's business plan, historical performance, strategic initiatives and product roadmaps. Mr. Shahane disclosed to the Conexant representatives that Harris & Jeffries was in serious discussions with a third party concerning a potential acquisition of Harris & Jeffries. The parties mutually agreed that they would each have separate internal discussions regarding the possibility of a strategic relationship before having further discussions between the two companies.

   On April 11, 2000, Messrs. Shahane and Jeffries reported to the board of directors of Harris & Jeffries on the April 10 meeting with Conexant. At that meeting, the Harris & Jeffries board of directors authorized Messrs. Shahane and Jeffries to engage in discussions concerning a potential merger or acquisition with Conexant and requested that Harris & Jeffries expedite the discussions with Conexant in view of the fact that discussions with another party regarding a potential acquisition were ongoing.

   On April 12, 2000, Mr. Rhodes telephoned Mr. Shahane and suggested that Harris & Jeffries' software products, which provide network control and service internetworking functions used to route large volumes of voice, video and data traffic over the Internet infrastructure, would complement Conexant's Network Access Division semiconductor system products for multi-service access, broadband access and wide area network (WAN) transport equipment. Mr. Rhodes conveyed Conexant's continued interest in Harris & Jeffries. Separately, Mr. Khaykin telephoned Mr. Shahane to reiterate Mr. Rhodes' statements and to suggest a meeting with Raouf Halim, Senior Vice President and General Manager, Network Access Division of Conexant.

   On April 17, 2000, Mr. Khaykin, Mr. Halim and Bill Giudice, Vice President of Broadband Internetworking Systems, Network Access Division of Conexant, met with Messrs. Shahane, Jeffries and Cooley in Boston, Massachusetts to discuss a potential strategic alliance between Conexant and Harris & Jeffries, including a potential acquisition of Harris & Jeffries by Conexant. The parties expressed their mutual belief that there were strong synergies to be had between the companies and that a combination of the two companies would be necessary to obtain all the potential benefits. Mr. Halim suggested scheduling a preliminary due diligence meeting to enable Conexant to get a better understanding of Harris & Jeffries' technologies and products.

   On April 19, 2000, engineering personnel from Conexant and Harris & Jeffries met at Conexant's Westborough, Massachusetts facility to discuss in detail the design and architecture of Harris & Jeffries' products. On April 21, 2000, Mr. Khaykin confirmed to Mr. Shahane that the preliminary due diligence had gone well and that Conexant was prepared to make an offer for Harris & Jeffries.

   On May 11, 2000, Messrs. Khaykin and Halim met with Messrs. Shahane and Cooley in Las Vegas, Nevada and discussed the financial terms contemplated by Conexant for an acquisition of Harris & Jeffries. Both parties agreed to move quickly to resolve all open matters.

   On May 12, 2000, Messrs. Khaykin and Halim reported to the Conexant board of directors on their discussions with Harris & Jeffries concerning a potential acquisition of Harris & Jeffries. At that meeting, the Conexant board approved continuation of the discussions with Harris & Jeffries and the submission of a letter of intent to Harris & Jeffries outlining the terms of a potential transaction and authorized Dwight W. Decker, Chairman and Chief Executive Officer of Conexant, or his designees to negotiate and enter into an agreement on behalf of Conexant providing for an acquisition of Harris & Jeffries.

   On May 12, 2000, Mr. Halim telephoned Mr. Shahane to inform him that the Conexant board of directors had authorized Conexant to proceed with potential acquisition of Harris & Jeffries. Mr. Shahane also received a brief phone call from Mr. Khaykin informing him that a draft letter of intent was being prepared and would be sent to him shortly. Mr. Shahane received a draft letter of intent during the weekend of May 13, 2000.

   Over the next few days, a number of conversations occurred between and among Messrs. Shahane and Jeffries, the board of directors of Harris & Jeffries and the managing partners at InSight Capital Partners (one of the principal investors in Harris & Jeffries). Following several days of telephonic discussions between Messrs. Khaykin and Shahane, on May 25, 2000 Conexant and Harris & Jeffries signed a letter of intent dated May 23, 2000 outlining the major terms of a potential acquisition transaction, including the aggregate consideration to be paid, the form of the consideration and an earn-out structure. In accordance with the provisions of the letter of intent, Harris & Jeffries informed other potential acquirers that it was terminating discussions with them.

   Beginning June 1, 2000, Conexant and its legal and accounting advisors conducted detailed business, legal, intellectual property and accounting due diligence with respect to Harris & Jeffries. Over the course of the next several weeks, Conexant and its representatives conducted further due diligence and the parties and their respective legal advisors conducted negotiations relating to a potential acquisition of Harris & Jeffries and the proposed terms of the merger agreement, including the structure of a proposed merger.

   On June 23, 2000, the parties executed an extension of the letter of intent. Between June 19, 2000 and July 19, 2000, a number of conference calls and meetings took place between representatives and principals of Harris & Jeffries and Conexant to discuss and negotiate the remaining terms of the definitive merger agreement for the acquisition of Harris & Jeffries and other ancillary agreements.

   On July 19, 2000, the board of directors of Harris & Jeffries met to review a draft of the merger agreement and unanimously voted to approve and adopt the merger agreement and the merger, and thereafter the merger agreement was executed by the parties. In connection with the execution of the merger agreement, certain stockholders of Harris & Jeffries agreed to vote their shares in favor of the merger. In addition, certain executive officers of Harris & Jeffries, including Messrs. Shahane and Jeffries, entered into employment and non-competition agreements. After the closing of the Nasdaq National Market on that day, Conexant issued a press release announcing the execution of the merger agreement with Harris & Jeffries.


   After July 19, 2000, the average daily closing sales prices of Conexant common stock declined from levels in effect during the period the merger agreement was negotiated and on the date the merger agreement was executed. On some days these closing prices were below the price at which the preferred stockholders of Harris & Jeffries would be entitled to a greater share of the merger consideration as a result of the participation described above. From time to time during this period, discussions occurred between Messrs. Shahane and Jeffries, as representatives of Harris & Jeffries, and Mr. Khaykin and Ms. Jean Hu, as representatives of Conexant, concerning various possible changes that might be made in the merger agreement as a result of the potential for preferred stockholders to be entitled to a participation. In addition, Messrs. Shahane and Jeffries requested that Conexant consider a number of other changes in the merger agreement, including reducing the number of shares subject to the escrow/holdback arrangements. Mr. Khaykin and Ms. Hu also proposed certain changes in the merger agreement, including changing the termination date for the merger agreement from September 30, 2000 to November 30, 2000. A number of conference calls took place between officers and representatives of Harris & Jeffries and officers and representatives of Conexant to discuss and negotiate the terms of a potential amendment of the merger agreement and other documents. On August 28, 2000, the first amendment of the merger agreement was signed by the parties to the merger agreement and consented to by certain stockholders of Harris & Jeffries that had agreed to vote in favor of the merger on the terms set forth in the merger agreement.


HARRIS & JEFFRIES' REASONS FOR THE MERGER

   In reaching its decision to approve and adopt the merger agreement and the merger, the Harris & Jeffries board of directors consulted with Harris & Jeffries' management and its legal counsel. Harris & Jeffries did not employ the services of any investment bankers or financial advisors in connection with the merger. Harris & Jeffries' board of directors also independently considered the proposed merger agreement and the transactions contemplated by the merger agreement. Among the factors considered by the Harris & Jeffries board of directors in its deliberations were the following:

   TERMS OF THE TRANSACTION. In reaching its decision, the Harris & Jeffries board of directors reviewed Harris & Jeffries' business, results of operations, and near- and longer-term prospects as an independent entity, its business model, and the financial aspects and timing of the merger as compared to the uncertain benefits and timing of an initial public offering. Harris & Jeffries' board of directors also considered Conexant's strategic position in the industry, its management, its near- and longer-term prospects and the anticipated value of the merger to Conexant. The Harris & Jeffries board of directors viewed Conexant as having a track record that demonstrates a clear ability to compete effectively in the semiconductor industry and the broader data-communications and telecommunications industries. In analyzing the terms of the proposed transaction with Conexant, the Harris & Jeffries board of directors took into account the current and historical market prices of Conexant common stock and the risks and possible rewards associated with the ownership of Conexant common stock; the substantial number of shares of Conexant common stock to be delivered to Harris & Jeffries stockholders in the merger, which reflects, in the view of the Harris & Jeffries board of directors, a fair valuation of Harris & Jeffries; the terms of the merger agreement, including representations and warranties and corresponding limitations, conditions to closing and rights of termination; the anticipated favorable impact of the merger on customers, suppliers and employees of Harris & Jeffries and Conexant; the expected qualification of the merger as a tax-free reorganization under Section 368(a) of the Internal Revenue Code; and the likelihood that the merger would be completed.

   INDUSTRY TRENDS. The Harris & Jeffries board of directors was cognizant of industry trends toward consolidation between providers of stand-alone software and hardware manufacturers as evidenced by the acquisitions of Ficon Technology by Globespan, Inverness Systems by Virata Corp., and the announced acquisition of Trillium Digital Systems by Intel. The Harris & Jeffries board of directors considered that one or more of Harris & Jeffries' competitors might enter into arrangements with semiconductor integrated circuit (IC) manufacturers to produce tightly integrated hardware and software solutions leading to reduction of the markets for Harris & Jeffries' products. It also considered the advantages that might be expected to accrue to the combined company in terms of greater size and financial strength in competing in the marketplace. The Harris & Jeffries board of directors recognized that the combination might broaden the customer base, facilitate new product development, assist in geographic expansion and make possible economies of scale that would enhance the ability of the combined company to penetrate its market.

   STRATEGIC ALTERNATIVES. The Harris & Jeffries board of directors' deliberations included consideration of the likelihood of effecting alternative transactions, management's prior discussions with other potential acquirers and strategic investors, and the possibility of continuing as an independent company with a view towards a later initial public offering. The Harris & Jeffries board of directors also considered the financial terms of the transaction in view of certain industry valuation metrics (including revenue, profitability and engineering headcount) and comparable transactions. The Harris & Jeffries board of directors took into account the views expressed by Harris & Jeffries management that Conexant occupied a premier position in the industry as the world's largest independent company focused exclusively on providing semiconductor products for communications electronics, and that Conexant appeared to be a good strategic fit. Specifically, the Harris & Jeffries board of directors believed that Conexant would be a good strategic fit based on:

   - similar market vision and product groups between Conexant and Harris & Jeffries;

   - technological developments made or planned by Conexant which are necessary to the success of Harris & Jeffries' evolving products;

   - initiatives and relationships between Conexant and major customers which are complementary to Harris & Jeffries' technology;

   -  the complementary nature of other acquisitions completed by Conexant;

   -  influence of size in the industry and the large size of Conexant;

   -  financial resources of Conexant;

   - increased liquidity available to Harris & Jeffries stockholders after the proposed merger; and

   -  the anticipated value of the merger to Conexant.

   The Harris & Jeffries board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including:

   -  the risk that its operations might not be successfully integrated;

   - the risk that, despite its efforts after the merger, key personnel might leave the combined company;

   - the risk that some or all of the contingent consideration under the merger agreement may not be received because some or all of the revenue and operating margin goals are not achieved;

   -  the risk that customers might respond negatively to the merger;

   - the difficulty of managing operations in the different geographic locations in which Conexant and Harris & Jeffries operate and will continue to operate;

   - the risk associated with payment of merger consideration solely in stock (other than any cash amount that preferred stockholders may be entitled to receive as additional merger consideration under certain circumstances); and

   - the risk that the potential benefits of the merger might not be fully realized.

   The Harris & Jeffries board of directors believes that some of these risks are unlikely to occur, that Harris & Jeffries can avoid or mitigate others, and that overall, these risks are outweighed by the potential benefits of the merger.

   TAX TREATMENT OF THE TRANSACTION. The Harris & Jeffries board of directors considered that the merger is expected to be generally tax-free for federal income tax purposes to Harris & Jeffries stockholders receiving Conexant common stock and to be accounted for under the purchase method of accounting for business combinations.

ACCOUNTING TREATMENT

   The merger will be accounted for as a "purchase" transaction for accounting and financial reporting purposes, in accordance with generally accepted accounting principles. Accordingly, a determination of the fair value of Harris & Jeffries' assets and liabilities will be made in order to allocate the purchase price to the assets acquired and the liabilities assumed.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

   The following is a summary of the material anticipated U.S. federal income tax consequences of the merger to Harris & Jeffries stockholders who hold Harris & Jeffries common stock or preferred stock as a capital asset. The summary is based on the Internal Revenue Code, Treasury regulations issued under the Code, and administrative rulings and court decisions in effect as of the date of this proxy statement-prospectus, all of which are subject to change at any time, possibly with retroactive effect.

   This summary is not a complete description of all of the consequences of the merger and, in particular, may not address U.S. federal income tax considerations applicable to Harris & Jeffries stockholders subject to special treatment under U.S. federal income tax law. Stockholders subject to special treatment include, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who acquired their shares pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold Harris & Jeffries common stock or preferred stock as part of a "hedge", "straddle", "conversion", or "constructive sale" transaction.

   In addition, no information is provided in this document with respect to the tax consequences of the merger under applicable foreign or state or local laws.

   HARRIS & JEFFRIES STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

   Conexant has been advised by Chadbourne & Parke LLP, counsel to Conexant, that assuming the merger is completed in accordance with the merger agreement, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. For U.S. federal income tax purposes, therefore, neither Harris & Jeffries nor Conexant will recognize any taxable gain or loss as a result of the merger. As a result, the material U.S. federal income tax consequences to you of the merger will be as follows:


      - You will recognize no taxable gain or loss on the receipt of shares of Conexant common stock (including the escrow shares, the holdback shares and the earn-out shares) in exchange for your Harris & Jeffries common stock or preferred stock in the merger, except with respect to: any cash you receive instead of a fractional share of Conexant common stock; if you are a Harris & Jeffries common stockholder and you receive any holdback or earn-out shares more than one year after the effective time of the merger, with respect to a portion of the holdback shares and earn-out shares you receive more than six months after the effective time; and if you are a Harris & Jeffries preferred stockholder, perhaps some or all of any cash you receive. In addition, if you are a Harris & Jeffries preferred stockholder and the escrow shares are sold, you will recognize taxable gain or loss at the time of such sale.

      - Cash for Fractional Shares. Any cash payment you receive instead of a fractional share of Conexant common stock will be treated as if the fractional share had been issued in the merger and then redeemed by Conexant. You will recognize taxable gain or loss with respect to such payment measured by the difference, if any, between the amount of cash you receive and your tax basis in that fractional share. This gain or loss should be a long-term capital gain or loss if your holding period for your Harris & Jeffries common stock or preferred stock is greater than one year at the effective time.

      - Harris & Jeffries Common Stockholders: Treatment of Holdback and Earn-out Shares. If you receive any holdback or earn-out shares more than one year after the effective time of the merger, you will be treated as receiving imputed interest income and will recognize taxable ordinary income as a result of your receipt of a portion of any holdback or earn-out shares more than six months after the effective time. The amount of taxable ordinary income you must recognize at the time such holdback or earn-out shares are received will be equal to the difference between the fair market value of the holdback or earn-out shares you receive on the day you receive such shares and the present value of such amount at the effective time. The present value of such amount will be determined by using a discount rate equal to the applicable Federal rate at the effective time, compounded semiannually.

         You will not be treated as receiving taxable imputed interest income as a result of your receipt of any earn-out shares within six months or less after the effective time of the merger.

      - Harris & Jeffries Preferred Stockholders: Treatment of Additional Preferred Stock Consideration. If you receive additional preferred stock consideration and your tax basis is less than the sum of the fair market value of the Conexant common stock you receive (including any fractional shares, escrow shares and earn-out shares you are treated as receiving) plus the amount of additional preferred stock consideration you receive, you will recognize taxable gain in an amount equal to the lesser of (a) the amount of gain you realize and (b) the amount of additional preferred stock consideration you receive. The amount of gain you realize will generally be calculated as the amount by which the sum of the fair market value of the Conexant common stock you receive plus the amount of additional preferred stock consideration you receive exceeds the tax basis of the Harris & Jeffries preferred stock you surrender.

         Any gain that you recognize should generally be capital gain, and should be long-term capital gain if your holding period for the Harris & Jeffries preferred stock you surrender is greater than one year at the effective time.

         You will not recognize any loss upon the receipt of Conexant common stock and any additional preferred stock consideration.


      - Harris & Jeffries Preferred Stockholders: Treatment of Escrow and Earn-out Shares. You will be treated as receiving the escrow shares at the effective time. To the extent that all or any portion of the escrow shares are sold, you will recognize taxable gain or loss measured by the difference, if any, between your allocable share of the cash received by the escrow agent and your tax basis in your allocable portion of the escrow shares sold. This gain or loss should be a long-term capital gain or loss if your holding period for your Harris & Jeffries preferred stock is greater than one year at the effective time. To the extent that all or any portion of the escrow shares are sold and the escrow agent distributes to you less than your allocable share of such aggregate cash proceeds, you will recognize a capital loss equal to the amount of such difference.

         If you receive the earn-out shares within one year or less from the effective time, you will not be treated as receiving taxable imputed interest income (under rules described above under Harris & Jeffries Common Stockholders: Treatment of Holdback and Earn-out Shares) on your receipt of such shares. Under the merger agreement, the earn-out shares are to be distributed to Harris & Jeffries stockholders on or before August 31, 2001.


      - Tax Basis: Harris & Jeffries Common Stockholders. The aggregate tax basis of the shares of Conexant common stock you receive in the merger (including any fractional share you are treated as receiving) will be the same as your aggregate tax basis in the shares exchanged for that stock.



      - Tax Basis: Harris & Jeffries Preferred Stockholders. The aggregate tax basis of the shares of Conexant common stock you receive in the merger (including any fractional shares, escrow and earn-out shares you are treated as receiving) will equal your aggregate tax basis in the shares of Harris & Jeffries preferred stock you surrender, decreased by the amount of additional preferred stock consideration you receive, and increased by the amount of gain you recognize on the exchange.


      - Holding Period. The holding period of the Conexant common stock you receive in the merger (including any fractional share you are treated as receiving) will include your holding period for the shares of Harris & Jeffries common stock or preferred stock you surrender in exchange for that Conexant common stock.

      - Appraisal Rights. If you exercise your appraisal rights and receive solely cash in exchange for your Harris & Jeffries common stock or preferred stock, you generally will recognize taxable capital gain or loss measured by the difference between the amount of cash you receive and your tax basis in the shares of Harris & Jeffries common stock or preferred stock surrendered. However, if you also own Conexant common stock or are treated as owning common stock, the payment may be treated as a dividend to you.

   Information Reporting and Backup Withholding. Payments you receive in respect of your Harris & Jeffries common stock or preferred stock may be subject to information reporting to the IRS and to a 31% backup withholding tax. Backup withholding will not apply, however, to a payment if you complete and sign the substitute Form W-9 that will be included as part of the transmittal letter provided to you by the exchange agent, or you otherwise prove to Conexant and the exchange agent that you are exempt from backup withholding. You will receive a credit against your U.S. federal income tax liability for any amount withheld under these rules.

REGULATORY APPROVALS

   Except for compliance with federal and state securities laws, the merger is not subject to federal or state regulatory requirements or approvals.

   Merger documents must be filed on behalf of H&J Acquisition Sub and Harris & Jeffries with the Secretary of State of the Commonwealth of Massachusetts and the Secretary of State of the State of Delaware in order to effect the merger.

FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTIONS

   This proxy statement-prospectus does not cover any resales of the Conexant common stock you will receive in the merger, and no person is authorized to make any use of this proxy statement-prospectus in connection with any such resale.

   All shares of Conexant common stock you will receive in the merger will be freely transferable, except that if you are deemed to be an "affiliate" of Harris & Jeffries under the Securities Act of 1933 at the time of the special stockholders meeting, you may resell those shares only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be affiliates of Harris & Jeffries for those purposes generally include individuals or entities that control, are controlled by, or are under common control with, Harris & Jeffries, and would not include stockholders who are not officers, directors or principal stockholders of Harris & Jeffries.

NASDAQ NATIONAL MARKET TRADING

   The shares of Conexant common stock that are to be issued in connection with the merger will be authorized for listing on the Nasdaq National Market. If Conexant and Harris & Jeffries complete the merger, stockholders will be able to trade the shares of Conexant common stock they receive in the merger on the Nasdaq National Market. Harris & Jeffries is a privately held company and is not listed on any exchange, quoted on any trading market or subject to reporting requirements under the Securities Exchange Act of 1934, as amended. Consequently, Harris & Jeffries does not need to make any filings under the Securities Exchange Act or any stock exchange with respect to the merger.


                              THE MERGER AGREEMENT


   THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS OF THE MERGER AGREEMENT, AFTER GIVING EFFECT TO THE FIRST AMENDMENT OF THE MERGER AGREEMENT. THE MERGER AGREEMENT IS ATTACHED AS APPENDIX A-1 TO THIS PROXY STATEMENT-PROSPECTUS, AND THE FIRST AMENDMENT IS ATTACHED AS APPENDIX A-2 TO THIS PROXY STATEMENT-PROSPECTUS. THE MERGER AGREEMENT AND THE FIRST AMENDMENT ARE INCORPORATED IN THIS PROXY STATEMENT-PROSPECTUS BY REFERENCE. YOU SHOULD READ THE FULL TEXT OF THE MERGER AGREEMENT AND THE FIRST AMENDMENT BECAUSE THEY, AND NOT THIS PROXY STATEMENT-PROSPECTUS, ARE THE LEGAL DOCUMENTS THAT GOVERN THE MERGER.


THE MERGER

   When the merger contemplated by the merger agreement occurs, H&J Acquisition Sub will merge with and into Harries & Jeffries. As a result, H&J Acquisition Sub will cease to exist as a separate corporate entity and Harris & Jeffries will continue as the surviving corporation and will become a wholly-owned subsidiary of Conexant.

   The merger agreement provides that at the time merger documents are filed:

      - Harris & Jeffries' articles of organization will be the articles of organization of the surviving entity except that they will be amended, as of the effective time of the merger, to change the name of the surviving corporation to "NetPlane Systems, Inc."

      - the by-laws of Harris & Jeffries, as in effect when the merger documents are filed, will be the by-laws of the surviving corporation as of the effective time of the merger.

      - those persons who are the directors and officers of H&J Acquisition Sub when the merger documents are filed will be the directors and officers of the surviving corporation

CLOSING AND EFFECTIVE TIME OF THE MERGER

   The closing of the merger will take place on the first business day on which all closing conditions have been satisfied or waived, or at such other time as Conexant, H&J Acquisition Sub and Harris & Jeffries agree in writing. The closing is expected to take place promptly after the approval of the merger by Harris & Jeffries stockholders.

   The merger will be effective upon the filing of merger documents with the Secretary of State of the Commonwealth of Massachusetts and the Secretary of State of the State of Delaware, unless the merger documents specify a later effective time, in which case the merger will be effective at the later time specified.

PROCEDURE TO EXCHANGE CERTIFICATES

   After the merger becomes effective, Conexant will deposit with an exchange agent shares of Conexant common stock to be exchanged for outstanding shares of Harris & Jeffries stock and all funds necessary for the exchange agent to make payments instead of fractional shares. The exchange agent will mail letters of transmittal and instructions regarding the exchange process to each record holder of shares of Harris & Jeffries stock promptly following the merger. Upon surrender of Harris & Jeffries stock certificates, together with the letter of transmittal completed and duly executed, each Harris & Jeffries stockholder will receive a book-entry statement setting forth the number of shares of Conexant common stock such stockholder received in the merger and held in uncertificated form for his or her account. Once the holders of certificates previously representing Harris & Jeffries stock surrender these certificates, they will receive any dividends or other distributions on the Conexant common stock that have a record date after the merger and a payment date before the holder surrenders the Harris & Jeffries stock certificate. However, Conexant will not pay any dividends until the holder of the Harris & Jeffries stock certificate surrenders that certificate. The holder will also receive any dividends or other distributions with a record date after the merger but before the surrender, and a payment date after the surrender. In each case, taxes will be withheld as required. No interest will be paid or accrued on unpaid dividends or distributions, if any, which will be paid on surrender of Harris & Jeffries stock certificates.

   No certificates or scrip representing fractional shares of Conexant common stock will be issued upon the surrender of Harris & Jeffries stock certificates. Each holder of a Harris & Jeffries stock certificate at the time of merger, who would otherwise be entitled to receive a fractional share of Conexant common stock will receive cash. The amount of cash paid instead of fractional shares will be the fraction of a share of Conexant common stock that would otherwise be issued multiplied by the five-day average closing price per share of Conexant common stock on the Nasdaq National Market based on the five full trading days preceding the date prior to the closing of the merger. The exchange agent will pay this amount without interest.

   Any shares of Conexant common stock issued in the merger together with any dividends or distributions or cash instead of fractional shares deposited by Conexant with the exchange agent that remain undistributed to holders of Harris & Jeffries stock certificates six months after the merger will be delivered to Conexant. Any holders of Harris & Jeffries stock certificates who have not complied with the exchange procedures before the six-month anniversary of the merger may only look to Conexant for payment of Conexant common stock, cash instead of fractional shares and any unpaid dividends and distributions on Conexant common stock. None of Conexant, H&J Acquisition Sub, Harris & Jeffries or the exchange agent will be liable to you for any amount properly delivered to a public official under applicable abandoned property, escheat or similar law.

   The exchange agent will deliver Conexant common stock, any cash instead of fractional shares and any unpaid dividends or distributions with respect to Conexant common stock in exchange for lost, stolen, or destroyed Harris & Jeffries stock certificates if the record holder of such stock certificates signs an affidavit of loss, theft or destruction. Conexant may also, in its discretion, require the holder of a lost, stolen or destroyed certificate to deliver a bond in reasonable sum as indemnity against any claim that might be made against Conexant regarding the alleged lost, stolen or destroyed certificate.

   YOU SHOULD NOT SEND STOCK CERTIFICATES WITH YOUR PROXY AND SHOULD NOT SURRENDER STOCK CERTIFICATES BEFORE THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER AND YOUR RECEIPT OF A LETTER OF TRANSMITTAL AND INSTRUCTIONS REGARDING THE EXCHANGE PROCEDURES FROM THE EXCHANGE AGENT.

REPRESENTATIONS AND WARRANTIES

   The merger agreement contains essentially reciprocal representations and warranties made by each of Conexant, H&J Acquisition Sub and Harris & Jeffries with regard to the following matters:

      - corporate organization, good standing, qualification and other corporate matters;

      -  capital structure;

      - corporate power and authority to execute, deliver and perform their obligations, and to complete the merger;

      -  required consents and approvals, and absence of violations of law;

      -  brokers' or finders fees; and

      - the accuracy of the information contained in the registration statement of which this proxy statement-prospectus forms a part.

   Harris & Jeffries also made additional representations and warranties to Conexant relating to the following matters:

      -  subsidiaries;

      -  books and records;

      -  financial statements;

      -  absence of certain changes;

      -  litigation;

      -  compliance with applicable laws and required licenses and permits;

      -  environmental matters;

      -  tax matters;

      -  employee benefit plans and labor matters;

      -  compensation arrangements;

      -  title to property and leases;

      -  intellectual property matters;

      -  material contracts;

      -  insurance;

      -  relationships with customers and suppliers;

      -  disclosure of material facts;

      -  interests in other entities;

      -  product liability; and

      -  the Hart-Scott-Rodino Act of 1976, as amended.

   Conexant and H&J Acquisition Sub also made additional representations and warranties to Harris & Jeffries relating to Conexant's SEC reports and the continuation of the Harris & Jeffries business following the merger.

COVENANTS

   CONDUCT OF BUSINESS

   Harris & Jeffries has agreed that, during the period from the date of the merger agreement through the closing, Harris & Jeffries and each of its subsidiaries will:

      - carry on its business in the ordinary course consistent with past practice;

      - use its best efforts to preserve intact its present business organization and keep available the services of its current officers and employees;

      - use its best efforts to preserve its relationships with customers, suppliers and others having business dealings with it and to preserve good will;

      - confer with Conexant on a regular basis regarding material operational matters; and

      - report to Conexant as and when requested concerning the status of the business, operations and finances of Harris & Jeffries and its subsidiaries.

   In addition, unless Conexant consents in writing or the merger agreement or applicable law provides otherwise, Harris & Jeffries has agreed that, during the period from the date of the merger agreement through the closing, it will not and will not agree to:

      - issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock or its voting securities or any securities convertible into such shares, or any rights, warrants or options to acquire any of its capital stock, voting securities or convertible securities, except for the options to purchase an additional 1,066,797 shares of Harris & Jeffries common stock;

      - declare, set aside or pay any dividend or make any other distribution with respect to any of its shares of capital stock;

      - redeem, purchase or otherwise acquire any of its shares of capital stock or any other securities or any rights, warrants or options to acquire any such shares or securities;

      -  split, combine or reclassify any of its shares of capital stock;

      - issue, authorize the issuance of or grant any registration rights with respect to, any shares of its capital stock or any other securities;

      -  amend its articles of organization or by-laws;

      - alter through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure or ownership;

      -  acquire or agree to acquire (a) by merging or consolidating with, or
         (b) by purchasing a substantial portion of the assets of or equity in, or (c) by any other manner, any business or any corporation, partnership, association or other entity that in the aggregate have a value in excess of 0.5% of Harris & Jeffries' total assets;

      - enter into any business other than its business as described in the merger agreement;

      - acquire or agree to acquire any assets that in the aggregate have a value in excess of 0.5% of Harris & Jeffries' total assets;

      - sell, transfer or lease any assets, except for the sale of inventory in the ordinary course of business consistent with past practice;

      - license, sell, transfer, pledge, modify, disclose, dispose of or permit to lapse any intellectual property rights, except in the ordinary course of business consistent with past practice;

      - approve any annual operating budget for Harris & Jeffries or for any of its subsidiaries;

      -  revalue any of its assets;

      - make any change in accounting methods, policies, practices or principles;

      - suffer any damage, destruction or other loss, whether or not covered by insurance in excess of $100,000;

      -  purchase any real property or enter into any lease;

      - amend, renegotiate or terminate any contract except in the ordinary course of business consistent with past practice;

      -  make any capital expenditure in excess of $50,000;

      - enter into any purchase contracts in excess of its normal operating inventories or at prices above customary prices or any sales contracts in excess of $50,000 or at prices below customary prices;

      - except in the ordinary course of business consistent with past practice,

         - incur any additional indebtedness in a single transaction or a group of related transactions,

         -  enter into a guaranty,

         - engage in any other financing arrangements having a value in excess of 0.5% of Harris & Jeffries' total assets, or

         - make any loans, advances or capital contributions to, or investments in, any other entity;

   - incur, assume, create or guarantee, directly or indirectly, any liability, except for trade or business obligations in the ordinary course of business consistent with past practice;

   - make any tax election, change any annual tax accounting period, amend any tax return, settle or compromise any income tax liability, enter into any closing agreement, settle any tax claim or assessment, surrender any right to claim a tax refund or fail to make the payments or consent to any extension or waiver of the limitations period applicable to any tax claim or assessment;

   - enter into any transaction with any affiliate of Harris & Jeffries, any of its subsidiaries or its stockholders other than in the ordinary course of business consistent with past practice;

   - make any payment in excess of $10,000 to any Harris & Jeffries stockholder or any affiliate of a stockholder;

   - grant any officer or director any increase in, or voluntarily accelerate the vesting of, compensation, severance or termination pay;

   - waive, amend or allow to lapse any term or condition of any confidentiality, "standstill", consulting, advisory or employment agreement;

   - enter into, terminate or modify in any material respect any employment, severance, termination or consulting agreement with any employee, officer, director or consultant;

   - increase or establish any bonus, insurance, deferred compensation, pension, retirement, savings, profit-sharing, stock option, stock purchase or other employee benefit plan or agreement or arrangement, excluding one-time cash bonus payments to certain employees in an aggregate amount not to exceed $19,000 in the aggregate;

   - suffer or receive threats of any labor strike, dispute, slowdown or work stoppage;

   - pursuant to bankruptcy law, (a) commence a voluntary case, (b) consent to the entry of an order for relief against it in an involuntary case, (c) consent to the appointment of a custodian of it or for all or substantially all of its property or (d) make a general assignment for the benefit of its creditors; or

      settle any action pending on, or commenced after, the date of the merger agreement.

   Harris & Jeffries will promptly notify Conexant of any action described above or any other material adverse change to Harris & Jeffries or its subsidiaries.

   STOCKHOLDER MEETING

   Harris & Jeffries has agreed to call a meeting of its stockholders for the purposes of considering the approval and adoption of the merger agreement and approval of the merger as promptly as practicable after this proxy statement-prospectus is mailed to Harris & Jeffries stockholders. The board of directors of Harris & Jeffries has unanimously agreed to recommend to its stockholders that they approve and adopt the merger agreement and the merger; provided, however, that the board of directors of Harris & Jeffries may withdraw, modify or change its approval or recommendation where failure to do so could result in breach of its fiduciary duties.

   NOTICE OF CERTAIN EVENTS

   Harris & Jeffries has agreed that, during the period from the date of the merger agreement through the closing, it will promptly notify Conexant in writing of any of the following:

      - a notice or other communication from a governmental entity or from a third party alleging that its consent is required in connection with the merger agreement or the merger;

      - any action or investigation commenced or threatened against Harris & Jeffries;

      - any order or notification relating to any material or claimed violation of law related to Harris & Jeffries;

      - the occurrence or non-occurrence of any event that would cause any representation or warranty made by Harris & Jeffries in the merger agreement to be untrue or inaccurate in any material respect; or

      - the failure of Harris & Jeffries to comply with or satisfy any covenant, condition or agreement under the merger agreement.

   AFFILIATES

   Harris & Jeffries has agreed to cause all indebtedness owed to Harris & Jeffries or any of its subsidiaries by a stockholder or any affiliate of a stockholder or any of their officers, directors or employees to be paid in full prior to closing.

   ACQUISITION PROPOSALS

   Harris & Jeffries has agreed to not, and has agreed to cause its officers, directors, employees, agents, investment bankers, advisors and representatives to not solicit, encourage, initiate, participate in or facilitate or consent to any negotiations or discussions with respect to any acquisition proposal or disclose to any person any information that will lead to, any acquisition proposal.

   An acquisition proposal is defined in the merger agreement as any offer, indication or proposal relating to the acquisition of (or any equity interest in) Harris & Jeffries or any of its subsidiaries, its business or any part thereof.

   Harris & Jeffries has agreed to notify Conexant immediately in the event Harris & Jeffries receives any acquisition proposal or any inquiry that could lead to any acquisition proposal.

   EMPLOYEE BENEFIT MATTERS

   Harris & Jeffries has agreed to amend the Harris & Jeffries Stock Option Plan and to take all actions necessary to provide that the Harris & Jeffries 401(k) Plan is terminated effective immediately prior to the closing.





   FEES AND EXPENSES

   Conexant and Harris & Jeffries have agreed that each party incurring costs and expenses in connection with the merger agreement will pay for those costs and expenses, subject to certain exceptions. Conexant has agreed to pay the fees and out-of-pocket expenses of counsel, accountants, investment bankers and other professional advisors engaged in connection with the merger by Harris & Jeffries and the reasonable fees and expenses of one firm of counsel for the Harris & Jeffries stockholders, provided such fees and expenses, in the aggregate, are not in excess of the lesser of (x) $2 million or
(y) the cash available to Harris & Jeffries on the closing date. Any excess shall be paid promptly by the Harris & Jeffries stockholders.

   OPPORTUNITY TO CURE

   If Conexant discovers any circumstances that constitute a breach by Harris & Jeffries of any of its representations and warranties contained in the merger agreement or in any related agreement, Conexant has agreed to give Harris & Jeffries prompt written notice of and a reasonable opportunity to cure the breach.

   CONSENTS AND APPROVALS

   Conexant and Harris & Jeffries each has agreed to:

      - cooperate with each other to make all filings required to be made in connection with the merger; and

      - obtain all consents, waivers, licenses, approvals, actions and orders by governmental entities required to be obtained in connection with the merger agreement and the merger.

CONDITIONS PRECEDENT TO THE MERGER

   Conexant, H&J Acquisition Sub and Harris & Jeffries are required to complete the merger only if, at or before the effective time, each of the following conditions is satisfied or waived:

      - Harris & Jeffries has obtained the approvals of the Harris & Jeffries stockholders necessary to approve and adopt the merger agreement and the merger.

      - No stop order suspending the effectiveness of the Form S-4 of which this proxy statement-prospectus is a part has been issued by the SEC. All necessary "blue sky" authorizations have been received.

      - There is no action, order, suit or proceeding by any governmental entity that challenges or enjoins the merger.

      - The Conexant common stock to be issued in the merger has been approved for listing on the Nasdaq National Market.

ADDITIONAL CONDITIONS TO CONEXANT'S OBLIGATIONS

   The obligations of Conexant and H&J Acquisition Sub to complete the merger are also subject to the satisfaction or waiver by Conexant at or before the effective time of the merger of the following additional conditions:

      - The representations and warranties of Harris & Jeffries must be true and correct in all respects as of the date of the merger agreement and as of the closing date, except for any representation or warranty that speaks as of an earlier date. Conexant must receive a certificate signed on behalf of Harris & Jeffries to that effect.

      - Harris & Jeffries must perform in all material respects all the obligations it must perform under the merger agreement at or before the closing date. Conexant must receive a certificate signed on behalf of Harris & Jeffries to that effect.

      - Harris & Jeffries must obtain the consent or approval of each person whose consent or approval is required under any material contract to which Harris & Jeffries is a party.

      - There must be no law, order or other action applicable to the merger taken by a court or other governmental entity that would challenge or enjoin the merger.

      - There must be no event, change or development that is reasonably likely to have a material adverse effect on Harris & Jeffries or on the ability of Conexant or H&J Acquisition Sub to consummate the merger.

      - Certain employees of Harris & Jeffries must enter into employment agreements with Conexant and Harris & Jeffries.

      - Certain employees of Harris & Jeffries must enter into non-competition agreements with Conexant and Harris & Jeffries.

      - Certain persons must enter into repurchase agreements with Harries & Jeffries.

      - The escrow agent and certain stockholders of Harris & Jeffries must enter into an escrow agreement.

      - All of the Harris & Jeffries warrants for preferred stock must have been exercised.

      - The board of directors of Harris & Jeffries must have (a) approved the merger, (b) recommended acceptance of the merger to the Harris & Jeffries stockholders and (c) amended the Harris & Jeffries by-laws to facilitate the consummation of the merger.

      - A certain Shareholder Agreement and a certain Registration Rights Agreement, each dated August 25, 1997, must be terminated.

      - Conexant must receive resignations, effective as of the effective time, of each director of Harris & Jeffries and any of its subsidiaries as specified by Conexant.

      - Conexant must receive certified copies of resolutions of the board of directors of Harris & Jeffries terminating the Harris & Jeffries 401(k) Plan.

      - The number of dissenting shares held by Harris & Jeffries stockholders must not exceed 1.0% of the total number of shares of Harris & Jeffries common stock and preferred stock issued and outstanding immediately prior to the effective time.

ADDITIONAL CONDITIONS TO HARRIS & JEFFRIES' OBLIGATIONS

   The obligation of Harris & Jeffries to complete the merger is also subject to the satisfaction or waiver by Harris & Jeffries at or before the effective time of the merger of the following additional conditions:

      - The representations and warranties of Conexant and H&J Acquisition Sub must be true and correct in all respects as of the date of the merger agreement and as of the closing date as though made on and as of the closing date, except to the extent any representation or warranty speaks as of an earlier date. Harris & Jeffries must receive a certificate signed on behalf of Conexant to that effect.

      - Conexant and H&J Acquisition Sub must perform in all material respects all the obligations they are required to perform under the merger agreement at or before the closing date. Harris & Jeffries must receive a certificate signed on behalf of Conexant and H&J Acquisition Sub to that effect.

      - Conexant must obtain the consent or approval of each person whose consent or approval is required under any material contract to which Conexant or any of its subsidiaries is a party.

TERMINATION

   CONDITIONS TO TERMINATION


   The parties may agree at any time to terminate the merger agreement without completing the merger, even if the stockholders of Harris & Jeffries have approved and adopted it. Also, either Conexant or Harris & Jeffries can decide, without the consent of the other, to terminate the merger agreement in a number of other situations. These include a material breach by either Conexant or Harris & Jeffries of the merger agreement that has not been waived or cured within a reasonable period of time after written notice to the breaching party, the failure to satisfy as of the closing date any of the conditions precedent to the merger as specified by each of Conexant and Harris & Jeffries, and the failure to complete the merger by November 30, 2000.



   EFFECT OF TERMINATION

   In the event of termination of the merger agreement by either Conexant or Harris & Jeffries, the merger agreement will become void. There will be no continuing obligations or liabilities on the part of Conexant or Harris & Jeffries or their respective officers or directors under the merger agreement, except for those covenants and obligations related to public announcements, the confidentiality agreement, indemnification by Harris & Jeffries, expenses, jurisdiction and service of process, governing law, counterparts and termination. Another exception is that termination does not relieve the parties from any liability for any material breach of any covenant or agreement contained in the merger agreement.

   In the event of termination of the merger agreement, each party will pay its own costs and expenses. If the merger agreement is terminated as a result of a breach, the breaching party will reimburse the non-breaching party for all expenses incurred by the non-breaching party in connection with the merger agreement and the merger.

AMENDMENT

   Subject to the provisions of applicable law, at any time before the effective time of the merger, the parties to the merger agreement may modify or amend the merger agreement, by written agreement executed and delivered by their duly authorized officers.


APPOINTMENT OF STOCKHOLDER REPRESENTATIVE

   Under the merger agreement, Deven Parekh will act as the representative of Harris & Jeffries stockholders. The stockholder representative will exercise all of the rights and perform all of the obligations conferred on him under the merger agreement. This includes making determinations with respect to the earn-out shares payable by Conexant and indemnification claims. You will specifically consent to being represented by the stockholder representative when you deliver a letter of transmittal upon surrendering your Harris & Jeffries stock certificates. Mr. Parekh is affiliated with InSight Capital Partners II, L.P., and InSight Capital Partners (Cayman) II, L.P., which hold preferred stock of Harris & Jeffries.

INDEMNIFICATION OBLIGATIONS

   GENERAL

   Subject to limitations summarized below, you and the other Harris & Jeffries stockholders will indemnify and hold harmless Conexant and its affiliates, for, and will pay to Conexant and its affiliates the amount of, any damages directly or indirectly arising out of or resulting from or in connection with:

      - any breach of any representation or warranty made by Harris & Jeffries in the merger agreement or in certain other transaction documents delivered in accordance with the merger agreement; or

      - any breach by Harris & Jeffries of any covenant or obligation of Harris & Jeffries in the merger agreement or in certain other transaction documents delivered by Harris & Jeffries in accordance with the merger agreement.


Under the merger agreement, 200,900 shares of Conexant common stock will be subject to holdback or escrow arrangements for purposes of satisfying indemnification obligations owed to Conexant during the period from the effective time of the merger until September 30, 2001.


   Subject to limitations summarized below, Conexant will indemnify, hold harmless and pay to former Harris & Jeffries stockholders the amount of any damages arising, directly or indirectly, from or in connection with:

      - any breach of any representation or warranty made by Conexant in the merger agreement or in any other document delivered by Conexant in accordance with the merger agreement; or

      - any breach by Conexant of any covenant or obligation of Conexant in the merger agreement.

   LIMITATIONS ON INDEMNIFICATION

   There are certain limitations on the monetary amounts that can be recovered by Conexant under the indemnification provisions for breaches of representations and warranties.

      - The maximum liability for breaches of most representations and warranties is the value of the escrow/holdback shares at any time plus ten percent of the value of any earn-out shares issued, based on the value of those shares at the time they are issued.

      - The maximum liability for breaches of representations and warranties relating to environmental, tax and intellectual property matters is twenty percent of the value of all the shares of Conexant common stock issued to the stockholders and option holders of Harris & Jeffries, whether as merger consideration, escrow/holdback shares or earn-out shares, based on the value of those shares at the time they are issued.

      - The maximum liability for breaches of representations and warranties relating to title to shares of Harris & Jeffries capital stock, the capitalization of Harris & Jeffries, legal authority, title to Harris & Jeffries assets (excluding intellectual property) and certain other matters is the value of all the shares of Conexant common stock issued to the stockholders and option holders of Harris & Jeffries, whether as merger consideration, escrow/holdback shares or earn-out shares, based on the value of those shares at the time they are issued.

   There are a number of other limitations on indemnification claims under the merger agreement for breaches of representations and warranties. These include:

      -  time limitations for making claims;

      -  adjustments for insurance recoveries and tax benefits;

      - a $1 million threshold that must be exceeded before any claim can be made; and

      -  limitations on claims for consequential damages.

   The InSight Stockholders have the benefit of other limitations on Conexant's right to make claims for indemnification which other Harris & Jeffries stockholders do not have.

   Indemnification claims based on a failure to perform covenants or agreements are not subject to any limitations on indemnification. The indemnification provisions in the merger agreement are not the exclusive remedy for Conexant. Conexant will have the right to recover damages from you in accordance with a judgment from any court of competent jurisdiction.

   OTHER INDEMNIFICATION PROVISIONS

   The merger agreement includes procedures that must be followed in making or defending against indemnification claims. Deven Parekh, as stockholder representative, is authorized to take various actions on behalf of other former stockholders of Harris & Jeffries in connection with indemnification claims.


                              ADDITIONAL AGREEMENTS

VOTING AGREEMENTS

   As a condition and inducement to Conexant's entering into the merger agreement, Conexant entered into voting agreements with the following seven stockholders of Harris & Jeffries: Ethan F. Jeffries, Deepak Shahane, The Celia
M. Jeffries Trust - 1999, The David S. Jeffries Trust - 1999, InSight Capital Partners II, L.P., InSight Capital Partners (Cayman) II, L.P. and WI Software Investors LLC. David S. Jeffries, a director and an executive officer of Harris & Jeffries, is trustee of The David S. Jeffries Trust - 1999, and Mr. Jeffries' wife, Celia M. Jeffries, is trustee of The Celia M. Jeffries Trust - 1999.

   This section summarizes the material terms of the voting agreements, a form of which is attached to this proxy statement-prospectus as Appendix B and incorporated in this proxy statement-prospectus by reference. You should read the entire form of agreement for a more complete understanding of its terms.

   Under the voting agreements, each of the seven signatory stockholders agreed, among other things:

      - to vote all of the shares of Harris & Jeffries over which the stockholder has voting power in favor of the proposal to approve and adopt the merger agreement and the merger and any other transaction contemplated by the merger agreement; and

      - to vote all of the shares of Harris & Jeffries over which the stockholder has voting power against:

         -  any proposal that would constitute an acquisition proposal,

         - any amendment to the organizational documents of Harris & Jeffries other than as specifically contemplated by the merger agreement, or

         - any other amendment, proposal or transaction involving Harris & Jeffries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the merger or which is reasonably likely to result in any of the conditions to Harris & Jeffries' obligations under the merger agreement not being fulfilled; and

      - to grant to Conexant an irrevocable proxy, or, if applicable, a power of attorney, and to irrevocably appoint Conexant its attorney and proxy to vote all of the shares of Harris & Jeffries over which the stockholder has voting power with respect to approval of the merger agreement and the merger at any meeting of stockholders of Harris & Jeffries.

   Massachusetts law requires that the merger agreement be approved by the affirmative vote of two-thirds of the shares of each class of stock of Harris & Jeffries. Together, the seven stockholders listed above beneficially own and have voting control over approximately 69.9% of the shares of Harris & Jeffries common stock and 100% of the shares of Harris & Jeffries preferred stock. Therefore, their shares represent more than the number of votes necessary to approve and adopt the merger agreement and the merger.

      The voting agreements provide that they will terminate upon the earlier of:

      -  the effective time of the merger; or

      -  the termination of the merger agreement.

   Each of the Harris & Jeffries stockholders party to a voting agreement has also agreed with respect to the shares of Harris & Jeffries common stock subject to the voting agreement that the stockholder will not:

      - deposit the shares into a voting trust or enter into a voting agreement or arrangement with respect to the shares,

      - encumber the shares or subject them to any lien, claim or security interest, except as contemplated by the voting agreement,

      - transfer or enter into a contract to transfer any of the shares without Conexant's prior written consent,

      - solicit, encourage, initiate, participate in or facilitate any negotiations or discussions with respect to any acquisition proposal, or

      - provide any confidential information to any person or participate in any negotiations or discussions with respect to any acquisition proposal except in his or her capacity as officer or director.

      In addition, each of the Harris & Jeffries stockholders party to a voting agreement has agreed to:

      - promptly deliver to Conexant upon request by Conexant an irrevocable proxy for any additional shares of Harris & Jeffries common stock acquired after signing the voting agreement, and

      - notify Conexant immediately upon receipt of any inquiry, proposal or offer with respect to any acquisition proposal or notice of any discussions or negotiations regarding an acquisition proposal, indicating the name of the person making the acquisition proposal and the material terms and conditions thereof.

LETTER OF TRANSMITTAL

   You must use a specified letter of transmittal to receive the Conexant common stock to be issued in connection with the merger.

   In this letter of transmittal, you will make representations and warranties as to certain matters, including your title to your Harris & Jeffries shares, and your authority, capacity and legal right to participate in the transaction. The letter of transmittal also includes:

      - Your acknowledgment that you understand certain risks associated with the transaction, including that you may not receive some or all of the escrow/holdback shares, and that there are risks associated with an investment in Conexant common stock.

      - Your agreement to indemnify Conexant for any material violation of your agreements in the letter of transmittal or any inaccuracy of the representations and warranties you make in that letter or that Harris & Jeffries makes in the merger agreement.

      - Your appointment of Deven Parekh as stockholder representative for all Harris & Jeffries stockholders for purposes of taking all necessary action on behalf of all Harris & Jeffries stockholders in connection with the earn-out and indemnification provisions in the merger agreement.

ESCROW AGREEMENT


   Under the terms of the escrow agreement, Conexant will deposit approximately 62,246 (or 61,621 if the proposals referred to in items 2 and 3 are approved) shares of Conexant common stock in an escrow account to be held subject to the terms of an escrow agreement among Conexant, The Chase Manhattan Bank (or another financial institution agreed upon by the parties to the escrow agreement) as escrow agent and the InSight Stockholders. These shares are referred to as the escrow shares. The InSight Stockholders are entitled to, and have informed Harris & Jeffries and Conexant that they may, have the escrow agent sell some or all of the escrow shares within a short period of time after the merger and reinvest the proceeds in cash-equivalent investments. These investments, any income or gain on these investments and any escrow shares that are not sold are referred to as the escrow fund. The escrow fund will be used to satisfy any indemnification obligations owed to Conexant by the InSight Stockholders. The escrow fund will be released to the InSight Stockholders on September 30, 2001, except to the extent required to satisfy any indemnification claims that have been resolved against the InSight Stockholders or that are still pending on that date. The InSight Stockholders will not be entitled to receive any holdback shares that other former stockholders and option holders of Harris & Jeffries may receive on that date.


   The escrow agreement includes provisions for reimbursement of indemnification claims against the InSight Stockholders that are similar to the indemnification provisions in the merger agreement for satisfaction of indemnification claims against other former Harris & Jeffries stockholders and option holders by reducing the number of holdback shares to be issued to those other former stockholders and option holders.


                       INFORMATION ABOUT HARRIS & JEFFRIES

   Organized as a Massachusetts corporation in 1990, Harris & Jeffries is engaged in the business of developing communications systems source-code products, which it licenses to manufacturers of data communications and telecommunications systems. Harris & Jeffries has become a leading developer of integrated, portable, "carrier class" network control software and subsystems, with extensive experience in frame relay, asynchronous transfer mode (ATM), multiprotocol label switching (MPLS), and internet protocol
(IP) technologies, as well as emerging standards for the coming generation of optical networks.

   Harris & Jeffries has licensed its source-code products to more than 200 networking manufacturers, original equipment manufacturers and integrators worldwide that are developing products for next-generation internet and other data communications and telecommunications networks. Harris & Jeffries focuses on the carrier-class capabilities that are required in the service provider marketplace. Packaged as a leading-edge engineering toolkit, Harris & Jeffries' software products incorporate high-performance features and an advanced architecture, with the goal of enabling Harris & Jeffries' customers to streamline their product development process.

   Headquartered in Dedham, Massachusetts, Harris & Jeffries also maintains an office in Hyderabad, India. Harris & Jeffries employs full-time and part-time employees at both locations. In Dedham, Harris & Jeffries has often employed contractors as well. In addition to operations in Dedham and Hyderabad, Harris & Jeffries also maintains sales offices in Sunnyvale, California and Dallas, Texas.

   The following table provides a breakdown of the headcount in domestic and foreign locations:

        --------------------------------------------------
            LOCATION        FULL-TIME   PART-TIME    TOTAL
        --------------------------------------------------
        U.S.                    53          4          57
        --------------------------------------------------
        Hyderabad, India        13          1          14
        --------------------------------------------------
        TOTAL                   66          5          71
        --------------------------------------------------


   Included in the above table are 43 engineers, 31 in the U.S. and 12 in India.

   Harris & Jeffries' core technology competencies include communication systems design and advanced packet technology development, and Harris & Jeffries engineers are experienced in network management, communications devices/drivers, real-time, embedded, and proprietary operating systems.

   Harris & Jeffries' principal products include the following:

   SOFT-ATM(R)

   - The Soft-ATM(R) signalling software subsystem (SSS) and Soft-ATM(R) integrated local management interface (ILMI) subsystems provide ATM signalling and management capabilities.

   - The Soft-ATM(R) private network-to-network interface (PNNI) subsystem provides PNNI routing capabilities, and can be combined with the SSS to create a comprehensive signalling solution that is capable of providing optimized end-to-end path selection for user calls.

   - The Soft-ATM(R) classical IP over ATM (IPoA) subsystem provides manufacturers of routers, bridges, hubs, workstations, PCs, network interface cards and other IP products with a fast, cost effective way to access ATM networks and services.

   HIGH PERFORMANCE FRAME RELAY(TM) (HPFR(TM))

   - The HPFR(TM) core services (CS) products provide the implementation of frame relay data transport and signalling functions for manufacturers of frame relay products.

   - The HPFR(TM) ATM network interworking (ANI) and HPFR(TM) ATM service interworking (ASI) products enable equipment manufacturers to interconnect frame relay networks with ATM networks.

   ULTRALINQ(TM)

   - The Ultralinq(TM) connection management software (CMS) subsystem provides manufacturers of ATM switching equipment with a comprehensive solution for managing ATM connections.

   - The Ultralinq(TM) message distribution service (MDS) enables system designers and software architects who are dealing with systems that incorporate multiple processors to insure reliable communication between the software components.

   - The Ultralinq(TM) redundancy management software (RMS) subsystem provides software architects with a software synchronization mechanism that enables the creation of high-availability, fault-tolerant systems.

   LAYERED ENVIRONMENT FOR ACCELERATED PORTABILITY(TM) (LEAP(TM))

   - LEAP architecture minimizes the integration effort required of customers using multiple Harris & Jeffries subsystems by providing integration with operating systems, platform services, and hardware drivers.

   MPLS LABEL TRAFFIC CONTROL SYSTEM(TM) (LTCS(TM))

   - LTCS enables manufacturers of ATM and frame relay switching equipment to implement an MPLS system for label distribution, switching and management.

   PROTOQUICK(TM) NARROWBAND AND BROADBAND SIGNALLING SYSTEM 7.

   - Signalling system 7 (SS7) is an out-of-band signaling, messaging, and switching protocol used in public service telephone networks worldwide. The ProtoQuick(TM) SS7 products provide a comprehensive solution for equipment manufacturers to improve product development times. Harris & Jeffries also provides porting and integration services to deliver these products pre-ported to customer specific environments. Harris & Jeffries makes the ProtoQuick(TM) line of products available to its customers as a reseller for Hughes Systems Software.

   Harris & Jeffries recently organized NetPlane Network Technologies (India) Private Limited, a wholly-owned subsidiary in Hyderabad, India. The Hyderabad office marks Harris & Jeffries' first expansion into Asia and is primarily intended to augment Harris & Jeffries' engineering resources for software development. Harris & Jeffries management anticipates that the Indian subsidiary, which presently employs 12 engineers, will employ 30 engineers by the end of calendar year 2000.

   Harris & Jeffries has distribution and product service arrangements with local companies in the following cities: Ulm, Germany; Tokyo, Japan; Seoul, South Korea; Birmingham, England; Beijing, China; and Taipei, Taiwan. Harris & Jeffries' international connections are part of Harris & Jeffries' strategy to be in a position to address increasing global opportunities with major networking manufacturers.

   Harris & Jeffries also works with suppliers of complementary technologies to simplify and optimize product integration for common customers. Integration alliances exist between Harris & Jeffries and suppliers of operating systems (Caldera Systems, Enea OSE Systems, Sun Microsystems, Wind River Systems, Microware Systems and Mentor Graphics Microtec Division) and semiconductor companies

(Conexant, C-Port Corporation and Motorola), as well as suppliers of tools and subsystems (Duet and Softcom Microsystems).

   Harris & Jeffries has strong, reputable competitors which have demonstrated their capacity to compete effectively in the markets for data communications and telecommunications stand-alone software components in the past. Harris & Jeffries needs to continue to refine and enhance its products to maintain its leadership position is these marketplaces. Historically, these competitors have included Data Connection Pvt. Ltd., a UK-based company, Inverness Systems, Trillium Digital Systems and Ficon Technology, among others. Harris & Jeffries believes that recent merger and acquisition activity amongst its competitors may impact its business in the future. Recently, Globespan acquired Ficon Technology, Virata Corp. acquired Inverness Systems, and Intel announced its intention to acquire Trillium Digital Systems. These transactions make it more difficult for the management of Harris & Jeffries to anticipate the competitive position of its individual products and/or its product set in the future.


                  SELECTED FINANCIAL DATA OF HARRIS & JEFFRIES


   The selected financial data of Harris & Jeffries set forth below as of December 31, 1998 and 1999 and for each of the years ended December 31, 1997, 1998 and 1999 are derived from financial statements of Harris & Jeffries audited by Ernst & Young LLP, independent auditors, which are included elsewhere in this proxy statement-prospectus. The selected financial data as of June 30, 2000 and for the three and six months ended June 30, 1999 and 2000 are derived from Harris & Jeffries' unaudited financial statements and which include, in the opinion of Harris & Jeffries, all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of its financial position and the results of its operations for those periods. Operating results for the three and six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2000. The data should be read in conjunction with the financial statements and notes thereto of Harris & Jeffries attached as Appendix E to this proxy statement-prospectus and with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations of Harris & Jeffries" appearing elsewhere in this proxy statement-prospectus.

                                                                                   Three Months            Six Months
                                                Year Ended December 31,           Ended June 30,          Ended June 30,
                                           -------------------------------     -------------------     -------------------
                                            1997        1998        1999        1999        2000        1999        2000
                                           -------     -------     -------     -------     -------     -------     -------
                                                                     (in thousands)

STATEMENT OF OPERATIONS DATA:
Revenues:
 Licensing revenues                        $ 4,970     $ 5,187     $ 7,292     $ 1,336     $ 1,895     $ 2,479     $ 4,618
 Postcontract customer support revenues        325         930       1,420         309         724         628       1,229
                                           -------     -------     -------     -------     -------     -------     -------
  Total revenues                             5,295       6,117       8,712       1,645       2,619       3,107       5,847
Operating expenses:
 Marketing and selling                       2,898       3,421       2,755         616         990       1,193       1,629
 General and administrative                  1,189       1,654       1,982         436         718         860       1,264
 Research and development                    2,476       3,543       3,305         774       1,051       1,499       2,033
                                           -------     -------     -------     -------     -------     -------     -------
  Total operating expenses                   6,563       8,618       8,042       1,827       2,759       3,552       4,926
                                           -------     -------     -------     -------     -------     -------     -------
Operating income (loss)                     (1,268)     (2,501)        670        (182)       (140)       (445)        921
Other income (expense):
  Interest expense                             (31)        (53)         (7)          0           0          (7)          0
  Interest income                               12           4           2           1           0           2           3
  Merger-related and other expenses              0           0           0           0        (134)          0        (134)
                                           -------     -------     -------     -------     -------     -------     -------
Income (loss) before taxes                  (1,287)     (2,550)        665        (181)       (274)       (450)        790
Income tax benefit (provision)                 132           0           0           0         (67)          0        (107)
                                           -------     -------     -------     -------     -------     -------     -------
Net income (loss)                          $(1,155)    $(2,550)    $   665     $  (181)    $  (341)    $  (450)    $   683
                                           =======     =======     =======     =======     =======     =======     =======



                                               AS OF DECEMBER 31,          AS OF JUNE 30,
                                         ----------------------------   -------------------
                                          1997       1998       1999       1999       2000
                                         ------    -------     ------    -------     ------
                                                                 (in thousands)

BALANCE SHEET DATA:
 Cash and cash equivalents               $  321    $    93     $  629    $    10     $1,036
 Working capital (deficit)                  277       (516)       800       (312)     1,253
 Total assets                             2,635      2,361      3,699      2,234      4,477
 Long-term debt, less current portion        32         80         42         61         26
 Stockholders' equity                       984        145      1,454        253      2,166



           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
              AND RESULTS OF OPERATIONS OF HARRIS & JEFFRIES


      The following discussion should be read in conjunction with the information contained in "Selected Financial Data of Harris & Jeffries" presented elsewhere is this proxy statement-prospectus and the financial statements and notes thereto of Harris & Jeffries attached as Appendix E to this proxy statement-prospectus. Harris & Jeffries' future results could differ significantly from those discussed below as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this proxy statement-prospectus.

RESULTS OF OPERATIONS

      The table below sets forth, for the periods indicated, the percentage of the total revenue of certain items of Harris & Jeffries' Statement of Operations.

                                                                                  Three Months               Six Months
                                               Year Ended December 31,            Ended June 30,            Ended June 30,
                                          ------------------------------       ------------------        ------------------
                                           1997         1998        1999        1999         2000        1999         2000
                                          -----        -----        ----       -----        -----        -----        -----
                                                    (unaudited)                    (unaudited)                (unaudited)
STATEMENT OF OPERATIONS DATA:
Revenues:
 Licensing revenues                          94%          85%         84%         81%          72%          80%          79%
 Postcontract customer support revenues       6%          15%         16%         19%          28%          20%          21%
                                          -----        -----        ----       -----        -----        -----        -----
  Total revenues                            100%         100%        100%        100%         100%         100%         100%
Operating expenses:
 Marketing and selling                       55%          56%         32%         37%          38%          38%          28%
 General and administrative                  22%          27%         23%         27%          27%          28%          21%
 Research and development                    47%          58%         38%         47%          40%          48%          35%
                                          -----        -----        ----       -----        -----        -----        -----
  Total operating expenses                  124%         141%         92%        111%         105%         114%          84%
                                          -----        -----        ----       -----        -----        -----        -----
Operating income (loss)                     (24%)        (41%)         8%        (11%)         (5%)        (14%)         16%
Other income (expense):
  Interest expense                           (1%)         (1%)         0%          0%           0%           0%           0%
  Interest income                             0%           0%          0%          0%           0%           0%           0%
  Merger-related and other expenses           0%           0%          0%          0%          (5%)          0%          (2%)
                                          -----        -----        ----       -----        -----        -----        -----
Income (loss) before taxes                  (24%)        (42%)         8%        (11%)        (10%)        (14%)         14%
Income tax benefit (provision)                2%           0%          0%          0%          (3%)          0%          (2%)
                                          -----        -----        ----       -----        -----        -----        -----
Net income (loss)                         $ (22%)      $ (42%)      $  8%      $ (11%)      $ (13%)      $ (14%)      $  12%
                                          =====        =====        ====       =====        =====        =====        =====


THREE AND SIX MONTHS ENDED JUNE 30, 1999 AND 2000


      TOTAL REVENUES: Total revenues for the three months ended June 30, 2000 grew to $2,618,581 from $1,645,270 for the same period in 1999. Total revenues for the first six months of 2000 grew to $5,846,912, as compared with $3,106,906 for the same period in 1999. The increases of 59% for the quarter and 88% for the six months were due to increased sales of the Soft-ATM(R) products to existing and new customers, and to sales of the LTCS(TM) products, which were first released in the second quarter of 1999.

      SELLING AND MARKETING EXPENSES: Selling and marketing expenditures increased 61% to $989,773 for the three months ending June 30, 2000 from $616,232 for the same period of 1999 and increased 37% to $1,628,896 for the six months ending June 30, 2000 from $1,192,628 for the same period of 1999. A significant portion of the increase in 2000 was due to expenditures related to the re-positioning and renaming of Harris & Jeffries as NetPlane Systems.

      GENERAL AND ADMINISTRATIVE EXPENSES: General and administrative expenditures increased 65% to $718,137 for the three months ending June 30, 2000 from $436,476 for the same period of 1999 and increased 47% to $1,263,843 for the six months ending June 30, 2000 from $859,828 for the same period of 1999. These increases in 2000 were due to recruiting fees and expenses for staffing in all departments, including Human Resources, Systems Administration and administrative staff, to support the growth in the business and to increases in compensation and benefit costs to remain competitive for employee retention and recruiting.

      RESEARCH AND DEVELOPMENT EXPENSES: Research and development expenditures increased to $1,050,783 for the three months ending June 30, 2000 from $774,293 for the same period in 1999 and increased to $2,033,053 for the six months ending June 30, 2000 from $1,499,326 for the same period in 1999. The increases of 36% for the quarter and 36% for the six months were due to increases in engineering staff for new and ongoing development and customer support, and to increases in engineering compensation and benefits costs.

      INTEREST INCOME (EXPENSE): The Company has not earned material amounts of interest on its cash and cash equivalent assets, and, since the bank line of credit was terminated in mid-1999, the Company currently has no material interest expenses.

      OTHER EXPENSE: Between April and June of 2000, the Company incurred legal and other expenses of $134,300 directly related to the negotiation and completion of the merger agreement with Conexant.

YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

      TOTAL REVENUES: Total revenues increased from $5,295,007 in 1997, to $6,116,557 in 1998, and $8,711,809 in 1999. The revenue growth of 16% and 42%, respectively, reflects the effects of a positive reception of the Company's LTCS(TM) product line, a resurgence of interest in its older ATM product line as more customers started development of carrier class equipment, and customers who purchased products from multiple product lines in order to develop more complex multi-protocol system products.

      SELLING AND MARKETING EXPENSES: Selling and marketing expenses increased from $2,897,899 in 1997 to $3,421,190 in 1998, declining to $2,754,434 in 1999.
The increase in 1998 was due to major branding and market research programs carried out that year. In 1999 the average sales transaction size had increased significantly over 1997 levels, due to the increase in multi-protocol projects. This resulted in a more cost effective sales operation in 1999 as compared to 1997.

      GENERAL AND ADMINISTRATIVE EXPENSES: General and administrative expenses increased 40% from $1,188,938 in 1997 to $1,654,089 in 1998, and increased 20%
to $1,982,215 in 1999. These increases were due to company-wide recruiting expenses, and the addition of human resources, systems administration, and other administrative support staff during these periods to improve the company's operational support.

      RESEARCH AND DEVELOPMENT EXPENSES: Research and development spending increased from $2,476,336 in 1997 to $3,542,522 in 1998, declining to $3,304,875 in 1999. The 43% increase from 1997 to 1998 was due to increased staffing in Engineering for both ongoing and new development projects. In 1999, the engineering staffing was allowed to decrease by 7% through attrition early in the year as development projects for enhancements to the ATM product line were completed, then held relatively constant through year end as we completed the initial release and deployment of the LTCS(TM) product line and returned to profitable operating results and cash flows.

      INTEREST INCOME (EXPENSE): Harris & Jeffries had net interest expense on its cash and a bank line of credit totaling $19,218 in 1997, growing to $49,305 in 1998, and declining to $5,031 in 1999. The bank line of credit, which was terminated in 1999, was used most heavily in 1998 to fund short-term operational cash-flow needs.

LIQUIDITY AND CAPITAL RESOURCES

      From its inception in 1990 through August of 1997, Harris & Jeffries financed operations and capital requirements from revenues, and the sale of its hardware business for $1,250,000 in 1996. Additional financing was obtained through the sale of $3,000,000 of its Series A Preferred Stock in August 1997, the sale of $1,000,000 of Convertible Subordinated Notes and Warrants for Preferred Stock in March 1998, the sale of $500,000 of Convertible Subordinated Notes and Warrants for Preferred Stock in October 1998, the sale of $500,000 of Convertible Subordinated Notes in April 1999, borrowings under a line of credit, and capital equipment leases. The Convertible Subordinated Notes sold in March and October of 1998 were converted to Series A Preferred Stock in December 1998, and the April 1999 Convertible Subordinated Note was converted to Series A Preferred Stock in September 1999. As of June 30, 2000, the Company had $1,036,162 in cash and cash equivalents.

      Net cash provided by (used in) operating activities for the years ended December 31, 1997, 1998, and 1999, was ($1.188) million, ($1.770) million, and
$0.295 million, respectively. Since mid-1999, Harris & Jeffries has had net positive cash flows from operations. Cash used in operating activities consisted primarily of cash utilized to fund operating losses and for working capital. Harris & Jeffries' operating activities provided cash in the amount of $757,783 for six month period ending June 30, 2000, compared with $686,154 in cash used for the same period in 1999.

      Harris & Jeffries maintained a revolving line of credit in the amount of $600,000 in the years 1997 and 1998. The facility was terminated in mid-1999.

      Harris & Jeffries leases certain capital equipment under an equipment lease arrangement. Assets under capital leases on December 31 totaled $53,157, $130,473 and $89,648 for the years ending 1997, 1998 and 1999, respectively.

      Harris & Jeffries believes that its current cash and equivalents and cash generated from operations will be sufficient to meet anticipated cash requirements for working capital and capital expenditures for at least the next 12 months.

DISCLOSURE ABOUT MARKET RISK

      Harris & Jeffries' exposure to market risk is confined to its cash and cash equivalents. Harris & Jeffries places its investments in high-quality financial instruments, primarily money market funds and investments with maturities of less than three months, which it believes are subject to limited credit risk. Harris & Jeffries currently does not hedge interest rate exposure. Due to the short term nature of its investments, Harris & Jeffries does not believe that it has any material exposure to interest rate risk arising from its investments.

   Harris & Jeffries operates on a worldwide basis through its network of resellers. All prices are quoted in U.S dollars, which eliminates the impact of exchange rate fluctuations.


                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

   In considering the recommendation of the Harris & Jeffries board of directors with respect to the approval and adoption of the merger agreement and the merger, you should be aware that certain officers, directors and stockholders of Harris & Jeffries may have interests in the merger that are different from, or in addition to, your interests. Other than the merger agreement and the transactions contemplated thereby, the discussions summarized starting on page 48, there are no past or present contracts, arrangements, understandings, relationships or transactions between Harris & Jeffries and its affiliates and Conexant and its affiliates.

   As of the record date, directors and executive officers of Harris & Jeffries owned (i) 2,691,650 shares or 21% of Harris & Jeffries stock for which they will receive the same consideration in connection with the merger as other Harris & Jeffries stockholders will receive and (ii) 512,000 unexercised options to purchase Harris & Jeffries common stock which will be treated as described below. Members of Harris & Jeffries management hold approximately 28% of the outstanding options to purchase shares of Harris & Jeffries common stock.

EMPLOYMENT AGREEMENTS

   Prior to the effective time of the merger Conexant and Harris & Jeffries will enter into employment agreements with Deepak Shahane, David S. Jeffries, Kevin Smith and Saul Agranoff. The base annual salaries of each of the four employees will be as follows: $197,500 for Mr. Shahane; $185,000 for Mr. Jeffries; $140,000 for Mr. Smith; and $146,537 for Mr. Agranoff. The employment agreements will govern each employee's employment for two years following the merger, after which each employee's employment will be at-will. Pursuant to the employment agreements, each of the four employees will be paid a one-time retention bonus within three weeks of the merger in the following amounts: $30,000 for Mr. Shahane; $25,000 for Mr. Jeffries; $14,000 for Mr. Smith; and $22,000 for Mr. Agranoff. However, if the employee's employment is terminated for cause or without good reason at any time prior to the first anniversary of the merger, he will return the retention bonus. Each of the employees also will be granted options to purchase the following number of shares of Conexant common stock following the merger: 50,000 for Mr. Shahane; 15,000 for Mr. Jeffries; 15,000 for Mr. Smith; and 12,000 for Mr. Agranoff.

   In the event that any of Messrs. Shahane, Jeffries, Smith or Agranoff is terminated other than for cause or they resign for good reason, he will receive salary and benefits at his then current rate until the end of the two year period under his employment agreement and full vesting of all of his outstanding options. For purposes of the employment agreements the term "for cause" means
(1) the employee's material failure, refusal or neglect to perform and discharge his duties and responsibilities as an employee of Harris & Jeffries following notice and reasonable opportunity to cure such failure, refusal or neglect, (2) material breach of the employee's fiduciary duties as an officer of Conexant, or
(3) conviction or plea of nolo contendere with respect to a non-vehicular felony. For purposes of the employment agreements the term "good reason" means that Conexant has (1) required the employee to have his principal place of business at a location more than fifty miles from his location of work immediately prior to the effective time of the merger, (2) significantly reduced the level or nature of the employee's responsibilities or position, or (3) reduced the base salary or materially reduced the overall level of benefits available to the employee not in connection with an overall reduction of benefits and salaries for executives of Conexant in general.

NON-COMPETITION AGREEMENTS

   Prior to completion of the merger Messrs. Shahane, Jeffries, Smith and Agranoff will also enter into non-competition agreements in favor of Conexant. Under the non-competition agreements, Messrs. Shahane, Jeffries, Smith and Agranoff will agree that, commencing at the effective time of the merger and for a period of two years thereafter, they will not (a) anywhere in the world, directly or indirectly, engage, without the express prior written consent of Conexant, in any business or activity, whether as an employee, consultant, partner, principal, agent, representative, equity holder or in any other individual, corporate or representative capacity (without limitation by specific enumeration of the foregoing), or render any services or provide any advice to any business, activity or person conducting the business conducted by Harris & Jeffries at the effective time of the merger or as contemplated to be conducted by Harris & Jeffries as of the effective time of the merger or (b) directly or indirectly, solicit or divert any business, clients, or customers away from Harris & Jeffries or Conexant.

PURCHASE OPTION AGREEMENT

   Messrs. Shahane, Smith and Agranoff and The David S. Jeffries Trust - 1999 (David S. Jeffries, Trustee) and The Celia M. Jeffries Trust - 1999 (Celia M. Jeffries, Trustee) have entered into a purchase option agreement in favor of Harris & Jeffries granting Harris & Jeffries the right to purchase, during the period from September 30, 2000 until September 30, 2002, all or any portion of the shares of capital stock of Harris & Jeffries held by each party to the purchase option agreement, in the event that the party to the agreement (or in the case of The David S. Jeffries Trust - 1999 and The Celia M. Jeffries Trust - 1999, David Jeffries) ceases to be an employee of Harris & Jeffries for certain reasons specified in the purchase option agreement. The shares held by each party that are subject to repurchase are as follows: 150,928 shares for Mr. Shahane, which may be repurchased until September 30, 2002; 151,680 shares for Mr. Agranoff, which may be repurchased until September 30, 2001, after which only 75,840 shares may be repurchased until September 30, 2002; 160,000 shares for Mr. Smith, which may be repurchased until September 30, 2001, after which only 80,000 shares may be repurchased until September 30, 2002; and 284,800 shares for each of The David S. Jeffries Trust - 1999 and The Celia M. Jeffries Trust - 1999; which may be repurchased until September 30, 2001. Harris & Jeffries has the right to repurchase these shares at a price of $1.00 per Harris & Jeffries share prior to the merger. After the merger, the Harris & Jeffries repurchase right will apply to the applicable number of shares of Conexant common stock for which these Harris & Jeffries shares may be exchanged, on the same terms as other shares of Harris & Jeffries common stock are exchanged in the merger.

        OWNERSHIP OF HARRIS & JEFFRIES COMMON STOCK BY CERTAIN OWNERS AND
                        MANAGEMENT OF HARRIS & JEFFRIES

   The following table sets forth certain information regarding beneficial ownership of Harris & Jeffries common stock and preferred stock as of July 31, 2000 (except as otherwise noted) by the following persons and entities:

      -  each director of Harris & Jeffries;

      - the chief executive officer and the four other most highly paid executive officers of Harris & Jeffries;

      -  all directors and executive officers of Harris & Jeffries as a group;
         and

      - all persons known by Harris & Jeffries to be beneficial owners of more than five percent of the outstanding shares of Harris & Jeffries capital stock.

   The table is based on information provided to Harris & Jeffries by Harris & Jeffries' directors, executive officers and principal stockholders and by information in the books and records of Harris & Jeffries. Unless otherwise indicated in the footnotes below, each of the named persons has sole voting and investment power with respect to shares shown as beneficially owned.

                                                       AMOUNT AND
                                                        NATURE OF                                  PERCENT
                                                        BENEFICIAL                                   OF
                NAME                                   OWNERSHIP (1)                                CLASS
                ----                       ------------------------------------          ----------------------------
                                              COMMON                 PREFERRED           COMMON (7)         PREFERRED
                                              ------                 ---------           ----------         ---------
David S. Jeffries, Director
   and Chief Financial Officer             1,780,000(2)                     0               14%                  *
Deepak Shahane, Director and
   Chief Executive Officer                   646,650(3)                     0                5%                  *
Dennis Kirshy, Director                      400,000                        0                3%                  *
John T. Losier, Director                           0                        0                *                   *
John Fryer, Marketing
   Vice President                             88,750(4)                     0                *                   *
George Muckle, Sales
   Vice President                             55,500(5)                     0                *                   *
Robert Pulley, Engineering
   Director                                   39,000(6)                     0                *                   *
InSight Capital Partners II,
   L.P                                             0                  664,200               14.7%(7)             45%
   527 Madison Avenue
   New York, New York 10022
InSight Capital Partners
   (Cayman) II, L.P.                               0                   73,800                1.6%(7)              5%
   527 Madison Avenue
   New York, New York 10022
WI Software Investors LLC                          0                  738,000               16.3%(7)             50%
   411 West Putnam Avenue
   Greenwich, Connecticut 06830
Ethan F. Harris                            2,460,000                        0               19%                   *
  56 Smoke Hill Ridge
  Marshfield, Massachusetts 02050

                                                       AMOUNT AND
                                                        NATURE OF                                  PERCENT
                                                        BENEFICIAL                                   OF
                NAME                                   OWNERSHIP (1)                                CLASS
                ----                       ------------------------------------          ----------------------------
                                              COMMON                 PREFERRED           COMMON (7)         PREFERRED
                                              ------                 ---------           ----------         ---------
All Directors and Executive
   Officers as a Group
   (7 persons)                             3,009,900                        *               24%                   *



-----------------

*  Less than one percent

(1) Beneficial ownership is determined in accordance with rules of the SEC and includes general voting power or investment power with respect to securities. Shares of Harris & Jeffries common stock subject to options and warrants currently exercisable or exercisable within sixty (60) days of July 31, 2000, are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person. Except as otherwise specified below, the persons named in the table above have sole voting and investment power with respect to all shares of Harris & Jeffries common stock and preferred stock shown as beneficially owned by them. Unless otherwise indicated, the address of each of the beneficial owners identified is 888 Washington Street, Dedham, Massachusetts 02026.

(2) Includes 890,000 shares of Harris & Jeffries common stock held by each of The David S. Jeffries Trust - 1999 (David S. Jeffries, Trustee), and The Celia M. Jeffries Trust - 1999 (Celia M. Jeffries, Trustee). Celia M. Jeffries is Mr. Jeffries' wife. Included in these amounts are 569,600 shares of common stock which are subject to repurchase by Harris & Jeffries.

(3) Includes vested options to acquire 175,000 shares of common stock and 150,928 shares of common stock which are subject to repurchase by Harris & Jeffries.

(4) Includes vested options to acquire 48,750 shares of common stock.

(5) Includes vested options to acquire 55,500 shares of common stock.

(6) Includes vested options to acquire 39,000 shares of common stock.

(7) Shares of preferred stock are convertible into shares of common stock, and vote as if converted. The equivalent "as if converted to common" share amounts related to the preferred stock have been included in computing the percent of common class numbers in this table.

                           PRICE RANGE OF COMMON STOCK

   Conexant common stock began trading on the Nasdaq National Market under the symbol "CNXT" on January 4, 1999. The following table lists the high and low per share sale prices for Conexant common stock as reported by the Nasdaq National Market for the periods indicated. These per share sale prices reflect the 2-for-1 stock split effected in the form of a stock dividend on October 29, 1999.


                                                   HIGH               LOW
                                                   ----               ---
Fiscal year ending September 30, 1999:
  Second quarter..........................       $13 27/32          $ 6 27/32
  Third quarter...........................       $31 15/16          $13  3/16
  Fourth quarter..........................       $41 17/32          $27   5/8
Fiscal year ending September 30, 2000:
  First quarter...........................       $76  3/16          $30   7/8
  Second quarter..........................       $132  1/2          $53
  Third quarter...........................       $79                $31   1/4
  Fourth quarter (through August 29, 2000)       $57  1/16          $26   1/2



   On August 29, 2000 the last sale price of the Conexant common stock as
reported on the Nasdaq National Market was $[     ] per share. As of
July 28, 2000 there were approximately 51,000 holders of record of Conexant common stock.


   Since there has been no public market for Harris & Jeffries securities, there is no information as to the market value of shares of Harris & Jeffries common or preferred stock. As of July 31, 2000 there were 45 holders of record of Harris & Jeffries common stock and 3 holders of record of Harris & Jeffries preferred stock.


                                 DIVIDEND POLICY

   Neither Conexant nor Harris & Jeffries has ever paid or declared cash dividends on the shares of its capital stock. Conexant does not anticipate paying cash dividends on its common stock for the foreseeable future. In addition, Conexant's existing bank credit facility limits its ability to declare and pay dividends if there is or would be after giving effect to the dividend payment any default or event of default under the bank credit facility.


                      DESCRIPTION OF CONEXANT CAPITAL STOCK

   The following description of Conexant capital stock includes a summary of certain provisions of Conexant's restated certificate of incorporation and by-laws. This description is subject to the detailed provisions of, and is qualified by reference to, Conexant's restated certificate of incorporation, as amended, and Conexant's by-laws, copies of which have been filed as exhibits to the registration statement of which this proxy statement-prospectus is a part.

   Conexant is authorized to issue (1) 1,000,000,000 shares of common stock, of which approximately 227,829,214 shares of common stock were outstanding as of July 28, 2000 (2) 25,000,000 shares of preferred stock, without par value, of which Conexant's board of directors has designated (a) 1,500,000 shares as Series A Junior Participating Preferred Stock for issuance in connection with the exercise of Conexant's preferred share purchase rights and (2) one share as Series B Voting Preferred Stock issued in connection with the acquisition of Philsar Semiconductor Inc. For a more detailed discussion of Conexant's preferred share purchase rights and how they relate to Conexant's common stock, see "--Conexant Rights Plan". The authorized shares of common stock and preferred stock will be available for issuance without further action by Conexant's shareowners, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which Conexant's securities may be listed or traded. If the approval of Conexant's shareowners is not so required, Conexant's board of directors may determine not to seek shareowner approval.

   Certain of the provisions described under this section entitled "Description of Conexant Capital Stock" could have the effect of discouraging transactions that might lead to a change of control of Conexant.

   Conexant's restated certificate of incorporation and by-laws:

      - establish a classified board of directors, whereby Conexant's directors are elected for staggered terms in office so that only one-third of its directors stand for election in any one year;

      - require shareowners to provide advance notice of any shareowner nominations of directors or any proposal of new business to be considered at any meeting of shareowners;

      - require a supermajority vote to remove a director or to amend or repeal certain provisions of Conexant's restated certificate of incorporation or by-laws; and

      -  preclude shareowners from calling a special meeting of shareowners.

COMMON STOCK

   Holders of common stock are entitled to such dividends as may be declared by Conexant's board of directors out of funds legally available therefor. Dividends may not be paid on common stock unless all accrued dividends on preferred stock, if any, have been paid or set aside. In the event of liquidation, dissolution or winding up of Conexant, the holders of common stock will be entitled to share pro rata in the assets remaining after payment to creditors and after payment of the liquidation preference plus any unpaid dividends to holders of any outstanding preferred stock. See "Dividend Policy".

   Each holder of common stock will be entitled to one vote for each such share outstanding in such holder's name. No holder of common stock will be entitled to cumulate votes in voting for directors. Conexant's certificate provides that, unless otherwise determined by Conexant's board of directors, no holder of common stock will have any right to purchase or subscribe for any stock of any class which Conexant may issue or sell.

   ChaseMellon Shareholder Services, L.L.C. is the transfer agent and registrar for Conexant's common stock.

PREFERRED STOCK

   Conexant's restated certificate of incorporation permits Conexant to issue up to 25,000,000 shares of its preferred stock in one or more series and with rights and preferences that may be fixed or designated by its board of directors without any further action by Conexant shareowners. Conexant's board of directors has designated (1) 1,500,000 shares of its preferred stock as Series A Junior Participating Preferred Stock for issuance in connection with the exercise of its preferred share purchase rights and (2) one share of its preferred stock as Series B Voting Preferred Stock issued in connection with the Philsar acquisition. The powers, preferences, rights and qualifications, limitations and restrictions of the preferred stock of any other series will be fixed by the certificate of designation relating to such series, which will specify the terms of the preferred stock, including:

         - the maximum number of shares in the series and the distinctive designation;

         -  the terms on which dividends, if any, will be paid;

         -  the terms on which the shares may be redeemed, if at all;

         - the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

         -  the liquidation preference, if any;

         - the terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock;

         - the restrictions on the issuance of shares of the same series or any other class or series; and

         -  the voting rights, if any, of the shares of the series.

   Although Conexant's board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.

   Series A Junior Participating Preferred Stock. For a description of the Series A Junior Participating Preferred Stock, see "--Conexant Rights Plan".

   Series B Voting Preferred Stock. Under the Voting and Exchange Trust Agreement entered into in connection with the Philsar acquisition, Conexant issued one share of Series B Voting Preferred Stock to CIBC Mellon Trust Company, as trustee of the voting trust established thereunder, which is holding the share in trust for the benefit of the holders of the exchangeable shares of Philsar issued to Philsar's stockholders in connection with the acquisition. The Series B preferred stock entitles the trustee to vote at meetings of the holders of Conexant common stock. For each exchangeable share that is not held by Conexant or one of its subsidiaries on the record date for any meeting of holders of Conexant common stock, the trustee will have one vote for each such exchangeable share at such meeting, which will be exercised only to the extent that the trustee receives voting instructions from the registered holders of exchangeable shares. The trustee is entitled to notice of any stockholder's meeting in accordance with Conexant's by-laws.

   The trustee, as the holder of the Series B preferred stock, is entitled to receive such dividends and distributions in equal amounts per exchangeable share, payable in cash or otherwise, as may be declared per share of Conexant's common stock by Conexant's board of directors from time to time out of assets or funds of Conexant legally available therefor to the holder of record as it appears on the stock books on such record dates as are fixed by the board of directors out of funds at the time legally available for the payment of dividends. Such dividends will not be cumulative.

   In the event of a liquidation, dissolution or winding up of Conexant, whether voluntary or involuntary, the holder of Series B preferred stock is entitled to receive out of the assets of Conexant, whether such assets are capital or surplus of any nature, an amount equal to the sum of (1) the dividends declared but not paid thereon to the date of the final distribution to such holder, and
(2) $100 per share and no more, before any payment shall be made or any assets distributed to the holders of shares of Conexant common stock or any other class or series of Conexant's capital stock ranking junior as to liquidation rights to the Series B preferred stock.

   The Series B preferred stock is not convertible into or exchangeable for any other class or series of capital stock, or any other securities, of Conexant or any other corporation.

   The Series B preferred stock is not subject to redemption by Conexant until such time as there are no exchangeable shares outstanding which are not owned by Conexant or any of its direct or indirect subsidiaries. Thereafter, the share of Series B preferred stock may be redeemed at any time by Conexant, out of funds legally available for a stock redemption, for cash, at a price equal to the sum of $1.00 plus any declared and unpaid dividends, upon giving 30 days' written notice to the holder of record of the Series B preferred stock at the address of such holder set forth in the stock books of Conexant. No sinking fund has been provided for the purchase or redemption of Series B preferred stock.

   At such time as (1) the Series B preferred stock is no longer entitled to vote at a meeting of holders of Conexant common stock because there are no exchangeable shares outstanding which are not owned by Conexant or any of its direct or indirect subsidiaries, and (2) there is no share of stock, warrant, option or other agreement, obligation or commitment of Philsar which by its terms could require Philsar to issue any exchangeable shares to any person other than Conexant or any of its direct or indirect subsidiaries, then the share of Series B preferred stock will be retired and canceled promptly thereafter. Such share will upon its cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued preferred share and may be reissued as part of a new series of preferred shares to be created by resolution or resolutions of Conexant's board of directors, subject to the conditions and restrictions on issuance set forth in Conexant's certificate of incorporation.

   The Series B preferred stock ranks pari passu with Conexant common stock as to payment of dividends and prior to Conexant common stock and Conexant Series A junior preferred stock as to distribution of assets upon liquidation to the extent provided above.

CERTAIN PROVISIONS IN CONEXANT'S RESTATED CERTIFICATE OF INCORPORATION AND
BY-LAWS

   Conexant's certificate and by-laws contain various provisions intended to (1) promote the stability of Conexant's shareowner base and (2) render more difficult certain unsolicited or hostile attempts to take Conexant over which could disrupt Conexant, divert the attention of its directors, officers and employees and adversely affect the independence and integrity of its business.

   Pursuant to Conexant's certificate, the number of directors is fixed by Conexant's board of directors. Other than directors elected by the holders of any series of preferred stock or any other series or class of stock except common stock, Conexant's directors are divided into three classes, each class to consist as nearly as possible of one-third of the directors. Directors elected by shareowners at an annual meeting of shareowners will be elected by a plurality of all votes cast. Currently, the terms of office of the three classes of directors expire, respectively, at Conexant's annual meetings in 2001, 2002 and 2003. The term of the successors of each such class of directors expires three years from the year of election.

   Conexant's restated certificate of incorporation contains a fair price provision pursuant to which a Business Combination (as defined in Conexant's restated certificate of incorporation) between Conexant or one of Conexant's subsidiaries and an Interested Shareowner (as defined in Conexant's restated certificate of incorporation) requires approval by the affirmative vote of the holders of not less than 80 percent of the voting power of all of Conexant's outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, unless the Business Combination is approved by at least two-thirds of the Continuing Directors (as defined in Conexant's restated certificate of incorporation) or certain fair price criteria and procedural requirements specified in the fair price provision are met. If either the requisite approval of Conexant's board of directors or the fair price criteria and procedural requirements were met, the Business Combination would be subject to the voting requirements otherwise applicable under the Delaware General Corporation Law, which for most types of Business Combinations currently would be the affirmative vote of the holders of a majority of all of Conexant's outstanding shares of stock entitled to vote thereon. Any amendment or repeal of the fair price provision, or the adoption of provisions inconsistent therewith, must be approved by the affirmative vote of the holders of not less than 80 percent of the voting power of all of Conexant's outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, unless such amendment, repeal or adoption were approved by at least two-thirds of the Continuing Directors, in which case the provisions of the Delaware General

Corporation Law would require the affirmative vote of the holders of a majority of the outstanding shares of Conexant's capital stock entitled to vote thereon.

   Conexant's restated certificate of incorporation and by-laws provide that a special meeting of shareowners may be called only by a resolution adopted by a majority of the entire board of directors. Shareowners are not permitted to call, or to require that the board of directors call, a special meeting of shareowners. Moreover, the business permitted to be conducted at any special meeting of shareowners is limited to the business brought before the meeting pursuant to the notice of the meeting given by Conexant. In addition, Conexant's certificate provides that any action taken by Conexant shareowners must be effected at an annual or special meeting of shareowners and may not be taken by written consent instead of a meeting. Conexant's by-laws establish an advance notice procedure for shareowners to nominate candidates for election as directors or to bring other business before meetings of Conexant shareowners.

   Conexant's restated certificate of incorporation provides that the affirmative vote of at least 80 percent of the voting power of all of its outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, would be required to:

         - amend or repeal the provisions of Conexant's certificate with respect to (a) the election of directors, (b) the right to call a special shareowners' meeting or (c) the right to act by written consent;

         -  adopt any provision inconsistent with such provisions; or

         - amend or repeal the provisions of Conexant's restated certificate of incorporation with respect to amendments to Conexant's restated certificate of incorporation or by-laws.

In addition, Conexant's restated certificate of incorporation provides that Conexant's board of directors may make, alter, amend and repeal Conexant's by-laws and that the amendment or repeal by shareowners of any of Conexant's by-laws would require the affirmative vote of at least 80 percent of the voting power described above, voting together as a single class.

CONEXANT RIGHTS PLAN

   Each outstanding share of Conexant common stock also evidences one preferred share purchase right. Each preferred share purchase right entitles the registered holder to purchase from Conexant one two-hundredth of a share of Series A Junior Participating Preferred Stock, at $300, subject to adjustment. The description and terms of the preferred share purchase rights are set forth in the rights agreement dated as of November 30, 1998, as amended as of December 9, 1999.

   Until the earlier to occur of (1) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 20 percent or more of the outstanding common stock or (2) 10 business days, or such later date as may be determined by Conexant's board of directors prior to such time as any person or group becomes an Acquiring Person, following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20 percent or more of the outstanding common stock, preferred share purchase rights will be attached to common stock and will be owned by the registered owners of common stock.

   The rights agreement provides that, until the preferred share purchase rights are no longer attached to the common stock, or until the earlier redemption or expiration of the preferred share purchase rights:

         - the preferred share purchase rights will be transferred with and only with common stock;

         - certificates representing common stock and statements in respect of shares of common stock registered in book-entry or uncertificated form will contain a notation incorporating the terms of the preferred share purchase rights by reference; and

         - the transfer of any shares of common stock will also constitute the transfer of the associated preferred share purchase rights.

As soon as practicable following the date the preferred share purchase rights are no longer attached to the common stock (the "Distribution Date"), separate certificates evidencing preferred share purchase rights will be mailed to holders of record of common stock as of the close of business on the date the preferred share purchase rights are no longer attached to the common stock and the separate certificates alone will evidence preferred share purchase rights.

   In addition, the rights agreement provides that in connection with the issuance or sale of Conexant common stock following the Distribution Date and prior to the earlier of (1) the date the preferred share purchase rights are redeemed and (2) the date the preferred share purchase rights expire, (a) Conexant will, with respect to common stock issued or sold pursuant to the exercise of stock options or under any employee plan or arrangement in existence prior to the Distribution Date, or upon the exercise, conversion or exchange of securities, notes or debentures (pursuant to the terms thereof) issued by Conexant and in existence prior to the Distribution Date, and (b) Conexant may, in any other case, if deemed necessary or appropriate by the board of directors, issue certificates representing the appropriate number of preferred share purchase rights in connection with such issuance or sale. Conexant will not be obligated to issue any of these certificates if, and to the extent that, Conexant is advised by counsel that the issuance of those certificates would create a significant risk of material adverse tax consequences to Conexant or the person to whom such certificate would be issued or would create a significant risk that the stock options or employee plans or arrangements would fail to qualify for otherwise available special tax treatment. In addition, no certificate will be issued if, and to the extent that, appropriate adjustments otherwise have been made instead of the issuance thereof.

   Preferred share purchase rights will not be exercisable until the Distribution Date. Preferred share purchase rights will expire on December 31, 2008, unless this expiration date is extended or unless preferred share purchase rights are earlier redeemed by Conexant, in each case, as described below.

   The purchase price payable, and the number of shares of Series A junior preferred stock or other securities or property issuable, upon exercise of the preferred share purchase rights will be subject to adjustment from time to time to prevent dilution upon the occurrence of the following events:

         - in the event of a stock dividend on, or a subdivision, combination or reclassification of, Series A junior preferred stock;

         - upon the grant to holders of shares of Series A junior preferred stock of certain rights or warrants to subscribe for or purchase shares of Series A junior preferred stock at a price, or securities convertible into shares of Series A junior preferred stock with a conversion price, less than the then current market price of the shares of Series A junior preferred stock; or

         - upon the distribution to holders of shares of Series A junior preferred stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in shares of Series A junior preferred stock) or of subscription rights or warrants (other than those referred to above).

   The number of outstanding preferred share purchase rights and the number of one two-hundredths of a share of Series A junior preferred stock issuable upon exercise of each preferred share purchase right will also be subject to adjustment in the event of a stock split of common stock or a stock dividend on common stock payable in common stock or subdivisions, consolidations or combinations of common stock occurring, in any such case, prior to the date the preferred share purchase rights are no longer attached to the common stock.

   Conexant cannot redeem shares of Series A junior preferred stock purchasable upon exercise of preferred share purchase rights. Each share of Series A junior preferred stock will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock whenever such dividend is declared. In the event of liquidation, the holders of Series A junior preferred stock will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each share of Series A junior preferred stock will have 100 votes, voting together with common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Series A junior preferred stock will be entitled to receive 100 times the amount received per share of common stock. These rights will be protected by customary antidilution provisions.

   Because of the nature of the Series A junior preferred stock's dividend, liquidation and voting rights, the value of each one-hundredth interest in a share of Series A junior preferred stock purchasable upon exercise of each preferred share purchase right should approximate the value of one share of common stock.

   In the event that, at any time after a person has become an Acquiring Person, Conexant is acquired in a merger or other business combination transaction or 50 percent or more of Conexant's consolidated assets or earning power is sold, proper provision will be made so that each holder of a preferred share purchase right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of a preferred share purchase right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of a preferred share purchase right. In the event that any person becomes an Acquiring Person, proper provision shall be made so that each holder of a preferred share purchase right, other than preferred share purchase rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise, instead of shares of Series A junior preferred stock, that number of shares of common stock having a market value of two times the exercise price of a preferred share purchase right.

   At any time after any person or group of affiliated or associated persons becomes an Acquiring Person, and prior to the acquisition by such person or group of 50 percent or more of the outstanding shares of common stock, Conexant's board of directors may exchange preferred share purchase rights (other than preferred share purchase rights owned by such person or group, which will have become void after such person became an Acquiring Person) for common stock or Series A junior preferred stock, in whole or in part, at an exchange ratio of one share of common stock, or two hundredths of a share of Series A junior preferred stock (or of a share of another series of preferred stock having equivalent rights, preferences and privileges), per preferred share purchase right (subject to adjustment).

   With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least one percent. No fractional shares of Series A junior preferred stock will be issued, other than fractions which are integral multiples of one two-hundredth of a share of Series A junior preferred stock, which may, at Conexant's election, be evidenced by depository receipts. Instead, an adjustment in cash will be made based on the market price of Series A junior preferred stock on the last trading day prior to the date of exercise.

   At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20 percent or more of the outstanding shares of common stock, Conexant's board of directors may redeem preferred share purchase rights in whole, but not in part, at a price of $.01 per preferred share purchase right. The redemption of preferred share purchase rights may be made effective at such time, on such basis and with such conditions as Conexant's board of directors may determine, in its sole discretion. Immediately upon any redemption of preferred share purchase rights, the right to exercise preferred share purchase rights will terminate and the only right of the holders of preferred share purchase rights will be to receive the redemption price.

   The terms of preferred share purchase rights may be amended by Conexant's board of directors without the consent of the holders of preferred share purchase rights, including an amendment to decrease the threshold at which a person becomes an Acquiring Person from 20 percent to not less than 10 percent, except that from and after such time as any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of preferred share purchase rights.

   Until a preferred share purchase right is exercised, the holder thereof, as such, will have no rights as a shareowner of Conexant, including, without limitation, the right to vote or to receive dividends.

   The foregoing summary of the material terms of preferred share purchase rights is qualified by reference to the rights agreement, a copy of which is on file with the SEC.


                 DESCRIPTION OF HARRIS & JEFFRIES CAPITAL STOCK


   Harris & Jeffries is authorized to issue (1) 14,800,000 shares of common stock, without par value, of which approximately 8,505,500 shares of common stock were outstanding as of August 28, 2000 and (2) 1,650,000 shares of Series A participating convertible preferred stock, without par value, of which 1,476,000 shares of preferred stock were outstanding as of August 28, 2000. If the proposal referred to in item 2 of the notice of special meeting of stockholders is approved by Harris & Jeffries stockholders, Harris & Jeffries will be authorized to issue 16,280,000 shares of common stock.


COMMON STOCK

   Holders of Harris & Jeffries common stock are entitled to such dividends as may be declared by the Harris & Jeffries board of directors out of funds legally available therefor and subject to any preferential dividend rights of any then outstanding preferred stock. As dividends are declared, whether payable in cash, in property or in securities of Harris & Jeffries, the holders of common stock shall be entitled to share equally, share for share, in such dividends. Upon dissolution, liquidation or winding up of Harris & Jeffries, holders of common stock will be entitled to receive all distributable assets of Harris & Jeffries available for distribution after payment of creditors and of any preferential liquidation rights of any then outstanding preferred stock. See "Dividend Policy".

   Each holder of common stock will be entitled to one vote for each such share outstanding in such holder's name.

PREFERRED STOCK

   The powers, preferences and relative, participating, optional or other special rights of the preferred stock include the following:

      - Dividends. In the event a dividend is declared with respect to the common stock, each share of preferred stock will be entitled to share in dividends on a pro rata basis with each share of common stock as if such share of preferred stock had been converted into common stock.

      - Liquidation Rights. In the event of (1) any liquidation, dissolution or winding up of Harris & Jeffries, (2) the merger or consolidation of Harris & Jeffries and another corporation, as a result of which the Harris & Jeffries stockholders hold, immediately prior to the merger or consolidation, less than 50% of the outstanding capital stock of the surviving or resulting corporation, (3) the sale of all or substantially all of the assets of Harris & Jeffries or (4) the sale or exchange of over 50% of the capital stock of Harris & Jeffries for cash or other assets or for securities of another corporation, then the holders of each share of preferred stock shall be entitled to be paid, before the common stock, an amount equal to $4.00 per share, plus an amount equal to the amount payable to holders of common stock as if each share of preferred stock had been converted into common stock, up to a maximum of $14.00 per share of preferred stock, at which point the holders of preferred stock will simply share in any distribution of amounts payable to holders of common stock upon automatic conversion. The preferred stock will not be entitled to the $4.00 per share portion of the preference if item 5 is approved by the stockholders at the special meeting.


      - Conversion. Each share of preferred stock is convertible into, or exchangeable for, common stock at the option of each holder of preferred stock. Each share of preferred stock will automatically be converted into common stock upon (1) the closing of an initial public offering, (2) any liquidation, dissolution or winding up of Harris & Jeffries, (3) the merger or consolidation of Harris & Jeffries and another corporation, as a result of which the Harris & Jeffries stockholders hold, immediately prior to the merger or consolidation, less than 50% of the outstanding capital stock of the surviving or resulting corporation, (4) the sale of all or substantially all of the assets of Harris & Jeffries or (5) the sale or exchange of over 50% of the capital stock of Harris & Jeffries for cash or other assets or for securities of another corporation, where the holders of preferred stock are paid more than $14.00 per share. Currently, the preferred stock conversion ratio is 2.7884 shares of Harris & Jeffries common stock for each share of Harris & Jeffries preferred stock. If the proposals in items 2 and 3 are approved by the stockholders at the special meeting, each share of Harris & Jeffries preferred stock will be convertible into 3.02635 shares of Harris & Jeffries common stock.


      - Stock Splits and Anti-Dilution. If Harris & Jeffries subdivides or combines, or declares a stock dividend on, its outstanding shares of common stock, the outstanding shares of preferred stock will be proportionately subdivided or combined, or will receive a stock dividend, on the same basis as the outstanding shares of common stock. If required, the number of shares of common stock into which the preferred stock is convertible will be appropriately adjusted.

      - Voting Rights. The holders of preferred stock are entitled to vote on all matters together with holders of common stock as if the preferred stock had been converted into common stock, unless otherwise required by law.


     COMPARISON OF RIGHTS OF STOCKHOLDERS OF HARRIS & JEFFRIES AND CONEXANT

   Upon completion of the merger, the stockholders of Harris & Jeffries will become shareowners of Conexant. Harris & Jeffries is incorporated under the laws of the Commonwealth of Massachusetts, and the rights of Harris & Jeffries stockholders are currently governed by Chapter 156B of the Massachusetts General Laws, which is referred to in this proxy statement-prospectus as the Massachusetts Business Corporation Law. Conexant's restated certificate of incorporation, by-laws and applicable provisions of the Delaware General Corporation Law will govern your rights as a shareowner of Conexant. The Conexant restated certificate of incorporation and by-laws differ in some important respects from Harris & Jeffries' articles of organization and by-laws. There are also differences between Massachusetts and Delaware law.

   Set forth below is a summary describing material differences between the rights of Conexant's shareowners and the rights of Harris & Jeffries' stockholders.

   While Conexant and Harris & Jeffries believe that this summary covers the material differences between the two companies, this summary may not contain all the information that is important to you. This summary is not intended to be a complete discussion of the organizational documents of Conexant and Harris & Jeffries, and it is qualified in its entirety by reference to applicable Delaware and Massachusetts law as well as to Conexant's and Harris & Jeffries' respective organizational documents. You should carefully read this summary and the documents that are referenced in this summary for a more complete understanding of the differences between being a shareowner of Conexant and a stockholder of Harris & Jeffries. Conexant's restated certificate of incorporation by-laws are incorporated in this proxy statement-prospectus by reference. Harris & Jeffries' amended and restated articles of organization and by-laws will be sent to you upon request.

                                                    HARRIS & JEFFRIES                         CONEXANT
                                                    -----------------                         --------
AUTHORIZED CAPITAL STOCK                   The total number of shares of        The total number of shares of
                                           authorized capital stock is          authorized capital stock is
                                           16,450,000 consisting of:            1,025,000,000 consisting of:

                                           -    14,800,000 shares of            -    1,000,000,000 shares of
                                                common stock, no par value           common stock, par value $1.00
                                                per share, and                       per share, and

                                           -     1,650,000 shares of            -    25,000,000 shares of
                                                Series A participating               preferred stock, without par
                                                preferred stock, no par value        value.
                                                per share.

                                           The total number of authorized       Of the 25,000,000 shares of
                                           shares of common stock will          preferred stock, 1,500,000 shares
                                           be increased from 14,800,000         have been designated as Series A
                                           to 16,280,000 if the proposal        Junior Participating Preferred
                                           referred to in item 2 is             Stock.  One share has been
                                           approved by the stockholders         designated as Series B Voting
                                           at the special meeting.              Preferred Stock.

BOARD OF DIRECTORS

SIZE OF THE BOARD OF DIRECTORS             The by-laws provide for a total of   The by-laws provide that subject to
                                           five directors.                      the rights of the holders of any
                                                                                series of preferred stock to elect
                                                                                additional directors under specified
                                                                                circumstances, the number of
                                                                                directors shall be fixed exclusively
                                                                                by a resolution adopted by a
                                                                                majority of the board.

                                           The current board consists of four   The current board consists of five
                                           directors.                           directors.

CLASSIFICATION OF THE BOARD OF DIRECTORS   The board is divided into two        The board is divided into three
                                           classes: class A and class B.        classes and the directors are
                                           There is one class A director        elected to three-year terms.  There
                                           elected by the holders of the        are two class I, two class II and
                                           majority of Series A participating   one class III directors.
                                           preferred stock and four class B
                                           directors elected by the holders
                                           of the Common Stock, one of whom
                                           is subject to the approval of the
                                           class A director.  No director
                                           need  be a stockholder.

ELECTION OF DIRECTORS                      Directors are chosen by a            Same.
                                           plurality of the votes cast by the
                                           stockholders at the annual
                                           stockholders meeting where a
                                           quorum is present.

RESIGNATION OF DIRECTORS                   Directors may resign at any time,    Directors may resign at any time by
                                           effective upon receipt unless        giving written notice to the board of

                                                    HARRIS & JEFFRIES                         CONEXANT
                                                    -----------------                         --------
                                           otherwise specified, by giving       directors, the president or the
                                           written notice to the president,     secretary.
                                           the treasurer, the clerk or to a
                                           meeting of the directors.

REMOVAL OF DIRECTORS                       The by-laws provide that a           The certificate of incorporation
                                           director or persons elected to       provides that a director may be
                                           fill vacancies in the board may be   removed from office, but only for
                                           removed with or without cause by     cause, by the affirmative vote of
                                           the majority of the outstanding      80% of the voting power of the then
                                           capital stock entitled to vote       outstanding capital stock entitled
                                           generally in the election of         to vote generally in the election of
                                           directors, provided that the         directors and subject to the rights
                                           director elected by a particular     of the holders of any series of
                                           class of stockholders may be         preferred stock.
                                           removed only by the vote of the
                                           holders of a majority of the
                                           shares of such class.  A director,
                                           or person elected by directors to
                                           fill vacancies in the board, may
                                           be removed for cause by a majority
                                           vote of the board of directors
                                           then in office.  Directors may be
                                           removed for cause only after
                                           reasonable notice and opportunity
                                           to be heard before the body
                                           proposing to remove them.

VACANCIES ON THE BOARD OF DIRECTORS        Any vacancy including vacancies      Vacancies in the number of
                                           resulting from any increase in the   directorships may be filled by a
                                           authorized number of directors may   majority vote of the remaining
                                           be filled by the stockholders or,    directors, though less than a quorum.
                                           in the absence of stockholder
                                           action, by the directors by vote
                                           of a majority of the directors
                                           then in office, provided, however,
                                           that in the case of a class A
                                           director, the vacancy shall be
                                           filled by action of the holders of
                                           Series A participating preferred
                                           stock.

                                           The directors have and may
                                           exercise all their powers
                                           notwithstanding the existence of
                                           one or more vacancies in their
                                           number.

QUORUM                                     The by-laws provide that at any      Same.
                                           meeting of the directors a
                                           majority of the directors then in
                                           office will constitute a quorum.

VOTING REQUIREMENTS                        The by-laws provide that all         The by-laws provide that all actions
                                           actions of the board require the     of the board require a vote by a

                                                    HARRIS & JEFFRIES                         CONEXANT
                                                    -----------------                         --------
                                           majority vote of class A and class   majority of the members of the board
                                           B directors voting together.   In    of directors voting together.
                                           addition, the following actions
                                           require the affirmative vote of a
                                           majority of the class A directors:

                                           -    issuance of any equity
                                                security

                                           -    material changes in
                                                accounting methods or
                                                policies or any change in
                                                auditors

                                           -    the pledging of assets,
                                                other than as collateral for
                                                working capital in the normal
                                                course of business

                                           -    material changes to the
                                                articles of organization or
                                                by-laws including changes to
                                                authorize a new class of
                                                securities.

SPECIAL MEETINGS OF THE BOARD OF           Special meetings of the directors    Special meetings of the board may be
DIRECTORS                                  may be held at any time and at any   held whenever called by the chairman
                                           place designated in the call of      of the board and shall be called by
                                           the meeting, when called by a        the chairman of the board or the
                                           chief executive officer, the         secretary at the written request of
                                           president, the treasurer, or by      three directors.
                                           two or more directors on two days'
                                           notice to each director.

STOCKHOLDERS MEETINGS

ANNUAL MEETINGS                            The annual meeting will be held on   The annual meeting will be held on a
                                           the first Monday of March in each    date and at a time and place
                                           calendar year, unless a different    designated by the board.
                                           time and place is specified by the
                                           chief executive officer, the
                                           president or the directors.   The
                                           hour and place shall be determined
                                           by the directors or in the absence
                                           of director action by the
                                           president or chief executive
                                           officer.

SPECIAL MEETINGS                           Special meetings may be called at    Special meetings may be called at
                                           any time by the president, the       any time by the board, but only
                                           chief executive officer,  by the     pursuant to a resolution adopted by
                                           directors, or by written             a majority of the whole board.
                                           application of one or more           Shareowners do not have the right to
                                           stockholders who

                                                    HARRIS & JEFFRIES                         CONEXANT
                                                    -----------------                         --------
                                           hold at least ten                    call a special meeting.
                                           percent in interest of the capital
                                           stock entitled to vote.

ADVANCE NOTICE PROVISIONS                  Stockholders must receive notice     Shareowners must receive notice of a
                                           of a meeting (whether annual or      meeting (whether annual or special)
                                           special) at least seven days         not less than ten days nor more than
                                           before the date of the meeting.      sixty days before the date of the
                                                                                meeting.
                                           Under Massachusetts law notice of
                                           the time, place and purposes of a
                                           special meeting to consider and
                                           vote on a merger must be given to
                                           each stockholder of record,
                                           whether or not entitled to vote,
                                           at least twenty days prior to the
                                           date of the meeting.

QUORUM                                     The holders of a majority of the     The holders of a majority of the
                                           issued and outstanding stock         issued and outstanding stock
                                           entitled to vote at the meeting;     entitled to vote in person or
                                           except that if two or more classes   represented by proxy will constitute
                                           or series of stock are entitled to   a quorum.
                                           vote as a separate classes or
                                           series, then in the case of each
                                           class or series a  quorum shall
                                           consist of a majority in interest
                                           of all stock of that class or
                                           series issued and outstanding

VOTING RIGHTS                              The by-laws provide that, subject    The by-laws provide that, subject to
                                           to the laws of Massachusetts and     the laws of Delaware and the
                                           the articles or organization, each   certificate of incorporation, each
                                           holder of common stock will be       holder of common stock will be
                                           entitled to one vote per share on    entitled to one vote per share on
                                           all matters to be voted on by the    all matters to be voted on by the
                                           stockholders.  The corporation       shareowners.
                                           will not directly or indirectly
                                           vote any share of its own stock.

                                                The articles of organization    The certificate of incorporation
                                           provide that, subject to the         provides that, subject to the
                                           by-laws and the laws of              by-laws and the laws of Delaware,
                                           Massachusetts, each share of         each share of Series A preferred
                                           Series A participating preferred     stock is entitled to 100 votes on
                                           stock is entitled to vote on all     all matters submitted to a
                                           matters submitted to a stockholder   shareowner vote.  The holders of
                                           vote on an as if converted basis.    Series A preferred stock, the
                                           Currently, that conversion ratio     holders of any other preferred stock
                                           is 2.7884 shares of Harris &         designation and the holders of
                                           Jeffries common stock for each       common stock shall vote together as
                                           share of Harris & Jeffries           one class on all matters submitted
                                           preferred stock. If the proposals    to a shareowner vote.
                                           in items 2 and 3 are approved by
                                           the stockholders                     The Series B preferred stock entities

                                                    HARRIS & JEFFRIES                         CONEXANT
                                                    -----------------                         --------
                                           at the special meeting, each share   the holder to vote at meetings
                                           of Harris & Jeffries preferred       of the holders of Conexant
                                           stock will be convertible into       common stock.  For each Philsar
                                           3.02635 shares of Harris &           exchangeable share that is not held
                                           Jeffries common stock.               by Conexant or one of its
                                                                                subsidiaries on the record date for
                                                                                any meeting of holders of Conexant
                                            The holders of Series A             common stock, the holder of Series B
                                           participating preferred stock, the   preferred stock will have one vote
                                           holders of any other preferred       for each such exchangeable share at
                                           stock designation and the holders    such meeting, which will be
                                           of common stock shall vote           exercised only to the extent that
                                           together as one class on all         the trustee receives voting
                                           matters submitted to a stockholder   instructions from the registered
                                           vote.                                holders of exchangeable shares.

                                           In the event of a merger,
                                           Massachusetts law provides that
                                           two-thirds of the shares of each
                                           class of stock of each
                                           corporation, or, if the articles
                                           of organization provide, a lesser
                                           proportion but not less than a
                                           majority of each class of stock of
                                           each corporation, are necessary
                                           for the approval a merger.  If any
                                           merger agreement would adversely
                                           affect the rights of any class of
                                           stock of either corporation, the
                                           vote in the proportion provided
                                           for in this section of the shares
                                           of such class then outstanding,
                                           voting separately, shall also be
                                           necessary to authorize the merger.

                                           All matters brought before the       All matters will be decided by a
                                           meeting of stockholders will be      majority vote, a quorum being
                                           decided by a majority vote, a        present.  However, matters regarding
                                           quorum being present.                a business combination involving a
                                                                                transaction between Conexant and an
                                                                                interested stockholder or an
                                                                                affiliate or associate of an
                                                                                interested stockholder require at
                                                                                least an 80% affirmative vote,
                                                                                unless the business combination is
                                                                                approved by at least two-thirds of
                                                                                the continuing directors or the
                                                                                business combination meets certain
                                                                                price and procedure requirements.
                                                                                Matters regarding a business
                                                                                combination with an interested
                                                                                stockholder pursuant to Section 203
                                                                                of the Delaware General Corporation
                                                                                Law generally require at least a 66
                                                                                2/3%

                                                    HARRIS & JEFFRIES                         CONEXANT
                                                    -----------------                         --------
                                                                                affirmative vote.

                                           Votes can be cast in person or by    Votes can be cast in person or by
                                           proxy, but no proxy will be voted    proxy, but no proxy will be voted on
                                           on if dated more than six months     or after three years from its date,
                                           before the date of the meeting.      unless the proxy provides for a
                                                                                longer period.

RECORD DATE                                Under Massachusetts law regarding    Conexant's by-laws provide that for
                                           the record date for determining      the purpose of determining the
                                           stockholders rights, the directors   shareowners entitled to notice of or
                                           may fix in advance a time not more   to vote at any meeting of
                                           than sixty days before the date of   shareowners or any adjournment
                                           any meeting of the stockholders or   thereof, the board may fix, in
                                           the date for the payment of any      advance, a record date, which must
                                           dividend or the making of any        not be more than sixty nor less than
                                           distribution to stockholders or      ten days before the date of such
                                           the last day on which the consent    meeting. If no record date is fixed
                                           or dissent of stockholders may be    the record date for determining
                                           effectively expressed for any        shareowners entitled to notice of or
                                           purposes, unless a shorter period    to vote at a meeting of shareowners
                                           is provided in the articles of       is the close of business on the day
                                           organization or the by-laws, and     next preceding the day on which
                                           only stockholders of record on       notice is given, or, if notice is
                                           such record date shall have such     waived, at the close of business on
                                           right, notwithstanding any           the day next preceding the day on
                                           transfer of stock on the books of    which the meeting is held.  A
                                           the corporation after the record     determination of shareowners of
                                           date; or without fixing such         record entitled to notice of or to
                                           record date the directors may for    vote at a meeting of shareowners
                                           any of such purposes close the       applies to any adjournment of the
                                           transfer books for all or any part   meeting, but the board may fix a new
                                           of such period.                      record date for the adjourned
                                                                                meeting.

ACTION BY CONSENT OF STOCKHOLDERS          Any action to be taken by the        The certificate of incorporation
                                           stockholders may be taken without    provides that any action required or
                                           a meeting, if all the stockholders   permitted to be taken by
                                           entitled to vote on the matter       stockholders shall be taken only at
                                           consent to the action by a writing   an annual or special meeting and not
                                           filed with the records of the        by consent in writing.
                                           meeting of stockholders.

INSPECTION RIGHTS                          Under Massachusetts law, a           Delaware law entitles any
                                           corporation's stockholders are       stockholder of record of a
                                           entitled to inspect and copy its     corporation, in person or by agent,
                                           charter, by-laws, records of         upon written demand under  oath
                                           meeting of stockholders and          stating the inspection's purpose, to
                                           incorporators and stock and          inspect during usual business hours,
                                           transfer records. These documents    for any proper purpose, the
                                           must be kept either at the           corporation's stock ledger, a list
                                           corporation's principal office,      of its stockholders and its other
                                           the transfer agent's office or at    books  and records, and to make
                                           the office of the corporation's      copies or extracts therefrom. A
                                           clerk or                             proper purpose

                                                    HARRIS & JEFFRIES                         CONEXANT
                                                    -----------------                         --------
                                           resident agent. If access to these   means a purpose reasonably related to
                                           documents is refused, the            the person's interest as a stockholder.
                                           corporation will be liable to the
                                           requesting stockholder for any       The by-laws provide that the
                                           actual damages which result from     secretary will prepare and make a
                                           the refusal. However, the            complete list of the shareowners
                                           corporation is not obligated to      entitled to vote at a shareowners'
                                           produce the documents if the         meeting at least ten days before
                                           inspection is being sought to        such meeting.  The shareowner list
                                           secure a list of stockholders or     will be open to the examination of
                                           other information to be sold or      shareowners for a period of at least
                                           used for a purpose unrelated to      ten days prior to the meeting for
                                           the requesting person's interest     purposes germane to the meeting as
                                           as a stockholder.                    long as the examination is conducted.

                                                                                -    during ordinary business
                                                                                     hours and

                                                                                -    either at a place within
                                                                                     the city where the meeting is
                                                                                     to be held or at the place
                                                                                     where the meeting is held.

                                                                                The shareowner list will be produced
                                                                                and kept at the place of, and for
                                                                                the duration of, the meeting, for
                                                                                inspection by the shareowners
                                                                                present at the meeting.
AMENDMENTS TO ORGANIZATIONAL DOCUMENTS

CERTIFICATE OF INCORPORATION               Massachusetts law provides that      The Delaware General Corporation Law
                                           the articles of organization may     generally requires a vote of the
                                           be amended by a vote of two-thirds   corporation's board of directors
                                           of each class of stock outstanding   followed by the affirmative vote of
                                           and entitled to vote, or if the      the holders of a majority of the
                                           articles or organization so          outstanding stock of each class
                                           provide, by a vote of a lesser       entitled to vote for any amendment
                                           proportion but not less than a       to the certificate of
                                           majority of each class of stock      incorporation.  If an amendment
                                           outstanding and entitled to vote,    alters the powers, preferences or
                                           except that such amendment must      special rights of a particular class
                                           have been eligible for inclusion     or series of stock so as to affect
                                           in, or any provision deleted could   them adversely, that class or series
                                           have been omitted from, the          generally has the power to vote as a
                                           original articles of organization.   class notwithstanding the absence of
                                                                                any specifically enumerated power in
                                           Massachusetts law further states     the certificate of incorporation.
                                           that only a majority vote of

                                                    HARRIS & JEFFRIES                         CONEXANT
                                                    -----------------                         --------
                                           stockholders entitled to vote is     Conexant's certificate of
                                           required for a corporation to        incorporation provides that
                                           effect any of the following in its   provisions of the certificate may be
                                           articles:                            amended, altered or repealed by the
                                                                                approval of a majority of the
                                           -    an increase or a                outstanding voting stock, except
                                                reduction of its capital        that (a) the amendment or repeal of
                                                stock of any class authorized   articles seventh, tenth and twelfth
                                                                                of the certificate require the
                                           -    a change of the par value       affirmative vote of the at least 80%
                                                of its authorized shares with   of the voting power and (b) the
                                                par value or any class thereof  certificate may not be amended to alter or change the power and rights
                                           -    a change of its                 of the Series A preferred stock
                                                authorized shares with par      without the affirmative vote of the
                                                value or any class thereof      holders of at least two-thirds of
                                                into any number of shares       the outstanding shares of Series A
                                                without par value, or the       preferred stock, voting together as
                                                exchange thereof pro rata for   a single class.
                                                any number of shares without
                                                par value

                                           -    change of its authorized
                                                shares without par value or
                                                any class thereof  into a
                                                greater or lesser number of
                                                shares without par value, or
                                                the exchange thereof pro rata
                                                for a greater or lesser
                                                number of shares without par
                                                value

                                           -    a change of its
                                                authorized shares with par
                                                value or any class thereof
                                                into a greater or lesser
                                                number of shares with par
                                                value, or the exchange
                                                thereof pro rata for a
                                                greater or lesser number of
                                                shares with par value

                                           -    a change of its
                                                authorized shares without par
                                                value or any class thereof
                                                into any number of shares
                                                with par value, or the
                                                exchange thereof pro rata for
                                                any number of shares with par
                                                value or a change of its
                                                corporate name.

                                           The articles of organization are
                                           silent as to amendment.

BY-LAWS                                    The by-laws may be altered,          The board is expressly authorized to
                                           amended or repealed by the           make, alter, amend and repeal the
                                           directors, except with respect to    by-laws, subject to the power of the

                                                    HARRIS & JEFFRIES                         CONEXANT
                                                    -----------------                         --------
                                           Sections 9 and 10 or any other       stockholders, who may also amend the
                                           provision which by law, the          by-laws by an affirmative note of at
                                           articles of organization, or the     least 80% of the outstanding voting
                                           by-laws require action by the        stock.
                                           stockholders, in which case the
                                           stockholders may amend such
                                           by-laws.  Notice of the substance
                                           of the changes made  by directors
                                           is to be given to stockholders no
                                           later than the time of giving the
                                           notice of the next stockholders
                                           meeting following the amendment or
                                           repeal.

DIVIDENDS AND OTHER DISTRIBUTIONS          The articles of organization         The certificate of incorporation
                                           provide that holders of common       provides that full dividends will be
                                           stock are entitled to receive        paid to all outstanding preferred
                                           dividends payable either in cash,    stock for all past and current
                                           in property or in shares of          dividend periods before dividends
                                           capital stock, as determined by      are paid on the common stock.
                                           the board of directors and subject   Holders of common stock are entitled
                                           to the powers and preferences of     to receive dividends and
                                           any preferred stock.                 distributions in equal amounts per
                                                                                share, payable in cash or otherwise,
                                                                                as may be declared by the board.

                                           The articles of organization         Holders of Series A preferred stock
                                           provide that the holders of Series   are entitled to receive quarterly
                                           A preferred stock are entitled to    dividends payable in cash on the
                                           share in a dividend on a pro-rata    second Monday of March, June,
                                           basis with each share of common      September and December in an amount
                                           stock as if each share of Series A   per share equal to the greater of
                                           preferred had been converted to      (a) $1 or (b) 100 times the
                                           shares of common stock.              aggregate per share amount of all
                                                                                cash dividends or (c) 100 times the
                                                                                aggregate per share amount of all
                                                                                non-cash dividends or other
                                                                                dividends other than dividends
                                                                                payable in common stock.  If
                                                                                Conexant declares a dividend payable
                                                                                on the common stock, then the amount
                                                                                to which holders of shares of Series
                                                                                A preferred stock were entitled to
                                                                                receive immediately before such an
                                                                                event shall be adjusted by
                                                                                multiplying such amount by a
                                                                                fraction, the numerator of which is
                                                                                the number of shares of common stock
                                                                                outstanding immediately after such
                                                                                event and the denominator of which
                                                                                is the number of shares of common
                                                                                stock that were outstanding
                                                                                immediately prior to

                                                    HARRIS & JEFFRIES                         CONEXANT
                                                    -----------------                         --------
                                                                                such event.

                                                                                Upon liquidation, dissolution or
                                                                                winding up of Conexant, no
                                                                                distribution shall be made to
                                                                                stockholders of common stock and
                                                                                other shares of stock ranking junior
                                                                                to the Series A preferred stock
                                                                                until the Series A preferred
                                                                                stockholders have received $100 per
                                                                                share plus an amount equal to 100
                                                                                times the aggregate amount to be
                                                                                distributed per share to the holders
                                                                                of common stock.

                                                                                The holder of the Series B preferred
                                                                                stock is entitled to receive such
                                                                                dividends and distributions in equal
                                                                                amounts per exchangeable share,
                                                                                payable in cash or otherwise, as may
                                                                                be declared per share of Conexant's
                                                                                common stock by Conexant's board of
                                                                                directors from time to time out of
                                                                                assets or funds of Conexant legally
                                                                                available therefor to the holder of
                                                                                record as it appears on the stock
                                                                                books on such record dates as are
                                                                                fixed by the board of directors out
                                                                                of funds at the time legally
                                                                                available for the payment of
                                                                                dividends.  Such dividends will not
                                                                                be cumulative.

                                                                                In the event of a liquidation,
                                                                                dissolution or winding up of
                                                                                Conexant, whether voluntary or
                                                                                involuntary, the holder of Series B
                                                                                preferred stock is entitled to
                                                                                receive out of the assets of
                                                                                Conexant, whether such assets are
                                                                                capital or surplus of any nature, an
                                                                                amount equal to the sum of (1) the
                                                                                dividends declared but not paid
                                                                                thereon to the date of the final
                                                                                distribution to such holder, and (2)
                                                                                $100 per share, and no more, before
                                                                                any payment shall be made or any
                                                                                assets distributed to the holders of
                                                                                shares of Conexant common stock or
                                                                                any other class or series of
                                                                                Conexant's capital stock ranking
                                                                                junior as to liquidation rights to
                                                                                the Series B preferred stock.

                                                    HARRIS & JEFFRIES                         CONEXANT
                                                    -----------------                         --------
                                           Under Massachusetts law,             Delaware law permits a corporation
                                           corporations generally are           to declare and pay dividends out of
                                           permitted to pay dividend as long    surplus or, if there is no surplus,
                                           as the action is not taken when      out of the net profits for the
                                           the corporation is insolvent, does   fiscal year in which the dividend is
                                           not render the corporation           declared and/or for the preceding
                                           insolvent and does not violate the   fiscal year as long as the amount of
                                           corporation's articles of            capital of the corporation following
                                           organization.                        the declaration and payment of the
                                                                                dividend is not less than the
                                                                                aggregate amount of the capital
                                                                                represented by the issued and
                                                                                outstanding stock of all classes
                                                                                having a preference upon the
                                                                                distribution of assets.

EXCULPATION AND INDEMNIFICATION

EXCULPATION                                Massachusetts law allows a           Conexant's certificate of
                                           corporation to include in its        incorporation, in accordance with
                                           articles of organization a           Delaware law, provides that no
                                           provision that limits or             director will be personally liable
                                           eliminates the personal liability    to Conexant or its stockholders for
                                           of directors to the corporation      monetary damages for breach of his
                                           and its stockholders for monetary    or her fiduciary duty, except for
                                           damages for breach of fiduciary      liability:  for a breach of duty of
                                           duty as a director. Massachusetts    loyalty to Conexant and its
                                           law does not, however, permit a      stockholders, for acts or omissions
                                           corporation to limit or eliminate    not in good faith or which involve
                                           the personal liability of a          intentional misconduct, or, for a
                                           director for:                        knowing violation of law pursuant to
                                                                                Section 174 of the Delaware General
                                           -    any breach of the               Corporation Law, which governs the
                                                director's duty of loyalty to   liability of directors for unlawful
                                                the corporation or its          payment of dividends or unlawful
                                                stockholders,                   stock purchases or redemptions, or
                                                                                for transactions from which the
                                           -    any act of omissions not        director derived improper personal
                                                in good faith or which          benefit.
                                                involve intentional
                                                misconduct or a knowing
                                                violation of law,

                                           -    payment of dividends or
                                                stock repurchase or
                                                redemption, except a
                                                distribution of stock of the
                                                corporation, in violation of
                                                the corporation's articles of
                                                organization

                                           -    any loans to any officer
                                                or director of the
                                                corporation.

                                                    HARRIS & JEFFRIES                         CONEXANT
                                                    -----------------                         --------
                                           The Harris & Jeffries articles of
                                           organization are silent as to
                                           limitations on director's
                                           liability.

INDEMNIFICATION                            The articles of organization         Conexant will indemnify its
                                           provide that Harris & Jeffries       directors, officers, employees and
                                           will indemnify its directors,        agents against expenses, judgments,
                                           officers, agents, and, to the        fines and amounts paid in settlement.
                                           extent authorized by directors,
                                           employees against all liabilities,
                                           expenses and attorneys' fees,
                                           judgments, fines and amounts paid
                                           in settlement.

                                           Expenses, including attorneys'       Expenses, including attorneys' fees,
                                           fees, incurred in defending an       incurred in defending an action will
                                           action will be paid by the           be paid by the corporation in
                                           corporation in advance of the        advance of the final disposition of
                                           final disposition of such action,    such action, promptly after the
                                           suit or proceeding.                  corporation receives a request
                                                                                therefor.  The claimant must make an
                                                                                undertaking to repay such amount if
                                                                                it is ultimately determined that the
                                                                                claimant is not entitled to be
                                                                                indemnified by the corporation.

                                           The right to indemnification         Same.
                                           continues to persons who have
                                           ceased to be directors, officers,
                                           employees or agents and inures to
                                           the benefit of their heirs,
                                           executors and administrators.

                                           In connection with any compromise    A majority of disinterested
                                           or settlement it must first          directors will determine if
                                           approved by:                         indemnification is proper where the
                                                                                claimant is a present or former
                                           -    a disinterested majority        director or officer.  If there are
                                                of the directors then in        no disinterested directors or if the
                                                office, or                      disinterested directors choose, an
                                                                                independent counsel or a majority of
                                           -    by the holders of a             the shareowners will make such
                                                majority of the outstanding     determination.  If the claimant
                                                stock entitled to vote for      seeking indemnification is not a
                                                directors, voting as a single   present or former director, then the
                                                class, exclusive of any stock   chief executive officer or other
                                                owned by any interested         officer designated by the board will
                                                director or officer, upon       determine if indemnification is
                                                receipt of an undertaking by    proper.
                                                the person indemnified to
                                                repay such amount if they
                                                shall be adjudicated to be
                                                not entitled to
                                                indemnification.

                                           An "interested" director is one

                                                    HARRIS & JEFFRIES                         CONEXANT
                                                    -----------------                         --------
                                           against whom the proceedings in
                                           question or another proceeding on
                                           the same or similar grounds is
                                           then pending.
                                                                                If a change of control has occurred,
                                                                                the claimant may select independent
                                                                                counsel or, in certain cases may
                                                                                request that the board or a
                                                                                designated officer determine if
                                                                                indemnification is proper.

                                                                                If no change of control has occurred
                                                                                or if a change of control has
                                                                                occurred and the claimant has
                                                                                requested the board to determine
                                                                                indemnification, then the claimant
                                                                                shall be conclusively presumed to be
                                                                                entitled to indemnification so long
                                                                                as the claimant is not a present or
                                                                                former director or officer, the
                                                                                authorized officer has not made a
                                                                                determination regarding the
                                                                                indemnification within 60 days of
                                                                                receipt of the claim by the
                                                                                corporation and the claimant has not
                                                                                misstated or omitted any material
                                                                                facts in his claim.  If the claimant
                                                                                is a present or former director or
                                                                                officer, then the claimant shall be
                                                                                conclusively presumed to be entitled
                                                                                to indemnification if 15 days
                                                                                following the next board meeting the
                                                                                board has not resolved to submit the
                                                                                determination to independent counsel
                                                                                or the stockholders and 60 days
                                                                                following receipt by Conexant of the
                                                                                claim the majority of disinterested
                                                                                directors has not made a
                                                                                determination.  If such claim is
                                                                                submitted to the stockholders for
                                                                                determination and the stockholder
                                                                                meeting does not take place, then
                                                                                the claimant is presumed to be
                                                                                entitled to indemnification.

                                                                                Delaware law requires
                                                                                indemnification when the individual
                                                                                being indemnified has successfully
                                                                                defended the action on the merits or
                                                                                otherwise.

                                           Massachusetts law permits            Under Delaware law a corporation has
                                           indemnification of directors,        the power to indemnify any

                                                    HARRIS & JEFFRIES                         CONEXANT
                                                    -----------------                         --------
                                           officers, employees and agents of    person who was or is a party or is
                                           a corporation to the extent          threatened to be made a party to any
                                           authorized in the corporation's      threatened, pending or completed
                                           articles of organization or its      action, suit or proceeding, whether
                                           by-laws or as set forth in a vote    civil, criminal, administrative or
                                           of stockholders, except that no      investigative (other than an action
                                           indemnification can be provided      by or in the right of the
                                           for any person for any matter as     corporation) by reason of the fact
                                           to which he or she shall have been   that the person is or was a
                                           adjudicated not to have acted in     director, officer, employee or agent
                                           good faith in the reasonable         of the corporation, or is or was
                                           belief that his or her action was    serving at the request of the
                                           in the best interests of the         corporation as a director, officer,
                                           corporation or, to the extent that   employee or agent of another
                                           such matter relates to service       corporation, partnership, joint
                                           with respect to any employee         venture, trust or other enterprise,
                                           benefit plan, in the best            against expenses (including
                                           interests of the participants or     attorneys' fees), judgments, fines
                                           beneficiaries of such benefit        and amounts paid in settlement
                                           plan. Indemnification permitted by   actually and reasonably incurred by
                                           statute does not limit any rights    the person in connection with such
                                           of indemnification existing          action, suit or proceeding if the
                                           independently of the statute.        person acted in good faith and in a
                                                                                manner the person reasonably
                                                                                believed to be in or not opposed to
                                                                                the best interests of the
                                                                                corporation, and, with respect to
                                                                                any criminal action or proceeding,
                                                                                had no reasonable cause to believe
                                                                                the person's conduct was unlawful.

                                                                                However, no indemnification can be
                                                                                made in respect of any claim, issue
                                                                                or matter as to which such person
                                                                                shall have been adjudged to be
                                                                                liable to the corporation unless and
                                                                                only to the extent that the Delaware
                                                                                Court of Chancery or the court in
                                                                                which such action or suit was
                                                                                brought determines upon application
                                                                                that, despite the adjudication of
                                                                                liability but in view of all the
                                                                                circumstances of the case, the
                                                                                person is fairly and reasonably
                                                                                entitled to indemnity for such
                                                                                expenses which the Court of Chancery
                                                                                or other court shall deem proper.

APPRAISAL RIGHTS OR DISSENTERS' RIGHTS     Under Massachusetts law, a           Under Delaware law, the rights of
                                           stockholder may, before the taking   dissenting stockholders to obtain
                                           of the vote on a merger agreement,   the fair value of their shares,
                                           file with the company a written      which are referred to as appraisal
                                           objection to the proposed merger     rights, may be available in
                                           stating that the stockholder         connection with a statutory merger
                                           intends to demand payment for its    or consolidation in certain specific
                                           shares                               situations.  Appraisal

                                                    HARRIS & JEFFRIES                         CONEXANT
                                                    -----------------                         --------
                                           if the merger is consummated.        rights are not available to a corporation's
                                           If the shares are not voted in       stockholders under Delaware law when
                                           favor of the merger,                 the corporation is to be the
                                           the stockholder may have the right   surviving corporation and no vote of
                                           to demand in writing from the        its stockholders is required to
                                           surviving corporation, within        approve the merger.
                                           twenty days after the date of
                                           mailing to the stockholder of        In addition, unless otherwise
                                           notice in writing that the merger    provided in the certificate of
                                           has been consummated, payment for    incorporation, no appraisal rights
                                           its shares and an appraisal for      are available under Delaware law to
                                           the value thereof.                   holders of shares of any class of
                                                                                stock which is either (a) listed on
                                                                                a national securities exchange or
                                                                                designated as a national market
                                                                                system security on an interdealer
                                                                                quotation system by the NASD or (b)
                                                                                held of record by more than 2,000
                                                                                stockholders, unless these
                                                                                stockholders are required by the
                                                                                terms of the merger to accept
                                                                                anything other than:

                                                                                -    shares of stock of the
                                                                                     surviving corporation;

                                                                                -    shares of stock of another
                                                                                     corporation which, as of the
                                                                                     effective time of the merger or
                                                                                     consolidation, are of the kind
                                                                                     described in clauses (a) and
                                                                                     (b) above; of cash instead of
                                                                                     fractional shares of such
                                                                                     stocks; or

                                                                                -    any combination of the
                                                                                     above three bullets.

                                                                                Appraisal rights are not available
                                                                                under Delaware law in the event of
                                                                                the sale of all or substantially all
                                                                                of a corporation's assets or the
                                                                                adoption of an amendment to its
                                                                                certificate of incorporation, unless
                                                                                such rights are granted in the
                                                                                corporation's certificate of
                                                                                incorporation.

                                                                                The certificates of incorporation
                                                                                does not grant these rights.

                                                                                Conexant entered into a Rights
STOCKHOLDER RIGHTS PLAN                    None.                                Agreement, dated as of November 30,
                                                                                1998, as amended,


                                                    HARRIS & JEFFRIES                         CONEXANT
                                                    -----------------                         --------
                                                                                pursuant to which
                                                                                it has issued rights to purchase
                                                                                preferred stock.  See "Description
                                                                                of Conexant Capital Stock" starting
                                                                                on page 79.
OWNERSHIP LIMITATIONS                      Neither the articles of              Same.
                                           organization nor the by-laws
                                           imposes limitations on the
                                           ownership of capital stock.

BUSINESS COMBINATIONS WITH INTERESTED      The Massachusetts Business           The certificate of incorporation
STOCKHOLDERS                               Combination statute provides that,   states that Conexant will be
                                           if a person acquires 5% or more of   governed by Section 203 of the
                                           the outstanding voting stock of a    Delaware General Corporation Law.
                                           Massachusetts corporation without
                                           the approval of its board of         Under Delaware law a business
                                           directors, that person will become   combination involving a transaction
                                           an "interested stockholder" and      between Conexant and an interested
                                           she may not engage in transactions   stockholder or an affiliate of the
                                           with the corporation for three       interested stockholder requires the
                                           years unless:                        affirmative vote of the holders of
                                                                                at least 66 2/3% of the outstanding
                                           -    the board of directors          shares of capital stock, which is
                                                approves the acquisition of     not owned by the interested
                                                stock or the transaction        stockholder.
                                                prior to the time that the
                                                person became an interested     -    In addition, a business
                                                stockholder;                         combination is defined in the
                                                                                     certificate of incorporation to
                                           -    the interested                       include the following
                                                stockholder acquires 90% of          transactions between Conexant
                                                the outstanding voting stock         or any subsidiary and an
                                                of the company, excluding            affiliate, associate or
                                                voting stock owned by                interested stockholder:  a
                                                directors who are also               merger or consolidation; a
                                                officers and employee stock          sale, lease, exchange,
                                                plans, in one transaction;           mortgage, pledge, transfer or
                                                or,                                  other disposition of any assets
                                                                                     or securities of Conexant, or
                                           -    the transaction is                   of a subsidiary having an
                                                approved by the board and by         aggregate fair market value of
                                                two-thirds of the                    at least $25,000,000; the
                                                outstanding  voting stock not        adoption of a plan or proposal
                                                owned by the interested              for the liquidation or
                                                stockholder.                         dissolution of Conexant
                                                                                     proposed by an interested
                                           This Massachusetts statute is             stockholder or an affiliate or
                                           inapplicable to this transaction,         an associate of an interested
                                           however, because Harris & Jeffries        stockholder; a reclassification
                                           has fewer that two hundred                of securities, recapitalization
                                           stockholders of record.                   of Conexant or any merger or
                                                                                     consolidation of Conexant with
                                                                                     its subsidiaries that has the
                                                                                     effect of increasing the
                                                                                     proportionate ownership
                                                                                     interest

                                                    HARRIS & JEFFRIES                         CONEXANT
                                                    -----------------                         --------
                                                                                     of an interested stockholder or
                                                                                     an affiliate or an associate of
                                                                                     an interested stockholder; or any
                                                                                     agreement, contract, arrangement
                                                                                     or other understanding providing
                                                                                     for any one or more of the
                                                                                     actions specified above.  A
                                                                                     business combination requires the
                                                                                     affirmative vote of the holders
                                                                                     of at least 80% of the
                                                                                     outstanding shares of the voting
                                                                                     stock.  This 80% vote is not
                                                                                     applicable to business
                                                                                     combinations where such
                                                                                     combination is approved by at
                                                                                     least two thirds of the directors
                                                                                     who are not affiliates,
                                                                                     associates or representatives of
                                                                                     an interested stockholder nor
                                                                                     were members of the board prior
                                                                                     to the time the interested
                                                                                     stockholder became an interested
                                                                                     stockholder.  This 80% vote is
                                                                                     also not applicable to business
                                                                                     combinations where the aggregate
                                                                                     amount of the consideration to be
                                                                                     received per share by holders of
                                                                                     common stock as a result of the
                                                                                     business combination is at least
                                                                                     equal to the highest of the
                                                                                     following:  the highest share
                                                                                     price paid by the interested
                                                                                     stockholder within the two-year
                                                                                     period prior to the business
                                                                                     combination, the fair market
                                                                                     value per share of company common
                                                                                     stock on the date on which the
                                                                                     interested stockholder became an
                                                                                     interested stockholder, and the
                                                                                     fair market value per share of
                                                                                     company common stock on the date
                                                                                     on which the business combination
                                                                                     is publicly announced.  And the
                                                                                     consideration to be received by
                                                                                     holders of a particular class or
                                                                                     series of outstanding stock shall
                                                                                     be in the form as paid by the
                                                                                     interested stockholder in
                                                                                     becoming an interested
                                                                                     stockholder, the interested
                                                                                     stockholder has not become the

                                                    HARRIS & JEFFRIES                         CONEXANT
                                                    -----------------                         --------
                                                                                     beneficial owner of additional
                                                                                     shares except as part of the
                                                                                     transaction that resulted in
                                                                                     the interested stockholder
                                                                                     becoming an interested
                                                                                     stockholder. The interested
                                                                                     stockholder, after becoming an
                                                                                     interested stockholder, has not
                                                                                     received the benefit of any
                                                                                     loans, advances, guarantees,
                                                                                     pledges or other financial
                                                                                     assistance or any tax credit or
                                                                                     tax advantage from Conexant, a
                                                                                     proxy statement, describing the
                                                                                     business combination and
                                                                                     compliant with the securities
                                                                                     laws must be sent to all
                                                                                     stockholders, and the
                                                                                     interested stockholder shall
                                                                                     not have made any material
                                                                                     change in Conexant's capital
                                                                                     structure without approval of
                                                                                     at least two thirds of the
                                                                                     continuing directors.

                                     EXPERTS

   The consolidated financial statements and the related financial statement schedule incorporated in this proxy statement-prospectus by reference from the Conexant Systems, Inc. Annual Report on Form 10-K for the year ended September 30, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The consolidated financial statements of Maker Communications, Inc. incorporated by reference in this proxy statement-prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

   The financial statements of Harris & Jeffries, Inc. at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                                  LEGAL MATTERS

   The validity of the issuance of the shares of common stock offered by this proxy statement-prospectus will be passed upon for Conexant by Dennis E. O'Reilly, Senior Vice President, General Counsel and Secretary of Conexant.

                         HOW TO OBTAIN MORE INFORMATION

      In accordance with the Exchange Act, Conexant files reports, proxy and information statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy and information statements and other information that Conexant files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding registrants (including Conexant) that file electronically with the SEC (http://www.sec.gov). Conexant's internet site is http://www.conexant.com.

      You also may inspect reports, proxy statements and other information about Conexant at the offices of the Nasdaq Stock Market, Inc. National Market System, 1735 K Street, N.W., Washington, D.C. 20006-1500.

    Conexant has filed a Registration Statement on Form S-4 to register with the SEC the Conexant common stock to be issued to Harris & Jeffries stockholders in the merger. This document is part of that registration statement and constitutes a prospectus of Conexant in addition to being a proxy statement to the Harris & Jeffries stockholders.

      The SEC's rules allow Conexant to "incorporate by reference" into this proxy statement-prospectus the information Conexant files with the SEC. This means that Conexant can disclose important information to you by referring you to those filings. This information Conexant incorporates by reference is considered a part of this proxy statement-prospectus, and subsequent information that Conexant files with the SEC will automatically update and supersede this information. Any such information so modified or superseded will not constitute a part of this proxy statement-prospectus, except as so modified or superseded. Conexant incorporates by reference the following documents and any future filings Conexant makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of securities by this proxy statement-prospectus is completed:

      - Conexant's Annual Report on Form 10-K for the fiscal year ended September 30, 1999 (including the portions of Conexant's Proxy Statement for its 2000 Annual Meeting of Shareowners that are incorporated therein by reference);

      - Conexant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1999;

      - Conexant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

      - Conexant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000;

      - Conexant's Current Report on Form 8-K dated January 4, 2000, as amended by Conexant's Current Report on Form 8-K/A dated January 11, 2000;

      -  Conexant's Current Report on Form 8-K dated February 16, 2000;

      -  Conexant's Current Report on Form 8-K dated March 10, 2000;

      -  Conexant's Current Report on Form 8-K dated April 3, 2000;

      -  Conexant's Current Report on Form 8-K dated April 12, 2000;

      -  Conexant's Current Report on Form 8-K dated May 17, 2000;

      -  Conexant's Current Report on Form 8-K dated May 23, 2000;

      -  Conexant's Current Report on Form 8-K dated May 30, 2000;

      -  Conexant's Current Report on Form 8-K dated June 13, 2000;

      -  Conexant's Current Report on Form 8-K dated June 27, 2000;

      -  Conexant's Current Report on Form 8-K dated June 29, 2000;

      -  Conexant's Current Report on Form 8-K dated July 19, 2000;

      -  Conexant's Current Report on Form 8-K dated August 8, 2000; and

      - The descriptions of Conexant common stock and the preferred share purchase rights contained on pages 78 and 85-87 in Conexant's Registration Statement on Form 10, as amended (File Number 000-24923), dated December 1, 1998, as amended by Part II, Item 2 of Conexant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1999.

   All information contained in this proxy statement-prospectus relating to Conexant has been supplied by Conexant, and all information relating to Harris & Jeffries has been supplied by Harris & Jeffries.

   If you are a stockholder, you can obtain any of the documents incorporated by reference through Conexant or the SEC. Documents incorporated by reference are available from Conexant without charge, excluding all exhibits. You may obtain documents incorporated by reference in this proxy statement-prospectus by requesting them by telephone or in writing from the following address:

                             Conexant Systems, Inc.
                          Attention: Investor Relations
                               4311 Jamboree Road
                      Newport Beach, California 92660-3095
                        Telephone: (949) 483-CNXT (2698)

   Harris & Jeffries is a privately held company that is not subject to the reporting requirements of the Exchange Act and therefore does not incorporate by reference information in this proxy statement-prospectus, unless this information appears in an appendix to this proxy statement-prospectus.

   YOU SHOULD RELY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT-PROSPECTUS TO VOTE ON THE MERGER AGREEMENT AND MERGER AND THE OTHER PROPOSALS TO BE VOTED ON AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE HEREOF. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION.

                                                                    Appendix A-1




================================================================================




                                    AGREEMENT
                               AND PLAN OF MERGER

                                  By and Among

                             CONEXANT SYSTEMS, INC.,



                            H&J ACQUISITION SUB, INC.



                                       and

                             HARRIS & JEFFRIES, INC.



                            Dated as of July 19, 2000

================================================================================

                                TABLE OF CONTENTS

                              ARTICLE I DEFINITIONS

Section 1.01  Defined Terms .................................................    A-1-1

                              ARTICLE II THE MERGER


Section 2.01  The Merger ....................................................   A-1-21
Section 2.02  Closing .......................................................   A-1-22
Section 2.03  Filing of Articles of Merger ..................................   A-1-22
Section 2.04  Certain Effects of the Merger .................................   A-1-23
Section 2.05  Effect on Company Securities ..................................   A-1-23
Section 2.06  Exchange of Certificates ......................................   A-1-25
Section 2.07  Fractional Shares .............................................   A-1-27
Section 2.08  Payment of Sellers' Expenses ..................................   A-1-28
Section 2.09  Earn-Out ......................................................   A-1-28
Section 2.10  Earn-Out Protections ..........................................   A-1-30
Section 2.11  Payment of Indemnification Holdback ...........................   A-1-31
Section 2.12  Payment of Escrow Shares ......................................   A-1-33

            ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.01  Organization and Good Standing ................................   A-1-34
Section 3.02  Capitalization ................................................   A-1-34
Section 3.03  Subsidiaries ..................................................   A-1-35
Section 3.04  Due Authorization; Enforceability .............................   A-1-35
Section 3.05  No Violation ..................................................   A-1-36
Section 3.06  Financial Statements ..........................................   A-1-36
Section 3.07  Absence of Certain Changes ....................................   A-1-37
Section 3.08  Litigation ....................................................   A-1-38
Section 3.09  Compliance with Laws ..........................................   A-1-38
Section 3.10  Environmental Matters .........................................   A-1-39
Section 3.11  Taxes .........................................................   A-1-39
Section 3.12  Employee Benefit and Labor Matters ............................   A-1-41
Section 3.13  Other Compensation Arrangements ...............................   A-1-44
Section 3.14  Property ......................................................   A-1-44
Section 3.15  Intellectual Property Matters .................................   A-1-45
Section 3.16  Material Contracts ............................................   A-1-50
Section 3.17  Insurance .....................................................   A-1-53
Section 3.18  Customers and Suppliers .......................................   A-1-53
Section 3.19  Disclosure ....................................................   A-1-54



                                      A-1-i

Section 3.20  Transactions With Affiliates ..................................   A-1-54
Section 3.21  Brokers or Finders ............................................   A-1-54
Section 3.22  Product Liability .............................................   A-1-54
Section 3.23  Company Information ...........................................   A-1-55
Section 3.24  HSR Act .......................................................   A-1-55

         ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PARENT AND SUB

Section 4.01  Organization and Good Standing ................................   A-1-55
Section 4.02  Due Authorization; Enforceability .............................   A-1-55
Section 4.03  No Violation ..................................................   A-1-56
Section 4.04  Capitalization ................................................   A-1-56
Section 4.05  Parent SEC Reports ............................................   A-1-57
Section 4.06  Form S-4 ......................................................   A-1-58
Section 4.07  Brokers or Finders ............................................   A-1-58
Section 4.08  Continuity of Business ........................................   A-1-58

                       ARTICLE V COVENANTS OF THE COMPANY

Section 5.01  Access ........................................................   A-1-59
Section 5.02  Conduct of Business ...........................................   A-1-59
Section 5.03  Consents and Approvals ........................................   A-1-61
Section 5.04  Stockholder Meeting ...........................................   A-1-61
Section 5.05  Notice of Certain Events ......................................   A-1-61
Section 5.06  Payment of Indebtedness By Affiliates .........................   A-1-62
Section 5.07  No-Shop .......................................................   A-1-62
Section 5.08  Books and Records .............................................   A-1-63
Section 5.09  Amended Company Stock Option Plan .............................   A-1-63
Section 5.10  401(k) Plan Termination .......................................   A-1-63

                       ARTICLE VI COVENANTS OF THE PARENT

Section 6.01  Cooperation by the Parent .....................................   A-1-63
Section 6.02  Opportunity to Cure ...........................................   A-1-63
Section 6.03  Registration Statement on Form S-8 ............................   A-1-63

                          ARTICLE VII MUTUAL COVENANTS

Section 7.01  Reasonable Efforts ............................................   A-1-63
Section 7.02  Further Assurances ............................................   A-1-64
Section 7.03  Representation and Warranties .................................   A-1-64
Section 7.04  Public Announcements ..........................................   A-1-64
Section 7.05  Confidentiality Agreement .....................................   A-1-64



                                      A-1-ii

Section 7.06  Preparation of Form S-4 and Proxy Statement ...................   A-1-64

            ARTICLE VIII CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

Section 8.01  Representation, Warranties and Covenants ......................   A-1-65
Section 8.02  Consents ......................................................   A-1-66
Section 8.03  No Litigation .................................................   A-1-66
Section 8.04  Stockholder Approval ..........................................   A-1-66
Section 8.05  Effective Registration Statement ..............................   A-1-66
Section 8.06  Listing of Conexant Common Stock ..............................   A-1-66

         ARTICLE IX CONDITIONS TO THE OBLIGATIONS OF THE PARENT AND SUB

Section 9.01  Representations, Warranties and Covenants .....................   A-1-67
Section 9.02  Consents ......................................................   A-1-67
Section 9.03  No Litigation .................................................   A-1-67
Section 9.04  No Prohibition ................................................   A-1-68
Section 9.05  No Material Adverse Effect ....................................   A-1-68
Section 9.06  Employment Agreements .........................................   A-1-68
Section 9.07  Non-Competition Agreements ....................................   A-1-68
Section 9.08  Books and Records .............................................   A-1-68
Section 9.09  Company Warrants ..............................................   A-1-68
Section 9.10  Company Board Action ..........................................   A-1-68
Section 9.11  Financing Documents ...........................................   A-1-68
Section 9.12  Director Resignations .........................................   A-1-69
Section 9.13  Stockholder Approval ..........................................   A-1-69
Section 9.14  Effective Registration Statement ..............................   A-1-69
Section 9.15  Listing of Conexant Common Stock ..............................   A-1-69
Section 9.16  Repurchase Agreements .........................................   A-1-69
Section 9.17  401(k) Plan Termination .......................................   A-1-69
Section 9.18  Escrow Agreement ..............................................   A-1-69

                              ARTICLE X TERMINATION

Section 10.01  Termination Events ...........................................   A-1-70
Section 10.02  Effect of Termination ........................................   A-1-70

                     ARTICLE XI SURVIVAL AND INDEMNIFICATION

Section 11.01  Survival .....................................................   A-1-71
Section 11.02  Indemnification by the Company ...............................   A-1-71
Section 11.03  Indemnification by the Parent ................................   A-1-71
Section 11.04  Limitations on Liability .....................................   A-1-72


                                     A-1-iii

Section 11.05  Procedure for Third Party Claims .............................   A-1-76
Section 11.06  Indemnification Procedures ...................................   A-1-77
Section 11.07  Right to Indemnification Not Affected by Knowledge or Waiver .   A-1-80

                      ARTICLE XII MISCELLANEOUS PROVISIONS

Section 12.01  Expenses .....................................................   A-1-80
Section 12.02  Notices ......................................................   A-1-80
Section 12.03  Jurisdiction; Service of Process .............................   A-1-82
Section 12.04  Governing Law ................................................   A-1-82
Section 12.05  Waiver .......................................................   A-1-82
Section 12.06  Entire Agreement and Modification ............................   A-1-82
Section 12.07  No Oral Modification .........................................   A-1-83
Section 12.08  Assignment, Successors and No Third-Party Beneficiaries ......   A-1-83
Section 12.09  Severability .................................................   A-1-83
Section 12.10  Exhibits and Schedules .......................................   A-1-83
Section 12.11  Specific Performance .........................................   A-1-83
Section 12.12  Counterparts .................................................   A-1-84


                                      A-1-iv

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger is made and entered into as of July 19, 2000, by and among Conexant Systems, Inc., a Delaware corporation (the "Parent"), H&J Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Parent ("Sub") and Harris & Jeffries, Inc., a Massachusetts corporation (the "Company").


                              W I T N E S S E T H:
                              - - - - - - - - - -


         WHEREAS, the parties hereto desire that Sub merge with and into the Company (the "Merger") in accordance with the Delaware General Corporation Law (the "DGCL") and the Massachusetts Business Corporation Law (the "MBCL") and upon the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto agree as follows:


                                    Article I

                                   DEFINITIONS

         Section 1.01 Defined Terms. (a) For purposes of this Agreement, the following terms shall have the following meanings:

         "Acquisition Proposal" shall have the meaning set forth in Section 5.07(a).

         "Action" means any legal, administrative, arbitral, mediation or other alternative dispute resolution procedure or other action, proceeding, claim, inquiry or investigation before any court, arbitrator or other Governmental Entity.

         "Affiliate" means (a) With respect to a particular individual: (i) each member of such individual's Family (as defined below in this definition); (ii) any Person that is directly or indirectly controlled (as defined below in this definition) by such individual or one or more members of such individual's Family; and (iii) any Person with respect to which such individual or one or more members of such individual's Family currently serves or has previously served as a director, officer, employee, partner, member, manager, executor, or trustee (or in a similar capacity).

         (b) With respect to a specified Person other than an individual: (i) any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is




                                     A-1-1
under common control with, the Person specified; (ii) each Person that serves as a director, officer, employee, partner, member, manager, executor, or trustee of such specified Person (or in a similar capacity); and (iii) any Affiliate of any individual described in clause (ii).

         For purposes of this definition, (a) "control" of a Person will mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by Contract or otherwise; and (b) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse and former spouses,
(iii) any other natural person who is a child, sibling or parent of the individual or the individual's spouse, and (iv) any other natural person who resides with such individual.

         "Aggregate Unresolved Indemnity Claim Amount" means an amount equal to the aggregate Indemnity Claim Amounts set forth in all Notices of Claim that have been given by Parent on or prior to the Holdback Release Date that remain outstanding and unresolved on that date, as such amount may be reduced from time to time after the Holdback Release Date to the extent that any such Indemnity Claim Amount is resolved and no longer outstanding.

         "Agreement" means this Agreement, as the same may be amended, modified or supplemented from time to time in accordance with its terms.

         "Articles of Merger" means the Articles of Merger in respect of the Merger, substantially in the form annexed to this Agreement as Exhibit A, appropriately completed in conformity with this Agreement.

         "Audit Notice" shall have the meaning set forth in Section 2.09(c).

         "Books and Records" means the books of account and other financial and corporate records and files (including records and files stored on computer disks or tapes or any other storage medium) of the Company or any of its Subsidiaries or of the Stockholders and related to the Business, wherever located, including minute books, stock record books, books of account, corporate seals, written Contracts and other documents, instruments and papers.

         "Business" means the business of developing communications system software source code products and licensing such products to manufacturers of data communications and telecommunications systems.

         "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks located in California or Massachusetts are authorized or required to be closed.

         "Business Intellectual Property" means the Product Intellectual Property and the Own Use Intellectual Property, individually and collectively.



                                     A-1-2

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

         "Claim" means a written notice, asserting a breach of representation or warranty, covenant, agreement or other obligation contained in this Agreement or in any Transaction Document.

         "Closing" shall have the meaning set forth in Section 2.02.

         "Closing Date" shall have the meaning set forth in Section 2.02.

         "Closing Market Price" means the average of the daily closing sale prices per share of Conexant Stock as reported by the NASDAQ Stock Market (as published in The Wall Street Journal, Eastern United States Edition, or, if not published therein, in another authoritative source mutually selected by the Parent and the Sellers' Representative) for the five consecutive full NASDAQ trading days immediately preceding the first full NASDAQ trading day prior to the Closing Date, any Earn-Out Payment Date or any Indemnification Release Payment Date, as the context may require.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Common Stock" means the common stock, no par value, of the Company.

         "Company" means Harris & Jeffries, Inc., a Massachusetts corporation.

         "Company Option Plan" means the Company's Stock Option Plan, as amended March 14, 2000.

         "Company Options" means options, rights or warrants to purchase Common Stock.

         "Company Source Code" shall have the meaning set forth in Section 3.15(i).

         "Company Warrants" means each Series A Preferred Stock Purchase Warrant issued and outstanding.

         "Conexant Options" means non-transferable options to purchase shares of Conexant Stock under the Company Option Plan after giving effect to Section 2.05 of this Agreement.

         "Conexant Stock" means Common Stock, par value $1 per share, of the Parent (including the associated preferred share purchase rights).



                                     A-1-3

         "Confidentiality Agreement" means the Standard Non-Disclosure Agreement between the Parent and the Company dated April 10, 2000.

         "Consents" means all consents, waivers, approvals, allowances, authorizations, declarations, filings, recordings, registrations, validations or exemptions and notifications.

         "Contracts" means with respect to any Person, all agreements, undertakings, contracts, obligations, understandings and commitments (whether written or oral) (i) to which such Person is a party, (ii) under which such Person has any rights, (iii) under which such Person has any Liability or (iv) by which such Person, or any of the assets or properties owned or used by such Person, is bound, including all license agreements, manufacturing agreements, supply agreements, purchase orders, sales orders, distributor agreements, sales representation agreements, warranty agreements, indemnity agreements, service agreements, employment and consulting agreements, guarantees, credit agreements, notes, mortgages, security agreements, financing leases, leases, comfort letters, derivative agreements, confidentiality agreements, joint venture agreements, partnership agreements, open bids, powers of attorney, memoranda of understanding and letters of intent, including, in each case, all amendments, modifications and supplements thereto and waivers and consents thereunder.

         "Conversion Ratio" shall have the meaning set forth in Section 2.05(d).

         "Damages" means all losses, Liabilities, claims, damages, deficiencies, obligations, fines, payments (including incidental and consequential damages), expenses (including reasonable costs of investigation and defense and reasonable fees and expenses of legal counsel, accountants and other professional advisors), actions, causes of action, assessments, judgments, amounts paid in settlement or diminutions in value, whether or not involving a Third Party Claim.

         "Designated Claims" means Claims for indemnification related to any breach of representations and warranties made in (i) Sections 3.02, 3.04 and 3.14(a) (except in respect of title to Intellectual Property), and (ii) any Letter of Transmittal.

         "DGCL" shall have the meaning set forth in the Recitals.

         "Dissenting Shares" shall have the meaning set forth in Section
2.05(f).

         "Earn-Out Amount" shall have the meaning set forth in Section 2.09(a).

         "Earn-Out Payment Date" means each Interim Earn-Out Payment Date and the Final Earn-Out Payment Date, individually and collectively.

         "Earn-Out Statement" shall have the meaning set forth in Section
2.09(c).

         "Effective Time" shall have the meaning set forth in Section 2.03.




                                     A-1-4

         "Employee Compensation Amounts" means (x) bonus payments, in an aggregate amount not to exceed the sum of $620,000 plus an amount equal to the actual quarterly bonus for employees for the two quarter period ended June 30, 2000, consistent with past practice, to be paid by the Company to certain of its employees prior to the Closing and (y) any option-related deferred compensation charges required to be accrued in accordance with GAAP for options granted or exercised during the Company's fiscal year ended December 31, 2000.

         "Employment Agreement" means an Employment Agreement, substantially in the form annexed to this Agreement as Exhibit B (with such changes therein as may be approved in writing by Parent and any Key Employee who is a party thereto) between the Surviving Corporation and each of the Key Employees.

         "Encumbrance" means any charge, claim, adverse claim, community property interest, condition, equitable interest, easement, encumbrance, option, lien, pledge, hypothecation, assignment, deposit arrangement, security interest (preference, priority or other security agreement or preferential arrangement of any kind), mortgage, deed of trust, retention of title agreement, right of first refusal, right of first offer, preemptive right, or other restriction or granting or any rights of any kind (including any restriction on, or right granted with respect to, the use, voting, transfer, receipt of income or exercise of any other attribute of ownership).

         "Environmental Laws" means any and all applicable Laws and Permits issued, promulgated or entered into by any Governmental Entity relating to the environment, the protection or preservation of human health or safety, including the health and safety of employees, the preservation or reclamation of natural resources, or the management, release or threatened release of hazardous materials.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Escrow Agent" means Chase Manhattan Bank N.A. or such other person as the Parent and the InSight Shareholders may agree to appoint.

         "Escrow Agreement" means the Escrow Agreement, dated as of the Closing Date, among the Escrow Agent, the Parent and the InSight Stockholders.

         "Escrow Amount" means the fair market value of all money, securities and property from time to time held subject to the Escrow Agreement.

         "Escrow Release Date" means September 30, 2001.

         "Escrow Shares" means that number of fully paid, nonassessable shares of Conexant Stock equal to the product of (x) 218,200 and (y) the InSight Share Percentage.

         "Exchange Act" means the Exchange Act of 1934, as amended.



                                     A-1-5

         "Exchange Agent" means ChaseMellon Shareholder Services, L.L.C. or such other bank or trust company as may be designated by the Parent and the Company as exchange agent for purposes of this Agreement.

         "Exchange Fund" shall have the meaning set forth in Section 2.06(a).

         "Final Earn-Out Condition" means that average Operating Margins for the four fiscal quarters of the Company ended June 30, 2001 are greater than 25%.

         "Final Earn-Out Payment Date" means August 31, 2001.

         "Final Earn-Out Share Number" means 179,500 (as such number may be adjusted pursuant to Section 1.01(d)).

         "Final Order" means a final order of a court of competent jurisdiction,
(i) from which there is no right of appeal to a higher court or (ii) with respect to which either (A) all applicable time periods during which an appeal may be made have expired or (B) a period of six months has elapsed from the date on which the order which would otherwise be the subject of the appeal was issued and no appeal has been taken, whichever is the earliest to occur.

         "Financial Statements" shall have the meaning set forth in Section 3.06(a).

         "Form S-4" means the registration statement on Form S-4 filed with the SEC by the Parent in connection with the issuance of Conexant Stock pursuant to the Merger and this Agreement.

         "Fully Diluted Share Number" means the sum of (a) the product of (i)
2.7884 and (ii) the number of shares of Preferred Stock issued and outstanding on the Closing Date; (b) the number of shares of Common Stock issued and outstanding on the Closing Date; and (c) the number of shares of Common Stock issuable, with or without the passage of time or satisfaction of other conditions, upon the exercise of all Company Options issued and outstanding on the Closing Date immediately prior to the Merger, except that for purposes of
Section 2.09 and any computation of the Stockholder Ratio thereunder, there shall be excluded from the Fully-Diluted Share Number the Unvested Share Number.

         "GAAP" means generally accepted accounting principles of the United States as in effect from time to time.

         "Governmental Entity" means any of the following entities, to the extent they have jurisdiction over the issue in question: (i) federal, state, local, foreign or international government; (ii) court, arbitral or other tribunal or governmental or quasi-governmental authority of any nature (including any governmental agency, political subdivisions, instrumentalities, branch, department, official, or entity); or (iii) body exercising, or entitled to exercise, any



                                     A-1-6
administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature pertaining to government.

         "Hazardous Materials" means those materials, substances or wastes that are regulated by, or form the basis of liability under, any Environmental Law, including PCBs, pollutants, solid wastes, explosive or regulated radioactive materials or substances, wastes or chemicals, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos containing materials, materials listed in 49 C.F.R. Section 172.101 and materials defined as hazardous substances pursuant to Section 101(14) of CERCLA.

         "Holdback" means that number of fully paid, nonassessable shares of Conexant Stock equal to the excess of (x) 218,200 over (y) the Escrow Shares.

         "Holdback Release Date" means September 30, 2001.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Indemnification Release Amount" means the excess, if any, of (i) the value in U.S. dollars of the Holdback (as such number may be adjusted pursuant to Section 1.01(d)) determined based on the Closing Market Price for the Indemnification Release Payment Date over (ii) the sum of (A) the aggregate Indemnity Amount Payable as of the Holdback Release Date, plus (B) the Aggregate Unresolved Indemnity Claim Amount as of the Holdback Release Date.

         "Indemnification Release Payment Date" means any applicable date (not earlier than ten days after the Holdback Release Date) on which any amount is paid to any Stockholders or Option Holders pursuant to Section 2.11.

         "Indemnitee" means any Person seeking indemnification under Article XI of this Agreement.

         "Indemnitor" means any Person from whom indemnification is sought under
Article XI of this Agreement.

         "Indemnity Amount Payable" means any amount of an Indemnity Claim Amount which has become an Indemnity Amount Payable in accordance with Section 11.06.

         "Indemnity Claim" means any claim made for indemnification in accordance with Section 11.06.

         "Indemnity Claim Amount" means the amount of Damages claimed in any Notice of Claim, which amount, if not finally determined, may be a good faith estimate of the Damages that may be subject to indemnification pursuant to this Agreement.



                                     A-1-7

         "Independent Accountant" shall have the meaning set forth in Section 2.09(c).

         "Insight Share Percentage" shall mean the amount, expressed as a percentage, equal to the fraction (a) the numerator of which is the product of
(i) 2.7884 and (ii) the number of shares of Preferred Stock held by all Insight Stockholders on the Closing Date (after giving effect to the exercise of the Company Warrants held by such Insight Stockholders, as provided in Section 9.09), and (b) the denominator of which is the Fully Diluted Share Number.

         "Insight Stockholders" shall mean Insight Capital Partners (Cayman) II L.P., Insight Capital Partners II L.P. and WI Software Investors LLC, individually and collectively.

         "Insurance Policies" shall have the meaning set forth in Section 3.17.

         "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents (including utility and design patents, industrial designs and utility models), patent applications and patent and invention disclosures, and all other rights of inventorship, worldwide, together with all reissuances, continuations, continuations-in-part, divisions, revisions, supplementary protection certificates, extensions and re-examinations thereof; (b) all registered and unregistered trademarks, service marks, trade names, trade dress, logos, business, corporate and product names and slogans, worldwide, and registrations and applications for registration thereof; (c) all copyrights in copyrightable works, and all other rights of authorship, worldwide, and all applications, registrations and renewals in connection therewith; (d) all mask works and semiconductor chip rights, worldwide, and all applications, registrations and renewals in connection therewith; (e) all trade secrets and confidential business and technical information (including ideas, research and development, know-how, formulas, technology, compositions, manufacturing and production processes and techniques, technical data, engineering, production and other designs, plans, drawings, engineering notebooks, industrial models, software, specifications, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information); (f) all computer and electronic data, data processing programs, documentation and software, both source code and object code (including flow charts, diagrams, descriptive texts and programs, computer print-outs, underlying tapes, computer databases and similar items), computer applications and operating programs; (g) all rights to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein under the Laws of any jurisdiction worldwide; (h) all copies and tangible embodiments of any or all of the foregoing (in whatever form or medium, including electronic media); and (i) all other proprietary, intellectual property and other rights relating to any or all of the foregoing.

         "Interim Earn-Out Condition" means, with respect to any fiscal quarter of the Company set forth below, that both (i) the Revenues of the Company for such fiscal quarter exceed the amount of Revenues set forth below opposite such fiscal quarter, and (ii) the



                                     A-1-8

Operating Margins of the Company for such fiscal quarter exceed the amount of Operating Margins set forth below opposite such fiscal quarter.

    Company Fiscal Quarter           Revenues                 Operating Margins
           Ended
     September 30, 2000             $4,000,000                     15%
     December 31, 2000              $5,000,000                     20%
      March 31, 2001                $4,800,000                     25%
       June 30, 2001                $5,300,000                     25%

Each Interim Earn-Out Condition will be measured separately for each fiscal quarter, and if the Interim Earn-Out Condition is not satisfied for any fiscal quarter, there will be no Earn-Out Amount payable in respect of that fiscal quarter, without regard to any Revenues or Operating Margins in any other fiscal quarter, except to the extent otherwise expressly provided herein if the Partial Earn-Out Condition is satisfied in respect of that fiscal quarter.

         "Interim Earn-Out Payment Date" means each of October 31, 2000, January 31, 2001, April 30, 2001 and July 31, 2001.

         "Interim Earn-Out Share Number" means (i) with respect to the Company's fiscal quarter ended September 30, 2000, 112,775, (ii) with respect to the Company's fiscal quarter ended December 31, 2000, 140,968, (iii) with respect to the Company's fiscal quarter ended March 31, 2001, 135,330, and (iv) with respect to the Company's fiscal quarter ended June 30, 2001, 149,427.

         "Investment" of a Person means (i) any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade and loans to employees in the ordinary course of business) or contribution of capital by such Person; (ii) equity securities owned by such Person; (iii) any deposit accounts and certificates of deposit owned by such Person; and (iv) structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

         "IRS" means the United States Internal Revenue Service or any other successor agency, and, to the extent relevant, the United States Department of the Treasury.

         "Key Employees" means each of Deepak Shahane, David Jeffries, Kevin Smith and Saul Agranoff.

         "Knowledge" means, with respect to the Company or any of its Subsidiaries, the knowledge of Deepak Shahane or David Jeffries (i) if either of them is actually aware of such fact or other matter or (ii) if either of them could be expected to discover or otherwise become



                                     A-1-9
aware of such fact or other matter through the diligent exercise of their duties as officers and directors of the Company and its Subsidiaries.

         "Latest Balance Sheet" means the unaudited balance sheet of the Company and any of its Subsidiaries at June 30, 2000, annexed to this Agreement as Exhibit C.

         "Laws" means all laws, principles of common law, statutes, constitutions, treaties, rules, regulations, ordinances, codes, rulings, Orders and determinations of all Governmental Entities.

         "Leases" means all leases, subleases, right to occupy or use and other arrangements with respect to real property, including, in each case, all amendments, modifications and supplements thereto and waivers and Consents thereunder.

         "Letter of Transmittal" means a letter of transmittal, substantially in the form annexed to this Agreement as Exhibit D (with such changes therein as may be approved in writing by the Parent) from any Stockholder to the Exchange Agent.

         "Liability" means all debts, liabilities, obligations, Contracts and commitments, whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, due or to become due, whenever or however arising (including, whether arising out of any Contract or tort based on negligence, strict liability or otherwise).

         "Material Adverse Effect" means, with respect to any Person (including the Company and the Parent), a material adverse effect on the business, operations, assets or condition (financial or otherwise) of such Person, taken as a whole, or on the ability of such Person and its Subsidiaries to perform that Person's obligations under this Agreement or to consummate the Transactions, provided however, that a Material Adverse Effect shall not include
(a) with respect to any Person (including the Company and the Parent), any adverse effect following the date of this Agreement on the business, operations, assets or condition (financial or otherwise) of that Person resulting from the announcement or pendency of the Merger or from any general downturn to the market conditions of the business in which that Person operates; (b) with respect to Conexant, any decrease in the trading price of the Conexant Stock attributable primarily to fluctuations in stock prices or to a downturn in the state of North American financial markets, either generally or specifically with respect to publicly-traded technology companies; and (c) with respect to the Company, the acquisition or formation of an India-based subsidiary in Hyderabad, India.

         "Material Contract" shall have the meaning set forth in Section
3.16(a).

         "MBCL" shall have the meaning set forth in the Recitals.

         "Merger" shall have the meaning set forth in the Recitals.



                                     A-1-10

         "Merger Consideration" means 1,790,800 fully paid, nonassessable shares of Conexant Stock (as such number may be adjusted pursuant to Section 1.01(d)).

         "Merger Documents" shall have the meaning set forth in Section 2.03.

         "New Certificate" shall have the meaning set forth in Section 2.06(b).

         "Non-Competition Agreement" means a non-competition and non-disclosure agreement, substantially in the form annexed to this Agreement as Exhibit E (with such changes therein as may be approved in writing by Parent and any other Person who is a party thereto) between the Surviving Corporation and each of the Key Employees.

         "Notice of Claim" means a written notice of a claim for indemnification pursuant to this Agreement that (1) sets forth in reasonable detail the basis for such claim, (2) sets forth the Indemnity Claim Amount, and (3) sets forth the name of any person against whom the claim is being made.

         "Old Certificate" shall have the meaning set forth in Section 2.06(b).

         "Operating Margin" shall mean an amount, expressed as a percentage, equal to (x) the consolidated operating income (loss) of the Company and its Subsidiaries (determined prior to any allocation of corporate overhead, sales, general or administrative charges of the Parent) before interest expense, taxes and any extraordinary or non-recurring items, adjusted to eliminate the after-tax expense associated with Employee Compensation Amounts, divided by (y) Revenues, in each case determined in accordance with GAAP, consistently applied in accordance with the Company's accounting policies and practices prior to the Closing.

         "Option Holder" means a holder of Company Options set forth on Appendix I attached hereto.

         "Order" means any award, decision, stipulation, injunction, judgment, order, ruling, subpoena, writ, decree or verdict entered, issued, made, or rendered by any Governmental Entity.

         "Own Use Intellectual Property" means all Intellectual Property which the Company or any of its Subsidiaries owns, uses or has the right to use in the conduct of its businesses, other than the Product Intellectual Property.

         "Parent" shall have the meaning set forth in the Preamble.

         "Parent Group" shall have the meaning set forth in Section 11.02.

         "Parent Rights" and "Parent Rights Agreement" shall have the respective meanings set forth in Section 4.04(a).



                                     A-1-11

         "Parent SEC Reports" shall have the meaning set forth in Section 4.05.

         "Partial Earn-Out Condition" means, with respect to any fiscal quarter of the Company set forth below, that both (i) the Revenues of the Company for such fiscal quarter exceed the amount of Revenues set forth below opposite such fiscal quarter but are less than or equal to the Revenues for such period set forth in the definition of Interim Earn-Out Condition and (ii) the Operating Margins of the Company for such fiscal quarter exceed the amount of Operating Margins set forth below opposite such fiscal quarter.

    Company Fiscal Quarter           Revenues                Operating Margins
           Ended
      September 30, 2000            $3,000,000                     15%
      December 31, 2000             $3,750,000                     20%
        March 31, 2001              $3,600,000                     25%
        June 30, 2001               $3,975,000                     25%

Each Partial Earn-Out Condition will be measured separately for each fiscal quarter, and if the Partial Earn-Out Condition is not satisfied for any fiscal quarter, there will be no Earn-Out Amount payable in respect of that fiscal quarter, without regard to any Revenues or Operating Margins in any other fiscal quarter.

         "Partial Earn-Out Ratio" means, with respect to any fiscal quarter of the Company for which the Partial Earn-Out Condition but not the Interim Earn-Out Condition has been satisfied, the fraction the numerator of which is the Revenues of the Company for such fiscal quarter and the denominator of which is the Revenues for such fiscal quarter set forth in the definition of the term Interim Earn-Out Condition.

         "Partial Earn-Out Share Number" means, with respect to any fiscal quarter of the Company for which the Partial Earn-Out Condition but not the Interim Earn-Out Condition has been satisfied, the product of (x) the Partial Earn-Out Ratio for that fiscal quarter, and (y) the Interim Earn-Out Share Number for such fiscal quarter.

         "Per Share Common Stock Consideration" shall have the meaning set forth in Section 2.05(b)(i).

         "Per Share Preferred Stock Consideration" shall have the meaning set forth in Section 2.05(c)(i).

         "Permit" means all licenses, permits, certificates, Consents, or other authorizations, issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law.



                                     A-1-12

         "Permitted Encumbrances" means Encumbrances for (a) Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been taken in accordance with GAAP; (b) easements, rights of way, zoning and land use restrictions, rights of lessors and other ordinary course restrictions affecting real property; (c) liens of materialmen, mechanics, vendors, and other similar liens arising by operation of Law in the ordinary course of business; in each case if they do not, individually or in the aggregate, (i) have a material adverse effect on the use of the property affected thereby, (ii) materially impair the current business operations conducted on the affected property or (iii) materially reduce the value of, or have a material adverse effect on the ability to transfer, the affected property, and (d) all Encumbrances listed on Exhibit F.

         "Person" means any individual, sole proprietorship, firm, corporation (including any non-profit corporation and public benefit corporation), general or limited partnership, limited liability partnership, joint venture, limited liability company, estate, trust, association, organization, labor union, institution, entity or Governmental Entity, including any successor (by merger or otherwise) of such entity.

         "Plans" shall have the meaning set forth in Section 3.12(b).

         "Preferred Stock" shall mean the Series A Participating Convertible Preferred Stock, no par value per share, of the Company.

         "Product Intellectual Property" means all Intellectual Property which the Company or any of its Subsidiaries owns, uses or has the right to use, and which is comprised in the Company's products.

         "Proxy Statement" shall have the meaning set forth in Section 5.04(b).

         "Release" has the meaning given to such term in Section 101(22) of CERCLA.

         "Registered Business Intellectual Property" shall have the meaning set forth in Section 3.15(a)(i).

         "Representative" means with respect to a particular Person, any director, officer or employee of such Person and any agent, consultant, advisor, legal counsel, accountant, financial advisor or other representative of such Person engaged in connection with the Transaction.

         "Repurchase Agreements" shall mean an agreement between the Company and each of Deepak Shahane, Saul Agranoff, Kevin Smith, the Celia M. Jeffries Trust
- 1999, and the David S. Jeffries Trust - 1999, substantially in the form annexed as Exhibit G (with such amendments as may be approved by the Company, the Parent and any Person that is a party to any such agreement).

         "Repurchase Schedule" shall mean the schedule annexed as Appendix II.



                                     A-1-13

         "Revenues" means the consolidated revenues of the Company and its Subsidiaries as reported on its statement of operations, prepared in accordance with GAAP consistently applied in accordance with the Company's accounting policies and practices prior to the Closing.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Seller Group" shall have the meaning set forth in Section 11.03.

         "Sellers' Expenses" means any and all fees and out-of-pocket costs and expenses of counsel, accountants, investment bankers and other professional advisors engaged in connection with the Transactions by the Company and the reasonable fees and expenses of one firm of counsel for the Stockholders.

         "Sellers' Representative" means Deven Parekh.

         "Software Products" shall have the meaning set forth in Section
3.15(b).

         "Special Basket Claim" means any Claim for indemnification related to any breach of representations and warranties made in Sections 3.10, 3.11, 3.14(a) (solely in respect of title to Intellectual Property) and 3.15.

         "Stockholder Ratio" means (a) with respect to any holder of Common Stock, the fraction the numerator of which is the aggregate number of shares of Common Stock held by such Stockholder immediately prior to the Closing and the denominator of which is the Fully Diluted Share Number, (b) with respect to any holder of Preferred Stock, the fraction the numerator of which is the product of
(i) 2.7884 and (ii) the aggregate number of shares of Preferred Stock held by such Stockholder immediately prior to the Closing and the denominator of which is the Fully Diluted Share Number; and (c) with respect to any Option Holder, the fraction the numerator of which is the aggregate number of shares of Common Stock for which the aggregate number of Company Options held by such Option Holder (whether or not vested or subject to other contingencies) are exercisable and the denominator of which is the Fully Diluted Share Number, except that (1) for purposes of Section 2.09, there shall be excluded the Unvested Share Number, and (2) for purposes of Section 2.11, there shall be excluded the amounts referred to in clause (b) above.

         "Stockholder/Option Holder Indemnity Amount" means, on any given determination date, the aggregate Indemnity Amount Payable by the Stockholders and Option Holders to Parent with respect to all indemnity claims accumulated through the date of determination.

         "Stockholders" means the stockholders of the Company set forth on Appendix I hereto.



                                     A-1-14

         "Stockholders Meeting" shall have the meaning set forth in Section 5.04(a).

         "Sub" shall have the meaning set forth in the Recitals.

         "Sub Common Stock" shall have the meaning set forth in Section 2.05(d).

         "Subsidiary" means any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of the Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing member or general partner of such limited liability company, partnership, association or other business entity.

         "Surviving Corporation" shall have the meaning set forth in Section 2.01(a).

         "Taxes" means all taxes, charges, duties, fees, levies or other assessments, including, without limitation, income, excise, property, ad valorem, sales, use, gross receipts, recording, insurance, value added, profits, license, withholding, payroll, employment, net worth, intangibles, capital gains, transfer, stamp, social security, environmental, occupation alternative minimum, recapture and franchise taxes, imposed by any Governmental Entity, and including any interest, penalties and additions attributable thereto.

         "Technology Agreements" shall have the meaning set forth in Section 3.15(c).

         "Third Party Claim" shall have the meaning set forth in Section
11.05(a).

         "Transaction" shall have the meaning set forth in Section 2.02.

         "Transaction Documents" means this Agreement, the Articles of Merger, the Voting Agreements, the Letter of Transmittal, and any certificate or schedule required to be delivered pursuant to this Agreement or any other document referred to above.

         "Unregistered Business Intellectual Property" shall have the meaning set forth in Section 3.15(a)(ii).



                                     A-1-15

         "Unvested Share Number" means that number of shares of Common Stock subject to Company Options which, immediately prior to the Effective Time, could not be acquired on exercise of such Company Options under Section 6.1 of the Company Option Plan or any instrument evidencing such Company Options.

         "Vested Option Holder" means any Option Holder except to the extent of the Unvested Share Number of Company Options held by such Option Holder immediately prior to the Effective Time.

         "Voting Agreement" means a voting agreement, substantially in the form annexed to this Agreement as Exhibit H (with such changes therein as may be approved in writing by the Parent) between the Parent and any Stockholder.

         (b) For the purposes of this Agreement, (i) words in the singular will be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof", "herein", and "herewith" and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (iii) the word "including" and words of similar import when used in this Agreement will mean "including, without limitation", unless otherwise specified, (iv) the word "or" will not be exclusive, (v) the phrase "made available" will mean that the information referred to has been made available if requested by the party to whom such information is to be made available, and (vi) any reference to any Law referred to in this Agreement will be deemed to include any successor Law and the rules and regulations issued pursuant to such Law or successor Law and any amendments or supplements to such Law or successor Law, (vii) any accounting term used in this Agreement will have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder will be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied, (viii) capitalized terms used in the other Transaction Documents but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement and (ix) a "breach" of a representation, warranty, covenant, obligation or other provision of this Agreement or any Transaction Document will be deemed to have occurred if there is or has been (A) any inaccuracy in or breach of or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (B) any claim by any Person or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation or other provision; and the term "breach" means any such inaccuracy, failure, claim, occurrence or circumstance. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and this Agreement will not be construed for or against any party by reason of the authorship or alleged authorship of any provision hereof or by reason of the status of the respective parties.

         (c) The article, section and paragraph captions herein and the table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and will



                                     A-1-16
not be deemed to limit or otherwise affect any of the provisions hereof. Unless otherwise specified, all references herein to numbered articles and sections are to articles and sections of this Agreement and all references herein to exhibits are to exhibits to this Agreement. Unless otherwise specified, all references contained in this Agreement or in any Transaction Document to dollars or "$" will mean United States Dollars.

         (d) In the event of any split, combination or reclassification of any Conexant Stock, or any issuance or the authorization of any issuance of any other securities in exchange or substitution for shares of Conexant Stock at any time during the period commencing on the date of this Agreement and ending (x) at the Effective Time, for purposes of the definition of Merger Consideration,
(y) on any Earn-Out Payment Date, for purposes of the Final Earn-Out Share Number, the Interim Earn-Out Share Number, or the Partial Earn-Out Share Number and (z) any Indemnification Release Payment Date, for purposes of the Indemnification Release Amount, then appropriate adjustments shall be made to the number of shares of Conexant Stock referred to in the definitions of Merger Consideration, the Final Earn-Out Share Number, the Interim Earn-Out Share Number, or the Partial Earn-Out Share Number and Indemnification Release Amount to reflect any such split, combination, reclassification or issuance and to preserve the relative economic benefits provided in this Agreement as if such split, combination, reclassification or issuance had not occurred.


                                   Article II

                                   The MERGER

         Section 2.01 The Merger. On the basis of the representations, warranties, covenants and agreements set forth in this Agreement and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Effective Time and in accordance with the applicable provisions of the DGCL and the MBCL:

         (a) Sub shall be merged with and into the Company and the separate corporate existence of Sub shall thereupon cease. The Company, as the surviving corporation in the Merger (the Company as existing on and after the Effective Time being hereinafter sometimes referred to as the "Surviving Corporation") and a wholly-owned subsidiary of the Parent, shall continue its corporate existence under the name NetPlane Systems, Inc., and shall continue to be governed by the MBCL. The Merger shall have the effects set forth in Section 80 of the MBCL and
Section 259 of the DGCL.

         (b) The Amended and Restated Articles of Organization of the Company, as in effect immediately prior to the Effective Time, shall thereafter be the Articles of Organization of the Surviving Corporation until duly amended or repealed, except that the Articles of Organization shall be amended, effective as of the Effective Time, to change the name of the Company from "Harris & Jeffries, Inc." to "NetPlane Systems, Inc."



                                     A-1-17

         (c) The By-laws of the Company, as in effect immediately prior to the Effective Time, shall thereafter be the By-laws of the Surviving Corporation until duly amended or repealed.

         (d) At and after the Effective Time, the Surviving Corporation shall be authorized to issue a total number of 14,800,000 shares of Common Stock and 1,650,000 shares of Preferred Stock, with the same preferences, voting powers, qualifications, special or relative rights or privileges as to each class or series as are set forth in the Amended and Restated Articles of Organization of the Company, as amended, prior to the Effective Time, until duly amended or repealed.

         (e) The members of the Board of Directors of Sub immediately prior to the Effective Time shall thereafter be the members of the Board of Directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Organization and By-laws of the Surviving Corporation, or as otherwise provided by law.

         (f) The officers of Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified.

         (g) The purposes of the Company, as set forth in the Amended and Restated Articles of Organization of the Company immediately prior to the Effective Time, shall thereafter be the purposes of the Surviving Corporation, until duly amended.

         Section 2.02 Closing. The closing (the "Closing") of the transactions contemplated by this Agreement (the "Transaction") will take place at the offices of Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, New York, at 10:00 a.m. Eastern time, on the Business Day on which all conditions set forth in Articles VIII and IX hereof have been satisfied or waived, or such other date, place or time agreed to in writing by the parties hereto (such date of the Closing being hereinafter referred to as the "Closing Date").

         Section 2.03 Filing of Articles of Merger. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date and upon satisfaction or waiver of conditions stated in Article VIII and Article IX, the Parent, Sub and the Company shall cause the Articles of Merger or other appropriate documents (in any such case, the "Merger Documents"), duly executed in accordance with the relevant provisions of the DGCL and the MBCL, to be filed and recorded as required by the DGCL and the MBCL, respectively, and will take any other and future actions in connection therewith as may be required by the DGCL and the MBCL to make the Merger effective. The Merger shall become effective when the Merger Documents are duly filed with the Secretary of the State of Delaware and the Secretary of State of the Commonwealth of Massachusetts. When used in this Agreement, the term "Effective Time" shall mean the time and date at which the Merger becomes effective.



                                     A-1-18

         Section 2.04 Certain Effects of the Merger. (a) At the Effective Time, Sub shall be merged into the Company and the separate existence of Sub shall cease. The Company, as the Surviving Corporation, shall thereupon and thereafter possess all the rights, privileges, powers and franchises, of a public or of a private nature, and be subject to all restrictions, disabilities and duties of each of the Company and Sub and shall continue its corporate existence as a Massachusetts corporation. If at any time the Parent or the Surviving Corporation shall consider or be advised that any further assignment or assurances in law or any things are necessary or desirable to vest in the Surviving Corporation, according to the terms hereof, the title to any property or rights of Sub or the Company, the last acting officers and directors of such corporation, as the case may be, or the corresponding officers and directors of the Surviving Corporation shall and will execute and make all such proper assignments and assurances and do all things necessary or proper to vest title in such property or rights in the Surviving Corporation, and otherwise to carry out the purposes of this Agreement.

         (b) The parties to this Agreement intend that the Merger shall constitute a "reorganization" within the meaning of Section 368(a)(2)(E) of the Code and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368(a)(2)(E) of the Code.

         Section 2.05 Effect on Company Securities.

         (a) Cancellation of Treasury Stock and Subsidiary Owned Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of capital stock of the Company or any shares of capital stock of Sub, each share of Common Stock issued immediately prior to the Effective Time and (i) held in the treasury of the Company or (ii) owned by any direct or indirect Subsidiary of the Company shall cease to be outstanding, shall be canceled and retired without any conversion thereof and without payment of any consideration therefor and shall cease to exist.

         (b) Conversion of Common Stock. (i) At the Effective Time, by virtue of the Merger and without any action on the part of the holders of Common Stock of the Company or any shares of capital stock of Sub, subject to Section 2.06, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock being canceled pursuant to Section 2.05(a)), shall be converted into the right to receive for each share of Common Stock, the Merger Consideration divided by the Fully Diluted Share Number (the "Per Share Common Stock Consideration"), upon surrender of the certificate which immediately prior to the Effective Time represented such share in accordance with Section 2.06.

         (ii) Each share of Common Stock so converted at the Effective Time shall be canceled and retired and shall cease to exist, and each certificate which theretofore represented shares so converted and canceled shall thereafter cease to have any rights with respect to such shares except the right to receive the Per Share Common Stock Consideration multiplied by the number of such shares formerly represented by such certificate, without interest thereon and subject to Section 2.05(e).

                                     A-1-19

         (c) Conversion of Preferred Stock. (i) At the Effective Time, by virtue of the Merger and without any action on the part of the holders of Preferred Stock of the Company or any shares of capital stock of Sub, subject to Section 2.06, each share of Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive for each share of Preferred Stock the product of (a) 2.7884 and (b) the Merger Consideration, divided by the Fully Diluted Share Number (the "Per Share Preferred Stock Consideration"), upon surrender of the certificate which immediately prior to the Effective Time represented such share in accordance with Section 2.06.

         (ii) Each share of Preferred Stock so converted at the Effective Time shall be canceled and retired and shall cease to exist, and each certificate which theretofore represented shares so converted and canceled shall thereafter cease to have any rights with respect to such shares except the right to receive the Per Share Preferred Stock Consideration multiplied by the number of such shares formerly represented by such certificate, without interest thereon and subject to Section 2.05(e).

         (d) Conversion of Company Options. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, (i) each Company Option issued and outstanding immediately prior to the Effective Time shall be converted into and be deemed to be, without the need for amendment or modification to any Contract under which such Company Options have been granted, a Conexant Option to purchase that whole number of shares of Conexant Stock issuable upon exercise of such Company Option (whether or not then vested) immediately prior to the Effective Time, multiplied by the ratio (the "Conversion Ratio") of (x) the Merger Consideration, divided by (y) the Fully Diluted Share Number, rounded down to the nearest whole share. The per share exercise price of each Conexant Option into which a Company Option has been converted shall be equal to the quotient of the per share exercise price of the Company Option immediately prior to the Effective Time, divided by the Conversion Ratio, rounded up to the nearest whole cent. Notwithstanding the foregoing, in no event will the per share exercise price of each Conexant Option be less than $1.00. Until such time as a registration statement on Form S-8 under the Securities Act is declared effective, no Option Holder shall have a right to exercise or transfer the Conexant Options.

         (e) Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of Common Stock, par value $.01 per share, of Sub ("Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

         (f) Dissenting Shares. At the Effective Time, any Common Stock or Preferred Stock held by Stockholders, if any, who shall have demanded and perfected their demand for the Company to purchase their Common Stock or Preferred Stock and shall have voted against this Agreement and the Merger in accordance with Section 156B of the MBCL ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration

                                     A-1-20
pursuant to the Merger or the Earn-Out Payment pursuant to Section 2.09 or the Indemnification Release Amount pursuant to Section 2.11, but instead shall be entitled to only such rights as are provided in the MBCL, except that any Dissenting Shares held by a Stockholder who shall, after proper exercise of dissenter's rights, effectively withdraw its, his or her demand for purchase thereof and payment therefor, or lose its, his or her right to such payment as provided in Section 156B of the MBCL shall cease to be Dissenting Shares hereunder and shall be deemed converted into and represent only the right to receive the consideration such Stockholder otherwise would have been entitled to receive as a result of the Merger as provided in this Agreement, without interest thereon, upon surrender of each Old Certificate formerly representing such Common Stock or Preferred Stock in accordance with this Agreement. The Company shall give the Parent and Sub (i) prompt written notice of any written demands for the purchase of shares of Common Stock or Preferred Stock pursuant to Section 156B of the MBCL, any withdrawals of such demands and any other instruments served pursuant to the MBCL received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of the Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

         Section 2.06 Exchange of Certificates.

         (a) Exchange Agent. Immediately following the Effective Time, the Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Common Stock and Preferred Stock, for exchange in accordance with this
Article II, through the Exchange Agent, certificates representing the shares of Conexant Stock issuable pursuant to Section 2.05 in exchange for outstanding shares of Common Stock and Preferred Stock together with amounts sufficient in the aggregate to provide all funds necessary for the Exchange Agent to make payments in lieu of fractional shares pursuant to Section 2.07 and dividend payments pursuant to Section 2.06(c) (such shares of Conexant Stock and funds, together with any dividends or distributions with respect thereto with a record date after the Effective Time, being hereinafter referred to as the "Exchange Fund").

         (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the "Old Certificates") which immediately prior to the Effective Time represented outstanding shares of Common Stock or Preferred Stock, other than shares to be canceled or retired in accordance with Section 2.05, (i) a Letter of Transmittal and (ii) instructions for use in effecting the surrender of the Old Certificates in exchange for certificates representing shares of Conexant Stock ("New Certificates"). Upon surrender of an Old Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Parent, together with such Letter of Transmittal, appropriately completed and duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Conexant Stock which such holder has the right to receive pursuant to the provisions of

                                     A-1-21
this Article II, and the Old Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Common Stock or Preferred Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Conexant Stock may be issued to a Person other than the Person in whose name the Old Certificate so surrendered is registered, if such Old Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer, withholding or other Taxes required by reason of the issuance of shares of Conexant Stock to a Person other than the registered holder of such Old Certificate or establish to the satisfaction of the Parent that any such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.06, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a New Certificate representing the appropriate number of whole shares of Conexant Stock, and cash in lieu of any fractional shares of Conexant Stock and any dividends to the extent provided in Section 2.06(c) as contemplated by this Section. No interest will be paid or will accrue on any cash payable in lieu of any fractional shares of Conexant Stock or dividends or other distributions with respect to Conexant Stock.

         (c) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Conexant Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate with respect to the shares of Conexant Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.07 until the surrender of such Old Certificate in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Old Certificate, there shall be paid to the holder of the New Certificate representing whole shares of Conexant Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Conexant Stock to which such holder is entitled pursuant to Section 2.07 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Conexant Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Conexant Stock.

         (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Old Certificates for six months after the Effective Time shall be delivered to the Parent, upon demand, and any holders of Old Certificates who have not theretofore complied with this Article II shall thereafter look only to the Parent for payment of their claim for Conexant Stock, any cash in lieu of fractional shares of Conexant Stock and any dividends or distributions with respect to Conexant Stock.

         (e) No Liability. None of the Parent, Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any shares of Conexant Stock (or dividends or

                                     A-1-22
distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (f) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Parent.

         (g) Lost Certificates. In the event that any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Parent, the posting by such Person of a bond in such reasonable amount as the Parent may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Conexant Stock, and any cash in lieu of fractional shares and any unpaid dividends or distributions with respect to Conexant Stock, to which they are entitled pursuant hereto.

         (h) No Further Ownership Rights in Stock. All consideration paid upon the conversion of Common Stock and Preferred Stock and the surrender of Old Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock and Preferred Stock theretofore represented by such Old Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock or Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

         Section 2.07 Fractional Shares. With respect to any payment by the Parent to be made by delivery of Conexant Stock or Conexant Options pursuant to this Article II, no fractional shares of Conexant Stock will be issued and no Conexant Options exercisable for fractional shares of Conexant Stock will be granted, and any holder of Common Stock, Preferred Stock or Company Options entitled pursuant to this Agreement to receive a fraction of a share of Conexant Stock or a Conexant Option exercisable for a fraction of a share of Conexant Stock but for this Section 2.07 will be entitled only to receive a cash payment in lieu thereof, without interest, in an amount, less the amount of any withholding taxes which may be required thereon, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled multiplied by (ii) the Closing Market Price in respect of the Closing Date, the Earn-Out Payment Date or any Indemnification Release Date, as the case may be. For purposes of paying such cash in lieu of fractional shares, with respect to each Stockholder or Option Holder, all shares of Conexant Stock to be delivered and Conexant Options to be granted pursuant this Agreement on any given payment date will be aggregated, and no Stockholder or Option Holder will receive cash in lieu of fractional shares in an amount equal to or greater than the value of one full share of Conexant Stock on such payment date.

                                     A-1-23

         Section 2.08 Payment of Sellers' Expenses. If the Merger occurs, the Parent shall pay, or cause the Surviving Corporation to pay, at the Closing, to the Sellers' Representative the Sellers' Expenses by wire transfer to the account specified by the Sellers' Representative to the Parent in writing, and the Sellers' Representative shall, promptly following receipt of such funds from the Parent, pay in full Sellers' Expenses to the appropriate parties; provided, however, that the Parent and the Surviving Corporation shall have no liability or obligation to pay any Sellers' Expenses in excess of the lesser of (i) $2,000,000 or (ii) cash available to the Company on the Closing Date, and any such excess shall be paid promptly by the Stockholders.

         Section 2.09 Earn-Out. (a) In addition to the Merger Consideration payable pursuant to Section 2.05, as additional consideration, on the Earn-Out Payment Date the Parent will issue to those Persons that, as of the Effective Time, were Stockholders and Vested Option Holders (other than any such Person in respect of its, his or her Dissenting Shares) an aggregate amount equal to the following amount (the "Earn-Out Amount"):

              (i) if the Final Earn-Out Condition is satisfied, that number of duly authorized, validly issued, fully paid and nonassessable shares of Conexant Stock equal to the Final Earn-Out Share Number; or

              (ii) if any Interim Earn-Out Condition is satisfied, that number of duly authorized, validly issued, fully paid and nonassessable shares of Conexant Stock equal to the Interim Earn-Out Share Number for the applicable fiscal quarter in which such Interim Earn-Out Condition is satisfied; or

              (iii) if any Partial Earn-Out Condition is satisfied, that number of duly authorized, validly issued, fully paid and nonassessable shares of Conexant Stock equal to the Partial Earn-Out Share Number for the applicable fiscal quarter in which such Partial Earn-Out Condition is satisfied.

         (b) The Earn-Out Amount will be paid by the Parent on each Earn-Out Payment Date by delivery to each Person that, as of the Effective Time, was a Stockholder or Vested Option Holder (other than any such Person in respect of its, his or her Dissenting Shares) of:

              (i) a stock certificate duly registered in the name of each such Stockholder and Vested Option Holder representing that number of whole shares of Conexant Stock, subject to Section 2.07, equal to (A) in the case of Section 2.09(a)(i), the product of (x) the Stockholder Ratio, multiplied by (y) the Final Earn-Out Share Number, (B) in the case of
         Section 2.09(a)(ii), the product of (x) the Stockholder Ratio, multiplied by (y) the Interim Earn-Out Share Number, and (C) in the case of Section 2.09(a)(iii), the product of (x) the Stockholder Ratio, multiplied by (y) the Partial Earn-Out Share Number; and

                                     A-1-24

              (ii) a check for an amount in dollars equal to the cash payments in respect of fractional shares payable to such Stockholder or Vested Option Holder pursuant to Section 2.07.

         (c) The Parent will deliver to the Sellers' Representative a statement prepared by the Parent setting out the amount of Revenues and Operating Margins with appropriate supporting calculations and supporting documentation (the "Earn-Out Statement"). Within 60 days after receipt of such Earn-Out Statement from the Parent, the Sellers' Representative may exercise the right to audit the Earn-Out Statement by so notifying the Parent in a written statement specifying the amount of the additional payments to which the Sellers' Representative believes the Stockholders are entitled and the nature and reasons for the Sellers' Representative's disagreement with the Parent's determination (an "Audit Notice"). If the Sellers' Representative does not exercise the audit rights within such 60-day period, the Sellers' Representative shall be deemed to have accepted the Revenues and Operating Margins amounts set forth therein as final and binding. If the Sellers' Representative does issue an Audit Notice, then during the 30-day period following the Parent's receipt of the Audit Notice, the Parent and the Sellers' Representative shall attempt in good faith to resolve the disagreement with respect to the Earn-Out Statement, and during such 30-day period an independent auditing firm selected by the Sellers' Representative shall be given full access to the books and records relevant to the Earn-Out Statement for the purposes of auditing the Earn-Out Statement. The expenses of the Stockholders in connection with any such audit shall be paid by the Stockholders unless (x) the Parent otherwise agrees or (y) the Parent and the Stockholders resolve the disagreement with respect to the Earn-Out Statement in a manner which would entitle the Stockholders to receive any Earn-Out Amount that otherwise would have been entirely forfeited or to receive any Earn-Out Amount that is (I) more than 1,000 shares of Conexant Stock greater than originally set forth in the Earn-Out Statement, in which case the reasonable expenses of the Stockholders and the Parent in connection with any such audit shall be shared equally, or (II) more than 5,000 shares of Conexant Stock greater than originally set forth in the Earn-Out Statement, in which case the reasonable expenses of the Stockholders and the Parent in connection with such audit shall be paid by the Parent. If the Sellers' Representative and the Parent are unable to resolve any such disagreement within such 30-day period, the matter shall be submitted to an independent accounting firm of national reputation that has not performed any material services for the Parent or its Subsidiaries or the Company during the five years preceding the date of this Agreement or that is reasonably acceptable to the Sellers' Representative and the Parent (the "Independent Accountant"). The Sellers' Representative and the Parent shall use reasonable efforts to cause the Independent Accountant to render its determination on the matter within 90 days of its submission by the Sellers' Representative and the Parent. Such determination shall be, absent manifest error, final, conclusive and binding upon the Parent and all Stockholders. The fees and expenses for the Independent Accountant (A) shall be paid by the Stockholders if the Independent Accountant determines either the Earn-Out Condition or any Interim or Partial Earn-Out Condition, as the case may be, was not satisfied, or (B) shall be paid by the Parent, if the

                                     A-1-25

Independent Accountant determines that the Earn-Out Condition or any Interim or Partial Earn-Out Condition, as the case may be, was satisfied.

         Section 2.10 Earn-Out Protections.

         (a) To preserve the Business for the purposes of allowing the Stockholders and Option Holders to receive the Earn-Out Amount contemplated by
Section 2.09, the Parent agrees that following the Closing, until the Final Earn-Out Payment Date, except with the prior written consent of Sellers' Representative (such consent not to be unreasonably withheld or delayed having regard to the best interests of the Surviving Corporation as a going concern and which consent will be deemed given unless the Parent receives a written objection from Sellers' Representative within three Business Days of receipt of such request for consent), the Parent will not, and will not cause or permit any of its Subsidiaries to:

              (i) cause the Business to cease in whole or in any material part;

              (ii) terminate the employment of any of the Key Employees, except for cause as defined in the Employment Agreements for such Key Employees;

              (iii) take any action knowingly or deliberately designed, or reasonably likely to:

                   (A) cause the Business to be conducted other than on an arm's length basis, and in the ordinary course of business, consistent with past practice, except that treasury, finance, human resources, legal, tax, accounting, insurance, employee benefits, property management, investor relations and similar functions may be conducted on such terms as the Parent determines from time to time in the ordinary course of business;

                   (B) cause any new employee or consultant (who is not
              employed, seconded to or engaged by the Company or any of its Subsidiaries at the Closing) to be employed, seconded to or engaged by the Surviving Corporation or any of its Subsidiaries; or

                   (C) cause the Surviving Corporation to substantially deviate from the Company's current business plan; or

                   (D) materially adversely impact individually or in the
              aggregate, the Surviving Corporation's ability to meet any Final, Interim or Partial Earn-Out Condition; or

                   (E) cause any change in the location of the Company's
              principal office in Dedham, Massachusetts, other than any change to a location selected by

                                     A-1-26
              management of the Surviving Corporation required as a result of the termination of the existing lease for the Company's executive office; or

                   (F) cause Deepak Shahane or David Jeffries to spend less than substantially all of their working time on the management and operations of the Surviving Corporation; or

              (iv) fail to provide sufficient working capital for the Business;
         or

              (v) sell the Surviving Corporation or any of its Subsidiaries or a material part of the Business of the Surviving Corporation or any of its Subsidiaries unless it has first paid the Earn-Out Amount under
         Section 2.09 in full (as if all Final and Interim Earn-Out Conditions had been satisfied); provided, however, that notwithstanding the foregoing, the Parent may transfer the stock of the Surviving Corporation in whole or in part, to any direct or indirect wholly-owned Subsidiary of the Parent.

         (b) If a Final Order is issued that establishes that the Parent has materially breached any of the earn-out protections set forth in Section 2.10(a), the Parent shall pay the Earn-Out Amount as provided in Section 2.09(b) (as if all Final and Interim Earn-Out Conditions had been satisfied) within 10 Business Days of receiving such Final Order.

         Section 2.11 Payment of Indemnification Holdback.

         (a) Indemnification Release Amount. In addition to the Merger Consideration payable pursuant to Section 2.05 and the Earn-Out Amount payable pursuant to Section 2.09, as additional consideration, within ten days after (x) the Holdback Release Date and (y) any date after the Holdback Release Date when a Resolved Claim Amount is determined to be payable as provided in Section 2.11(c), the Parent will pay to each Person that, as of the Effective Time, was a Stockholder (other than any InSight Stockholder) or Option Holder (other than any such Person in respect of its, his or her Dissenting Shares) (by delivery of Conexant Stock, Conexant Options and money as provided in Section 2.11(b)) such Stockholder's or Option Holder's pro rata portion of the Indemnification Release Amount.

         (b) Payment of Indemnification Release Amount. The Parent shall pay to each Person that, as of the Effective Time, was a Stockholder (other than any InSight Stockholder) or Option Holder (other than any such Person in respect of its, his or her Dissenting Shares) the following:

              (i) by delivery to each such Person that was a holder of Common Stock a stock certificate duly registered in the name of such Stockholder representing that number of shares of Conexant Stock, subject to Section 2.07, equal to (A) the product of (1) the Stockholder Ratio of such Stockholder and (2) the Indemnification Release Amount, divided by (B) the Closing Market Price for the Indemnification Release Date; and

                                     A-1-27

              (ii) by delivery to each such Person that was an Option Holder of Conexant Options duly registered in the name of such Option Holder exercisable for that number of shares of Conexant Stock, subject to
         Section 2.07, equal to (A) the product of (1) the Stockholder Ratio of such Option Holder and (2) the Indemnification Release Amount, divided by (B) the remainder of (x) the Indemnification Release Market Price, minus (y) $1.00, and otherwise having exercise prices, vesting periods and other terms comparable to the Company Options most recently issued to such Option Holder prior to the Closing Date, adjusted in the case of the exercise price in the manner set forth in Section 2.05; and

              (iii) by delivery to each such Person that was a Stockholder or Option Holder of Parent's check for an amount in dollars equal to the aggregate amount of the cash payments in respect of fractional shares payable to such Stockholder and Option Holder pursuant to Section 2.07;

provided, however, if Parent has made one or more Indemnity Claims, the payments pursuant to this Section 2.11(b) shall not be made except to the extent that the amounts specified in Sections 2.11(b)(i), 2.11(b)(ii) and/or 2.11(b)(iii) exceed an amount equal to the sum of (i) the aggregate unpaid Indemnity Amount Payable with respect to Indemnity Claims as of the Holdback Release Date, plus (ii) the Aggregate Unresolved Indemnity Claim Amount as of the Holdback Release Date.

         (c) Resolved Claim Amounts. Parent will be obligated to pay to each Person that, as of the Effective Time, was a Stockholder (other than any InSight Stockholder) or Option Holder (other than any such Person in respect of its, his or her Dissenting Shares) (by delivery of Conexant Stock, Conexant Options and money as provided in Section 2.11(d)), within 10 days after such amount is determined in accordance with this Section 2.11(c), such Stockholder's or Option Holder's pro rata portion of an Indemnity Claim Amount with respect to an Indemnity Claim represented by any unresolved Notice of Claim given by Parent on or before the Holdback Release Date if, when and to the extent that after the Holdback Release Date (i) such Indemnity Claim Amount with respect to such Indemnity Claim has been resolved to the satisfaction of Parent in favor of the Stockholders and Option Holders, or (ii) Parent receives a Final Order resolving such Indemnity Claim Amount with respect to such Indemnity Claim in favor of the Stockholders and Option Holders (in each case, a "Resolved Claim Amount"), but only to the extent that such Resolved Claim Amount does not exceed the remainder of (x) the product of (1) the Holdback and (2) the Closing Market Price on the Closing Date, minus (y) the sum of (A) the Indemnification Release Amount paid pursuant to Section 2.11(a) and all Resolved Claim Amounts with respect to Indemnity Claims theretofore paid to the Stockholders and Option Holders pursuant to this Section 2.11(c), plus (B) the Stockholder/Option Holder Indemnity Amount as of such date of determination, plus (C) the Aggregate Unresolved Indemnity Claim Amounts with respect to Indemnity Claims that remain outstanding and unresolved on such date of determination.

                                     A-1-28

         (d) Payment of Resolved Claim Amount. Each Resolved Claim Amount with respect to a resolved Indemnity Claim payable pursuant to Section 2.11(c) will be paid by Parent to each Person that, as of the Effective Time, was a Stockholder (other than any InSight Stockholder) or Option Holder (other than any such Person in respect of its, his or her Dissenting Shares) in accordance with the following payment procedures:

              (i) by delivery to each such Person that was a holder of Common Stock a stock certificate duly registered in the name of such Stockholder representing that number of shares of Conexant Stock, subject to Section 2.07, equal to (A) the product of (1) the Stockholder Ratio of such Stockholder and (2) the Resolved Claim Amount, divided by (B) the Closing Market Price for the Indemnification Release Date; and

              (ii) by delivery to each such Person that was an Option Holder of Conexant Options duly registered in the name of Such Option Holder exercisable for that number of shares of Conexant Stock, subject to
         Section 2.07, equal to (A) the product of (1) the Stockholder Ratio of such Option Holder and (2) the Resolved Claim Amount, divided by (B) the difference of (x) the Closing Market Price for the Indemnification Release Date, minus (y) $1.00, and otherwise having exercise prices, vesting periods and other terms comparable to the Company Options most recently issued to such Option Holder prior to the Closing Date, adjusted in the case of the exercise price in the manner set forth in
         Section 2.05; and

              (iii) by delivery to each such Person that was a Stockholder or Option Holder of Parent's check for an amount in dollars equal to the aggregate amount of the cash payments in respect of fractional shares payable to such Stockholder and Option Holder pursuant to Section 2.07.

         Section 2.12 Payment of Escrow Shares. In addition to the Merger Consideration payable pursuant to Section 2.05, as additional consideration to the InSight Stockholders, at the Closing, Parent shall issue and deliver to the Escrow Agent the Escrow Shares. The Escrow Shares shall be held subject to the terms of the Escrow Agreement, and may be sold, exchanged, released or otherwise dealt with solely in accordance with the terms of the Escrow Agreement.

                                     A-1-29

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

         The Company hereby represents and warrants to the Parent and Sub as follows:

         Section 3.01 Organization and Good Standing. The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of Massachusetts, and has full power and authority to conduct its business in the manner in which it is presently being conducted. The Company and any of its Subsidiaries are duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except to the extent that failure to so qualify would not reasonably be expected to have a Material Adverse Effect with respect to the Company. Schedule 3.01 lists each jurisdiction in which the Company and any of its Subsidiaries are qualified to do business. True and complete copies of the Articles of Organization, By-laws, minute books and stock records of the Company and any of its Subsidiaries and of any stock option agreements or grant letters between the Company or any of its Subsidiaries and any employees of the Company or any of its Subsidiaries have previously been delivered to the Parent.

         Section 3.02 Capitalization. The authorized capital stock of the Company consists of (a) 1,650,000 shares of Preferred Stock, of which (i) 1,476,000 shares of Preferred Stock are issued and outstanding prior to giving effect to the exercise of Company Warrants contemplated by Section 9.09 and (ii) no shares of Preferred Stock are held by the Company in its treasury and (b) 14,800,000 shares of Common Stock, of which (i) 8,505,500 shares of Common Stock are issued and outstanding and (ii) no shares of Common Stock are held by the Company in its treasury. No other shares of capital stock or other voting securities of the Company are issued or outstanding. Each Stockholder owns the number of shares of Preferred Stock and the number of shares of Common Stock set forth beside its name on Appendix I. All of the shares of Common Stock and Preferred Stock held by each Stockholder are owned of record and, to the Knowledge of the Company, beneficially by such Stockholder, free and clear of all Encumbrances. All of the outstanding shares of Preferred Stock and Common Stock are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of, and are not subject to, any preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company or of any of its Subsidiaries that are convertible into, or exchangeable or exercisable for, capital stock of the Company or any Subsidiary or that have the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which any stockholders of the Company or of any of its Subsidiaries may vote. Schedule 3.02 sets forth a list of Company Warrants outstanding on the date hereof and, with respect to each such Company Warrant, the number of shares of Preferred Stock subject thereto, the exercise price and the holder thereof. Schedule 3.02 sets forth a list of all

                                     A-1-30

Company Options outstanding on the date hereof and, with respect to each such Company Option, the exercise price thereof, the vesting schedule with respect thereto, the number of shares of Common Stock subject thereto and the holder thereof. All Company Options which are outstanding on the date hereof have been duly authorized and validly issued under the Plan and applicable Laws. All of the shares of Common Stock and Preferred Stock that may be issued upon exercise of Company Options and Company Warrants will be, when issued, duly authorized and validly issued, fully paid and nonassessable, and free and clear of any Liens created by the Company with respect to the issuance and delivery thereof and will not be issued in violation of, or subject to, any preemptive rights. Except for (x) Company Options to purchase 1,675,000 shares of Common Stock and
(y) Company Warrants to purchase 174,000 shares of Preferred Stock, there are no securities, options, warrants, calls, rights or other Contracts, including, without limitation, stock appreciation rights, "phantom" stock or similar plans or rights, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Preferred Stock or Common Stock or other securities or assets of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or Contract, including any securities pursuant to which rights to acquire capital stock become exercisable only after a change of control of the Company or of any of its Subsidiaries or upon the acquisition of a specified amount of the Preferred Stock, the Common Stock or voting power of the Company or of any of its Subsidiaries. Except as disclosed in Schedule 3.02 or as contemplated by this Agreement, there are no Contracts of the Company or of any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Preferred Stock or Common Stock.

         Section 3.03 Subsidiaries. Schedule 3.03 sets forth for each of the Company's Subsidiaries (i) its name and jurisdiction of organization, (ii) its form of organization and (iii) the capital stock or membership interests held by the Company, directly or indirectly, in such Subsidiary. Except as set forth on
Schedule 3.03, the Company is the sole beneficial and record owner of the outstanding shares of capital stock or other interests in each of the Company's Subsidiaries, free and clear of all Encumbrances. Except as set forth on
Schedule 3.03, the Company and its Subsidiaries do not have Investments in other Persons except for cash and cash equivalents of the type reflected in the Financial Statements. Neither the Company nor any of its Subsidiaries is a participant in any joint venture, partnership or similar arrangement.

         Section 3.04 Due Authorization; Enforceability. The Company has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Transaction Documents and to consummate the Transaction. The execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transaction by the Company has been duly authorized by all necessary or appropriate corporate or other action and no other corporate or other proceedings are necessary to authorize this Agreement or the Transaction Documents or to consummate the Transaction. This Agreement and those Transaction Documents executed or delivered on or prior to the date of this Agreement

                                     A-1-31
constitute, and the remaining Transaction Documents required to be executed after the date of this Agreement will constitute when executed, the valid and legally binding obligations of the Company (assuming that this Agreement and the Transaction Documents constitute the valid and binding obligations of the Parent and Sub), enforceable against the Company, in accordance with their terms except as enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the enforcement of creditors' rights in general and (ii) general principles of equity.

         Section 3.05 No Violation. Except for filings and Consents as may be required under the DGCL and the MBCL and as set forth in Schedule 3.05, neither the execution, delivery or performance of this Agreement by the Company, nor the consummation by the Company of the Transaction, will, with or without the giving of notice or lapse of time or both: (i) violate, conflict with or result in any breach of any provision of the Articles of Organization or By-laws of the Company or any of its Subsidiaries; (ii) require any Permit or Consent of any Governmental Entity or violate, conflict with or constitute a default under any of the terms or requirements of any Permit that is held by the Company or any of its Subsidiaries; or (iii) result in a violation or breach of, or constitute a default (or give rise to any rights of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of their assets or properties is bound; or (iv) violate, conflict with or result in any breach of any Order or Law applicable to the Company or any of its Subsidiaries except in the cases of subparagraphs (ii) and (iii), for such violations, breaches and defaults which do not, individually or in the aggregate, have a Material Adverse Effect.

         Section 3.06 Financial Statements. (a) The Company has delivered to the Parent true and correct copies of the Latest Balance Sheet, together with statements of cash flows and operations for the period then ended (collectively, the "Financial Statements").

         (b) The Financial Statements were prepared from and in accordance with the Books and Records of the Company and any of its Subsidiaries in accordance with GAAP consistently applied (except for missing footnotes and non-material year-end adjustments), are true and correct and fairly present the financial condition, results of operations, changes in shareholder's equity and cash flow of the Company as of and for the periods indicated or as of the respective dates set forth therein.

         (c) As of the date hereof, the Company and its Subsidiaries did not have any Liabilities that were not adequately reflected or reserved for in the Latest Balance Sheet except (i) as set forth in Schedule 3.06 (none of which would have a Material Adverse Effect) or (ii) for current liabilities incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet. Except as set forth in Schedule 3.06, the Company has no Liabilities which are unrelated to the Business as currently conducted.

                                     A-1-32

         Section 3.07 Absence of Certain Changes. Except as set forth in
Schedule 3.07 or as expressly permitted by this Agreement or the Transaction Documents, since the date of the Latest Balance Sheet, the Company and its Subsidiaries have been operated only in the ordinary course of business and have not suffered any Material Adverse Effect, and no condition or event, change or development has occurred which, individually or in the aggregate, may result in such a Material Adverse Effect and the Company has not:

              (i) (x) declared, set aside or paid any dividend or made any other actual, constructive or deemed distribution with respect to any of its shares of capital stock, or otherwise made any payments to any of the stockholders in their capacity as such; (y) redeemed, purchased or otherwise acquired any of its shares of capital stock or any other securities or any rights, warrants or option to acquire any such shares or other securities; (z) split, combined or reclassified any of its shares of capital stock or issued or authorized the issuance of, or granted any registration rights with respect to, any shares of its capital stock or any other securities in respect of, in lieu of or in substitution for any of its shares of capital stock;

              (ii) amended its Articles of Organization or By-laws;

              (iii) (w) granted to any officer or director any increase in compensation, severance or termination pay or voluntarily accelerated the vesting thereof, (x) entered into, terminated or modified in any material respect any employment, severance, termination or consulting agreement with any employee, officer, director or consultant, (y) increased or established any bonus, insurance, deferred compensation, pension, retirement, savings, profit-sharing, stock option (including the granting of stock options, stock appreciation rights, performance awards or restricted stock awards or the amendment of any existing stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or agreement or arrangement (except for one-time cash bonus payments to certain employees in an aggregate amount not to exceed $19,000 in the aggregate), (z) suffered or received threats of any labor strike, dispute, slowdown or work stoppage;

              (iv) suffered any damage, destruction or other loss, whether or not covered by insurance in excess of $100,000;

              (v) made any payment in excess of $10,000 to any Stockholder or any Affiliate of a Stockholder;

              (vi) revalued any of its assets;

              (vii) licensed, sold, transferred, pledged, modified, disclosed, disposed of or permitted to lapse any Intellectual Property rights, except in the ordinary course of business consistent with past practice;

                                     A-1-33

              (viii) incurred, assumed, created or guaranteed, directly or indirectly, any Liability, except for trade or business obligations in the ordinary course of business consistent with past practice;

              (ix) sold, transferred or leased any assets, except for the sale of inventory in the ordinary course of business consistent with past practice;

              (x) made any change in accounting methods, policies, practices or principles;

              (xi) amended, renegotiated or terminated (other than by completion thereof) any Contract except in the ordinary course of business consistent with past practice;

              (xii) made any capital expenditure in excess of $50,000;

              (xiii) entered into any (A) purchase Contracts in excess of its normal operating inventories or at prices above customary prices or (B) sales Contracts in excess of $50,000 or at prices below customary prices; or

              (xiv) agreed, whether in writing or otherwise, to take any action of a type described in this Section 3.07.

         Section 3.08 Litigation. Except as set forth in Schedule 3.08, (i) there is no Order in effect to which the Company or any of its Subsidiaries or any Affiliate or Representative thereof is a party and which relates to or affects the Company or any of its Subsidiaries, the Business or the Transaction and (ii) neither the Company nor any of its Subsidiaries nor any Affiliate or Representative thereof is a party to, or engaged in, or to the Knowledge of the Company and any of its Subsidiaries, threatened, with any Action which relates to or affects the Company and any of its Subsidiaries, the Business or the Transaction, and, to the Knowledge of the Company, no event has occurred or condition exists which would form the basis of an Action described in this
Section 3.08. None of the Actions disclosed or required to be disclosed in
Schedule 3.08, if adversely determined will have a Material Adverse Effect. Each item set forth in Schedule 3.08 includes a brief description of the matter in controversy, the parties involved and the amount in dispute.

         Section 3.09 Compliance with Laws. The Company and each of its Subsidiaries is, and has been, in full compliance with all Laws and Orders applicable to it or to the conduct or operation of the Business or the ownership or use of any of its assets, except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review. Schedule 3.09 contains a complete and accurate list of all Permits that are held by the Company and each of its Subsidiaries or that otherwise relate to the Business or to any of the assets owned or used by the

                                     A-1-34

Company or any of its Subsidiaries. The Permits listed in Schedule 3.09 constitute all of the Permits necessary to permit the Company and each of its Subsidiaries lawfully to conduct and operate the Business in the manner in which it currently conducts and operates the Business and to permit the Company and each of its Subsidiaries to own and use its assets in the manner in which it currently owns and uses such assets. The Company and each of its Subsidiaries is in full compliance with all of the terms and requirements of each Permit identified or required to be identified in Schedule 3.09, except for such non-compliance as would not have a Material Adverse Effect.

         Section 3.10 Environmental Matters. Except as set forth in Schedule 3.10, no real property currently or previously owned or leased by the Company or any of its Subsidiaries has been used at any time during such ownership or leasing: (i) as a site for the storage or disposal of any Hazardous Material or
(ii) so as to cause a violation of or to give rise to a removal, restoration or reimbursement Liability under any Environmental Law. Neither the Company nor any of its Subsidiaries has any Liability under any applicable Environmental Law or under any Contract related to or affecting the Business with respect to or as a result of (A) the storage, handling or removal by or at the request of the Company or any of its Subsidiaries or any predecessor of the Company or any of its Subsidiaries of any Hazardous Material at or from such real property or the premises demised under any such Contract or any such previously owned or leased properties, (B) the disposition of such removed Hazardous Materials at any other locations, (C) the Release or presence of Hazardous Materials at any location or
(D) the discontinuance, sale or transfer of operations of any business conducted at such real property or any such previously owned or leased properties. The Company and each of its Subsidiaries is, and at all times has been, in compliance in all material respects with all applicable Environmental Laws, including in connection with the acquisition, storage, handling, transportation, processing, use, disposal or recycling of any goods or materials, whether as raw materials, work-in-process, finished goods or otherwise.

         Section 3.11 Taxes. (a) All federal, state, local and foreign tax returns required to be filed by or on behalf of the Company or any of its Subsidiaries or any consolidated, combined, affiliated or unitary group of which the Company or any of its Subsidiaries is or has ever been a member have been timely filed or requests for extensions have been timely filed and any such extensions have been granted and have not expired. Each such tax return was true, complete and correct. All Taxes with respect to taxable periods covered by such tax returns and all other material Taxes for which the Company or any of its Subsidiaries is otherwise liable that are due have been paid in full and to the extent the Liabilities for such Taxes are not due, adequate reserves have been established, in accordance with GAAP consistently applied.

         (b) All Taxes due with respect to any completed and settled audit, examination or deficiency litigation with any taxing authority for which the Company or any of its Subsidiaries is or might otherwise be liable have been paid in full. Except as set forth in Schedule 3.11, there is no audit, examination, deficiency or refund Action pending with respect to any Taxes and no taxing authority has given written notice of the commencement of any audit,

                                     A-1-35
examination or deficiency litigation with respect to any Taxes. No issue has arisen in any examination of the Company or any of its Subsidiaries by any taxing authority that, if raised with respect to the same or substantially similar facts arising in any other Tax period not so examined would result in a deficiency for such other period, if upheld.

         (c) No Encumbrances for Taxes exist with respect to any of the assets of the Company or of any of its Subsidiaries, except for Taxes not yet due and payable.

         (d) There is no tax sharing agreement or similar arrangement that will require any payment by the Company or by any of its Subsidiaries after the date of this Agreement.

         (e) Neither the Company nor any of its Subsidiaries has ever been a member of a group filing consolidated federal income tax returns and neither the Company nor any of its Subsidiaries has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), as a transferee or successor, by contract, or otherwise.

         (f) The Company and each of its Subsidiaries has timely withheld proper and accurate amounts from its employees, customers, independent contractors, shareholders and others from whom it is or was required to withhold Taxes in compliance with all applicable laws and has timely paid all such withheld amounts to the appropriate taxing authorities.

         (g) There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes of the Company or of any of its Subsidiaries due for any taxable period.

         (h) None of the assets of the Company or any if its Subsidiaries (i) is tax-exempt use property within the meaning of section 168(h) of the Code, (ii) directly or indirectly secures any debt the interest on which is exempt under section 103(a) of the Code or (iii) is property that is required to be treated as being owned by any person (other than the Company or any of its Subsidiaries) pursuant to the provisions of section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately before the enactment of the Tax Reform Act of 1986.

         (i) Neither the Company nor any of its Subsidiaries will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that economically accrued in a taxable period ending on or before the Closing Date as a result of the installment method of accounting, the completed contract method of accounting, any method of reporting revenue from Contracts which are required to be reported on the percentage of completion method (as defined in Section 460(b) of the Code) but that were reported using another method of accounting, or any other method of accounting. Neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of other laws) in its current or in any future taxable period by

                                     A-1-36
reason of a change in accounting method; nor do the Company or any of its Subsidiaries have any knowledge that the Internal Revenue Service (or other taxing authority) has proposed or is considering proposing any such change in accounting method; and neither the Company nor any of its Subsidiaries has an application pending with any taxing authority requesting permission for any change in accounting method.

         (j) The Company and each of its Subsidiaries has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

         (k) Neither the Company nor any of its Subsidiaries is a partner or a member of any partnership or joint venture, or any other entity classified as a partnership for federal income tax purposes.

         (l) Neither the Company nor any of its Subsidiaries is a party to any Contract, plan, understanding or other arrangement which, individually or collectively with respect to any person, could give rise to the payment of any amount that would not be deductible by the Company or any of its Subsidiaries by reason of Section 162(a)(1), 280G or 404 of the Code.

         (m) No claim has been made by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file tax returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

         Section 3.12 Employee Benefit and Labor Matters. (a) Except as set forth in Schedule 3.12(a), neither Company nor any of its Subsidiaries is a party to any Contract regarding collective bargaining or other Contract with any labor union or association representing any employee employed by the Company or any of its Subsidiaries or otherwise engaged in the Business, nor does any labor union or collective bargaining agent represent any employee employed by the Company or by any of its Subsidiaries. To the Knowledge of the Company, no Contract regarding collective bargaining has been requested by, or is under discussion between management of the Company or any of its Subsidiaries (or any management group or association of which the Company or any of its Subsidiaries is a member or otherwise a participant) and any group of employees employed by the Company or any of its Subsidiaries or otherwise engaged in the Business, nor are there any representation proceedings or petitions seeking a representation proceeding presently pending against the Company or any of its Subsidiaries with the National Labor Relations Board or any other labor relations tribunal, nor are there any other current activities known to the Company or any of its Subsidiaries to organize any employees of the Company or any of its Subsidiaries into a collective bargaining unit. There is no unfair labor practice charge or complaint pending or, to the Knowledge of the Company, threatened. During the past three years, there has been no labor strike, slow-down, work stoppage, arbitration, grievance or other work-related dispute involving the Company or any of its Subsidiaries or otherwise related to the Business, and no such dispute is now pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

                                     A-1-37

         (b) Schedule 3.12(b) sets forth a true, accurate and complete list of each pension, retirement, savings, cash balance, money purchase, profit sharing, deferred compensation, annuity, medical, vision, dental and other health plan, cafeteria, short- and long-term disability, accident and life insurance plan, bonus, stock option, stock appreciation, phantom stock, restricted stock, stock purchase, incentive, severance, vacation and special compensation and other plan and each other employee benefit plan, program, and Contract (whether written or oral, direct or indirect, or whether subject to ERISA) which is related to the Business and to which the Company or any of its Subsidiaries contributes or is required to contribute, or which the Company or any of its Subsidiaries sponsors, maintains or administers or which is otherwise applicable to employees or categories of employees of the Company or of any of its Subsidiaries (hereinafter referred to collectively as the "Plans"). Except as set forth on
Schedule 3.12(b), true, accurate and complete copies of the following documents relating to such Plans have previously been delivered to the Parent: (A) all Plans and related trust and insurance documents, and amendments thereto; (B) the three most recent Forms 5500 with all required schedules and attachments; (C) the latest IRS determination letter; (D) summary plan descriptions; (E) written descriptions of all material non-written agreements relating to the Plans; and
(F) for each Plan subject to Section 3.2 of ERISA, the compliance test results for the preceding three plan years. Each Plan has been maintained in accordance with its terms and applicable law.

         (c) Except as set forth in Schedule 3.12(c), none of the Plans is subject to Title IV of ERISA or Section 412 of the Code and neither the Company nor any of its Subsidiaries has maintained, contributed to, participated in or incurred any liability to any plan subject to Title IV of ERISA or Section 412 of the Code in the last six years.

         (d) Neither the Company nor any of its Subsidiaries has ever been required to contribute to, or incurred any liability under, any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

         (e) No person or entity is or has ever been treated as a single employer together with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

         (f) Each Plan intended to be qualified under Section 401(a) of the Code is so qualified and the trust under each such Plan is exempt from taxation under
Section 501 of the Code. The Company or its Subsidiaries has received from the IRS a favorable determination letter with respect to the qualified status of each Plan intended to be so qualified, which takes into account amendments for which the remedial amendment period has expired and no thing has been done or not done that could adversely affect the qualified status of any Plan intended to be so qualified and the IRS has taken no action to revoke any such determination letter.

         (g) To the Knowledge of the Company after due inquiry, except as set forth on Schedule 3.12(g), there are no actions, suits or claims pending (other than routine claims for

                                     A-1-38
benefits) nor are there any actions, suits or claims (other than routine claims for benefits) that could reasonably be expected to be asserted against any Plan or against the fiduciaries of any Plan.

         (h) No "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any Plan subject to the Code or ERISA, which is not otherwise exempt by statute, regulation or administrative ruling or opinion. No civil or criminal action under Title I of ERISA is pending or threatened against any fiduciary with respect to any Plan. To the Knowledge of the Company, no Plan nor any fiduciary of a Plan has been the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency.

         (i) Except as set forth on Schedule 3.12(i), each Plan that is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA may be amended or terminated at any time without liability to the Company or any of its Subsidiaries. Except as set forth on Schedule 3.12(i) or as required under
Section 4980B of the Code or Section 601 et. seq. of ERISA, neither the Company nor any of its Subsidiaries has any obligation to provide post-retirement welfare benefits to employees of the Company or any of its Subsidiaries. All claims for benefits incurred by employees on or before the Closing Date are fully covered by third-party insurance policies or programs, other than claims for benefits where coverage has been denied for specific claims made by employees under such insurance policies or programs.

         (j) Schedule 3.12(j) sets forth a true, accurate and complete list of each employment, consulting, termination, retention and severance Contract (whether written or oral) between the Company or any of its Subsidiaries and its employees and consultants. All such Contracts are valid and enforceable to the full extent of applicable Law, and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company and any of its Subsidiaries, any employee is in default in any material respect under any thereof. Except as set forth in Schedule 3.12(j), neither the execution, delivery or performance of this Agreement or the Transaction Documents nor the consummation of the Transaction will result in any obligation to pay any employees of the Company or of any of its Subsidiaries severance pay, or termination, retention or other benefits.

         (k) The Company and each of its Subsidiaries has previously provided to the Parent a true, complete and correct list as of the date set forth therein of each employee, independent contractor or leased employee of the Company or of any of its Subsidiaries (including those who are actually employed or on layoff, leave, or disability or other permitted absence from employment), together with each such individual's (i) starting date of work and (ii) present hourly or, if salaried, annual compensation rate. Neither the Company nor any of its Subsidiaries is delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees or consultants. None of such persons has notified the Company or any of its Subsidiaries, and the Company has no

                                     A-1-39
reason to believe, that any of such persons intends to terminate its employment or other relationship with the Company or any of its Subsidiaries following the consummation of the Transaction.

         (l) To the extent applicable, the Company and each of its Subsidiaries has complied with all requirements of the Worker Adjustment and Retraining Notification Act of 1988 and has not incurred, nor is reasonably expected to incur, any liability under such Act. The Company has never contracted with any "leased employee" within the meaning of Section 414(n) of the Code. Each person who performs services to the Company is and has been properly classified as a "common law employee" for all purposes under the Law and the Plan.

         (m) No charge against the Company or any of it Subsidiaries or any of its employees is pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment. No claims relating to employment or loss of employment from the Company or any of its Subsidiaries are pending in any Governmental Entity and, to the best Knowledge of the Company and any of its Subsidiaries after due inquiry, no such claims are threatened. No notice of intent of any Governmental Entity responsible for the enforcement of labor or employment regulations to conduct an investigation has been received, and no such investigation is in progress. All employees presently employed by the Company and each of its Subsidiaries are authorized for employment by the Company and each of its Subsidiaries in accordance with the Immigration and Naturalization Act, as amended and regulations promulgated thereunder. The Company and each of its Subsidiaries has completed and retained in accordance with Immigration and Naturalization Service regulations a Form I-9 for all employees hired on or after November 7, 1986, except for those employees of Harris & Jeffries Network Technologies (India) Private Limited who are employed and reside exclusively in India.

         Section 3.13 Other Compensation Arrangements. Except as set forth in
Schedule 3.13, neither the Company nor any of its Subsidiaries is a party to any
(i) consulting Contract (as recipient of services) currently in effect (x) terminable on more than 30 calendar days notice or (y) involving the payment of more than $25,000 per annum, (ii) Contract with any employee of the Company or of any of its Subsidiaries (x) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement and the Transaction Documents or (y) providing any term of employment or compensation guarantee or (iii) Contract or Plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the Transaction or the value of any of the benefits of which will be calculated on the basis of the Transaction.

         Section 3.14 Property. (a) The Company and each of its Subsidiaries has good and marketable title to all property, equipment and other assets owned by it (whether personal, mixed, tangible or intangible), free and clear of any Encumbrance, except for Permitted

                                     A-1-40

Encumbrances. Neither the Company nor any of its Subsidiaries owns any real property. The Company and each of its Subsidiaries has valid and enforceable leases for the premises and the equipment, furniture and fixtures purported to be leased by it, free and clear of any Encumbrance, except for Permitted Encumbrances.

         (b) The Company and each of its Subsidiaries enjoys peaceful and undisturbed possession of all property leased, subleased or occupied by the Company and each of its Subsidiaries pursuant to a lease. There are no restrictions imposed by any lease or other Contract or by Law which preclude or restrict the ability to use the property leased, subleased or occupied by the Company or any of its Subsidiaries pursuant to a lease for the purposes for which they are currently being used. Neither the Company nor any of its Subsidiaries is in default, and no notice of alleged default has been received by the Company or any of its Subsidiaries, under any such lease or Contract and no lessor is in default or alleged to be in default thereunder.

         (c) The properties, assets and rights owned or leased by the Company or any of its Subsidiaries constitute all properties (whether real or personal or tangible or intangible), assets and rights necessary for the Company or any of its Subsidiaries to conduct its business after the Closing Date as it is presently conducted by the Company or any of its Subsidiaries and as it will be conducted on the Closing Date, and no Stockholder or any Affiliate of any Stockholder or of the Company or any of its Subsidiaries owns or leases any of such properties, assets or rights.

         (d) The facilities and equipment owned or leased by the Company or any of its Subsidiaries are in good operating condition and repair and free from any defects, reasonable wear and tear excepted, and is suitable for the uses for which they are being used and are performing the functions for which they were intended.

         Section 3.15 Intellectual Property Matters. (a) Set forth in Schedule 3.15(a)(i) are all domestic and foreign (i) issued patents, pending patent applications, approved patents and invention disclosures awaiting filing, (ii) registered trademarks and service marks, pending trademark and service mark applications, and (iii) registered copyrights, and pending copyright applications together with the name of the owner of each thereof, the country and the serial number, if applicable, that are owned (in whole or in part) by the Company or any of its Subsidiaries (the "Registered Business Intellectual Property"). Set forth in Schedule 3.15(a)(ii) are all domestic and foreign unregistered trademarks and service marks that are presently being used, and that have been used, by the Company, or any of its Subsidiaries, in the conduct of its Business together with the name of the owner of each such trademark or service mark and the jurisdictions in which the Company, or any of its Subsidiaries, presently uses or has used such trademark or service mark.

         (b) Set forth in Schedule 3.15(b) are all computer applications and operating programs now or previously made available by the Company, or any of its Subsidiaries, to its

                                     A-1-41
customers in the conduct of its Business, whether in source code, object code, and/or executable code form, inclusive of all documentation provided therewith, whether or not subject of registered copyright (the "Software Products").

         (c) Set forth in Schedule 3.15(c) are all Contracts of the Company, or of any of its Subsidiaries, relating to the Business Intellectual Property, including the distribution or license of Business Intellectual Property (whether as licensor or licensee). Also set forth in Schedule 3.15(c) are Contracts of the Company, or of any of its Subsidiaries, with current or former employees, consultants, contractors, or licensors, regarding the assignment, appropriation, or license of any Business Intellectual Property as well as substantially all of the Contracts of the Company, or of any of its Subsidiaries, with current or former employees, consultants, contractors or licensors, or any other party or Person regarding the nondisclosure of any Business Intellectual Property (the "Technology Agreements").

         (d) Except for those items identified in Schedule 3.15(d):

              (i) the Company, or any of its Subsidiaries, owns all right, title and interest in and to the Business Intellectual Property including, but not limited to, the Software Products, listed, or required to be listed, in Schedule 3.15(b), and has an absolute right to use all of the Business Intellectual Property free and clear of any Encumbrances and free from any requirement of any past, present or future payments (other than maintenance and similar payments), charges or fees or conditions, rights or restrictions (it being understood that it will not be considered a breach of this representation and warranty if either (A) the Company and its Subsidiaries do not have exclusive trade secret rights to particular information that the Company and its Subsidiaries protect as a trade secret because the same information has been, or in the future is, developed independently by another Person without access to or use of documents or materials belonging to the Company or any of its Subsidiaries and with no direct or indirect involvement or participation by any employee of the Company or any of its Subsidiaries, or (B) the Company and its Subsidiaries do not have exclusive trademark or similar rights to any registered or unregistered trademark or service mark owned or used by the Company or any of its Subsidiaries as a result of the use of the same or a similar mark by another Person in a jurisdiction where the Company and its Subsidiaries have not registered and do not use such trademark or service mark);

              (ii) all Technology Agreements listed, or required to be listed, in Schedule 3.15(c) were entered into by authorized representatives of the Company or any of its Subsidiaries;

              (iii) none of the Software Products, or any service rendered by the Company or any of its Subsidiaries, or any product, process or material developed, manufactured, produced, or used by the Company or by any of its Subsidiaries, infringes upon, or to the

                                     A-1-42

         Knowledge of the Company, is alleged to infringe upon, any Intellectual Property or other rights owned or held by any other Person;

              (iv) the Company and all of its Subsidiaries are free to use and exploit, without the requirement of any additional royalties, fees, or other payments not already paid, the Business Intellectual Property including, but not limited to, the Software Products, as presently used and as intended to be used;

              (v) the rights of the Company, or any of its Subsidiaries, in and to all Registered Business Intellectual Property are valid and enforceable, and no Business Intellectual Property is subject to any outstanding Encumbrance, judgment, ruling, order, writ, decree, stipulation, injunction or determination by or with any Governmental Authority, nor is there (or has there been) any pending or, to the Knowledge of the Company, threatened, Action relating to any Business Intellectual Property (including any interference, reissue, reexamination or opposition proceeding or proceeding contesting the rights of the Company, or of any of its Subsidiaries, to any Business Intellectual Property or the ownership, use, enforceability or validity of any Business Intellectual Property);

              (vi) to the Knowledge of the Company, there is not nor has there been any infringement or misappropriation of any Business Intellectual Property by any party or Person;

              (vii) there are no Technology Agreements between the Company, or any of its Subsidiaries, and any other party or Person, that have been terminated or expired prior to the date of this Agreement and under which the Company or any of its Subsidiaries has granted rights or licenses in any Business Intellectual Property or granted an option to acquire any rights or licenses in any Business Intellectual Property, which rights or licenses or option to acquire survived such termination or expiration;

              (viii) neither the Company nor any of its Subsidiaries has covenanted or agreed with any Person not to sue or otherwise enforce any legal rights with respect to any Business Intellectual Property;

              (ix) all Registered Business Intellectual Property, Software Products, and trade secrets (other than Registered Business Intellectual Property, Software Products, and trade secrets subject to license agreements in favor of the Company or of any of its Subsidiaries set forth in Schedule 3.15(c)) were developed entirely by employees of the Company or any of its Subsidiaries, or their respective contractors under written agreement that includes an assignment of all right, title and interest of all Intellectual Property developed under the agreement to the Company or any of its Subsidiaries, during the time they were employees of, or contractors to, the Company or any of its Subsidiaries;

                                     A-1-43

              (x) all of the Registered Business Intellectual Property, Software Products, and all services rendered by the Company, or any of its Subsidiaries, and all products, processes or materials developed, manufactured, produced, or used, by the Company, or by any of its Subsidiaries, are in compliance in all material respects with all applicable Laws (including payment of filing, examination, and maintenance fees and proofs of working or use);

              (xi) all agreements between the Company or any of its Subsidiaries and any third party or Person with respect to the Company's licensing, distribution, or transfer of the Business Intellectual Property, including, but not limited to, the Software Products, are on a non-exclusive basis and no agreements are subject to clauses that materially change the terms of such agreements as a result of the Transactions;

              (xii) neither the Company nor any of its Subsidiaries has sold, assigned, licensed or otherwise transferred any Business Intellectual Property developed or acquired by the Company, or any of its Subsidiaries, except for end-user licenses to the Software Products granted by the Company, or any of its Subsidiaries, in the ordinary course of business unless otherwise set forth in Schedule 3.15(d)(xii); and

              (xiii) no Registered Business Intellectual Property has been abandoned or has expired for non-payment of maintenance fees or failure to respond to administrative deadlines.

         (e) The Company and each of its Subsidiaries have taken sufficient and reasonable steps (including measures to protect secrecy and confidentiality) to protect the Company's and any of its Subsidiaries' right, title and interest in and to all Business Intellectual Property. The Company and each of its Subsidiaries have entered into valid and binding confidentiality agreements with all employees, agents, consultants and other representatives of the Company, or any of its Subsidiaries, who have, or have had, access to confidential or proprietary information of the Company or any of its Subsidiaries, under which such employees, agents, consultants and representatives are obligated not to use for unauthorized purposes or disclose to any other Person such confidential or proprietary information.

         (f) All employees, agents, consultants, independent software developers, and any other Persons that participated in the development of the Software Products have duly executed and delivered agreements with the Company, or any of its Subsidiaries, pertaining to the assignment, without additional consideration, to the Company, or any of its Subsidiaries, of all software code, documentation, inventions, discoveries and ideas, whether or not patented or patentable, written, developed, conceived or reduced to practice during the course of their employment or engagement by the Company or any of its Subsidiaries.

         (g) The documentation relating to trade secrets and confidential business and technical information included in the Business Intellectual Property including, but not limited to


                                     A-1-44
source code associated with the Software Products, is current, accurate, and sufficient in detail and content to identify and explain such trade secrets and confidential business and technical information and to allow its full and proper use without reliance on the knowledge or memory of any Person.

         (h) The Business Intellectual Property constitutes all Intellectual Property rights necessary to conduct fully the Business as currently conducted, as it will be conducted through the Closing Date, and as it is currently anticipated to be conducted after the Closing Date.

         (i) Except as set forth in Schedule 3.15(i)(i), none of the Company or any of its Subsidiaries has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of any source code, or any portion, aspect or segment of any source code, relating to any Software Products (the "Company Source Code"). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any Company Source Code or the release from any escrow of any other Business Intellectual Property. Schedule 3.15(i)(ii) identifies each Contract pursuant to which the Company or any of its Subsidiaries has deposited or is required to deposit with an escrow holder or any other Person any Company Source Code, and further describes whether the execution of this Agreement or the consummation of any of the Transactions could reasonably be expected to result in the release or disclosure of any Company Source Code or the release from any escrow of any other Business Intellectual Property.

         (j) To the best of the Knowledge of the Company, except as set forth in
Schedule 3.15(j)(i), each computer, computer program and other item of software (whether installed on a computer or on any other piece of equipment, including firmware) that is owned or used by the Company or any of its Subsidiaries for their internal business operations is Year 2000 Compliant. To the best of the Knowledge of the Company, except as set forth in Schedule 3.15(j)(ii), each computer program and other item of software that has been designed, developed, sold, licensed or otherwise made available to any Person by the Company or any of its Subsidiaries. To the best of the Knowledge of the Company, except as set forth in Schedule 3.15(j)(iii), each of the Company and its Subsidiaries has conducted sufficient Year 2000 compliance testing for each computer, computer program and item of software referred to in the preceding two sentences to be able to determine whether such computer, computer program and item of software is Year 2000 Compliant. Each of the Company and its Subsidiaries has obtained warranties or other written assurances from each of its suppliers or licensors of any material Business Intellectual Property to the effect that the Business Intellectual Property provided by such suppliers and licensors to the Company or any of its Subsidiaries is Year 2000 Compliant. For purposes of this Section 3.15(j), a computer, computer program or other item of software shall be deemed to be "Year 2000 Compliant" only if (i) the functions, calculations and other computing processes of such computer, program or software perform in a consistent and correct manner without interruption regardless of the date on which such functions, calculations


                                     A-1-45
and processes are actually performed and regardless of the date input to the applicable computer system (whether before, on or after January 1, 2000); (ii) such computer, program or software accepts, calculates, compares, sorts, extracts, sequences and otherwise processes date inputs and date values, and returns and displays date values, in a consistent and correct manner regardless of the dates used (whether before, on or after January 1, 2000); (iii) such computer, program or software accepts and responds to year input in a manner that resolves any ambiguities as to century in a defined, predetermined and appropriate manner; (iv) such computer, program or software stores and displays date information in ways that are unambiguous as to the determination of the century; and (v) such computer, program or software determines leap years in accordance with the following standard: (A) if dividing the year by 4 yields an integer, it is a leap year, except for years ending in 00, but (B) a year ending in 00 is a leap year if dividing it by 400 yields an integer.

         (k) Except with respect to demonstration or trial copies, no product, system, program or software module designed, developed, sold, licensed or otherwise made available by the Company or any of its Subsidiaries to any Person contains any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

         Section 3.16 Material Contracts. (a) Schedule 3.16(a) identifies all of the following types of agreements, understandings, Contracts, obligations or promises (whether written or oral) to which the Company or any of its Subsidiaries is a party or by which any of its properties or assets is bound:

              (i) (A) for the employment or retention of any officer, employee or consultant which provides for severance or other termination payment to any such officer, employee or consultant if terminated (except as imposed by Law), (B) with any labor union, including any employee collective bargaining Contracts, or (C) evidencing or relating to Plans;

              (ii) pursuant to which the Company or any of its Subsidiaries is the lessee of, or holds or uses, or is the lessor of, or makes available for use, (A) any real property or (B) any machinery, equipment, vehicle or other tangible personal property, which has an aggregate annual future liability or receivable, as the case may be, in excess of $25,000;

              (iii) which are continuing for the purchase or sale by or from the Company or any of its Subsidiaries of inventory, materials, equipment, supplies or other goods or services (including any obligation to "take or pay" for such purchases or sales) and involve payments by or to the Company or by or to any of its Subsidiaries of $50,000 or more in any fiscal quarter (and a brief summary of the terms of such Contracts are set forth in Schedule 3.16(a));


                                     A-1-46

              (iv) all contracts with customers and suppliers referred to in
         Section 3.18;

              (v) relating to indebtedness of the Company or any of its Subsidiaries, including any note, bond, debenture, instrument or other evidence of indebtedness under which the Company or any of its Subsidiaries has borrowed any money from, or loaned any money to, any Person;

              (vi) providing for or containing any mortgage, pledge, security agreement, deed of trust, financing lease or similar instrument granting an Encumbrance upon any Real Property or personal property owned or used by the Company or any of its Subsidiaries;

              (vii) under which (A) any Person has directly or indirectly guaranteed indebtedness or other Liabilities of the Company or any of its Subsidiaries, (B) neither the Company nor any of its Subsidiaries has directly or indirectly guaranteed indebtedness or other Liabilities of any Person or (C) neither Company nor any of its Subsidiaries has any obligations relating to the financial condition of any other Person (including so-called "keepwell" agreements), in each case, other than endorsements for the purpose of collection in the ordinary course of business;

              (viii) (A) for the management, operation or control by or of any Person (or any division, material assets, operating unit or product line thereof), (B) under which the Company or any of its Subsidiaries has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person or (C) which involves a sharing of profits, losses, costs or Liabilities by the Company or by any of its Subsidiaries with any other Person, including, stockholder, joint venture, strategic alliance, joint marketing, research and development, and any other similar Contracts;

              (ix) providing for indemnification to or from any Person with respect to Liabilities relating to any current or former business of the Company or of any of its Subsidiaries or any predecessor Person;

              (x) between or among any Stockholder, the Company or any of its Subsidiaries and any of their respective Affiliates;

              (xi) which limits or purports to limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area;

              (xii) containing confidentiality or non-disclosure obligations to or from the Company or to or from any of its Subsidiaries;


                                       A-1-47

              (xiii) for the purchase or sale (through the acquisition of shares, assets or by merger, reorganization, or otherwise) of any business, corporation, partnership, joint venture, association or other business organization or any division, material assets, operating unit or product line thereof;

              (xiv) with any Governmental Entity;

              (xv) containing any restrictions with respect to payment of dividends or any other distributions in respect of the capital stock of the Company or any of its Subsidiaries;

              (xvi) which is otherwise material to the Business or the Company or any of its Subsidiaries and is not described in any of the categories specified in this Section.

         Each item set forth or required to be set forth in Schedule 3.16 (a) is referred to herein as a "Material Contract".

         (b) Each Material Contract was entered into in the ordinary course of business, is in full force and effect and is a legal, valid and binding obligation to the Company and to any of its Subsidiaries which is a party thereto (and to the Knowledge of the Company, each other party or parties thereto), enforceable in accordance with its terms except as enforceability may be limited by applicable (i) bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and (ii) Laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The Company and each of its Subsidiaries has performed in all material respects the obligations required to be performed by it to date and is not (with or without the lapse of time or the giving of notice, or both) in breach or default or alleged to be in breach or default in any material respect under any Material Contract and, to the Knowledge of the Company, the other parties thereto have complied in all material respects thereunder. To the Knowledge of the Company, no event has occurred or circumstance exists that (with or without lapse of time or the giving of notice) may contravene, conflict with or result in a violation or breach of or give the Company or any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under or to accelerate the maturity of or to cancel, terminate or modify, any Material Contract. There are no re-negotiations of, attempts or requests to re-negotiate or outstanding rights to re-negotiate any Material Contract with any Person. The Company and each of its Subsidiaries has previously delivered to the Parent, true and complete copies of all written Material Contracts and reasonable written summaries of all oral Material Contracts identifiable by the Company in the exercise of reasonable diligence.

         (c) Except as set forth in Schedule 3.16(c), (A) there are no change of control or similar provisions or any obligations arising under any Material Contract which are created, accelerated or triggered by the execution, delivery or performance of this Agreement or the Transaction Documents or the consummation of the Transaction and (B) the Transaction will not


                                      A-1-48
constitute a "change of control" under, require the Consent from or the giving of notice to any Person, permit any Person to terminate or accelerate vesting, grant any repayment or repurchase rights to any Person, or create any other detriment under the terms, conditions or provisions of any Material Contract.

         Section 3.17 Insurance. Schedule 3.17 sets forth a list of the insurance policies and surety bonds which the Company or any of its Subsidiaries maintains with respect to the Company or any of its Subsidiaries or their assets, Liabilities, employees, officers, directors or representatives (the "Insurance Policies"). Each of such Insurance Policies: (i) will not lapse or be subject to suspension, modification, revocation, cancellation, termination or nonrenewal by reason of the execution, delivery or performance of any Transaction Document or consummation of the Transactions; and (ii) insures the Company or any of its Subsidiaries in reasonably sufficient amounts against risks usually insured against by Persons operating similar businesses or properties in the localities where such businesses or properties are located. The Company and its Subsidiaries maintain insurance coverage in amounts and for risks sufficient for compliance with all material requirements of Law and Contracts of the Company and its Subsidiaries. The Company and each of its Subsidiaries is current in all premiums or other payments due under each Insurance Policy and, to the Knowledge of the Company and each of its Subsidiaries, has otherwise performed in all material respects all of its respective obligations thereunder. Neither the Company nor any of its Subsidiaries has received any written notice that any Insurance Policy is not in full force and effect, and neither the Company nor any of its Subsidiaries has any Knowledge of any event, circumstance or condition that would cause (or would be reasonably likely to cause) any Insurance Policy not to be in full force and effect. The Company and each of its Subsidiaries has given timely notice to the insurer under each Insurance Policy of all claims that may be insured thereby.

         Section 3.18 Customers and Suppliers. (a) Schedule 3.18 sets forth a list of the 10 most significant customers of the Company or to any of its Subsidiaries in terms of revenues to the Company or to any of its Subsidiaries during the twelve-month period ended December 31, 1999, showing the approximate total revenues of the Company and each of its Subsidiaries from each customer during the period then ended. Except to the extent set forth in Schedule 3.18, neither the Company nor any of its Subsidiaries has received any notice or has Knowledge that any such customer of the Company or of any of its Subsidiaries has ceased, or will cease, to use the products, equipment, goods or services of the Company or of any of its Subsidiaries, or has reduced or will reduce, the use of such products, equipment, goods or services at any time.

         (b) Schedule 3.18 sets forth a list of the 10 most significant suppliers of services (including, without limitation, subcontractors), raw materials, supplies, merchandise or other goods for the Company or for any of its Subsidiaries in terms of purchases for the twelve-month period ended December 31, 1999 by the Company or by any of its Subsidiaries, showing the amount which the Company or any of its Subsidiaries paid to each such significant supplier during such period. Except as disclosed in Schedule 3.18, neither the Company nor any


                                     A-1-49
of its Subsidiaries has Knowledge that any such supplier will not sell raw materials, supplies, merchandise and other goods to the Company or to any of its Subsidiaries on the same terms and conditions to those used in its current sales to the Company or to any of its Subsidiaries, subject only to general and customary price increases.

         Section 3.19 Disclosure. (a) No representation or warranty of the Company in this Agreement and no statement attributable to the Company or any of its Subsidiaries that is contained in any Transaction Document contains any untrue statement or omits to state a material fact necessary to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading. The financial projections provided to the Parent, its Affiliates and Representatives, copies of which are annexed to this Agreement as Exhibit I, have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the Company's management as to the future operating and financial performances of the Company or any of its Subsidiaries.

         (b) No notice given pursuant to Section 5.05 will contain any untrue statement or omit to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         Section 3.20 Transactions With Affiliates. Except as set forth in
Schedule 3.20 or as set forth in the notes to the Financial Statements, during the past three years (other than with respect to shares of Common Stock), no Stockholder and to the Knowledge of the Company, no Affiliate of any Stockholder (other than the Company or any of its Subsidiaries) (x) has had any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Business or (y) has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that has (i) had business dealings or a material financial interest in any transaction with the Company or with any of its Subsidiaries (other than business dealings or transactions conducted in the ordinary course of business at substantially prevailing market prices and on substantially prevailing market terms), or (ii) to the Knowledge of the Company, engaged in competition with the Company or with any of its Subsidiaries with respect to any line of the products or services of the Company or of any of its Subsidiaries in any market presently served by the Company or by any of its Subsidiaries (except for ownership of less than two percent of the outstanding capital stock of any corporation that is publicly traded on any recognized exchange or in the over-the-counter market).

         Section 3.21 Brokers or Finders. The Company has not incurred any Liability for brokerage or finders' fees or agents' commissions or other similar payment in connection with the negotiation, preparation, delivery or execution of this Agreement or the consummation of the Transaction, nor is there any basis, to the Knowledge of the Company and, for any such fee, commission or similar payment to be claimed by any Person.

         Section 3.22 Product Liability. Neither the Company nor any of its Subsidiaries has received written notice or otherwise has Knowledge of any material hazard or defect, or


                                     A-1-50
alleged hazard or defect, in the manufacture, design, material or workmanship of any product shipped or manufactured by (including any part or component), or services provided by, the Company or by any of its Subsidiaries prior to the Closing Date, except for any which have been cured in the ordinary course of business without material expense or liability to the Company or to any of its Subsidiaries or any material redesign of any product.

         Section 3.23 Company Information. (a) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in
(i) the Form S-4 will, at the time the Form S-4 or any amendment or supplement to the Form S-4 is filed with the SEC, or at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated.

         (b) The Proxy Statement will not, on the date it is first mailed to the Company's Stockholders or at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.

         Section 3.24 HSR Act. The Company is the ultimate parent entity (as defined in the HSR Act) of the Company and its Subsidiaries and all other entities (as defined in the HSR Act) which the Company controls (as defined in the HSR Act). The Company has total assets and net sales (each determined in accordance with the HSR Act) of less than $10 million.

                                   ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF THE PARENT AND SUB


         The Parent and Sub hereby, jointly and severally, represent and warrant to the Company as follows:

         Section 4.01 Organization and Good Standing. Sub is a corporation, duly incorporated, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to conduct its business in the manner in which it is presently being conducted. The Parent is a corporation, duly incorporated, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to conduct its business in the manner in which it is presently being conducted.

         Section 4.02 Due Authorization; Enforceability. The Parent and Sub have all requisite corporate power and authority to execute, deliver and perform, this Agreement and the Transaction Documents and to consummate the Transaction. The execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transaction by the Parent and Sub have been duly authorized by the Board of Directors of the


                                     A-1-51

Parent and Sub and by the Parent as sole stockholder of Sub, and all necessary or appropriate corporate action has been taken. No other corporate proceedings are necessary to authorize this Agreement or the Transaction Documents or to consummate the Transaction. This Agreement and those Transaction Documents executed or delivered on or prior to the date of this Agreement constitute, and prior to the Closing, the remaining Transaction Documents required to be executed after the date of this Agreement will constitute when executed, the valid and legally binding obligations of the Parent and Sub, as the case may be (assuming that this Agreement and the Transaction Documents constitute the valid and binding obligations of the Company), enforceable against the Parent and Sub, as the case may be, in accordance with their terms except as enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the enforcement of creditors' rights in general and (ii) general principles of equity.

         Section 4.03 No Violation. Except for such filings and Consents as may be required under the DGCL or the MBCL and as set forth in Schedule 4.03, neither the execution, delivery or performance of this Agreement by the Parent or Sub, nor the consummation of the Transaction will, with or without the giving of notice or lapse of time or both (i) violate, conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws of the Parent or Sub; (ii) require any Permit or Consent of any Governmental Entity (except where the failure to obtain such Permits or Consents would not have a material adverse effect on the ability of the Parent or Sub to consummate the Transaction); (iii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any Contract to which the Parent or Sub is a party; (iv) violate, conflict with or result in any breach of any Order or Law applicable to the Parent or Sub, except, in the cases of subparagraphs (iii) and (iv) for such violations, breaches and defaults which do not, individually or in the aggregate, have a material adverse effect on the ability of the Parent or Sub to consummate the Transaction.

         Section 4.04 Capitalization. (a) The authorized capital stock of the Parent consists of (x) 1,000,000,000 shares of Conexant Stock and (y) 25,000,000 shares of the Parent's preferred stock, of which two series have been designated: (1) 1,500,000 shares of Series A Junior Participating Preferred Stock for issuance in connection with the exercise of the Parent's preferred share purchase rights and (2) one share of Series B Voting Preferred Stock. As of June 30, 2000, the following shares of capital stock of the Parent are issued and outstanding:

           (i)      Conexant Stock:  218,614,904 shares;

           (ii)      Series A Junior Participating Preferred Stock:  none;

           (iii)      Series B Voting Preferred Stock: one share.

         All issued and outstanding shares of the capital stock of the Parent are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled


                                     A-1-52
to preemptive rights. As of June 30, 2000, there are no outstanding options, warrants or other rights to acquire capital stock from the Parent other than (A) rights (the "Parent Rights") issued pursuant to the Rights Agreement, dated as of November 30, 1998, between the Parent and ChaseMellon Shareholder Services, L.L.C. (the "Parent Rights Agreement"), (B) options under the Parent's equity incentive plans and warrants and options (other than employee stock options) representing in the aggregate the right to purchase approximately 44,810,252 shares of Conexant Stock, (C) 15,152,697 shares of Conexant Stock issuable upon conversion of the 4.25% Convertible Subordinated Notes due 2006, in aggregate principal amount of $350,000,000, (D) 6,018,519 shares of Conexant Stock issuable upon conversion of the 4.00% Convertible Subordinated Notes due 2007, in aggregate principal amount of $650,000,000, and (E) approximately 2,463,916 shares of Conexant Stock that may be issued from time to time in exchange for shares issued by Philsar Semiconductor Inc. The Parent has reserved for issuance a sufficient number of shares under the Parent's equity incentive plans to cover the aggregate number of shares that will be issuable upon the exercise of Company Options that have been converted into options to acquire Conexant Stock.

         (b) The authorized capital stock of Sub consists of 1,000 shares of Sub Common Stock, of which 1,000 shares are issued and outstanding. No other shares of capital stock or other voting securities of Sub were issued, reserved for issuance or outstanding. All of the outstanding shares of Sub Common Stock are duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness of Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any stockholders of Sub may vote.

         Section 4.05 Parent SEC Reports. The Parent has filed all required reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1999 (collectively, including all exhibits thereto, the "Parent SEC Reports"). No subsidiary of the Parent is required to file any form, report or other document with the SEC. None of the Parent SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or of the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Parent SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Parent and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such Parent SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Parent SEC Report), complied as to form in all material respects


                                     A-1-53
with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

         Section 4.06 Form S-4. None of the information supplied or to be supplied by the Parent or Sub for inclusion or incorporation by reference in the Form S-4 will, at the time any amendment or supplement to the Form S-4 is filed with the SEC, or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by the Parent or Sub for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing provisions of this
Section 4.06, no representation or warranty is made by the Parent or Sub with respect to statements made or incorporated by reference in the Proxy Statement or Form S-4 based on information supplied by the Company for inclusion or incorporation by reference therein.

         Section 4.07 Brokers or Finders. Neither the Parent nor Sub has incurred any Liability for brokerage or finders' fees or agents' commissions or other similar payment in connection with the negotiation, preparation, delivery or execution of this Agreement or the consummation of the Transaction, nor is there any basis, to the knowledge of the Parent or of Sub, for any such fee, commission or similar payment to be claimed by any Person.

         Section 4.08 Continuity of Business. The Parent has no plan or intention to liquidate the Company, to merge the Company into another corporation, to cease the Company's historic business or to cease to use a significant portion of the Company's historic business assets in another business.

                                    ARTICLE V

                            COVENANTS OF THE COMPANY

         Section 5.01 Access. The Company hereby agrees that from the date of this Agreement until the Closing Date, they will (i) provide, or cause to be provided, to the Parent, Sub and their respective Representatives, reasonable access, during regular business hours, to the offices, properties, Books and Records and Representatives of the Company and any of its Subsidiaries (excluding source code for any Software Products), (ii) furnish to the Parent and its Representatives, such financial and operating data as such persons request, including auditors' workpapers, (iii) instruct the Stockholders' and the Company's Representatives to cooperate with the Parent in its investigation of the properties of the Company or any of its Subsidiaries and of the financial and legal condition of the Company or any of its Subsidiaries and (iv) provide, or


                                     A-1-54
cause to be provided, to the Parent, the Parent's lenders and their respective Representatives, subject to the provisions of the Non-Disclosure Agreement, reasonable access to the customers and suppliers of the Company or of any of its Subsidiaries; provided, however, that (i) such access or investigation does not interfere unreasonably with normal operations and (ii) no investigation pursuant to this Section 5.01 will affect, or limit liability for, any representation or warranty of the Company contained in this Agreement or in any Transaction Document and the Parent will be deemed to have relied only upon the representations and warranties contained in this Agreement notwithstanding any contrary information that was provided by the Company or any of its Subsidiaries or any of their respective Representatives or that the Parent discovered or should have discovered in the course of its investigation.

         Section 5.02 Conduct of Business. Except as otherwise agreed to in writing by the Parent, or as otherwise expressly permitted by this Agreement, from the date of this Agreement until the Closing, the Company will conduct the Business only in the ordinary course of business consistent with past practice and (i) use its best efforts to (A) preserve intact its current business organizations, (B) keep available the services of its current officers and employees, (C) preserve its relationships with customers, suppliers, licensers, licensees, advertisers, distributors and others having business dealings with it and (D) preserve goodwill; (ii) confer with the Parent and its Representative on a regular basis concerning material operational matters; (iii) report to the Parent as and when requested, concerning the status of the Business, operations and finances of the Company or of any of its Subsidiaries. Without limiting the generality of the foregoing, and except as (x) otherwise expressly provided in this Agreement, (y) required by Law, or (z) set forth in Schedule 5.02, the Company will not, without the written consent of the Parent:

              (a) issue, deliver, sell, pledge, dispose of or otherwise subject to any Encumbrance any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or equity equivalent, except that the Company may issue the Company Options described in Schedule 5.02(a);

              (b) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other Person or otherwise acquire or agree to acquire any assets that in the aggregate have a value in excess of 0.5% of the Company's total assets;

              (c) except in the ordinary course of business consistent with past practice, incur any additional indebtedness (including any indebtedness evidenced by notes, debentures, bonds, Leases or other similar instruments or secured by any Encumbrance on any property, conditional sale obligations, obligations under any title retention agreement, and obligations under letters of credit or similar credit transactions) in a single transaction or a group of related transactions, enter into a guaranty, or engage in any other


                                     A-1-55
         financing arrangements having a value in excess of 0.5% of the Company's total assets, or make any loans, advances or capital contributions to, or investments in, any other Person;

              (d) alter through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure or ownership;

              (e) make any tax election, change any annual tax accounting period, amend any tax return, settle or compromise any income tax liability, enter into any closing agreement, settle any tax claim or assessment, surrender any right to claim a tax refund or fail to make the payments or consent to any extension or waiver of the limitations period applicable to any tax claim or assessment;

              (f) waive, amend or allow to lapse any term or condition of any confidentiality, "standstill", consulting, advisory or Employment Agreement;

              (g) approve any annual operating budgets for the Company or for any of its Subsidiaries;

              (h) enter into any transaction with any Affiliate of the Stockholders or of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice;

              (i) enter into any business other than the Business;

              (j) pursuant to, or within the meaning of, any bankruptcy Law, (i) commence a voluntary case, (ii) consent to the entry of an order for relief against it in an involuntary case, (iii) consent to the appointment of a custodian of it or for all or substantially all of its property or (iv) make a general assignment for the benefit of its creditors;

              (k) purchase any real property or enter into any Lease;

              (l) settle any Action pending on, or commenced after, the date of this Agreement;

              (m) otherwise take any of the actions enumerated in Section 3.07 of this Agreement; or

              (n) take, or agree in writing or otherwise to take, any of the foregoing actions.

         Upon the Knowledge of the Company of any action described in this
Section 5.02, or any other material adverse change to the Company or its Subsidiaries, the Company will promptly notify the Parent.


                                     A-1-56

         Section 5.03 Consents and Approvals. Promptly after the date of this Agreement, the Company and its Subsidiaries will (a) make all filings required by Law to be made by them in connection with the Transaction, (b) cooperate with the Parent with respect to all filings that the Parent elects to make or is required by Law to make in connection with the Transaction and (c) obtain all Consents and Orders of all Persons required to be obtained in connection with the execution, delivery and performance of this Agreement and the consummation of the Transaction, including all Consents set forth in Schedules 3.05 and 3.16.

         Section 5.04 Stockholder Meeting. (a) The Company will take, in accordance with its Articles of Organization and By-laws, all action necessary to convene a meeting of holders of shares of Common Stock and Preferred Stock (the "Stockholders Meeting"), to be held as promptly as practicable after the Proxy Statement (as defined below) is first mailed to the Company's stockholders, to consider and vote upon the approval of the Merger and this Agreement. Once the Stockholders Meeting has been called, and the Company's stockholders have been given notice thereof, the Company shall not postpone or adjourn the Stockholders Meeting (other than for the absence of a quorum) without the written consent of Parent. The Company's Board of Directors will declare the Merger and this Agreement are advisable and recommend approval of the Merger and this Agreement by the Company's stockholders, will not withdraw or modify such recommendation and shall take all lawful action to solicit and secure such approval; provided, however, that the Company's Board of Directors may fail to make, or may withdraw or modify, such recommendation or solicitation, but only to the extent that the Company's Board of Directors shall have determined in good faith based upon the written opinion of outside counsel that such action is required to prevent the Board of Directors from breaching is fiduciary duties to the Company's stockholders under applicable Law.

         (b) In connection with the Stockholders Meeting, the Company shall prepare and deliver to the Parent, as promptly as reasonably practicable after the date hereof, a draft of a proxy statement (the "Proxy Statement"). Thereafter, the Parent and the Company each shall use its reasonable best efforts to cooperate fully to make such changes to the Proxy Statement as are reasonably requested by the Parent or otherwise appropriate, file the Proxy Statement with the SEC as soon as practicable and respond promptly to any SEC comments. Upon filing the final, definitive Proxy Statement with the SEC, the Company shall promptly mail such Proxy Statement to its stockholders.

         Section 5.05 Notice of Certain Events. (a) From the date of this Agreement until the Closing Date, the Company and each of its Subsidiaries will promptly notify the Parent in writing of (i) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the execution, delivery or performance of this Agreement or the consummation of the Transaction; (ii) any notice or other communication from any Government Entity in connection with the Transaction; (iii) any Actions or investigations commenced or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries; (iv) any Order or notification relating to any material violation or claimed violation of Law involving or otherwise


                                       A-1-57
affecting the Company or any of its Subsidiaries; (v) the existence or non-existence or occurrence or non-occurrence of any event, condition or circumstance the existence or non-existence or occurrence or non-occurrence of which does or would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date; and (vi) any failure of the Company or of any of its Subsidiaries to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no notice of the facts, conditions or circumstances referred to therein delivered pursuant to Sections 5.02 and 5.05 of this Agreement may be considered in determining the fulfillment of the conditions set forth in Section 9.01 of this Agreement or be effective to cure or correct any breach of a representation, warranty or covenant which would have existed by reason of the Company's or any of its Subsidiaries' not giving such notice and will not limit or otherwise affect the remedies available to the Parent.

         Section 5.06 Payment of Indebtedness By Affiliates. Except as otherwise expressly provided in this Agreement, the Company will cause all indebtedness owed to the Company or to any of its Subsidiaries by any Stockholder or any Affiliate of a Stockholder or any of their respective officers, directors or employees to be paid in full prior to Closing.

         Section 5.07 No-Shop. (a) From the date of this Agreement until the earlier of the Closing Date or the date of termination of this Agreement pursuant to Section 10.01 hereof, neither the Company or any of its Subsidiaries, nor any of their Representatives or Affiliates will, directly or indirectly (i) solicit, initiate or encourage the submission of inquiries, proposals or offers from any Person relating to the acquisition of (or any equity interest in) the Company or any of its Subsidiaries or the Business or any part thereof (an "Acquisition Proposal"), (ii) enter into, continue or participate in any discussions or negotiations regarding any Acquisition Proposal or (iii) furnish any information concerning the Company and its Subsidiaries or their business, operations, condition (financial or otherwise) or prospects, otherwise cooperate with, or assist or participate in, facilitate or encourage, any effort or attempt by any Person to make an Acquisition Proposal or to effect a transaction inconsistent with the Transaction. The Company shall immediately advise the Parent orally and in writing of any request for information with respect to any Acquisition Proposal, or any inquiry or discussions with respect to or which could result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

         (b) If the Board of Directors of the Company determines to withdraw or modify its approval or recommendation of the Merger or this Agreement or shall have failed to make such a favorable recommendation, in each case in accordance with Section 5.04, the Company shall promptly notify the Parent of such determination or failure. If instructed by the Parent in writing, the Board of Directors shall submit for approval the Merger and this Agreement to a vote of the stockholders at the Stockholders Meeting as required by Section 5.04 notwithstanding any such determination of the Board of Directors to withdraw or modify its approval or recommendation of the Merger or this Agreement or any such failure of the Board of Directors to make a favorable recommendation of the Merger or this Agreement.


                                       A-1-58

         Section 5.08 Books and Records. On the Closing Date, the Company shall cause all Books and Records belonging or relating to the Company and each of its Subsidiaries to be in the possession of the Company.

         Section 5.09 Amended Company Stock Option Plan. The Board of Directors will adopt and submit to the Company's stockholders at the Stockholders Meeting an amended Company Stock Option Plan, substantially in the form annexed to this Agreement as Exhibit J (with such changes therein as may be approved in writing by the Parent).

         Section 5.10 401(k) Plan Termination. The Company agrees to take, or cause to be taken all actions necessary to provide that the Company's 401(k) plan shall be terminated effective immediately prior to the Closing Date and to effectuate such termination in accordance with ERISA, the Code and other applicable laws.

                                   ARTICLE VI

                             COVENANTS OF THE PARENT

         Section 6.01 Cooperation by the Parent. Subject to the proviso contained in Section 7.01, from the date of this Agreement until the Closing Date, the Parent will cooperate with the Company and the Stockholders (i) to secure all Consents from Persons identified in Schedules 3.05 and 3.16 and (ii) with respect to all filings required to be made by the Company and the Stockholders pursuant to Law in connection with the Transaction.

         Section 6.02 Opportunity to Cure. If the Parent discovers circumstances that constitute, or will constitute with the passage of time, a breach by the Company of any representation or warranty contained herein or in any other Transaction Document, the Parent shall give the Company prompt written notice thereof and a reasonable opportunity to cure such breach.

         Section 6.03 Registration Statement on Form S-8. As soon as practicable after the Closing, and in any event within thirty (30) days following the Closing, the Parent will file a registration statement on Form S-8 with the SEC to register under the Securities Act the shares of Conexant Stock that will be issuable upon the exercise of Company Options that have been converted into options to acquire Conexant Stock.

                                   Article VII

                                MUTUAL COVENANTS

         Section 7.01 Reasonable Efforts. The Company and the Parent will use their reasonable efforts to cause all conditions precedent to its obligations to consummate the


                                       A-1-59

Transaction (upon the terms and conditions set forth in Articles VIII and IX, as applicable to the Parent) to be satisfied. Anything contained in this Agreement to the contrary notwithstanding, none of the parties to this Agreement or their Affiliates will be required to commence litigation, divest or hold separate any business or assets or limit or restrict any of its rights or ability to engage in any business in connection with the consummation of the Transaction.

         Section 7.02 Further Assurances. At any time, or from time to time after the Closing, the Parent will, and the Parent will cause the Company to, at the other's reasonable request, and at the requesting party's expense, execute and deliver, such instruments of transfer, conveyance, assignment and assumption, in addition to those delivered at the Closing and take such other action as either of them may reasonably request in order to evidence the consummation of the Transaction.

         Section 7.03 Representation and Warranties. No party hereto will take or omit to take any action, the effect of which could reasonably be expected to cause any of its representations and warranties made herein to be inaccurate on the Closing Date.

         Section 7.04 Public Announcements. No press release or announcement concerning the Transaction will be issued by any party without the prior consent of the other parties, except as such release or announcement may be required by Law, in which case the party required to make the release or announcement will, to the extent practicable, allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

         Section 7.05 Confidentiality Agreement. Until the Transaction is consummated, or if the Transaction is not consummated, the parties will remain obligated under the Confidentiality Agreement. If the Transaction is consummated, then the Confidentiality Agreement will be deemed terminated at and as of the Closing.

         Section 7.06 Preparation of Form S-4 and Proxy Statement.

         (a) As soon as practicable following the date of this Agreement, the Company and the Parent shall prepare and file with the SEC the Proxy Statement and the Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement shall be included as a prospectus. Each of the Company and Parent shall use reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company shall use reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable securities or "blue sky" laws in connection with the issuance of Conexant Stock pursuant to the Merger, and the Company shall furnish all information concerning the Company and the holders of the Common Stock or Preferred Stock and rights to acquire Common Stock pursuant to the Company Options as may be reasonably requested in connection with any such action.


                                       A-1-60

         (b) The Company shall use reasonable efforts to cause to be delivered to the Parent a letter of Ernst & Young LLP, the Company's independent public accountants, dated a date within two Business Days before the date on which the Form S-4 shall become effective and addressed to the Parent, in form and substance reasonably satisfactory to the Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

         (c) The Parent shall use reasonable efforts to cause to be delivered to the Company a letter of each of Deloitte & Touche LLP and Arthur Andersen LLP, the Parent's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

         (d) The Parent shall use commercially reasonable efforts to list or qualify the Conexant Stock subject to the Form S-4 or subject to the Conexant Options on The NASDAQ Stock Market (or any other securities exchange or interdealer quotation system on which Conexant Stock is listed or quoted for trading on the Closing Date).

                                  Article VIII

                          CONDITIONS TO THE OBLIGATIONS
                                 OF THE COMPANY

         The Company's obligations under this Agreement and the Transaction Documents are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in writing, in whole or in part):

         Section 8.01 Representation, Warranties and Covenants. (a) Each of the representations and warranties made by the Parent and Sub in this Agreement and the Transaction Documents (x) that are qualified as to materiality shall be true and correct in all respects and (y) that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (it being understood that to the extent that such representations and warranties were made expressly as of a specified date the same shall continue on the Closing Date to be true and correct as of the specified date).


                                       A-1-61

         (b) The Parent and Sub will have performed or complied in all material respects with each of its covenants and agreements required to be performed or complied with by it pursuant to this Agreement and the Transaction Documents on or prior to the Closing.

         (c) The Stockholders will have received a certificate, executed by an officer of the Parent, dated as of the Closing Date, reasonably satisfactory to the Stockholders and their counsel, certifying that the conditions set forth in this Section 8.01 have been fulfilled.

         Section 8.02 Consents. The Parent and Sub will have obtained each of the Consents listed in Schedule 4.03, and such Consents will be in full force and effect.

         Section 8.03 No Litigation. No Action or Consent from any Governmental Entity will have been threatened, instituted or pending which (i) challenges or seeks to restrain or prohibit, or may have the effect of preventing, substantially delaying or making illegal the consummation of the Transaction or the performance of the Agreement or the Transaction Documents or seeks Damages in connection therewith, or (ii) challenges or seeks to prohibit or limit the ownership or operation of all or any portion of the Business or assets of the Company or compels or seeks to compel the Company or its Affiliates to dispose of or hold separate all or any portion of the Business or assets of the Company or seeks to impose any material limitation on the ability of the Company to conduct the Business or own such assets.

         Section 8.04 Stockholder Approval. The Company shall have obtained all approvals of holders of shares of capital stock of the Company necessary under the MBCL to approve this Agreement and the Merger.

         Section 8.05 Effective Registration Statement. The Form S-4 shall have been declared effective by the SEC under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of the Parent or the Company, threatened by the SEC, and all necessary approvals under "blue sky" laws relating to the issuance or trading of the Conexant Stock to be issued to the stockholders of the Company in connection with the Merger shall have been received.

         Section 8.06 Listing of Conexant Stock. The Conexant Stock to be issued in connection with the Merger and pursuant to the Conexant Options shall have been approved for listing on The NASDAQ National Market, Inc. subject only to customary conditions.


                                       A-1-62

                                   Article IX

               CONDITIONS TO THE OBLIGATIONS OF THE PARENT AND SUB

         The Parent's and Sub's obligations under this Agreement and the Transaction Documents are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Parent, in writing, in whole or in part):

         Section 9.01 Representations, Warranties and Covenants.

         (a) Each of the representations and warranties made by the Company in this Agreement and the Transaction Documents (x) that are qualified as to materiality shall be true and correct in all respects and (y) that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (it being understood that to the extent that such representations and warranties were made expressly as of a specified date the same shall continue on the Closing Date to be true and correct as of the specified date), except as the covenant in Section 2.01(d) and the representations and warranties in Section 3.02 concerning the authorized capital stock of the Company and number shares of Common Stock subject to outstanding Company Options may be affected by the increase in authorized capital stock and issuance of Company Options permitted by Section 5.02.

         (b) The Company and each Stockholder shall have performed or complied in all material respects with each of its covenants and agreements required to be performed or complied with by it on or prior to Closing pursuant to this Agreement and the Transaction Documents on or prior to the Closing.

         (c) The Parent will have received a certificate executed by the chief executive officer and the chief financial officer of the Company, dated as of the Closing Date, reasonably satisfactory to the Parent and its counsel, certifying that the conditions set forth in this Section 9.01 have been fulfilled.

         Section 9.02 Consents. The Company will have been obtained in form and substance reasonably satisfactory to the Parent and its counsel all Consents set forth in Schedules 3.05 and 3.16, and such Consents will be in full force and effect.

         Section 9.03 No Litigation. No Action or Consent from any Governmental Entity will have been threatened, instituted or pending which (i) challenges or seeks to restrain or prohibit, or may have the effect of preventing, substantially delaying or making illegal the consummation of the Transaction or the performance of the Agreement or the Transaction Documents or seeks Damages in connection therewith, (ii) challenges or seeks to prohibit or limit the ownership or operation of all or any portion of the Business or assets of the Company or the Common Stock or compels or seeks to compel the Parent or its Affiliates to dispose of or


                                       A-1-63
hold separate all or any portion of the Business or assets of the Company or seeks to impose any material limitation on the ability of the Parent to conduct the Business or own such assets or (iii) has or has had a Material Adverse Effect or a material adverse effect on the ability of the Parent or Sub to consummate the Transactions.

         Section 9.04 No Prohibition. On or after the date of this Agreement, there will not exist or have been enacted, entered, enforced, promulgated or deemed applicable to the Transaction, any Law, Order or any other action taken by any court or other Governmental Entity that has resulted, or is reasonably likely to result, directly or indirectly, in any of the consequences referred to in Section 9.03.

         Section 9.05 No Material Adverse Effect. There will not have occurred (or is reasonably likely to occur) any event, change or development which has had or is reasonably likely to have a Material Adverse Effect on the Company or a material adverse effect on the ability of the Parent or Sub to consummate the Transaction.

         Section 9.06 Employment Agreements. Each of the Key Employees shall have executed and delivered Employment Agreements.

         Section 9.07 Non-Competition Agreements. Each of the Key Employees shall have executed and delivered Non-Competition Agreements.

         Section 9.08 Books and Records. The Company shall have delivered and made available to the Parent the Books and Records of the Company in accordance with Section 5.08 of this Agreement.

         Section 9.09 Company Warrants. All of the Company Warrants shall have been exercised and all amounts payable by the holders thereof on exercise shall have been paid to the Company Warrants.

         Section 9.10 Company Board Action. The Board of Directors of the Company shall have, by formal action, (a) approved the Merger, (b) recommended acceptance of the Merger to the Stockholders and made available to the Stockholders the terms of the Merger, including any inducements to officers and directors of the Company not made available to the Stockholders, pursuant to Chapter 110C, 1 of the Massachusetts General Laws, and (c) amended the By-laws of the Company (i) to facilitate the consummation of the Merger, including elimination of any transfer restrictions on shares of Common Stock and Preferred Stock, and (ii) to eliminate provisions relating to two classes of directors and special director voting rights, in each case in a manner reasonably satisfactory to the Parent.

         Section 9.11 Financing Documents. The Shareholders Agreement and the Registration Rights Agreement, each dated as of August 25, 1997, to which the Company and


                                       A-1-64
certain Stockholders are parties, shall have been terminated and all obligations of the Company thereunder are fully, unconditionally and irrevocably released.

         Section 9.12 Director Resignations. The Company shall have received duly signed resignations, effective immediately after the Effective Time, of all directors of the Company and its Subsidiaries as shall be specified to the Company by the Parent on or before the Closing Date.

         Section 9.13 Stockholder Approval. The Company shall have obtained all approvals of holders of shares of capital stock of the Company necessary to approve this Agreement and all the Transactions contemplated hereby (including the Merger). The number of Dissenting Shares shall not exceed 1.0% of the total number of shares of Common Stock and Preferred Stock issued and outstanding immediately prior to the Effective Time.

         Section 9.14 Effective Registration Statement. The Form S-4 shall have been declared effective by the SEC under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of the Parent or the Company, threatened by the SEC, and all necessary approvals under "blue sky" laws relating to the issuance or trading of the Conexant Stock to be issued to the stockholders of the Company in connection with the Merger shall have been received.

         Section 9.15 Listing of Conexant Stock. The Conexant Stock to be issued in connection with the Merger and pursuant to the Conexant Options shall have been approved for listing on The NASDAQ National Market, Inc. subject only to customary conditions.

         Section 9.16. Repurchase Agreements. Each of the Persons listed on the Repurchase Schedule shall have executed and delivered Repurchase Agreements.

         Section 9.17 401(k) Plan Termination. The Company shall have delivered to the Parent certified copies of resolutions of the Board of Director of the Company terminating the Company's 401(k) plan effective immediately prior to the Closing Date.

         Section 9.18 Escrow Agreement. The Escrow Agreement, in form and substance reasonably satisfactory to Parent, shall have been executed and delivered by the Escrow Agent and the InSight Stockholders.


                                     A-1-65

                                    Article X

                                   TERMINATION

         Section 10.01 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

         (a) by mutual written consent of the Company and the Parent;

                  (b) (i) by the Company, if any of the conditions contained in
         Article VIII of this Agreement has not been satisfied as of the Closing Date and the satisfaction of such a condition is or becomes impossible (in either case, other than through the failure of the Company to comply with its obligations under this Agreement) and the Company has not waived such condition on or before such date or (ii) by the Parent if any of the conditions contained in Article IX of this Agreement has not been satisfied as of the Closing Date and the satisfaction of such a condition is or becomes impossible (in either case, other than through the failure of the Parent to comply with its obligations under this Agreement) and the Parent has not waived such condition on or before such date;

                  (c) by the Company or the Parent if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to fully comply with its obligations under this Agreement) on or before September 30, 2000; or

                  (d) by either the Company or the Parent if a material breach of this Agreement has been committed by the other party and such breach has not been waived or cured within a reasonable period of time after written notice of such breach to the breaching party.

         Section 10.02 Effect of Termination. (a) Termination of this Agreement pursuant to this Article X will terminate all obligations of the parties hereunder except for those covenants and obligations contained in Sections 7.04, 7.05, 11.02(b), 12.01, 12.03, 12.04, 12.12 and this Section 10.02; provided, however, that termination pursuant to clauses (b), (c) or (d) of Section 10.01 will not relieve the defaulting or breaching party for any liability to the other party hereto.

         (b) In the event of termination of this Agreement for any reason other than breach thereof by a party, each party will bear all expenses incurred by it in connection with this Agreement and the Transaction Documents. In the event of termination of this Agreement by a party due to the material breach by the other party, in addition to any other Liabilities pursuant to this Agreement and under applicable Law, the party committing the breach will be liable to the other party with respect to all expenses incurred by such other party in connection with this Agreement and the Transaction Documents.


                                     A-1-66

                                   ARTICLE XI

                          SURVIVAL AND INDEMNIFICATION

         Section 11.01 Survival. All representations, warranties, covenants and obligations in this Agreement or the Transaction Documents will survive the Closing; provided, that no Claim for indemnification based on a breach of any representation or warranty may be made after (1) the longest applicable statute of limitations in respect of any Claims related to Sections 3.02, 3.04, 3.11 and 3.14(a) (except in respect of title to Intellectual Property, which shall be governed by clause (2) hereof), (2) 600 days after the Closing Date in respect of any Claims related to Sections 3.10, 3.14(a) (in respect of title to Intellectual Property) and 3.15, (3) the Holdback Release Date in respect of any Claims for breach of any other representation or warranty in this Agreement, and
(4) two years after the Indemnitee obtains actual knowledge of such breach in respect of any Claims related to representations and warranties in any Letter of Transmittal.

         Section 11.02 Indemnification by the Company. Subject to Sections 11.01 and 11.04, prior to the Closing, the Company and, after the Closing, the Stockholders, jointly and severally, shall protect, defend, indemnify and hold harmless each of the Parent, Sub, the Surviving Corporation and their Affiliates and Representatives (the "Parent Group"), from and against all Damages arising, directly or indirectly, from or in connection with:

              (a) any breach of any representation or warranty made in Article III of this Agreement or in any other Transaction Document executed and delivered by the Company; and

              (b) any breach of any covenant, agreement or other obligation of the Company contained in this Agreement or in any other Transaction Document.

         The remedies provided in this Section 11.02 will not be exclusive of or limit any other remedies that may be available to the Parent Group, other than Claims for breach of any representation or warranty, as to which the remedies in this Section 11.02 will be the exclusive remedy available to the Parent Group.

         Section 11.03 Indemnification by the Parent. Subject to Sections 11.01 and 11.04, after the Closing, the Parent hereby agrees to protect, defend, indemnify and hold harmless each Stockholder and its Affiliates and their Representatives and the Company and its Subsidiaries (the "Seller Group"), from and against all Damages arising, directly or indirectly, from or in connection with:

              (a) any breach of any representation or warranty made in Article IV of this Agreement or in any other Transaction Document executed and delivered by the Parent or Sub; and


                                     A-1-67

              (b) any breach of any covenant, agreement or other obligation of the Parent or Sub contained in this Agreement or in any other Transaction Document.

         Section 11.04 Limitations on Liability.

         (a) Certain Limitations. Notwithstanding any contrary provision in this
Article XI:

         (i) Time Bar on Claims. No Indemnitee will be entitled to any recovery from any Indemnitor unless a Notice of Claim has been given on or before the expiration of time period for survival set forth in Section 11.01.

         (ii) Insurance Recoveries. Damages to any party indemnified hereunder will be decreased by insurance proceeds or payments from any other responsible parties actually received by such party (after deducting costs and expenses incurred in connection with recovery of such proceeds) and will be increased to take account of any net tax cost incurred by the Indemnitee arising from the receipt of indemnity payments hereunder (grossed up for such increase) and will be decreased to take into account any net tax benefit realized by the Indemnitee arising from the incurrence or payment of any such Damages.

         (iii) Claim Threshold. An Indemnitee shall not be entitled to make any Claim for indemnification under Section 11.02(a) or 11.03(a) until the aggregate amount of all Claims for indemnification by such Indemnitee exceeds $1,000,000 (the "Claim Threshold"); provided, that after the Claim Threshold is exceeded, the Indemnitee shall be entitled to recover the full amount of Damages and not just the amount in excess of the Claim Threshold.

         (iv) Tax Adjustment. Any indemnity payment made pursuant to this Agreement will be treated as an adjustment to the Merger Consideration for tax purposes unless a determination (as defined in Section 1313 of the Code) with respect to the Indemnitee causes any such payment not to constitute an adjustment to the Merger Consideration for Federal income tax purposes.

         (v) Maximum Liability of Stockholders Other than InSight Stockholders. The Parent and other members of the Parent Group shall not be entitled to recover from any Stockholder that is not an InSight Stockholder for any Indemnity Claim pursuant to Section 11.02(a) of this Agreement any monetary amount in respect of Damages:

              (A) except in the case of any Indemnity Amount Payable arising from any Designated Claim or any Special Basket Claim, for any monetary amount in excess of (1) the sum of (x) the value of the shares of Conexant Stock subject to the Holdback, based on the Closing Market Price at any time, plus (y) 10% of the value of all shares of Conexant Stock actually delivered to such Stockholder as an Earn-Out Amount, based on the Closing Market Price on each Earn-Out Payment


                                     A-1-68

         Date on which any Earn-Out Amount is distributed, reduced by (2) the aggregate amount of all other Indemnity Amounts Payable actually paid by or on behalf of such Stockholder.

              (B) in the case of any Indemnity Amount Payable arising from any Designated Claim, for any monetary amount in excess of (1) the aggregate amount of consideration actually paid to such Stockholder hereunder, including the Merger Consideration, any Indemnification Release Amount and any Earn-Out Amount reduced by (2) the aggregate amount of all other Indemnity Amounts Payable actually paid by or on behalf of such Stockholder.

              (C) in the case of any Indemnity Amount Payable arising from any Special Basket Claim for any monetary amount in excess of (1) 20% of the aggregate amount of consideration actually paid to such Stockholder hereunder, including the Merger Consideration, any Indemnification Release Amount and any Earn-Out Amount, reduced by (2) the aggregate amount of all other Indemnity Amounts Payable actually paid by or on behalf of such Stockholders.

For purposes of this Section 11.04(a)(v), any reference to the consideration actually paid to any Stockholder shall be the dollar amount equal to the sum of:

              (i) the product of (x) the Merger Consideration and (y) the Closing Market Price as of the Closing Date and (z) the Stockholder Ratio of such Stockholder; plus

              (ii) the sum, for each Earn-Out Payment Date, of the product of
         (x) the Final Earn-Out Share Number, Interim Earn-Out Share Number or Partial Earn-Out Share Number for that Earn-Out Payment Date and (y) the Closing Market Price on each such Earn-Out Payment Date and (z) the Stockholder Ratio of such Stockholder; plus

              (iii) the sum, for each Indemnification Release Payment Date, of the product of (x) the Indemnification Release Amount for such Indemnification Release Payment Date and (y) the Closing Market Price on each such Indemnification Release Payment Date and (z) the Stockholder Ratio of such Stockholder.

         (vi) Maximum Liability of InSight Stockholders. The Parent and other members of the Parent Group shall not be entitled to recover from any InSight Stockholder for any Indemnity Claim pursuant to Section 11.02(a) of this Agreement any monetary amount in respect of Damages:


                                     A-1-69

              (A) except in the case of any Indemnity Amount Payable arising from any Designated Claim, for any monetary amount in excess of (1) the sum of (x) the value of the property held subject to the Escrow Agreement at any time, plus (y) 20% of the value of all shares of Conexant Stock actually delivered to such Stockholder as an Earn-Out Amount, based on the Closing Market Price on each Earn-Out Payment Date on which any Earn-Out Amount is distributed, reduced by (2) the aggregate amount of all other Indemnity Amounts Payable arising from all other Indemnity Claims which are not Designated Claims actually paid by or on behalf of such Stockholder.

              (B) in the case of any Indemnity Amount Payable arising from any Designated Claim, for any monetary amount in excess of (1) the aggregate amount of consideration actually paid to such Stockholder hereunder, including the Merger Consideration, any Indemnification Release Amount and any Earn-Out Amount reduced by (2) the aggregate amount of all other Indemnity Amounts Payable actually paid by or on behalf of such Stockholder.

For purposes of this Section 11.04(a)(vi), any reference to the consideration actually paid to any Stockholder shall be the dollar amount equal to the sum of:

              (i) the product of (x) the Merger Consideration and (y) the Closing Market Price as of the Closing Date and (z) the Stockholder Ratio of such Stockholder; plus

              (ii) the sum, for each Earn-Out Payment Date, of the product of
         (x) the Final Earn-Out Share Number, Interim Earn-Out Share Number or Partial Earn-Out Share Number for that Earn-Out Payment Date and (y) the Closing Market Price on each such Earn-Out Payment Date and (z) the Stockholder Ratio of such Stockholder; plus

              (iii) the sum, for each Indemnification Release Payment Date, of the product of (x) the Indemnification Release Amount for such Indemnification Release Payment Date and (y) the Closing Market Price on each such Indemnification Release Payment Date and (z) the Stockholder Ratio of such Stockholder.

         (vii) Other Limitations on Liability of Insight Stockholders. The Parent and other members of the Parent Group shall not be entitled to recover from any Insight Stockholder any monetary amount in respect of Damages:

                   (A) for any breach of the representations and warranties in the third and fourth sentences of Section 3.02 of this Agreement (relating to title to shares


                                     A-1-70
         of Preferred Stock and Common Stock) of any person other than an InSight Stockholder.

                   (B) except in the case of any Designated Claim related to a breach by that or another Insight Stockholder of any representation or warranty in its Letter of Transmittal, any amount for Indemnity Claims pursuant to Section 11.02(a) of this Agreement in excess of the product of (x) the Insight Share Percentage and (y) the Indemnity Amount Payable; provided, however, that (1) nothing in this Section shall require that the Parent or any other members of the Parent Group recover or take action of any kind to recover any portion of such Indemnity Amount Payable from any other Stockholder or the Company and
         (2) no Insight Stockholder shall take any action to recover (by contribution, cross claim or otherwise) from any other Stockholder or the Company any portion of any amount paid by any Insight Stockholder hereunder, until such time, if any, as the Parent and other members of the Parent Group have received final payment, in money, of the full amount of such Indemnity Amount Payable from other Stockholders or the Company or shall have waived in writing their rights under this Section.

                   (C) any amount for Indemnity Claims pursuant to Section 11.02(b) of this Agreement in the case of any Indemnity Amount Payable arising from any breach of any covenant, agreement or other obligation to be performed or paid after the Closing by the Company or any Stockholder that is not an Insight Stockholder.

         (viii) Limit on Consequential Damages. Neither any Stockholder nor Parent shall have any obligation to indemnify any Indemnitee pursuant to this Agreement against such Indemnitee's own consequential damages arising out of a breach by any member of the Seller Group or by Buyer of its representations and warranties in this Agreement. Nothing in this Section shall prevent any Indemnitee from being indemnified for all components of Third Party Claims against such Indemnitee, including consequential damages of such third parties.

         (ix) Holdback and Escrow Exclusive Remedies. Except for Indemnity Claims arising under (x) Section 11.02(a) in respect of any Designated Claim or any Special Basket Claim, and (y) Section 11.02(b), the exclusive remedies of the Parent against the Stockholders after the Closing for Indemnity Claims made under this Agreement shall be to reduce the number of shares or not issue shares of the Conexant Stock representing the Holdback as provided in Section 2.11 and/or (2) to set off against and reduce the number of shares or not issue shares of Conexant Stock representing any Final, Interim or Partial Earn-Out Share Number otherwise payable pursuant to Section 2.09 and/or (3) in the case of any InSight Stockholder, to recover amounts held subject to the Escrow Agreement. However, nothing in this Section shall limit any right or remedy the Parent may have under applicable Law or otherwise in respect of any claim


                                     A-1-71
that might otherwise result in an Indemnity Claim under this Agreement, and all such rights and remedies shall be cumulative.

         Section 11.05 Procedure for Third Party Claims.

         (a) Promptly after receipt by an Indemnitee of notice of the commencement of any Action by a third party (a "Third Party Claim") with respect to any matter for which indemnification is or may be owing pursuant to Section
11.02 or 11.03 hereof, the Indemnitee will give notice thereof to the Indemnitor, provided, however, that the failure of the Indemnitee to notify the Indemnitor will not relieve the Indemnitor of any of its obligations hereunder, except to the extent that the Indemnitor demonstrates that the defense of such Third Party Claim has been actually prejudiced by the Indemnitee's failure to give such notice.

         (b) If any Action referred to in Section 11.05(a) is brought against an Indemnitee and it gives notice to the Indemnitor of the commencement of such Action, the Indemnitor will, unless the subject of the Action relates to Taxes, be entitled to participate in such Action, and (unless (x) the Indemnitor is also a party to such Action and the Indemnitee determines in good faith that joint representation would be inappropriate upon the advice of outside counsel, that a conflict of interest exists between the Indemnitee and the Indemnitor with respect to such Action, or (y) the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to defend such Action and provide indemnification with respect to such Action) may assume the defense of such Action with counsel satisfactory to the Indemnitee and, after notice from the Indemnitor to the Indemnitee of its election to assume the defense of such Action, the Indemnitor will not, as long as it diligently conducts such defense, be liable to the Indemnitee under this Section 11 for any fees of other counsel with respect to the defense of such Action, in each case subsequently incurred by the Indemnitee in connection with the defense of such Action.

         (c) If the Indemnitor assumes the defense of an Action, (x) it will be conclusively established for purposes of this Agreement that the claims made in that Action are within the scope of and subject to indemnification; (y) no compromise or settlement of such claims or Action may be effected by the Indemnitor without the Indemnitee's consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on, or provide, grounds for the basis of, any other claims that may be made against the Indemnitee, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnitor; and (z) the Indemnitee will have no Liability with respect to any compromise or settlement of such claims or Action effected without Indemnitee's consent. Notwithstanding the assumption by the Indemnitor of the defense of any Claim or Action, the Indemnitee will be permitted to join in such defense and to employ counsel at its own expense. If notice pursuant to Section 11.05(a) is given to an Indemnitee of the commencement of any Action and the Indemnitor does not, within ten days after such Indemnitee's notice is given, give notice to the Indemnitee of its election to assume the defense of such Action, the Indemnitor will be bound by


                                     A-1-72
any determination made in such Action or any compromise or settlement effected by the Indemnitee.

         (d) Notwithstanding the foregoing, if the Indemnitee determines in good faith that there is a reasonable probability that an Action may adversely affect it or its Affiliates other than as a result of monetary Damages for which it would be entitled to indemnification under this Agreement, the Indemnitee may, by notice to the Indemnitor, assume the exclusive right to defend, compromise or settle such Action, but the Indemnitor will not be bound by any determination of an Action so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

         (e) Indemnitor and Indemnitee agree to provide each other with reasonable access during regular business hours to the properties, Books and Records and Representatives of the other, as reasonably necessary in connection with the preparation for an existing or anticipated Action involving a Third Party Claim and its obligations with respect thereto pursuant to this Article XI.

         Section 11.06 Indemnification Procedures. The following procedures shall apply to any claim for indemnification by the Parent Group or the Seller
Group:

         (a) Notice of Claim. A Notice of Claim shall be given as soon as practicable, but in no event later than thirty days, after the Indemnitee determines that it is or may be entitled to indemnification pursuant to this Agreement as follows:

              (i) in the case of any Indemnity Claim by the Parent, to the Sellers' Representative as set forth on the signature pages of this Agreement (or such other address as the Sellers' Representative may direct in a written notice to the Parent given in accordance with
         Section 12.02). The Sellers' Representative shall be the Indemnifying Party solely for purposes of the procedures in this Section, and no liability in respect of any Indemnity Claim shall be contested, settled, admitted, litigated or otherwise dealt with by or on behalf of the Stockholders by any person other than the Sellers' Representative, but any Indemnity Amount Payable hereunder shall be the joint and several liability of the Stockholders (or, prior to the Closing, the Company) as provided in the other Sections of this Agreement, and not the exclusive liability of the Sellers' Representative.

              (ii) in the case of any claim by any Stockholder or the Company against the Parent, by the Sellers' Representative to the Parent at the address and in the manner provided in Section 12.02. The Parent shall be the Indemnifying Party for purposes of the procedures in this Section and any Indemnity Amount Payable hereunder as to each claim by any Stockholder.


                                       A-1-73

         (b) Dispute Notice. If the Indemnifying Party disputes (x) its obligation to indemnify the Indemnitee in respect of any claim set forth in a Notice of Claim, or (y) the Indemnity Claim Amount set forth in a Notice of Claim, a Dispute Notice shall be given as soon as practicable, but in no event later than 30 days, after the Notice of Claim is given, as follows:

                   (i) in the case of any Indemnity Claim by the Parent, a
              Dispute Notice may be given only by the Sellers' Representative, and if given, shall be sent by the Sellers' Representative to the Parent at the address and in the manner provided in Section 12.02.

                   (ii) in the case of any claim by any Stockholder or the
              Company against the Parent, a Dispute Notice may be given by the Parent, and if given, shall be sent by the Parent to the Sellers' Representative at the address and in the manner provided in
              Section 12.02.

              (A) If no Dispute Notice is given within such 30 day period, the validity of the claim for indemnification and the Indemnity Claim Amount, each as set forth in the Notice of Claim, shall be deemed to be agreed, effective on the first day following such 30 day period, and the Indemnity Claim Amount set forth in the Notice of Claim shall immediately be an Indemnity Amount Payable of the relevant Indemnifying Party.

              (B) If a Dispute Notice is given within such 30 day period, then:

                   (1) The portion, if any, of the Indemnity Claim Amount which is not disputed in the Dispute Notice shall immediately be an Indemnity Amount Payable of the relevant Indemnifying Party.

                   (2) The Indemnifying Party and the Indemnitee shall negotiate in good faith to settle the dispute, and the portion, if any, of the Indemnity Claim Amount which the Indemnifying Party and the Indemnitee agree in writing is payable shall immediately be an Indemnity Amount Payable of the relevant Indemnifying Party.

                   (3) If the Indemnifying Party and the Indemnitee are unable to resolve any portion of the Indemnity Claim Amount within four months following the date the Dispute Notice is given, either the Indemnifying Party or the Indemnitee may initiate legal proceedings in the courts specified in Section 12.03 of this Agreement to obtain judicial resolution of the dispute.

                   (4) If neither the Indemnifying Party nor the Indemnitee
              initiates legal proceedings in respect of the dispute within twelve months following the date the Dispute Notice is given, the portion of the Indemnity Claim Amount which is disputed shall not be an Indemnity Amount Payable, and the Indemnitee shall have no further right, under this Agreement, to seek to recover such amount from


                                       A-1-74
              the Indemnifying Party or to withhold such amount from any payment otherwise required pursuant to Section 2.09 or Section 2.11.

                   (5) If the Indemnifying Party or the Indemnitee initiates
              legal proceedings within the twelve month period specified in
              Section 11.06(b)(ii)(4), the amount, if any, determined in a Final Order as payable by the Indemnifying Party shall be an Indemnity Amount Payable of the relevant Indemnifying Party as of the date of such Final Order.

         (c) Payments of Indemnity Amounts Payable by the Parent. Subject to the limitations in Section 11.04, the Parent shall pay to each relevant Indemnitee any Indemnity Amount Payable by the Parent, by wire transfer of immediately available dollars (or as otherwise directed pursuant to any Final Order or as otherwise agreed by the Indemnitee and the Indemnifying Party), promptly and in no event later than ten Business Days after such Indemnity Amount Payable is established in accordance with this Agreement.

         (d) Payments of Indemnity Amounts Payable by Stockholders. Subject to the limitations in Section 11.04, the Stockholders shall pay to the Parent any Indemnity Amount Payable by the Stockholders as follows:

              (i) Prior to the Holdback Release Date, each Indemnifying Party who is a Stockholder shall pay to the Parent any Indemnity Amount Payable by such Indemnifying Party, by wire transfer of immediately available dollars (or as otherwise directed pursuant to any Final Order or as otherwise agreed by the Indemnitee and the Indemnifying Party), promptly and in no event later than ten Business Days after such Indemnity Amount Payable is established in accordance with this Agreement, to the extent, but only to the extent, that, as of the date any payment is due, the sum of (1) such Indemnity Amount Payable plus
         (2) the aggregate amount of all other Indemnity Amounts Payable of all Stockholders which have not been paid, in each case, as of the date any such payment is due, exceeds (x) in the case of any InSight Stockholder, the value of the property held subject to the Escrow Agreement or (y) in the case of any other Stockholder, the Holdback.

              (ii) After the Holdback Release Date, each Indemnifying Party who is a Stockholder shall pay to the Parent any Indemnity Amount Payable by such Indemnifying Party, by wire transfer of immediately available dollars (or as otherwise directed pursuant to any Final Order or as otherwise agreed by the Indemnitee and the Indemnifying Party), promptly and in no event later than ten Business Days after such Indemnity Amount Payable is established in accordance with this Agreement, except that no such payment shall be required to the extent, but only to the extent that (1) such Indemnity Amount Payable was an Indemnity Claim Amount that was disputed as of the Holdback Release Date and (2) such Indemnity Claim Amount has not been paid to the Stockholders as a


                                       A-1-75

         Resolved Claim Amount pursuant to Section 2.11(c) or, in the case of any InSight Stockholder, the Escrow Agreement.

              (e) Payments of Indemnity Amounts Payable by the Company. Subject to the limitations in Section 11.04, the Company shall pay to each relevant Indemnitee any Indemnity Amount Payable by the Company, by wire transfer of immediately available dollars (or as otherwise directed pursuant to any Final Order or as otherwise agreed by the Indemnitee and the Indemnifying Party), promptly and in no event later than ten Business Days after such Indemnity Amount Payable is established in accordance with this Agreement.

         Section 11.07 Right to Indemnification Not Affected by Knowledge or Waiver. The right to indemnification, payment of Damages or other remedy based upon breach of representations, warranties, covenants, agreements or obligations will not be affected by any investigation conducted with respect to, or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation.

                                   ARTICLE XII

                            MISCELLANEOUS PROVISIONS

         Section 12.01 Expenses. (a) Subject to the provisions of Sections 2.08, 10.02(b) and 12.01(b), each of the parties hereto will pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the Transaction, including fees and expenses of its own Representatives.

         (b) If an Action is brought by a party to this Agreement for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party will be entitled to recover legal fees and costs incurred in that Action in addition to any other relief to which it may be entitled.

         Section 12.02 Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written or electronic confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided, that a copy is mailed by certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):


                                       A-1-76

                  (a)      If to the Company:

                           Harris & Jeffries, Inc.
                           888 Washington Street
                           Dedham, Massachusetts 02026

                           Attention:          Mr. Deepak Shahane
                           Facsimile No.:      (781) 329-4148

                  with a copy to:

                           Shapiro, Israel & Weiner P.C.
                           100 North Washington Street
                           Boston, Massachusetts 02114

                           Attention:          Edward A. Shapiro, Esq.
                           Facsimile No.:      (617) 742-2355

                  (b)      If to the Parent or Sub:

                           Conexant Systems, Inc.
                           4311 Jamboree Road
                           Newport Beach, California  92660

                           Attention:    Dennis E. O'Reilly, Esq.
                                         Senior Vice President, General Counsel
                                         and Secretary
                           Facsimile No.:    (949) 483-6388
                           Re:  Conexant/NetPlane Acquisition Agreement

                  with a copy to:

                           Chadbourne & Parke LLP
                           30 Rockefeller Plaza
                           New York, NY  10112

                           Attention:          Peter R. Kolyer, Esq.
                           Facsimile No.:      (212) 541-5369
                           Re:  Conexant/NetPlane Acquisition Agreement

                  (c)      If to the Sellers' Representative:

                           InSight Capital Partners II, L.P.
                           527 Madison Avenue, 10th Floor
                           New York, New York 10022


                                       A-1-77

                           Telephone: (212) 230-9200
                           Fax:  (212) 230-9272
                           Attn: Jeffrey Horing

         Section 12.03 Jurisdiction; Service of Process. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the (a) Court of Chancery in and for the State of Delaware and the Superior Court in and for the State of Delaware and (b) the United States District Court for the District of Delaware, for any actions, suits or proceedings arising out of or relating to this Agreement, the Transaction Documents and the Transaction (and agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 12.02 will be effective service of process for any action, suit or proceeding brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, the Transaction Documents or the Transaction in the courts of the State of Delaware or the United States of America located in Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         Section 12.04 Governing Law. This Agreement will be construed in accordance with and governed by the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such State without regard to conflicts of laws principles thereof.

         Section 12.05 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Law, (a) no Claim or right arising out of this Agreement or the Transaction Documents can be discharged by one party, in whole or in part, by a waiver or renunciation of the Claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given and will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure or noncompliance; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the Transaction Documents.

         Section 12.06 Entire Agreement and Modification. This Agreement, the Transaction Documents and the Confidentiality Agreement constitute a complete and exclusive statement of the terms of the agreement between the parties with respect to the subject matter


                                       A-1-78
contained herein and therein and supersede all prior agreements between the parties (including the Letter of Intent between the Parent and the Company dated May 23, 2000).

         Section 12.07 No Oral Modification. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment. Any attempted amendment in violation of this Section 12.07 will be void ab initio.

         Section 12.08 Assignments, Successors and No Third-Party Beneficiaries. No party may assign any of its rights under this Agreement or any Transaction Document without the prior written consent of the other parties to this Agreement; provided, however, that the Parent may assign this Agreement to an Affiliate of the Parent without the prior written consent of any other party and provided further, that no assignment will limit or affect the assignor's obligations hereunder. Subject to the preceding sentence, this Agreement and the Transaction Documents will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement or the Transaction Documents will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or the Transaction Documents or any provision of this Agreement or the Transaction Documents, except that members of the Parent Group and the Seller Group will be entitled to the rights set forth in Article XI hereof. Subject to the preceding sentence, this Agreement and the Transaction Documents and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

         Section 12.09 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         Section 12.10 Exhibits and Schedules. Disclosure of any item in any section of or on any schedule to this Agreement will not constitute disclosure of such item in any other section of or on any other schedule to this Agreement, whether or not the existence of the item or its contents should be or is relevant to any other section of or schedule to this Agreement, unless an explicit cross-reference thereto appears in such other section or schedule.

         Section 12.11 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are or are to be thereby aggrieved will have the right of specific performance and injunctive relief giving effect to its or their rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies will be cumulative. The parties agree that any such breach or threatened breach would cause irreparable injury, that the remedies at law for any such breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for


                                       A-1-79
specific performance that a remedy at Law would be adequate is waived. The parties further agree that any requirement under any Law to post security as a prerequisite to obtaining equitable relief is hereby waived.

         Section 12.12 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which together will be deemed to constitute one and the same agreement.


                                       A-1-80

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first written above.

                                           CONEXANT SYSTEMS, INC.

                                           By: /s/ Raouf Y. Halim
                                              ----------------------------
                                           Name:   Raouf Y. Halim
                                           Title:  Senior Vice President and
                                                   General Manager, Network
                                                   Access Division


                                           H&J ACQUISITION SUB, INC.

                                           By: /s/ Raouf Y. Halim
                                              ----------------------------
                                           Name:   Raouf Y. Halim
                                           Title:  Vice President


                                           HARRIS & JEFFRIES, INC.

                                           By: /s/ Deepak Shahane
                                              ----------------------------
                                           Name:   Deepak Shahane
                                           Title:  President and Chief
                                                   Executive Officer

                                           By: /s/ David S. Jeffries
                                              ----------------------------
                                           Name:   David S. Jeffries
                                           Title:  Treasurer

[CORPORATE SEAL]


                                       A-1-81

                                                                 Appendix A-2

                                 FIRST AMENDMENT
                                       OF
                          AGREEMENT AND PLAN OF MERGER


         This Agreement is made and entered into as of August 28, 2000, by and among Conexant Systems, Inc., a Delaware corporation (the "Parent"), H&J Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Parent (the "Sub") and Harris & Jeffries, Inc., a Massachusetts corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the Parent, Sub and Company entered into an Agreement and Plan of Merger dated as of July 19, 2000 (the "Merger Agreement").

         WHEREAS, the Parent, Sub and Company desire to amend the Merger Agreement as provided in this Agreement.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS


         Section 1.01 Defined Terms. For purposes of this Agreement, terms defined in the preamble and recitals shall have the meanings set forth therein, and capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in the Merger Agreement, after giving effect to any amendment thereof set forth in this Agreement.

         Section 1.02 Rules of Interpretation. The rules of interpretation and other provisions in Section 1.01 of the Merger Agreement shall apply to this Agreement, after giving effect to any amendment thereof set forth in this Agreement.



                                     A-2-1

                                   ARTICLE II

                                   AMENDMENTS


         Section 2.01 Definitions. Section 1.01(a) of the Merger Agreement is amended by (x) adding in the appropriate alphabetical order the defined terms set forth below which are not in the Merger Agreement prior to giving effect to this Agreement, and (y) replacing with the defined terms set forth below any similar terms in the Merger Agreement prior to giving effect to this Agreement.

         "Actual Preferred Share Amount" means, with respect to each Preferred Stockholder, the product of (1) the Closing Market Price for the Closing Date and (2) the Relevant Share Number.

         "Additional Consideration Condition" means that each of the following conditions exists:

          (1) the Charter Amendment is in full force and effect immediately prior to the Effective Time in accordance with the MBCL; and

          (2) the Target Preferred Share Amount exceeds the Actual Preferred Share Amount.

         "Additional Preferred Stock Consideration" means an amount, payable in United States dollars, equal to the amount by which (x) the sum of the Target Preferred Share Amounts for all Preferred Stockholders exceeds (y) the sum of the Actual Preferred Share Amounts for all Preferred Stockholders, except that the Additional Preferred Stock Consideration shall in no event exceed the Maximum Amount.

         "Charter Amendment" means the amendment of Article IV, Part A, of the Restated Articles of Organization of the Company in the form annexed as Exhibit A of this Agreement.

         "Escrow Shares" means that number of fully paid, nonassessable shares of Conexant Stock equal to the product of (x) 200,900 and (y) the Insight Share Percentage.

         "Fully Diluted Share Number" means the sum of (a) the product of (i) the Preferred Stock Conversion Number and (ii) the number of shares of Preferred Stock issued and outstanding on the Closing Date immediately prior to the Merger; (b) the number of shares of Common Stock issued and outstanding on the Closing Date immediately prior to the Merger; and (c) the number of shares of Common Stock issuable, with or without the passage of time or satisfaction of other conditions, upon the exercise of all Company Options issued and outstanding on the Closing Date immediately prior to the Merger, except that for purposes of Section 2.09 and any computation of the

                                     A-2-2

Stockholder Ratio thereunder, there shall be excluded from the Fully-Diluted Share Number the Unvested Share Number.

         "Holdback" means that number of fully paid, nonassessable shares of Conexant Stock equal to the excess of (x) 200,900 over (y) the Escrow Shares.

         "Insight Share Percentage" means the amount, expressed as a percentage, equal to the fraction (a) the numerator of which is the product of (i) the Preferred Stock Conversion Number and (ii) the number of shares of Preferred Stock held by all Insight Stockholders on the Closing Date (after giving effect to the exercise of the Company Warrants held by such Insight Stockholders, as provided in Section 9.09), and (b) the denominator of which is the Fully Diluted Share Number.

         "Maximum Amount" means an amount equal to the lesser of (x) the product of (1) $4.00 per share of Preferred Stock and (2) the total number of shares of Preferred Stock issued and outstanding immediately prior to the Effective Time, after giving effect to the exercise of the Company Warrants as provided in
Section 9.09 and (y) the excess of:

          (1) the product of (x) 0.199 and (y) the product of (A) the Closing Market Price for the Closing Date and (B) that number of shares of Conexant Stock that is equal to the aggregate Merger Consideration exchanged for shares of Common Stock and Preferred Stock under this Agreement; over


          (2) the sum of all amounts of money and the fair market value of all property distributed in respect of shareholders of the Company or exchanged for Common Stock or Preferred Stock in connection with the Merger or this Agreement that (A) represent fees and disbursements of counsel for shareholders of the Company and payments in respect of Dissenting Shares, and (B) would be characterized as "boot" under Section 356 of the Code.

         "Merger Consideration" means 1,808,100 fully paid, nonassessable shares of Conexant Stock (as such number may be adjusted pursuant to Section 1.01(d) and (e)).

         "Option Conversion Ratio" means:

          (1) except as provided in clause (2) below when the Preferred Stock Participation Trigger Event has occurred, the Merger Consideration, divided by the Fully Diluted Share Number; or


          (2) if but only if the Preferred Stock Participation Trigger Event has occurred, the excess, if any, of:


                                     A-2-3

          (a) the Merger Consideration, divided by the Fully Diluted Share Number; over

          (b) the Preferred Stock Participation, divided by the Fully Diluted Share Number.

         "Per Share Additional Preferred Stock Consideration" means the Additional Preferred Stock Consideration divided by the total number of shares of Preferred Stock issued and outstanding immediately prior to the Effective Time, after giving effect to the exercise of the Company Warrants as provided in
Section 9.09.

         "Per Share Common Stock Consideration" means that number of fully paid non-assessable shares of Conexant Stock equal to:

          (1) except as provided in clause (2) below when the Preferred Stock Participation Trigger Event has occurred, the Merger Consideration, divided by the Fully Diluted Share Number; or

          (2) if but only if the Preferred Stock Participation Trigger Event has occurred, the excess, if any, of:

          (a) the Merger Consideration, divided by the Fully Diluted Share Number; over

          (b) the Preferred Stock Participation, divided by the Fully Diluted Share Number.

         "Per Share Preferred Stock Consideration" means that number of fully paid non-assessable shares of Conexant Stock equal to:

          (1) except as provided in clause (2) below when the Preferred Stock Participation Trigger Event has occurred, the product of (x) the Preferred Stock Conversion Number and (y) the Merger Consideration, divided by the Fully Diluted Share Number; or

          (2) if but only if the Preferred Stock Participation Trigger Event has occurred, the sum of:

          (a) the product of (x) the Preferred Stock Conversion Number and (y) the Per Share Common Stock Consideration; plus

          (b) the Preferred Stock Participation divided by the total number of shares of Preferred Stock issued and outstanding immediately prior to the

                                     A-2-4

               Effective Time, after giving effect to the exercise of the Company Warrants as provided in Section 9.09.

         "Per Share Preferred Stock Participation Amount" means the lesser of
(1) $4.00 per share of Preferred Stock and (2) excess, if any, of (x) $14.00 per share of Preferred Stock, over (y) the fraction the numerator of which is the product of (A) the Per Share Preferred Stock Consideration (computed as if clause (1) of the definition of that term were applicable) and (B) the Closing Market Price for the Closing Date, and the denominator of which is 0.9, except that if the Per Share Preferred Stock Consideration (computed as if clause (1) of the definition of that term were applicable) equals or exceeds $14.00 per share of Preferred Stock, the Per Share Preferred Stock Participation Amount shall be $0.

         "Preferred Stockholder" means any person that holds Preferred Stock immediately prior to the Effective Time.

         "Preferred Stock Conversion Number" means (1) except as otherwise provided in clause (2) of this definition, 2.7884 and (2) if Company Options for an additional 1,066,797 shares of Common Stock of the Company are granted as contemplated by Schedule 5.02, 3.02635.

         "Preferred Stock Participation" means that number of fully paid non-assessable shares of Conexant Stock as shall have a value (based on the Closing Market Price for the Closing Date) equal to the product of (x) the Per Share Preferred Stock Participation Amount and (y) the total number of shares of Preferred Stock issued and outstanding immediately prior to the Effective Time, after giving effect to the exercise of the Company Warrants as provided in
Section 9.09.

         "Preferred Stock Participation Trigger Event" means that immediately prior to the Effective Time both:

          (1) the Closing Market Price for the Closing Date is less than (a) except as otherwise provided in clause (b) of this definition, $37.13 per share of Conexant Stock and (b) if Company Options for an additional 1,066,797 shares of Common Stock of the Company are granted as contemplated by Schedule 5.02, $37.50 per share of Conexant Stock; and

          (2)  the Additional Consideration Condition does not exist.

         "Relevant Share Number" shall mean, with respect to each Preferred Stockholder, the sum of (x) the number of shares of Conexant Stock which that Preferred Stockholder would receive as Merger Consideration and (y) the number of shares of Conexant Stock which are that Preferred Stockholder's interest in the Escrow Shares, in

                                     A-2-5
each case determined (1) after giving effect to the Charter Amendment and (2) on the basis that each share of Preferred Stock is convertible into Common Stock under a conversion ratio that is (A) 2.7884 shares of Common Stock for each share of Preferred Stock if no new Company Options are granted after the date of this Agreement and prior to the Effective Time, and (B) not greater that 3.02635 shares of Common Stock for each share of Preferred Stock if new Company Options are granted after the date of this Agreement and prior to the Effective Time.

         "Stockholder Ratio" means (a) with respect to any holder of Common Stock, the fraction the numerator of which is the aggregate number of shares of Common Stock held by such Stockholder immediately prior to the Closing and the denominator of which is the Fully Diluted Share Number, (b) with respect to any holder of Preferred Stock, the fraction the numerator of which is the product of
(i) the Preferred Stock Conversion Number and (ii) the aggregate number of shares of Preferred Stock held by such Stockholder immediately prior to the Closing and the denominator of which is the Fully Diluted Share Number; and (c) with respect to any Option Holder, the fraction the numerator of which is the aggregate number of shares of Common Stock for which the aggregate number of Company Options held by such Option Holder (whether or not vested or subject to other contingencies) are exercisable and the denominator of which is the Fully Diluted Share Number, except that (1) for purposes of Section 2.09, there shall be excluded the Unvested Share Number, and (2) for purposes of Section 2.11, there shall be excluded the amounts referred to in clause (b) above.

         "Target Preferred Share Amount" shall mean, in respect of each Preferred Stockholder, the product of (1) the Relevant Share Number and (2) either (a) $37.13, except as otherwise provided in clause (b) of this definition, or (b) $37.50, if Company Options for an additional 1,066,797 shares of Common Stock of the Company are granted as contemplated by Schedule 5.02.

         Section 2.02 References to the Merger Agreement. Any reference in the Merger Agreement, any Transaction Document, any Schedule or Exhibit to the Merger Agreement and any certificate or other instrument to be delivered pursuant to any of the foregoing to "this Agreement" or "the Merger Agreement" or words of similar import shall mean the Merger Agreement after giving effect to this Agreement for all purposes after the effective date of this Agreement.

         Section 2.03 Certain Adjustments. Section 1.01 of the Merger Agreement is amended by adding at the end thereof a new paragraph (e) which reads in its entirety as follows:

               (e) The number of shares of Conexant Stock that is Merger Consideration shall be reduced as follows:


                                     A-2-6

               (i) If any Company Warrant is exercised other than by the payment in full to the Company of an amount of money equal to the exercise price for the number of shares of Preferred Stock subject to such exercise ("Cash-less Exercise"), the Merger Consideration shall be reduced by that number of fully paid non-assessable shares of Conexant Stock equal to the fraction the numerator of which is the aggregate exercise price (as stated in the Company Warrants and as adjusted in accordance with the terms of the Company Warrants) for all shares of Preferred Stock that are issued by the Company pursuant to such Cash-less Exercise, and the denominator of which is the Closing Market Price for the Closing Date.

               (ii) If there are any Dissenting Shares, the Merger Consideration shall be reduced by that number of fully paid non-assessable shares of Conexant Stock equal to the Per Share Common Stock Consideration that otherwise would be delivered in respect of each such Dissenting Share.


         Section 2.04 Effect on Company Securities. (a) Section 2.05(a) of the Merger Agreement is amended to read in its entirety as follows:

               (a) Cancellation of Treasury Stock and Subsidiary Owned Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of capital stock of the Company or any shares of capital stock of Sub, each share of Common Stock or Preferred Stock issued and outstanding immediately prior to the Effective Time and (i) held in the treasury of the Company or (ii) owned by any direct or indirect Subsidiary of the Company shall cease to be outstanding, shall be canceled and retired without any conversion thereof and without payment of any consideration therefor and shall cease to exist.


         (b) Section 2.05(b)(i) of the Merger Agreement is amended to read in its entirety as follows:

               (b) Conversion of Common Stock. (i) At the Effective Time, by virtue of the Merger and without any action on the part of the holders of Common Stock of the Company or any shares of capital stock of Sub, subject to Section 2.06, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock being canceled pursuant to Section 2.05(a)), shall be converted into the right to receive for each share of Common Stock the Per Share Common Stock Consideration, upon surrender of the certificate

                                     A-2-7
          which immediately prior to the Effective Time represented such share in accordance with Section 2.06.

         (c) Section 2.05(c)(i) of the Merger Agreement is amended to read in its entirety as follows:

               (c) Conversion of Preferred Stock. (i) At the Effective Time, by virtue of the Merger and without any action on the part of the holders of Preferred Stock of the Company or any shares of capital stock of Sub, subject to Section 2.06, each share of Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares of Preferred Stock being canceled pursuant to Section 2.05(a)) shall be converted into the right to receive for each share of Preferred Stock (x) the Per Share Preferred Stock Consideration, plus (y) if (but only if) the Additional Consideration Condition exists, the Per Share Additional Preferred Stock Consideration, upon surrender of the certificate which immediately prior to the Effective Time represented such share in accordance with Section 2.06.

         (d) Section 2.05(d) of the Merger Agreement is amended to read in its entirety as follows:

               (d) Conversion of Company Options. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Company Option issued and outstanding immediately prior to the Effective Time shall be converted into and be deemed to be, without the need for amendment or modification to any Contract under which such Company Options have been granted, a Conexant Option to purchase that whole number of shares of Conexant Stock issuable upon exercise of such Company Option (whether or not then vested) immediately prior to the Effective Time, multiplied by the Conversion Ratio, rounded down to the nearest whole share. The per share exercise price of each Conexant Option into which a Company Option has been converted shall be equal to the quotient of the per share exercise price of the Company Option immediately prior to the Effective Time, divided by the Conversion Ratio, rounded up to the nearest whole cent. Notwithstanding the foregoing, in no event will the per share exercise price of each Conexant Option be less than $1.00. Until such time as a registration statement on Form S-8 or Form S-4 under the Securities Act is declared effective, no Option Holder shall have a right to exercise or transfer the Conexant Options.

         Section 2.05 Exchange Procedures. Section 2.06 of the Merger Agreement is amended to read in its entirety as follows:


                                     A-2-8

         Section 2.06 Exchange of Certificates.

               (a) Exchange Agent. Immediately following the Effective Time, the Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Common Stock and Preferred Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Conexant Stock issuable pursuant to Section 2.05 in exchange for outstanding shares of Common Stock and Preferred Stock together with amounts sufficient in the aggregate to provide all funds necessary for the Exchange Agent to make payments of Additional Preferred Stock Consideration pursuant to
          Section 2.05(c)(i), payments in lieu of fractional shares pursuant to
          Section 2.07 and dividend payments pursuant to Section 2.06(c) (such shares of Conexant Stock and funds, together with any dividends or distributions with respect thereto with a record date after the Effective Time, being hereinafter referred to as the "Exchange Fund").

               (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the "Old Certificates") which immediately prior to the Effective Time represented outstanding shares of Common Stock or Preferred Stock, other than shares to be canceled or retired in accordance with Section 2.05, (i) a Letter of Transmittal and (ii) instructions for use in effecting the surrender of the Old Certificates in exchange for certificates representing shares of Conexant Stock ("New Certificates"). Upon surrender of an Old Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Parent, together with such Letter of Transmittal, appropriately completed and duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Conexant Stock and a cash amount for any payment of Additional Preferred Stock Consideration, which such holder has the right to receive pursuant to the provisions of this Article II, and the Old Certificate so surrendered shall forthwith be canceled. The Parent shall instruct the Exchange Agent to deliver New Certificates (and any cash payment which a holder of an Old Certificate may be entitled to receive hereunder) as soon as reasonably practicable, and in any event within 5 Business Days, after the Exchange Agent receives an Old Certificate, together with such Letter of Transmittal, appropriately completed and duly executed, and such other documents as may reasonably be required by the Exchange Agent. In the event of a transfer of ownership of Common Stock or Preferred Stock which is not

                                     A-2-9
          registered in the transfer records of the Company, a certificate representing the proper number of shares of Conexant Stock may be issued, and a payment for any Additional Preferred Stock Consideration made, to a Person other than the Person in whose name the Old Certificate so surrendered is registered, if such Old Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer, withholding or other Taxes required by reason of the issuance of shares of Conexant Stock, or the making of any payment of Additional Preferred Stock Consideration, to a Person other than the registered holder of such Old Certificate or establish to the satisfaction of the Parent that any such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.06, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a New Certificate representing the appropriate number of whole shares of Conexant Stock, a cash amount for any payment of Additional Preferred Stock Consideration to the extent provided in Section 2.06(c)(i), and cash in lieu of any fractional shares of Conexant Stock and any dividends to the extent provided in Section 2.06(c) as contemplated by this Section. No interest will be paid or will accrue on any cash payable as Additional Preferred Stock Consideration or in lieu of any fractional shares of Conexant Stock or as dividends or other distributions with respect to Conexant Stock.

               (c) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Conexant Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate with respect to the shares of Conexant Stock represented thereby, and no cash payment as Additional Preferred Stock Consideration or in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.07 until the surrender of such Old Certificate in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Old Certificate, there shall be paid to the holder of the New Certificate representing whole shares of Conexant Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable as Additional Preferred Stock Consideration Stock to which such holder is entitled pursuant to Section 2,05(c)(i) or in lieu of a fractional share of Conexant Stock to which such holder is entitled pursuant to Section 2.07 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Conexant Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such

                                     A-2-10
          surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Conexant Stock.

               (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Old Certificates for six months after the Effective Time shall be delivered to the Parent, upon demand, and any holders of Old Certificates who have not theretofore complied with this Article II shall thereafter look only to the Parent for payment of their claim for Conexant Stock, any cash payment as Additional Preferred Stock Consideration or in lieu of fractional shares of Conexant Stock and any dividends or distributions with respect to Conexant Stock.

               (e) No Liability. None of the Parent, Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any shares of Conexant Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

               (f) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Parent.

               (g) Lost Certificates. In the event that any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Parent, the posting by such Person of a bond in such reasonable amount as the Parent may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Conexant Stock, and any cash payable as Additional Preferred Stock Consideration Stock or in lieu of fractional shares and any unpaid dividends or distributions with respect to Conexant Stock, to which they are entitled pursuant hereto.

               (h) No Further Ownership Rights in Stock. All consideration paid upon the conversion of Common Stock and Preferred Stock and the surrender of Old Certificates in accordance with the terms of this
          Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock and Preferred Stock theretofore represented by such Old Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no

                                     A-2-11
          further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock or Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

         Section 2.06 Employee Benefit and Labor Matters. Section 3.12(m) of the Merger Agreement is amended to read in its entirety as follows:

               (m) No charge against the Company or any of it Subsidiaries or any of its employees is pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment. No claims relating to employment or loss of employment from the Company or any of its Subsidiaries are pending in any Governmental Entity and, to the best Knowledge of the Company and any of its Subsidiaries after due inquiry, no such claims are threatened. No notice of intent of any Governmental Entity responsible for the enforcement of labor or employment regulations to conduct an investigation has been received, and no such investigation is in progress. All employees presently employed by the Company and each of its Subsidiaries are authorized for employment by the Company and each of its Subsidiaries in accordance with the Immigration and Naturalization Act, as amended and regulations promulgated thereunder. The Company and each of its Subsidiaries has completed and retained in accordance with Immigration and Naturalization Service regulations a Form I-9 for all employees hired on or after November 7, 1986, except for those employees of NetPlane Network Technologies (India) Private Limited who are employed and reside exclusively in India.

         Section 2.07 Stockholder Meeting. Section 5.04(a) of the Merger Agreement is amended by deleting the first sentence thereof and replacing that sentence with the following sentence:

               The Company will take, in accordance with its Articles of Organization and By-laws, all action necessary to convene a meeting of holders of shares of Common Stock and Preferred Stock (the "Stockholders Meeting"), to be held as promptly as practicable after the Proxy Statement (as defined below) is first mailed to the Company's stockholders, to consider and vote upon the approval and adoption of this Agreement, the Merger and the Charter Amendment.


                                     A-2-12

         Section 2.08 Registration Statement on Form S-8. Section 6.03 of the Merger Agreement is amended to read in its entirety as follows:

               Intentionally omitted.


         Section 2.09 Comfort Letters. (a) Section 7.06(b) of the Merger Agreement is amended to read in its entirety as follows:

               (b)  Intentionally omitted.


         (b) Section 7.06(c) of the Merger Agreement is amended to read in its entirety as follows:

               (c)  Intentionally omitted.

         Section 2.10 Company Warrants. Section 9.09 of the Merger Agreement is amended to read in its entirety as follows:

               Section 9.09 Company. All of the Company Warrants shall have been exercised and all amounts payable by the holders thereof on exercise shall have been paid to the Company in accordance with the terms of the Company Warrants.

         Section 2.11 Termination Date. Section 10.01(c) of the Merger Agreement is amended to read in its entirety as follows:

               (c) by the Company or the Parent if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to fully comply with its obligations under this Agreement) on or before November 30, 2000; or

         Section 2.12 Replacement Appendix and Schedules. Appendix I and
Schedule 5.02 of the Merger Agreement are replaced by the Appendix I and
Schedule 5.02 annexed to this Agreement, effective as of the date of this Agreement.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES


         Each of the parties to this Agreement, severally, makes to each of the other parties to this Agreement the representations and warranties set forth below, and agrees

                                     A-2-13
that such representations and warranties shall be treated for all purposes as if they were made in and are a part of the Merger Agreement.

         Section 3.01 Due Authorization. Such person has all requisite corporate, partnership, trust, limited liability company or other power and authority, or legal right and capacity, to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by the such person has been duly authorized by all necessary or appropriate corporate, partnership, trust, limited liability company or other action and no other corporate, partnership, trust, limited liability company or other proceedings are necessary to authorize this Agreement.

         Section 3.02 Binding Agreement. This Agreement constitutes the valid and legally binding obligation of such person and is enforceable against such person in accordance with its terms, except as enforceability may be limited by
(i) bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the enforcement of creditors' rights in general and (ii) general principles of equity.


                                   ARTICLE IV

                                  MISCELLANEOUS


         Section 4.01 Governing Law. This Agreement will be construed in accordance with and governed by the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such State without regard to conflicts of laws principles thereof.

         Section 4.02 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Law, (a) no Claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the Claim or right unless in writing signed by the other party;
(b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given and will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure or noncompliance; and
(c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.


                                     A-2-14

         Section 4.03 Entire Agreement and Modification. This Agreement, the Merger Agreement, the Transaction Documents and the Confidentiality Agreement constitute a complete and exclusive statement of the terms of the agreement between the parties with respect to the subject matter contained herein and therein and supersede all prior agreements between the parties (including the Letter of Intent between the Parent and the Company dated May 23, 2000). Except as expressly modified by this Agreement, all of the terms and conditions of the Merger Agreement shall remain unaltered and in full force and effect.

         Section 4.04 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which together will be deemed to constitute one and the same agreement.

         Section 4.05 Effective Date. This Agreement shall become effective on the date when it has been signed by all of the parties hereto, including the parties to the Voting Agreements and other Transaction Documents referred to below, and until this Agreement becomes effective, the Merger Agreement shall continue unchanged and in full force and effect.





                                     A-2-15

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first written above.

                                CONEXANT SYSTEMS, INC.
                                By: /s/ Raouf Y. Halim
                                    Name:  Raouf Y. Halim
                                    Title: Senior Vice President and General
                                           Manager, Network Access Division

                                H&J ACQUISITION SUB, INC.
                                By: /s/ Raouf Y. Halim
                                    Name:  Raouf Y. Halim
                                    Title: Vice President

                                HARRIS & JEFFRIES, INC.
                                By: /s/ Deepak Shahane
                                    Name:  Deepak Shahane
                                    Title: President and Chief Executive Officer


                                By: /s/ David S. Jeffries
                                    Name:  David S. Jeffries
                                    Title: Treasurer
[CORPORATE SEAL]




                                     A-2-16

         Each of the undersigned persons are signing counterparts of this Agreement to confirm that the liabilities, obligations, covenants, agreements, and undertakings of the undersigned in, and any proxy given or other instrument delivered by the undersigned pursuant to, the Voting Agreements and each other Transaction Document previously executed by each of the undersigned will in no way be affected by this Agreement and shall continue in full force and effect, except that any reference therein to the Merger Agreement shall, from and after the effective date of this Agreement, be deemed a reference to the Merger Agreement as amended by this Agreement.

INSIGHT CAPITAL PARTNERS (CAYMAN) II L.P. BY INSIGHT
VENTURE ASSOCIATES II, LLC, ITS GENERAL PARTNER
By: /s/ Jeff Horing
    Name:  Jeff Horing
    Title: Managing Member


INSIGHT CAPITAL PARTNERS II L.P. BY INSIGHT VENTURE
ASSOCIATES II LLC, ITS GENERAL PARTNER
By: /s/ Jeff Horing
    Name:  Jeff Horing
    Title: Managing Member

WI SOFTWARE INVESTORS, LLC
By: /s/ Robert Holtz
    Name:  Robert Holtz
    Title: Vice President



                                     A-2-17

THE CELIA M. JEFFRIES TRUST-1999
By: /s/ Celia M. Jeffries
    Name:  Celia M. Jeffries
    Title: Trustee

THE DAVID S. JEFFRIES TRUST-1999
By: /s/ David S. Jeffries
    Name:  David S. Jeffries
    Title: Trustee

By: /s/ Ethan F. Harris
    Name:  Ethan F. Harris


By: /s/ Deepak Shahane
    Name:  Deepak Shahane





                                     A-2-18

                                                                       EXHIBIT A

                         HARRIS & JEFFRIES, INCORPORATED
                        RESTATED ARTICLES OF ORGANIZATION




                                     PART A

               SERIES A PARTICIPATING CONVERTIBLE PREFERRED STOCK


         Section 1. Dividends. In the event a dividend is declared with respect to the Common Stock, each share of Series A Preferred Stock shall be entitled to share in dividends on a pro rata basis with each share of Common Stock as described in Part B, Section 1 hereof as if each share of Series A Preferred Stock had been converted to Common Stock at the applicable Conversion Ratio, as hereinafter provided.

         Section 2. Liquidation Rights.

         (a) Treatment at Liquidation or Upon Merger, Sale of Substantially All Assets, or Sale of Stock. In the event of any (i) liquidation, dissolution or winding-up of the affairs of the Corporation, or (ii) the merger or consolidation of the Corporation into or with any other corporation, or other person or the merger or consolidation of another person with and into the Corporation, as a result of which the stockholders of the Corporation immediately prior to the merger or consolidation hold, immediately after the merger or consolidation, less than 50% of the outstanding capital stock of the surviving or resulting corporation, (iii) the sale of all or substantially all of the assets of the Corporation, or (iv) the sale or exchange of over 50% of the capital stock of the Corporation for cash or other assets or for securities of another corporation (a "Liquidating Event"), the Series A Preferred Stock shall be entitled to be paid, prior to any other class of capital stock of the Corporation (other than Common Stock) and (x) out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, or (y) out of the consideration paid in such transaction (whether to the Corporation or its shareholders), as the case may be, an amount equal to the amount payable to holders of Common Stock as if each share of Series A Preferred Stock had been converted to Common Stock at the applicable Conversion Ratio, as hereinafter provided (the "Participation").

         If the available assets of the Corporation, or consideration paid, as the case may be, shall be insufficient to permit the payment in full to the holders of the Series A Preferred Stock of all amounts distributable to them under this Section 2(a), then the

                                     A-2-19
entire assets of the Corporation, or shares available for such distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive. For all purposes of this Part A, any payments made to holders of the Series A Preferred Stock pursuant to the Participation in a Liquidating Event(s) shall be cumulative.

         (b) Distributions other than Cash. Whenever the distribution provided for in this Section 2 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

         Section 3. Stock Splits and Anti-dilution. If the Corporation shall in any manner subdivide or combine the outstanding shares of Common Stock, or declare a stock dividend thereon, the outstanding shares of the Series A Preferred Stock shall be proportionately subdivided or combined on the same basis as the outstanding shares of the class of Common Stock that have been subdivided or combined, and, if required, the number of shares of Common Stock that the Series A Preferred Stock is convertible to shall be appropriately adjusted.

         Section 4. Conversion.

         (a) Optional Conversion. Each share of Series A Preferred Stock shall at the option of the holder of each such share be convertible into Common Stock upon written notice to the Corporation at the applicable Conversion Ratio, as hereinafter provided.

         (b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into Common Stock at the applicable conversion ratio, as hereinafter provided (i) upon the closing of an Initial Public Offering, as defined below (in the event of which offering, the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series A Preferred Stock shall not be deemed to have converted that Series A Preferred Stock until the closing of such offering), or (ii) upon the occurrence of a Liquidating Event(s).

         As used herein, the term "Initial Public Offering" shall mean, in relation to the Corporation, the first underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of shares of Common Stock of the Corporation yielding net proceeds to the Company in excess of $20,000,000.

         (c) No Impairment. The Corporation shall not, by amendment of its Articles of Organization or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed

                                     A-2-20
hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

         (d) Common Stock Reserved. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall be sufficient to effect the conversion of the Series A Preferred Stock.

         (e) Certain Taxes. The Corporation shall pay any issue or transfer taxes payable in connection with the conversation of the Series A Preferred Stock, provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer to a name other than that of the registered holder of the Series A Preferred Stock.

         (f) Closing of Books. The Corporation shall at no time close its transfer books against the transfer of any Series A Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Preferred Stock in any manner which interferes with the timely conversation or transfer of such Series A Preferred Stock or Common Stock.

         (g) Conversion Ratio. Unless and until adjusted as otherwise provided in this Section 4, the Conversion Ratio for all purposes of this Part A shall be
2.7884 shares of Common Stock for each share of Series A Preferred Stock, except that if options to acquire Common Stock of the Company are issued pursuant to the Company's stock option plan for employees after the effective date of this amendment of the Articles of Organization, and the maximum amount of Common Stock of the Company that may be issued under such options does not exceed 2,771,022 shares, the Conversion Ratio for all purposes of this Part A shall be lesser of (i) 3.02635 shares of Common Stock for each share of Series A Preferred Stock or (ii) that number of shares of Common for each share of Series A Preferred Stock that would be established pursuant to Section 3.

         Section 5. Voting Rights. The holder of shares of Series A Preferred Stock shall be entitled to vote on all matters together with holders of the Common Stock as if the Series A Preferred Stock had been converted into Common Stock, unless otherwise required by law.

         Section 6. Restrictions on Transfer. The shares of Series A Preferred Stock shall not at any time, even after conversion to Common Stock, be subject to any restriction on transfer contained in the Corporation's Bylaws, including, but not limited to, the restrictions contained in Section 17 of the Corporation's Bylaws.


                                     A-2-21

         Section 7. Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.


                                     A-2-22

                                                                      Appendix B

                                VOTING AGREEMENT

         VOTING AGREEMENT (the "Agreement") dated as of July 19, 2000, between the undersigned stockholder (the "Stockholder") of Harris & Jeffries, Inc., a Massachusetts corporation (the "Company"), and Conexant Systems, Inc., a Delaware corporation (the "Parent").

         WHEREAS, in connection with the execution and delivery of this Agreement, the Company and the Parent will enter into an Agreement and Plan of Merger dated as of July 19, 2000 (the "Merger Agreement") by and among the Parent, the Company and H&J Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Parent ("Sub"), providing for the merger of Sub with and into the Company (the "Merger") pursuant to the terms and conditions thereof; and

         WHEREAS, as an inducement and a condition to the Parent entering into the Merger Agreement, pursuant to which the Stockholder will receive the consideration provided for in the Merger Agreement in exchange for each share of Series A Participating Convertible Preferred Stock, no par value, of the Company (the "Preferred Stock") and each share of Common Stock, no par value, of the Company (the "Common Stock") owned by such Stockholder, such Stockholder has agreed to enter into this Agreement;

         NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

         1. Representations of the Stockholder. The Stockholder represents that such Stockholder:

              (a) is the beneficial owner of that number of shares of Preferred Stock and Common Stock set forth opposite such Stockholder's name on Exhibit A (such Stockholder's "Shares");

              (b) except as may be denoted in Exhibit A, does not beneficially own (as such term is defined in the Securities Exchange Act of 1934, as amended) or own of record any shares of Preferred Stock or Common Stock other than such Stockholder's Shares, but excluding any shares of Preferred Stock or Common Stock which such Stockholder has the right to obtain upon the exercise of options or warrants outstanding on the date hereof; and

              (c) has the right, power and authority to execute and deliver this Agreement and to perform such Stockholder's obligations under this Agreement, and this Agreement has been duly executed and delivered by such Stockholder and constitutes a valid and legally binding agreement of such Stockholder, enforceable in accordance with its terms; and such execution, delivery and performance by such Stockholder of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any contract, commitment or other obligation (written or oral) to which such Stockholder is a party or by which such Stockholder is bound; (ii) violate any order, writ, injunction, decree or statute, or any rule or regulation, applicable to such Stockholder or any of the properties or assets of such Stockholder; or (iii) result in the creation of, or impose any obligation on such Stockholder to create, any Lien (as defined in the Merger Agreement), charge or other encumbrance of any nature whatsoever upon the Shares, other than in favor of the Parent.

The representations and warranties contained herein shall be made as of the date hereof and as of each date from the date hereof through and including the Termination Date (as defined below).

         2. Agreement To Vote Shares. The Stockholder agrees to vote or cause to be voted (in person or by proxy), prior to the Termination Date, such Stockholder's Shares and any New Shares (as defined below), and shall cause any holder of record of such Stockholder's Shares or New Shares to vote or cause to be voted (in person or by proxy), prior to the Termination Date, at any annual, special or other meeting of the stockholders of the Company at which any such matters are considered and at any adjournment or adjournments thereof, or pursuant to any consent in lieu of such meeting or otherwise: (a) in favor of the adoption and approval of the Merger Agreement and the Merger (and each other action and transaction contemplated by the Merger Agreement or by this Agreement), (b) against any Acquisition Proposal (as defined in the Merger Agreement) other than the Merger (or any other Acquisition Proposal of the Parent) and (c) against any proposed action or transaction that would prevent or intentionally delay consummation of the Merger (or other Acquisition Proposal of the Parent) or is otherwise inconsistent therewith. Any such vote shall be cast, or consent shall be given, in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.

         3. Grant of Irrevocable Proxy. In the event that the Stockholder fails to comply with the provisions of Section 2 hereof, such Stockholder hereby irrevocably grants to and appoints the Parent (or any officer of the Parent designated by the Parent), such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote or cause to be voted (in person or by proxy), prior to the Termination Date, all of such Stockholder's Shares or New Shares, at any annual, special or other meeting of the stockholders of the Company at which any such matters are considered and at any adjournment or adjournments thereof, or pursuant to any consent in lieu of such meeting or otherwise: (a) in favor of the adoption and approval of the Merger Agreement and the Merger (and each other action and transaction contemplated by the Merger Agreement or by this Agreement), (b) against any Acquisition Proposal (as defined in the Merger Agreement) other than the Merger (or any other Acquisition Proposal of the Parent) and (c) against any proposed action or transaction that would prevent or intentionally delay consummation of the Merger (or other Acquisition Proposal of the Parent) or is otherwise inconsistent therewith. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 3 will be valid through and including the Termination Date and is given to secure the performance of the obligations of such Stockholder under this Agreement. The Stockholder hereby further affirms that the proxy hereby granted shall, through and including the Termination Date, be irrevocable and shall be deemed coupled with an interest, in accordance with the provisions of Section 41 of the Massachusetts Business Corporation Law.

The Stockholder hereby revokes any and all previous proxies granted with respect to such Stockholder's Shares or New Shares.

The Stockholder understands and acknowledges that the Parent and Sub are entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 3 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. The Stockholder shall also use such Stockholder's best efforts to take, or cause to be taken, all action, and do, or cause to be done, all things necessary or advisable in order to consummate and make effective the transactions contemplated by this Agreement or the Merger Agreement.

The Stockholder agrees that promptly after any request therefor by the Parent, the Stockholder will execute and deliver to the Parent an irrevocable proxy substantially in the form attached hereto as Exhibit B with respect to such Stockholder's Shares and New Shares.

         4. No Voting Trusts. After the date hereof, the Stockholder agrees that such Stockholder will not, nor will such Stockholder permit any entity under such

Stockholder's control to, deposit any Shares in a voting trust or subject any Shares to any Lien or agreement, arrangement or understanding with respect to the voting of such Shares other than agreements entered into with the Parent.

         5. Additional Shares. The Stockholder agrees that in the event (a) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of stock of the Company on, of or affecting the Shares of such Stockholder, (b) such Stockholder purchases or otherwise acquires beneficial ownership of any shares of Preferred Stock or Common Stock after the execution of this Agreement (including by exercise of options or warrants), or
(c) such Stockholder acquires the right to vote or share in the voting of any shares of Preferred Stock or Common Stock other than the Shares (collectively, "New Shares"), all such New Shares shall be subject to the terms of this Agreement and shall constitute Shares to the same extent as if they were owned by such Stockholder on the date hereof.

         6. No Encumbrances. (a) Except as expressly contemplated by this Agreement, the Stockholder's Shares and the certificates representing such Shares are now, and at all times during the term hereof will be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (other than to the extent set forth on Schedule I of this Agreement), except for any such encumbrances or proxies arising hereunder.

         (b) Except as may otherwise be agreed by the Parent in writing and as contemplated by those agreements or understandings set forth on Schedule II hereto, the Stockholder shall not (i) transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of such Stockholder's Shares, or any interest therein or (ii) enter into any contract, option or other agreement or understanding with respect to any such transfer or any or all of such Stockholder's Shares, or any interest therein.

         7. Acquisition Proposals. The Stockholder agrees that such Stockholder
(i) shall not, directly or indirectly, solicit, encourage, initiate, participate in or otherwise facilitate or consent to any negotiations, or consent to any negotiations, inquiries or discussions, with respect to any Acquisition Proposal and (ii) has terminated any discussions or negotiations with, and the provision of information or data to, any Person (other than the Parent) respecting an Acquisition Proposal. The Stockholder further agrees that such Stockholder shall not, directly or indirectly, provide any confidential information or data to any Person (as defined in the Merger Agreement) relating to or in contemplation of an Acquisition Proposal or engage in any negotiations or discussions relating to or in contemplation of an Acquisition Proposal. Such Stockholder will notify the Parent immediately if any inquiries, proposals or offers respecting an Acquisition Proposal are received by, any such information or data is requested from, or any such discussions or negotiations are sought to be initiated or continued with, such Stockholder indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers, and shall keep the Parent apprised with respect to the status and terms thereof.

         8. Waiver of Appraisal Rights. The Stockholder agrees not to exercise and hereby waives any appraisal or dissenters' rights under Section 85 of the Massachusetts Business Corporation Law and, therefore, will not demand payment for any of such Stockholder's Shares or New Shares other than the consideration set forth in the Merger Agreement.

         9. Reliance By the Parent. The Stockholder understands and acknowledges that the Parent is entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

         10. Specific Performance. Each party hereto severally acknowledges that irreparable damage would occur to the other party if one party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto severally agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law. Each party hereto severally agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party's seeking or obtaining such equitable relief.

         11. Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable against each party hereto and such party's respective heirs, successors and assigns. The Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each party hereto other than any assignment in whole or in part by the Parent.

         12. Entire Agreement. This Agreement supersedes all prior agreements, both written and oral, among the parties hereto with respect to the subject matter hereof and, together with the Merger Agreement, contains the entire agreement between the parties with respect to the subject matter hereof.

         13. Miscellaneous.

              (a) Expenses. Each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the negotiation of this Agreement, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

              (b) Amendment. This Agreement may not be amended, altered supplemented or modified, and no provisions hereof may be modified or waived, except upon the execution and delivery of a written agreement executed by each of the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

              (c) Governing Law. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the internal laws of the Commonwealth of Massachusetts (without giving effect to the provisions thereof relating to conflicts of law).

              (d) Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, shall not be affected. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

              (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

              (f) Termination. This Agreement shall terminate upon the earliest to occur of (A) the Effective Time (as defined in the Merger Agreement), (B) the termination of the Merger Agreement in accordance with Section 10.01 thereof and (C) the written agreement of the parties hereto to terminate this Agreement. The date and time at which this Agreement is terminated in accordance with this Section 13(f) is referred to herein as the "Termination Date".

              (g) Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement and no construction or reference shall be derived therefrom.

              (h) Notices. All notices, requests, claims, demands and other communications under this Agreement must be in writing and shall be deemed given if delivered personally, sent by facsimile transmission (providing transmitter's confirmation), or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                           (i)      if to the Parent, to:

                                    Conexant Systems, Inc.
                                    4311 Jamboree Road
                                    Newport Beach, California 92660
                                    Attention:  Dennis E. O'Reilly, Esq.
                                                Senior Vice President
                                                  General Counsel and Secretary
                                    Facsimile No.: (949) 483-6388

                                    with a copy to:

                                    Chadbourne & Parke LLP
                                    30 Rockefeller Plaza
                                    New York, New York 10112

                                    Attention:     Peter R. Kolyer, Esq.
                                    Facsimile No.: (212) 541-5369

                           (ii)     if to the Stockholder, to such Stockholder
                                    c/o

                                    Attention:
                                    Facsimile No.:

                                    with a copy to:

                                    Shapiro, Israel & Weiner, P.C.
                                    100 North Washington Street
                                    Boston, Massachusetts 02214
                                    Attention:      Edward A. Shapiro, Esq.
                                    Facsimile No.:  (617) 742-2355

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

                                        CONEXANT SYSTEMS, INC.


                                        By:_________________________________
                                           Name:   Raouf Y. Halim
                                           Title:  Senior Vice President and
                                                    General Manager, Network
                                                    Access Division

         Confirmed and accepted as of the date first written above:

                                        By:_________________________________
                                           Name:

                                                                       EXHIBIT A



                                  STOCKHOLDERS


                                      NUMBER OF SHARES OF    NUMBER OF SHARES OF
NAME                                   PREFERRED STOCK         COMMON STOCK
----                                   ---------------         ------------
InSight Capital Partners II, L.P.          742,500*                     0
InSight Capital Partners (Cayman)
  II, L.P.                                  82,500*                     0
WI Software Investors LLC                  825,000*                     0
Ethan F. Harris                                  0              2,460,000
The David S. Jeffries Trust - 1999               0                890,000
The Celia M. Jeffries Trust - 1999               0                890,000
Deepak Shahane                                   0                471,650


* Includes shares of Preferred Stock issuable pursuant to warrants.



                                     B-A-1

                                                                       EXHIBIT B


                                  FORM OF PROXY

         The undersigned stockholder, for consideration received, hereby appoints and each of them as my proxies, with full power of substitution in each of them, to vote or cause to be voted (in person or by proxy), prior to the Termination Date (as defined in that certain Voting Agreement dated as of July 19, 2000 (the "Voting Agreement") between the undersigned and Conexant Systems, Inc., a Delaware corporation (the "Parent")), on behalf of the undersigned all votes entitled to be voted by the holder of each share of Series A Participating Convertible Preferred Stock, no par value, of Harris & Jeffries, Inc., a Massachusetts corporation (the "Company"), and each share of Common Stock, no par value, of the Company owned by the undersigned at any annual, special or other meeting of the stockholders of the Company, or at any adjournment or adjournments thereof, or pursuant to any consent in lieu of such meeting or otherwise, to be held for the consideration of the Merger under the Agreement and Plan of Merger dated as of July 19, 2000 (the "Merger Agreement") by and among the Parent, the Company and H&J Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Parent, and at any adjournment or adjournments thereof or any other meeting for consideration of any Acquisition Proposal (as defined in the Merger Agreement) or affecting the Merger (as defined in the Merger Agreement) or any Acquisition Proposal, or to execute any written consent of stockholders with respect to any of the foregoing: (a) in favor of the adoption and approval of the Merger Agreement and the Merger (and each other action and transaction contemplated by the Merger Agreement or by the Voting Agreement), (b) against any Acquisition Proposal (as defined in the Merger Agreement) other than the Merger (or any other Acquisition Proposal of the Parent), (c) against any proposed action or transaction that would prevent or intentionally delay consummation of the Merger (or other Acquisition Proposal of the Parent) or is otherwise inconsistent therewith and
(d) on other matters as directed by the Voting Agreement. This proxy is coupled with an interest and is irrevocable through and including the Termination Date (as defined in the Voting Agreement), shall be irrevocable and shall be deemed coupled with an interest, in accordance with the provisions of Section 41 of the Massachusetts Business Corporation Law.

Dated: July          , 2000            By:_________________________________
                                          Name:


                                     B-B-1

                                                                     Appendix C


                              LETTER OF TRANSMITTAL

                     TO ACCOMPANY CERTIFICATES REPRESENTING
                      PREFERRED SHARES OR COMMON SHARES OF

                             Harris & Jeffries, Inc.

                 PLEASE READ CAREFULLY THE INSTRUCTIONS ATTACHED
                          TO THIS LETTER OF TRANSMITTAL


To:      [Chase Mellon Shareholder Services, LLC]


Ladies and Gentlemen:

         The undersigned is hereby tendering to you the securities identified in Box A of this letter (the "H&J Securities") in exchange for shares of Common Stock, par value $1 per share, of Conexant Systems, Inc., a Delaware corporation ("Conexant") (the "Conexant Shares"), in accordance with the terms of the Agreement and Plan of Merger dated as of July 19, 2000 by and among Conexant, Harris & Jeffries, Inc., a Massachusetts corporation ("H&J"), and H&J Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Conexant (the "Acquisition Sub"), which provides for the acquisition of H&J by Conexant through the merger (the "Merger") of the Acquisition Sub with and into H&J (the "Merger Agreement"). In this letter, the term "undersigned" means the person signing this letter, or if more than one person signs this letter, each of those persons. In this letter, capitalized terms not otherwise defined in this letter are intended to have the meanings set forth in the Merger Agreement.

         The undersigned represents, warrants, acknowledges and agrees that:

         1. The H&J Securities are to be exchanged for Conexant Shares subject to the terms and conditions set forth in the Merger Agreement.

         2. The undersigned has the legal capacity and full power and authority to execute, deliver and perform this letter and to sell, assign and transfer the H&J Securities. This letter is a binding obligation of the undersigned, enforceable in accordance with its terms against the undersigned.

         3. The undersigned is the record and beneficial owner of the H&J Securities. The H&J Securities constitute the entire interest in capital stock of H&J held by the undersigned, except for any Company Options that may have been issued to the undersigned directly by H&J. The undersigned has not transferred any interest in the H&J Securities to any other person, or created or incurred any security interest, charge, lien, adverse claim, pledge, hypothecation, transfer restriction or other encumbrance of any kind affecting the H&J Securities ("Lien"), except for any transfer restrictions under the Shareholder Agreement dated as of August 25, 1997 among H&J and certain of its Shareholders.

         4. Upon delivery of this letter and H&J Securities to the Exchange Agent, Conexant will have good and marketable title to the H&J Securities, free and clear of any Lien.

         5. The number of Conexant Shares issued in exchange for H&J Securities:

              (a) will be established in accordance with the terms of the Merger Agreement;

              (b) will not be the same as the number of shares of H&J Securities surrendered with this letter; and

              (c) will be subject to reduction:

                   (i) 10% of the Conexant Shares that the undersigned is
              entitled to receive will not be immediately (and may never be) issued to the undersigned, but will instead be subject to a holdback as provided in the Merger Agreement (the "Holdback Shares");

                   (ii) the Holdback Shares will be held until the Holdback
              Release Date as collateral security for, and used to satisfy, any indemnity claims that may be made by Conexant under the Merger Agreement; and

                   (iii) the undersigned may not receive some or all of the
              Holdback Shares if indemnity claims are made by Conexant, without regard to the fact that those claims are not based on representations or warranties made directly by the undersigned and without regard to any fault, knowledge, notice, opportunity to correct, cure or defend, or any other action of or by the undersigned.

         6. The undersigned (i) has received and read and is familiar with the Proxy Statement, the Form S-4 and the Merger Agreement, and (ii) has obtained all other information considered necessary or appropriate to evaluate the merits and risks of the Merger and the undersigned's investment in Conexant Shares.

         7. Except for the H&J Board of Directors which has recommended that H&J shareholders approve the transactions contemplated by the Merger Agreement, no person acting on behalf or H&J or Conexant has made any representation, warranty or recommendation of any kind concerning (i) the merits or risks of an investment in the Conexant Shares, (ii) the tax consequences of the exchange of H&J Securities for Conexant Shares or (iii) the Merger generally.

         8. There is a substantial degree of risk associated with an investment in the Conexant Shares.

         9. While the Conexant Shares to be issued in exchange for H&J Securities will generally be freely tradable under the Securities Act, they are still subject to certain restrictions under applicable laws, including trading on the basis of material non-public information and certain other restrictions on resales by affiliates of H&J and Conexant under Rule 144.

         10. The undersigned (i) acknowledges that the undersigned's return of this letter to receive Conexant Shares will be contrary to, and deemed a forfeiture of, any "dissenter's rights" the undersigned may have with respect to the Merger and (ii) hereby elects to waive any and all such rights.

         11. Any exchange of H&J Securities for Conexant Shares is subject to deductions in respect of (i) any withholding tax or other withholding liabilities that may be applicable and (ii) any amounts that may be owed by the undersigned to H&J (e.g., pursuant to a shareholder or employee loan). The undersigned is not subject to backup withholding.

         12. The undersigned will indemnify Conexant, each of its directors, officers, shareholders, partners, employees and agents and each person who controls Conexant within the meaning of Section 15 of the Securities Act, and each other such shareholder of Conexant, each of its officers, directors, partners, employees and agents and each person controlling such shareholder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation (including reasonable attorneys' fees), arising out of or based on:

              (a) any failure by the undersigned to comply in all material respects with each of covenants, agreements, understandings or undertakings made by the undersigned in this letter;

              (b) any inaccuracy of any representation or warranty made by the undersigned in this letter; and

              (c) subject to the limitations set forth in the Merger Agreement, any inaccuracy of any representation or warranty made in Article III of the Merger Agreement or in any other Transaction Document executed and delivered by H&J or the undersigned.

The undersigned will comply with the indemnification provisions in the Merger Agreement, including the procedures in Article XI, in connection with any indemnity claim made by or against the undersigned.

         13. Delivery of certificates representing H&J Securities will be effected, and risk of loss and title thereto will pass, only upon actual delivery of such certificates to the Exchange Agent.

         14. The undersigned appoints as Sellers' Representative for the purposes of taking certain actions on behalf of all holders of Holdback Shares as provided in Exhibit A of this letter until the Holdback Release Date.

         15. Submission of certificate(s) representing H&J Securities in exchange for Conexant Shares is subject to the terms, conditions and limitations set forth in the Instructions attached to this letter.

         16. Unless otherwise specified in BOX B or BOX C below, the undersigned requests that the undersigned's Conexant Shares to be issued in exchange for H&J Securities be issued in the name(s) and mailed to the address set forth below in BOX A.

         17. Any Holdback Shares released from the holdback as provided in the Merger Agreement will be issued and mailed to the name and address indicated on this letter, as completed and returned by the undersigned, unless the Exchange Agent is provided with replacement written instructions from the undersigned prior to the release of such shares. Replacement instructions will otherwise be subject to the same terms and conditions as set forth in this letter.

         18. The undersigned, upon request, will execute and deliver any additional documents reasonably necessary to complete the transactions contemplated by this letter, including the surrender of share certificates.

===============================================================================

         BOX A: DESCRIPTION OF CERTIFICATES FORMERLY REPRESENTING PREFERRED SHARES AND COMMON SHARES OF HARRIS & JEFFRIES, INC.

         See Instruction 1.

===============================================================================

Name(s) (exactly as it appears on your certificate(s), if applicable), Address and Taxpayer Identification or Social Security Number
of Registered Holder(s)*                        Certificate(s) Surrendered

------------------------------------------ ------------------------------------
                                              Certificate        Number of
                                                Number(s)         Shares

------------------------------------------ ----------------- ------------------

------------------------------------------ ----------------- ------------------

------------------------------------------ ----------------- ------------------

------------------------------------------ ----------------- ------------------
Taxpayer Identification or
Social Security Number:                        Total Shares:

===============================================================================

         * If shares are held jointly, list first and circle the name of the person whose taxpayer identification number or social security number you enter on the Substitute Form W-9 included herewith.

         |_| Please check this box if your certificate(s) has(ve) been lost or misplaced or you cannot locate it (them). With respect to any such certificate(s), please contact H&J.

==================================        ======================================
BOX B:                                    BOX C:

SPECIAL PAYMENT INSTRUCTIONS              SPECIAL DELIVERY INSTRUCTIONS



Fill in ONLY if Conexant Shares           Fill in ONLY if delivery of Conexant
to be issued in exchange for H&J          Shares to be issued in exchange for
Securities are to be issued in a          H&J Securities are to be made to an
name other than the name(s)               address other than that shown above in
appearing in BOX A.                       BOX A or, if BOX B is completed, other
See Instructions 2 and 3.                 than that shown therein.
                                          See Instructions 2 and 3.


Name                                      Name
    ----------------------------              ---------------------------------
    (Please Print First, Middle               (Please Print First, Middle
      & Last Name)                              & Last Name)


Address                                   Address
       -------------------------                 ------------------------------
       (Number and Street)                       (Number and Street)



     ---------------------------               --------------------------------
    (City, State and Zip Code)                 (City, State and Zip Code)



---------------------------------
(Taxpayer Identification or
 Social Security Number)

==================================        ======================================

                            IMPORTANT TAX INFORMATION

         PLEASE PROVIDE YOUR SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER ("TIN") ON THIS SUBSTITUTE FORM W-9 AND CERTIFY THEREIN THAT YOU ARE NOT SUBJECT TO BACKUP WITHHOLDING. FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING OF 31% OF ANY CASH PAYMENTS MADE TO YOU.


--------------------------------------------------------------------------------------------------------------
                            BOX D (See Instruction 7)
---------------------------------- ------------------------------------- -------------------------------------

SUBSTITUTE                         PART  I--PLEASE  PROVIDE YOUR TIN IN     -----------------------------
Form W-9                           THE  BOX AT  RIGHT  AND  CERTIFY  BY     Social Security Number
Department of the Treasury         SIGNING   AND  DATING   BELOW.   See
Internal Revenue Service           Instruction 7.                           OR
Payer's Request for Taxpayer
Identification or Social                                                    -----------------------------
Security Number (TIN)                                                       Taxpayer Identification Number
                                   ------------------------------------- -------------------------------------
                                   PART II--Awaiting TIN |_| For Payees exempt
                                   from backup withholding, complete as directed
                                   in Instruction 7.

                                   ---------------------------------------------------------------------------
                                   CERTIFICATION.  Under penalties of perjury, I certify that:

                                   (1)  The number shown on this form is my
                                        correct Taxpayer Identification Number
                                        (or I am waiting for a number to be
                                        issued to me), and

                                   (2)  I am not subject to backup withholding
                                        either because I have not been notified
                                        by the Internal Revenue Service ("IRS")
                                        that I am subject to backup withholding
                                        as a result of a failure to report all
                                        interest or dividends, or the IRS has
                                        notified me that I am no longer subject
                                        to backup withholding.

                                   CERTIFICATION INSTRUCTIONS. You must cross out item (2) above if you have been notified by the IRS that you are subject to backup withholding because of under-reporting interest or dividends on your tax return.
                                   However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out item (2).

                                   SIGNATURE:                                   DATE:
                                             ----------------------------------      -------------------------
---------------------------------- ---------------------------------------------------------------------------

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECKED THE BOX IN PART II OF THE FOREGOING SUBSTITUTE FORM W-9

================================================================================

   CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION OR SOCIAL SECURITY NUMBER

     I certify, under penalties of perjury, that a Taxpayer Identification or Social Security Number has not been issued to me, and either (a) I have mailed or delivered an application to receive a Taxpayer Identification or Social Security Number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future. I understand that, notwithstanding that I have checked the box in Part II above (and have completed this certificate of Awaiting Taxpayer Identification or Social Security Number), 31% of all reportable payments made to me will be withheld until I provide a properly certified Taxpayer Identification or Social Security Number to H&J.

---------------------------------------------------     ------------------------
                   Signature                                      Date
================================================================================

DELIVERY OF LETTER OF TRANSMITTAL AND ATTACHMENTS
-------------------------------------------------

     Holders of H&J Securities should send this Letter of Transmittal and related attachments directly to H&J. Deliveries to H&J should be made as follows:

                       By Hand, Mail or Overnight Courier:

                          [Exchange  Agent
                           Name and Address to be supplied.]

                           Attention:

                      For information, please call [        ] at [           ].



SIGNATURE AND ATTACHMENTS
-------------------------

     COMPLETED LETTERS OF TRANSMITTAL FOR THE HOLDERS OF CERTIFICATES FORMERLY REPRESENTING H&J SECURITIES MUST INCLUDE THE FOLLOWING:

     (i)  Appropriate   INFORMATION  set  forth  in  the  foregoing   Letter  of
Transmittal;

     (ii) A completed and executed Substitute FORM W-9 (included herewith);


     (ii) The undersigned's  SHARE  CERTIFICATE(S)  representing H&J Securities;
and

     (iii) The SIGNATURE of the undersigned below, together with a date.

            THIS LETTER OF TRANSMITTAL IS HEREBY EXECUTED AS FOLLOWS:

================================================================================
                          SIGN HERE (See Instruction 5)



--------------------------------------------------------------------------------
                          (Signature of Shareholder(s))


Dated
     -------------------------

(Must be signed by the registered holder(s) exactly as name(s) appear(s) on stock certificate(s) representing H&J Securities, or by person(s) authorized to become registered holder(s) by certificates and documents transmitted herewith. If signature is by attorneys-in-fact, executors, administrators, trustees, guardians, agents, officers of corporations or others acting in a fiduciary or representative capacity, please provide the following information. See Instruction 5.)

Name(s)
        -----------------------------------------------------------------------

        ------------------------------------------------------------------------
                                   (Please Print)


Capacity (full title)
                     -----------------------------------------------------------

Address
       -------------------------------------------------------------------------
                                    (Number and Street)


--------------------------------------------------------------------------------
                            (City, State & Zip Code)


Area Code and Telephone Number
                              --------------------------------------------------

Tax Identification or
Social Security Number
                      ----------------------------------------------------------


                            GUARANTEE OF SIGNATURE(S) (If required--See
                        Instruction 3)


Name of Firm
            --------------------------------------------------------------------

Authorized Signature
                     -----------------------------------------------------------

Dated
      ------------------
================================================================================

INSTRUCTIONS TO LETTER OF TRANSMITTAL

         1. General. The Letter of Transmittal accompanying these Instructions, properly filled in and duly executed by or on behalf of the registered holder(s) of the surrendered certificate(s), must accompany certificate(s) representing H&J Securities. Note: surrendered certificate(s) should not be endorsed, except as otherwise instructed pursuant to Instruction 3 below.

         The method of delivery of share certificates is at the option and risk of the holder. Delivery will be deemed effective only when actually received by the Exchange Agent. If the certificate(s) or documents are sent by mail, it is suggested that you use insured and registered mail with return receipt requested for your protection.

         Insert in BOX A of the Letter of Transmittal the certificate number(s) that you are surrendering with the Letter of Transmittal and the number of shares formerly represented by such certificate(s). If the space provided is insufficient, attach a separate sheet listing this information.

         2. Payment in Same Name. Certificate for Conexant Shares will be issued and delivered to the registered holder(s) of H&J Securities prior to the exchange unless the special registration or delivery instructions (BOX B or C) are completed. For a correction of a name, or for a change in name which does not involve a change in ownership, proceed as follows: for a change in name-by-marriage, etc., the surrendered certificates should be endorsed, e.g., "Mary Doe, now by Marriage Mary Jones," with the endorsement signature guaranteed as described below in Instruction 3. For a correction in name, the surrendered certificates should be endorsed, e.g., "James E. Brown, incorrectly inscribed as J.E. Brown," with the endorsement signature guaranteed as described below in Instruction 3.

         3. Payment in Other Name. If certificates for Conexant Shares are to be issued to a person other than the registered holder(s) of H&J Securities, or delivered to an address other than the address of the registered holder(s) as noted, please complete the special registration or delivery instructions (BOX B or C) AND HAVE YOUR SIGNATURE PROPERLY SIGNATURE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (e.g., banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program).

         In the event that any transfer or other taxes become payable by reason of the issuance of Conexant Shares in any name other than that of the registered holder(s) of H&J Securities, satisfactory evidence that such taxes have been paid, or satisfactory evidence of an exemption therefrom, must accompany the completed Letter of Transmittal. Evidence may also be required regarding the satisfaction of applicable state and federal securities laws and contractual restrictions bearing on transfers of H&J Securities.

         4. Lost or Destroyed Stock Certificates. If your certificate(s) representing H&J Securities have been either lost or destroyed, please contact H&J.

         5. Signatures. The signature (or signatures, in the case of certificate(s) owned by two or more joint holders) on the Letter of Transmittal should correspond exactly with the name(s) as written on the face of the certificate(s) transmitted unless the shares described in the Letter of Transmittal have been assigned by the registered holder(s), in which event the Letter of Transmittal should be signed in exactly the same form as the name(s) of the last transferee indicated on the transfers attached to or enclosed with the certificate(s). In case of joint ownership, all joint owners must sign. Letters of Transmittal signed by trustees, executors, administrators, guardians, officers of corporations, attorneys-in-fact or others acting in a fiduciary capacity must be accompanied by evidence satisfactory to the Exchange Agent as to the signer's authority to act.

         6. Irregularities. H&J and the Exchange Agent will not be under any duty to give notification of defects in surrender of H&J Securities to holders. H&J and the Exchange Agent will not incur any liability for failure to give such notification. H&J and the Exchange Agent will have the absolute right to reject any or all surrenders of H&J Securities not in proper form or to waive any irregularity. H&J and the Exchange Agent may treat and receive any such defective or irregular surrender of H&J Securities as if no such defect or irregularity had been present; however, the surrender of H&J Securities will be deemed not to have been made until all such defects or irregularities have been cured or waived in writing.

         7. Federal Income Tax Withholding. Under Federal income tax law, H&J is required to file a report with the IRS disclosing any payments of cash being made to each holder of H&J Securities prior to the Merger. In order to avoid "backup withholding" of Federal income tax on any cash received upon the surrender of H&J Securities, a holder thereof must, unless an exemption applies, provide H&J with his or her correct Taxpayer Identification Number (TIN) on Substitute Form W-9, which is part of the Letter of Transmittal (BOX D), and certify, under penalties of perjury, that such number is correct and that such holder is not otherwise subject to backup withholding. If the correct TIN and certifications are not provided, a penalty may be imposed by the IRS and payments made upon the surrender of any certificate(s) may be subject to backup withholding of 31%. In addition, if a holder makes a false statement that results in no imposition of backup withholding, and there was no reasonable basis for making such a statement, a further penalty may also be imposed by the IRS.

         Backup withholding is not an additional Federal income tax. Rather, the Federal income tax liability of a person subject to backup withholding will be reduced by the amount of such tax withheld. If backup withholding results in an overpayment of income taxes, a refund may be obtained from the IRS.

         The TIN that must be provided on the Substitute Form W-9 (BOX D) is that of the registered holder(s) of the H&J Securities who will receive payment. The TIN for an individual is his or her social security number. The box in Part II of the Substitute Form W-9 (BOX D) may be checked if the person surrendering the certificate(s) has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future. If the box in Part II has been checked, the person surrendering the certificate(s) must also complete the Certificate of Awaiting Taxpayer Identification Number below the Substitute Form W-9 in order to avoid backup withholding. Notwithstanding that the box in Part II is checked (and the Certificate of Awaiting Taxpayer Identification Number is completed), H&J will withhold 31% on all cash payments with respect to surrendered certificate(s) made prior to the time H&J is provided with a properly certified TIN.

         Exempt persons (including, among others, corporations) are not subject to backup withholding. A foreign individual may qualify as an exempt person by submitting Form W-8 or a Substitute Form W-8, signed under penalties of perjury, certifying to such person's exempt status. Such a form can be obtained from H&J. You should consult with your tax advisor as to your qualification for an exemption from backup withholding and the procedure for obtaining such an exemption.

         The signature and date provided on the Substitute Form W-9 will serve to certify that the TIN and withholding information provided in the Letter of Transmittal are true, correct and complete. Please consult with your tax advisor for further guidance in completing the Substitute Form W-9.

                                                                      EXHIBIT A

                             Sellers' Representative

         The undersigned hereby irrevocably makes, constitutes, and appoints [Deepak Shahane] as the representative, agent and true and lawful attorney in fact of and for each of the Sellers in connection with the Transaction Documents and the Transaction ("Sellers' Representative"). The undersigned hereby authorizes and empowers Sellers' Representative to make or give any approval, waiver, request, consent, instruction or other communication on behalf of the undersigned as the undersigned could do for itself, including with respect to the amendment of any provision of any Transaction Document (or any schedule thereto). The undersigned authorizes and empowers Sellers' Representative to receive all demands, notices or other communications directed to the undersigned under any Transaction Document. The undersigned authorizes and empowers Sellers' Representative to take any action (or to determine to refrain from taking any action) with respect thereto as Sellers' Representative may deem appropriate as effectively as if the undersigned could act for itself (including, without limitation, the settlement or compromise of any dispute or controversy), which action will be binding on the undersigned and (ii) execute and deliver all instruments and documents of every kind incident to the foregoing with the same effect as if the undersigned had executed and delivered such instruments and documents personally. Accordingly, any demands, notices or other communications directed to the undersigned hereunder shall be deemed effective if given to Sellers' Representative. The undersigned agrees to be bound by all actions and failures to act of Sellers' Representative in accordance with the provisions of any Transaction Document, including in connection with any settlement or compromise entered into by Sellers' Representative on behalf of the undersigned.

         Upon the death, resignation or incapacity of Sellers' Representative, or at any other time, a successor may be appointed by Stockholders holding (or who held prior to the Closing) a majority of the shares of Common Stock, but such appointment will not be effective until such successor shall agree in writing to accept such appointment and notice of the selection of such successor Sellers' Representative is provided to the Parent. If a successor Sellers' Representative is not appointed within 30 days after the death, resignation or incapacity of Sellers' Representative or because notice of the selection of a successor Sellers' Representative has not been provided to the Parent, each of the Stockholders and the Parent will have a right to petition any court of competent jurisdiction for the appointment of a successor Sellers' Representative.


                                     C-A-1

                                                                      Appendix D

                          SECTIONS 85 THROUGH 98 OF THE
                     MASSACHUSETTS BUSINESS CORPORATION LAW



SEC. 85. DISSENTING STOCKHOLDER; RIGHT TO DEMAND PAYMENT FOR STOCK;
EXCEPTION

         A stockholder in any corporation organized under the laws of Massachusetts which shall have duly voted to consolidate or merge with another corporation or corporations under the provisions of sections seventy-eight or seventy-nine who objects to such consolidation or merger may demand payment for his stock from the resulting or surviving corporation and an appraisal in accordance with the provisions of sections eighty-six to ninety-eight, inclusive, and such stockholder and the resulting or surviving corporation shall have the rights and duties and follow the procedure set forth in those sections. This section shall not apply to the holders of any shares of stock of a constituent corporation surviving a merger if, as permitted by subsection (c) of section seventy-eight, the merger did not require for its approval a vote of the stockholders of the surviving corporation.

SEC. 86. SECTIONS APPLICABLE TO APPRAISAL; PREREQUISITES

         If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

SEC. 87. STATEMENT OF RIGHTS OF OBJECTING STOCKHOLDERS IN NOTICE OF
MEETING; FORM

         The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

         "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger,the name of the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts."

SEC. 88. NOTICE OF EFFECTIVENESS OF ACTION OBJECTED TO

         The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed a written objection meeting the requirements of section eighty-six and whose shares were not noted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

SEC. 89. DEMAND FOR PAYMENT; TIME FOR PAYMENT

         If within twenty days after the date of mailing of a notice under subsection (e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

SEC. 90. DEMAND FOR DETERMINATION OF VALUE; BILL IN EQUITY; VENUE

         If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholder by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholders held stock had or has its principal office in the commonwealth.

SEC. 91. PARTIES TO SUIT TO DETERMINE VALUE; SERVICE

         If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill.

The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

SEC. 92. DECREE DETERMINING VALUE AND ORDERING PAYMENT; VALUATION DATE

         After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or if uncertificated upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

SEC. 93. REFERENCE TO SPECIAL MASTER

         The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

SEC. 94. NOTATION ON STOCK CERTIFICATES OF PENDENCY OF BILL

         On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for the notation thereon of the pendency of the bill, and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

SEC. 95. COSTS; INTEREST

         The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

SEC. 96. DIVIDENDS AND VOTING RIGHTS AFTER DEMAND FOR PAYMENT

         Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

                  (1) A bill shall not be filed within the time provided in section ninety;

                  (2) A bill, if filed, shall be dismissed as to such stockholder; or

                  (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, delivery to it a written withdrawal of his objections to and an acceptance of such corporate action.

         Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.


SEC. 97. STATUS OF SHARES PAID FOR

         The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

SEC. 98. EXCLUSIVE REMEDY; EXCEPTION

         The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

                                                                      Appendix E

                            HARRIS & JEFFRIES, INC.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Auditors...........................   E-2
Balance Sheets...........................................   E-3
Statements of Operations.................................   E-5
Statements of Changes in Stockholders' Equity.............  E-6
Statements of Cash Flows.................................   E-7
Notes to Financial Statements............................   E-9

                         Report of Independent Auditors


The Board of Directors and Stockholders
Harris & Jeffries, Inc.

We have audited the accompanying balance sheets of Harris & Jeffries, Inc. as of December 31, 1998 and 1999, and the related statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Harris & Jeffries, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.



                                          Ernst & Young LLP


Boston, Massachusetts

April 24, 2000,
except for Note 8,
as to which the date is July 19, 2000

                             Harris & Jeffries, Inc.

                                 Balance Sheets


                                                                                          DECEMBER 31,                 JUNE 30,
                                                                                          ------------
                                                                                     1998              1999              2000
                                                                                     ----              ----              ----
                                                                                                                      (unaudited)
 ASSETS
 Current assets:
  Cash and cash equivalents                                                       $    93,318       $   629,048       $ 1,036,162
  Accounts receivable, net of allowance for doubtful
    accounts of $68,550 for 1998 and $24,300 for 1999 and 2000                      1,398,742         2,298,947         2,249,570
  Prepaid expenses and other assets                                                   128,017            74,439           252,096
                                                                                  -----------       -----------       -----------
 Total current assets                                                               1,620,077         3,002,434         3,537,828

 Property and equipment, net                                                          740,525           696,743           938,834
                                                                                  -----------       -----------       -----------
 Total assets                                                                     $ 2,360,602       $ 3,699,177       $ 4,476,662
                                                                                  ===========       ===========       ===========

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
   Accounts payable                                                               $   639,946       $   497,663       $   479,832
   Accrued expenses                                                                   346,574           577,550           564,222
   Deferred revenue                                                                   770,533         1,079,933         1,213,846
   Customer deposits                                                                  328,000                 0                 0
   Current portion of capital lease obligations                                        50,967            47,709            26,746
                                                                                  -----------       -----------       -----------
 Total current liabilities                                                          2,136,020         2,202,855         2,284,646

 Capital lease obligations, less current portion                                       79,506            41,939            25,607

 Stockholders' equity:
   Convertible preferred stock, Series A, no par value; 1,650,000 shares authorized, 1,294,500 shares for 1998 and 1,476,000 for 1999 and 2000 issued and outstanding (liquidation preference of $4,531,379 for 1998
     and $5,031,379 for 1999 and 2000)                                              4,531,379         5,031,379         5,031,379
   Common stock, no par value; 14,800,000 shares
     authorized; 8,883,500 shares for 1998, 8,964,626
     for 1999 and 8,978,562 for 2000 issued
                                                                                      637,407           675,333           689,269
   Accumulated deficit                                                             (3,686,100)       (3,020,846)       (2,337,926)
   Deferred compensation                                                             (337,610)         (231,483)         (216,313)
                                                                                  -----------       -----------       -----------
                                                                                    1,145,076         2,454,383         3,166,409
 Less cost of treasury stock (500,000 common shares)
                                                                                   (1,000,000)       (1,000,000)       (1,000,000)
                                                                                  -----------       -----------       -----------
 Total stockholders' equity                                                           145,076         1,454,383         2,166,409
                                                                                  -----------       -----------       -----------
 Total liabilities and stockholders' equity                                       $ 2,360,602       $ 3,699,177       $ 4,476,662
                                                                                  ===========       ===========       ===========

See accompanying notes

                             Harris & Jeffries, Inc.

                            Statements of Operations


                                                                                                 SIX MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                              JUNE 30,
                                                -----------------------                              --------
                                         1997              1998              1999              1999             2000
                                         ----              ----              ----              ----             ----
                                                                                                     (unaudited)
Revenues:
  Licensing revenues                 $ 4,970,347       $ 5,187,056       $ 7,292,213       $ 2,478,980       $ 4,618,139
  Postcontract customer support
       revenues                          324,660           929,501         1,419,596           627,926         1,228,773
                                     -----------       -----------       -----------       -----------       -----------
                                       5,295,007         6,116,557         8,711,809         3,106,906         5,846,912
Operating expenses:
  Marketing and selling                2,897,899         3,421,190         2,754,434         1,192,628         1,628,896
  General and administrative           1,188,938         1,654,089         1,982,215           859,828         1,263,843
  Research and development             2,476,336         3,542,522         3,304,875         1,499,326         2,033,053
                                     -----------       -----------       -----------       -----------       -----------
                                       6,563,173         8,617,801         8,041,524         3,551,782         4,925,792
                                     -----------       -----------       -----------       -----------       -----------
Operating income (loss)               (1,268,166)       (2,501,244)          670,285          (444,876)          921,120

Other income (expense):
  Interest expense                       (31,083)          (53,397)           (7,313)           (6,800)
  Interest income                         11,865             4,092             2,282             2,100             2,800
   Merger-related and other
   expenses                                                                                                     (134,300)
                                     -----------       -----------       -----------       -----------       -----------
Income (loss) before taxes            (1,287,384)       (2,550,549)          665,254          (449,576)          789,620

Income tax benefit (provision)          132,000                                                                 (106,700)
                                     -----------       -----------       -----------       -----------       -----------

Net income (loss)                    $(1,155,384)      $(2,550,549)      $   665,254       $  (449,576)      $   682,920
                                     ===========       ===========       ===========       ===========       ===========

See accompanying notes.

                             Harris & Jeffries, Inc.

                  Statements of Changes in Stockholders' Equity

                                                                    CONVERTIBLE
                                                                  PREFERRED STOCK             COMMON STOCK       ACCUMULATED
                                                                ------------------         ------------------
                                                                SHARES       AMOUNT        SHARES      AMOUNT      DEFICIT
                                                                ------       ------        ------      ------     ----------
Balance at December 31, 1996, as restated                                                8,790,830      $3,516      $144,410
   Issuance of common stock                                                                 33,336      16,668
   Deferred compensation                                                                               468,275
   Issuance of preferred stock, net of expenses                 750,000    $3,000,000                               (124,577)
   Repurchase of common stock
   Amortization of deferred compensation
   Net loss                                                                                                       (1,155,384)
                                                              ---------    ----------    ---------    --------   -----------
Balance at December 31, 1997                                    750,000     3,000,000    8,824,166     488,459    (1,135,551)
   Issuance of common stock and warrants                                                    33,334      50,000
   Exercise of stock options                                                                26,000       2,600
   Deferred compensation                                                                                96,348
   Exchange of notes payable for preferred stock                544,500     1,531,379
   Amortization of deferred compensation
   Net loss                                                                                                       (2,550,549)
                                                              ---------    ----------    ---------    --------   -----------
Balance at December 31, 1998                                  1,294,500     4,531,379    8,883,500     637,407    (3,686,100)
   Exercise of stock options                                                                51,126      12,926
   Exchange of notes payable for preferred stock                181,500       500,000
   Amortization of deferred compensation
   Common shares issued for bonuses                                                         30,000      25,000
   Net income                                                                                                        665,254
                                                              ---------    ----------    ---------    --------   -----------
Balance at December 31, 1999                                  1,476,000     5,031,379    8,964,626     675,333    (3,020,846)
   Exercise of stock options (unaudited)                                                     8,936       8,936
   Amortization of deferred compensation (unaudited)
   Common shares issued for bonuses (unaudited)                                              5,000       5,000
   Net income (unaudited)                                                                                            682,920
                                                              ---------    ----------    ---------    --------   -----------
Balance at June 30, 2000 (unaudited)                          1,476,000    $5,031,379    8,978,562    $689,269   $(2,337,926)
                                                              =========    ==========    =========    ========   ===========


                                                                                                          TOTAL
                                                                DEFERRED        TREASURY STOCK        STOCKHOLDERS'
                                                                              -------------------
                                                              COMPENSATION    SHARES       AMOUNT        EQUITY
                                                              ------------    ------       ------      ----------
Balance at December 31, 1996, as restated                                                                $147,926
   Issuance of common stock                                                                                16,668
   Deferred compensation                                       $(468,275)
   Issuance of preferred stock, net of expenses                                                         2,875,423
   Repurchase of common stock                                                 500,000   $(1,000,000)   (1,000,000)
   Amortization of deferred compensation                          99,148                                   99,148
   Net loss                                                                                            (1,155,384)
                                                               ---------     --------   -----------    ----------
Balance at December 31, 1997                                    (369,127)     500,000    (1,000,000)      983,781
   Issuance of common stock and warrants                                                                   50,000
   Exercise of stock options                                                                                2,600
   Deferred compensation                                         (96,348)                                       -
   Exchange of notes payable for preferred stock                                                        1,531,379
   Amortization of deferred compensation                         127,865                                  127,865
   Net loss                                                                                            (2,550,549)
                                                               ---------     --------   -----------    ----------
Balance at December 31, 1998                                    (337,610)     500,000    (1,000,000)      145,076
   Exercise of stock options                                                                               12,926
   Exchange of notes payable for preferred stock                                                          500,000
   Amortization of deferred compensation                         106,127                                  106,127
   Common shares issued for bonuses                                                                        25,000
   Net income                                                                                             665,254
                                                               ---------     --------   -----------    ----------
Balance at December 31, 1999                                    (231,483)     500,000    (1,000,000)    1,454,383
   Exercise of stock options (unaudited)                                                                    8,936
   Amortization of deferred compensation (unaudited)              15,170                                   15,170
   Common shares issued for bonuses (unaudited)                                                             5,000
   Net income (unaudited)                                                                                 682,920
                                                               ---------     --------   -----------    ----------
Balance at June 30, 2000 (unaudited)                           $(216,313)     500,000   $(1,000,000)   $2,166,409
                                                               =========     ========   ===========    ==========

See accompanying notes.

                             Harris & Jeffries, Inc.

                            Statements of Cash Flows

                                                                                                  SIX MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31                     JUNE 30,
                                                            ----------------------                     --------
                                                    1997             1998            1999         1999           2000
                                                    ----             ----            ----         ----           ----
                                                                                                      (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)                               $(1,155,384)     $(2,550,549)      $665,254     $(499,576)      $682,920
Adjustments to reconcile net income (loss)
   to net cash provided by operating
   activities:
     Depreciation and amortization                  151,594          248,393        274,747       116,194        142,570
     Amortization of deferred
       compensation expense                          99,148          127,865        106,127        56,975         15,170
     Common stock issued for
       bonuses                                                                       25,000                        5,000
     Compensation expense                            66,668
     Provision for uncollectible
       accounts receivable                                            68,750        (33,375)
     Deferred income tax benefit                    (23,000)
     Gain on sale of fixed assets                                     (3,934)
     Changes in operating assets and
       liabilities:
         Accounts receivable                       (982,650)        (308,626)      (866,830)      (36,670)        49,377
         Tax refund receivable                     (169,488)               0              0
         Prepaid expenses and other
           assets                                    23,011          110,479         53,578        36,257       (177,657)
         Accounts payable                           357,250           45,866       (142,283)      (41,354)       (17,831)
         Accrued expenses                            66,527           (7,005)       230,976        22,971        (13,328)
         Deferred revenue                           263,418          285,276        309,400       160,218        133,913
         Customer deposits                          115,000          213,000       (328,000)     (328,000)
                                                -----------      -----------       --------     ---------       --------
Net cash provided by (used in) operating
   activities                                    (1,187,906)      (1,770,485)       294,594      (512,985)       820,134

INVESTING ACTIVITIES
Proceeds on sale of fixed assets                                    12,340
Purchases of property and equipment                (536,415)       (94,841)        (230,965)      (66,313)      (384,661)
Repayment of notes receivable                       484,409
                                                -----------      -----------       --------     ---------       --------
Net cash used in investing activities               (52,006)       (82,501)        (230,965)      (66,313)      (384,661)

                             Harris & Jeffries, Inc.

                                                                                              SIX MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31                      JUNE 30,
                                                      ----------------------                      --------
                                                1997          1998            1999          1999             2000
                                                ----          ----            ----          ----             ----
                                                                                                 (UNAUDITED)
FINANCING ACTIVITIES
Proceeds from bank line of credit              520,000
Repayments of bank line of credit             (880,000)
Proceeds from issuance of preferred
   stock, net of expenses                    2,875,423
Proceeds from issuance of
   convertible subordinated
   notes, net of issuance costs                             1,609,005        500,000       500,000
Proceeds from sales of common
   stock and exercise of stock
   options                                                     52,600         12,926           800           8,936
Principal payments on capital lease
   obligations                                 (15,254)       (36,250)       (40,825)       (4,338)        (37,295)
Repurchase of common stock                  (1,000,000)
Advance from shareholder                        75,000
Repayment to shareholder                       (75,000)
                                              --------        -------       --------       -------      ----------
Net cash provided by (used in)
   financing activities                      1,500,169      1,625,355        472,101       496,462         (28,359)
                                              --------        -------       --------       -------      ----------

Net increase (decrease) in cash and cash
   equivalents                                 260,257       (227,631)       535,730       (82,836)        407,114
Cash and cash equivalents at beginning
   of year                                      60,692        320,949         93,318        93,318         629,048
                                              --------        -------       --------       -------      ----------

Cash and cash equivalents at end of
   year                                       $320,949        $93,318       $629,048       $10,482      $1,036,162
                                              ========        =======       ========       =======      ==========


SUPPLEMENTAL DISCLOSURE OF CASH FLOW
   INFORMATION:
   Interest paid                               $33,910        $53,397         $7,313
   Taxes paid                                  151,799

NONCASH TRANSACTIONS:

INVESTING:
   Property acquired under capital
     leases                                    $65,627       $113,566             $0

FINANCING:
Conversion of notes payable for
preferred stock                                            $1,531,379       $500,000

See accompanying notes.

                             Harris & Jeffries, Inc.

                         Notes to Financial Statements


1.  COMPANY BACKGROUND

Harris & Jeffries, Inc. provides high quality state-of-the-art source code designs for networking manufacturers, OEMs and integrators worldwide.

The opening retained earnings at January 1, 1997 was reduced by $210,127, principally to record deferred revenue associated with warranty extensions as required by Statement of Position 91-1, "Software Revenue Recognition" (SOP 91-1).

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH EQUIVALENTS

Cash equivalents include funds held in investments with original maturities of three months or less when purchased.

FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

The Company maintains its cash and cash equivalents with institutions that have strong credit ratings. The Company has developed guidelines relative to investment risk and liquidity.

The Company generally does not require collateral for accounts receivable. In 1997, 1998 and 1999, revenues from foreign customers totaled 20%, 30% and 16%, respectively. At December 31, 1998 and December 31, 1999, 36% and 42% of total receivables were with foreign customers, respectively.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost and are depreciated using the straight-line method over estimated useful lives of three to five years. Property and equipment under capital leases are amortized using the straight-line method over the lease term, typically five years. Leasehold

                             Harris & Jeffries, Inc.

improvements are amortized over the shorter of the remaining lease term or the life of the improvement. Amortization expense is included with depreciation expense.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CAPITALIZED SOFTWARE

Certain software development costs are capitalized when incurred under Statement of Financial Accounting Standards No. 86. Capitalization of software development costs begins upon the establishment of technological feasibility. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life, and changes in software and hardware technologies. The Company has not capitalized any software development cost since technological feasibility was not established until shortly before the date of the product's general release.

RESEARCH AND DEVELOPMENT COSTS

Research and development costs are expensed as incurred.

RECOGNITION OF REVENUE

Effective January 1, 1998, the Company adopted and began to recognize revenue in accordance with Statement of Position 97-2, "Software Revenue Recognition" (SOP 97-2) issued by the American Institute of Certified Public Accountants. Specifically, revenue from software licenses generally is recognized upon shipment of the product. The Company has no significant vendor obligations. In the case of warranty extensions, revenue is recognized ratably over the contract period. Deferred revenue represents payments from customers, primarily for warranty extensions, which has not been recognized as revenue. Customer deposits represent advances from customers related to pending product sales.

As indicated in Note 1, prior to the adoption of SOP 97-2, the Company accounted for revenue pursuant to SOP 91-1. Prior years were not restated upon adoption of SOP 97-2.

STOCK-BASED COMPENSATION

The Company accounts for its stock-based compensation arrangements under the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees (APB
25)," rather than the alternative fair value accounting method provided under Statement of Financial Accounting

                             Harris & Jeffries, Inc.

Standards No. 123, "Accounting for Stock-Based Compensation (SFAS 123)." Under APB 25, when the exercise price of options granted to employees and nonemployee directors under such plans is less than the fair value of the underlying stock on the date of grant, deferred compensation is recorded and is amortized over the vesting period of the option (generally four years).

                             Harris & Jeffries, Inc.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

Deferred income tax assets and liabilities are determined based on differences between the financial reporting and income tax basis of assets and liabilities as well as net operating loss carryforwards and are measured using the enacted tax rates and laws that are expected to be in effect when the differences reverse. Deferred tax assets may be reduced by a valuation allowance to reflect the uncertainty associated with their ultimate realization.

3.  PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                             DECEMBER 31,
                                                        1998             1999
                                                        ----             ----
Equipment                                           $ 1,091,712       $ 1,142,921
Furniture and fixtures                                  162,030           195,710
Software tools                                           62,108            32,620
Leasehold improvements                                   43,566            43,566
                                                      ---------         ---------
                                                      1,359,916         1,414,817
Less accumulated depreciation and amortization         (619,391)         (718,074)
                                                      ---------         ---------

                                                    $   740,525       $   696,743
                                                    ===========       ===========


4.  LEASES

The Company leases certain equipment under capital lease arrangements, which expire at various times through 2003. Assets under capital leases totaled $179,192 at December 31, 1998 and December 31, 1999, respectively. Accumulated amortization relating to assets under capital leases was $31,045 and $49,892 at December 31, 1998 and 1999, respectively.

Additionally, the Company leases office space in Massachusetts and California under operating lease arrangements, which expire in May 2000 and November 2000, respectively, and are renewable upon expiration of the lease terms.

                             Harris & Jeffries, Inc.

4.  LEASES  (CONTINUED)

Future minimum commitments under leases with noncancelable terms of one or more years are as follows at December 31, 1999:

                                                            CAPITAL        OPERATING
                                                            LEASES           LEASES
2000                                                        $50,738         $168,778
2001                                                         27,429
2002                                                         14,460
2003                                                          1,205
                                                             ------         --------
Total minimum lease payments                                 93,832         $168,778
                                                                            ========
Less amounts representing interest                           (4,184)
Present value minimum lease payments                         89,648
Less amounts due within one year                            (47,709)
                                                             ------
Long-term portion of capital lease obligations              $41,939
                                                            =======

Rent expense totaled $150,468, $181,043 and $203,339 for the years ended December 31, 1997, 1998 and 1999, respectively.

5.  EMPLOYEE BENEFIT PLAN

The Company has a defined contribution plan that covers substantially all employees of the Company. The Company may make discretionary contributions to the plan. Employees may voluntarily contribute up to 15% of their compensation as allowable under section 401(k) of the Internal Revenue Code (ERISA). The Company made discretionary contributions of $96,844, $128,110 and $130,431 to the plan for the years ended December 31, 1997, 1998 and 1999, respectively.

                             Harris & Jeffries, Inc.

6.  NOTES PAYABLE AND STOCKHOLDERS' EQUITY

PREFERRED STOCK

In August 1997, the Company issued 750,000 shares of Series A Convertible Preferred Stock at a price of $4 per share and received $3 million in gross proceeds. After deducting offering costs, net proceeds totaled $2,875,423. The holders of Preferred Stock are entitled to a participation of $4 per share and participate in all common stock distributions (up to $14 per share in the aggregate). Each share of Series A Preferred Stock is, at the option of the holder, convertible into 2.7884 shares of common stock; or automatically converts upon an IPO yielding net proceeds to the Company in excess of $20 million; or upon the occurrence of a liquidating event after the Series A Preferred Stock is paid a participation which, in the aggregate, exceeds $14 per share. The holders of Series A Preferred Stock have the same voting rights as holders of common stock.

In 1998 and 1999, the Company issued debt that was convertible into preferred stock; the preferred stock is convertible into common stock. The Company converted such debt in the respective years of issuance. In addition, the 1998 debt had 174,000 warrants for the purchase of preferred stock, which were assigned a fair value and accounted for as a reduction in the carrying amount of the convertible debt.

COMMON STOCK

In connection with the August 1997 Preferred Stock offering, the Company repurchased 500,000 shares of its common stock from various stockholders for an aggregate price of $1,000,000.

In February 2000, the Company increased the number of authorized common shares from 7,400,000 to 14,800,000 in conjunction with a two-for-one stock split. Common share amounts have been retroactively restated to give effect to the stock split for all periods presented.

1996 STOCK OPTION PLAN

The 1996 Stock Option Plan (the 1996 Plan) authorizes the grant of incentive stock options and nonqualified stock options to employees and nonqualified stock options to consultants. A total of 2,000,000 shares have been reserved for issuance under the Plan.

The exercise price of incentive stock options granted under the Plan may not be less than 100% of the fair market value of the common stock as of the grant date, as determined by the Board of Directors. Options issued under the Plan generally have a four-year vesting period, unless

                             Harris & Jeffries, Inc.

otherwise determined by the Board of Directors. The term of stock options granted under the Plan may not exceed ten years.

                             Harris & Jeffries, Inc.

The following table presents the activity of the Plan:

                                                                                  WEIGHTED AVERAGE
                                                                   OPTIONS         EXERCISE PRICE
                                                                   -------         --------------
             Outstanding at January 1, 1997                          200,000           $0.10
             Granted                                                 356,000            0.10
             Canceled                                               (163,750)           0.10
                                                                  ----------
             Outstanding at December 31, 1997                        392,250            0.10
             Granted                                                 208,000            1.00
             Exercised                                               (26,000)           0.25
             Canceled                                               (102,000)           0.19
                                                                  ----------
             Outstanding at December 31, 1998                        472,250            0.87
             Granted                                               1,041,500            1.00
             Exercised                                               (51,126)           0.26
             Canceled                                               (128,374)           0.54
                                                                  ----------
             Outstanding at December 31, 1999                      1,334,250            0.84
                                                                  ==========

             Options exercisable at December 31, 1999                408,128           $0.63
                                                                  ==========       =========

The following table presents certain information about options outstanding as of December 31, 1999:

                                                   NUMBER OF OPTIONS
EXERCISE PRICE             NUMBER OF OPTIONS          EXERCISABLE
--------------             -----------------      ------------------
$0.10                               241,000           166,124
$1.00                             1,093,250           242,004
                                  ---------           -------
                                  1,334,250           408,128
                                  =========           =======


            The weighted average remaining contractual life of options outstanding at December 31, 1999 approximates nine years.

The Company has granted 10,000 options, which are contingent upon achievement of specified objectives. The Company accounts for these option grants in the earlier of the period the contingent event becomes probable or has occurred. The weighted average remaining contractual life of options outstanding at December 31, 1999 approximates nine years.

The Company has adopted the disclosure-only provisions of SFAS 123. If the compensation costs for the option plan had been determined based on the fair value at the grant date, consistent with the provisions of FAS 123, the pro-forma net income (loss) for 1998 and 1999 would not have differed materially from reported amounts.

                             Harris & Jeffries, Inc.

The fair value of options and warrants issued at the date of grant were estimated using the minimum value method with the following weighted average assumptions:

                                            OPTIONS GRANTED
                                   1997           1998           1999
                                   ----           ----           ----
Expected life (years)                5              5              5
Interest rate                      6.20%          4.42%          5.33%

The weighted average fair value of options granted during 1997, 1998 and 1999, were $1.30, $.20 and $.20, respectively. The Company has never declared nor paid dividends on any of its capital stock and does not expect to do so in the foreseeable future.

COMMON STOCK RESERVED FOR FUTURE ISSUANCES

The Company has reserved common stock for future issuances as follows:

                                                            DECEMBER 31
                                                                1999
                                                            -----------
Conversion of Preferred Stock, including warrants             4,290,000
Authorized shares for the 1996 Stock Option Plan              1,922,874
Stock Bonus Plan                                                122,500
                                                            -----------

                                                              6,335,374
                                                            ===========

7.  INCOME TAXES

At December 31, 1999, the Company had federal net operating loss and federal and Massachusetts tax credit carryforwards of approximately $2,604,000 and $898,000, respectively for financial reporting and federal income tax purposes that expire at various times through 2019. Utilization of these carryforwards may be subject to annual limitations based on the provisions of the Internal Revenue Code relating to changes in the ownership of a company. The Company's deferred tax asset at December 31, 1998 and 1999 of approximately $1,769,000 and $1,744,000, respectively, consisted primarily of net operating loss carryforwards and was fully offset by a valuation allowance due to the uncertainty surrounding the realizability of the asset.

The income tax benefit for the year ended December 31, 1997 consists of the following:

 Current:

   Federal              $(113,000)
   State                    4,000
                       ----------
                         (109,000)
 Deferred Federal         (23,000)
                       ----------

                        $(132,000)
                       ==========


At December 31, 1997, the provision for income taxes differed from the amount computed by applying the U.S. federal statutory rate due primarily to depreciation.

8.   SUBSEQUENT EVENT

On July 19, 2000, the Company entered into a merger agreement with Conexant Systems, Inc. and H&J Acquisition Sub, Inc., a wholly-owned subsidiary of Conexant, providing for the acquisition of all the outstanding shares, options, and other equity securities of the Company.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

                      -------------------------------------

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware General Corporation Law permits Delaware corporations to eliminate or limit the monetary liability of directors for breach of their fiduciary duty of care, subject to certain limitations. Conexant's restated certificate of incorporation provides that Conexant's directors are not liable to Conexant or its shareowners for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to Conexant or its shareowners, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for willful or negligent violation of the laws governing the payment of dividends or the purchase or redemption of stock or (4) for any transaction from which a director derived an improper personal benefit.

     The Delaware General Corporation Law provides for indemnification of directors, officers, employees and agents subject to certain limitations. Conexant's by-laws and the appendix thereto provide for the indemnification of its directors, officers, employees and agents to the extent permitted by Delaware law. Conexant's directors and officers are insured against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


* 3.a Restated Certificate of Incorporation, as amended, of Conexant, filed as Exhibit 3.1 to Conexant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, is incorporated herein by reference.

* 3.b Amended By-Laws of Conexant, filed as Exhibit 4.2 to Conexant's Registration Statement on Form S-8 (Registration No. 333-68755), are incorporated herein by reference.

* 4.a Specimen certificate for Common Stock, par value $1 per share, filed as Exhibit 4.3 to Conexant's Registration Statement on Form 10 (File No. 000-24923), is incorporated herein by reference.

* 4.b.1 Rights Agreement, dated as of November 30, 1998, by and between Conexant and ChaseMellon Shareholder Services, L.L.C. as rights agent, filed as Exhibit 4.4 to Conexant's Registration Statement on Form S-8 (Registration No. 333-68755), is incorporated herein by reference.

* 4.b.2 First Amendment to Rights Agreement, dated as of December 9, 1999, filed as Exhibit 4.1 to Conexant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1999, is incorporated herein by reference.

* 5 Opinion of Dennis E. O'Reilly, Esq., Senior Vice President, General Counsel and Secretary of Conexant.

 23.a          Consent of Deloitte & Touche LLP, independent auditors.

 23.b          Consent of Arthur Andersen LLP, independent public accountants.

 23.c          Consent of Ernst & Young LLP, independent auditors.

*23.d Consent of Dennis E. O'Reilly, Esq., contained in his opinion filed as Exhibit 5 to this Registration Statement.

 23.e          Consent of Chadbourne & Parke LLP.

*24 Power of Attorney authorizing certain persons to sign this Registration Statement on behalf of certain directors and officers of Conexant.

*99.a Agreement and Plan of Merger, dated as of July 19, 2000, by and among Conexant Systems, Inc., H&J Acquisition Sub, Inc. and Harris & Jeffries, Inc., included as Appendix A-1 to the proxy statement-prospectus included as part of this Registration Statement.

 99.b First Amendment of Agreement and Plan of Merger, dated as of August 28, 2000, by and among Conexant Systems, Inc.,
               H&J Acquisition Sub, Inc. and Harris & Jeffries, Inc., included as Appendix A-2 to the proxy statement-prospectus included as part of this Registration Statement.

 99.c          Form of proxy to be used by Harris & Jeffries, Inc.

*99.d Form of Voting Agreement, included as Appendix B to the proxy statement-prospectus included as part of this Registration Statement.

*99.e Form of Letter of Transmittal, included as Appendix C to the proxy statement-prospectus included as part of this Registration Statement.

___________________
*  Previously filed.


ITEM 22. UNDERTAKINGS.

         (a) Conexant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Conexant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) Conexant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act, Conexant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

         (c) Conexant undertakes that every prospectus (i) that is filed pursuant to sub-paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 under the Securities Act, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Conexant pursuant to the provisions described above, or otherwise, Conexant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by Conexant of expenses incurred or paid by a director, officer or controlling person of Conexant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Conexant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (e) Conexant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

         (f) Conexant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to the Registration Statement on Form S-4 (Registration No. 333-44094) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on the 28th day of August, 2000.

                                       CONEXANT SYSTEMS, INC.


                                       By /s/ Dwight W. Decker
                                          _____________________________________
                                          (Dwight W. Decker, Chairman and
                                          Chief Executive Officer)



                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 28th day of August, 2000 by the following persons in the capacities indicated:

           Signature                             Title
           ---------                             -----
      DWIGHT W. DECKER*        Chairman of the Board and Chief Executive Officer
                                 (principal executive officer) and Director



      DONALD R. BEALL*                          Director


     F. CRAIG FARRILL*                          Director


      JERRE L. STEAD*                           Director


   BALAKRISHNAN S. IYER*        Senior Vice President and Chief Financial Officer
                                 (principal financial and accounting officer)

*By /s/ Dennis E. O'Reilly
    ___________________________
    (Dennis E. O'Reilly, Attorney-in-Fact)**

________________
**  By authority of the power of attorney filed as Exhibit 24 to the
    Registration Statement.


                                  EXHIBIT INDEX


                                                                                      PAGE NUMBER
                                                                                      -----------
*3.a           Restated Certificate of Incorporation, as amended, of Conexant, filed as Exhibit 3.1 to Conexant's Quarterly Report on Form 10-Q
               for the quarter ended June 30, 2000, is incorporated herein by reference.
*3.b           Amended By-Laws of Conexant, filed as Exhibit 4.2 to Conexant's
               Registration Statement on Form S-8 (Registration No. 333-68755),
               are incorporated herein by reference.

*4.a Specimen certificate for Common Stock, par value $1 per share, filed as Exhibit 4.3 to Conexant's Registration Statement on Form
               10 (File No. 000-24923), is incorporated herein by reference.

*4.b.1 Rights Agreement, dated as of November 30, 1998, by and between Conexant and ChaseMellon Shareholder Services, L.L.C. as rights agent, filed as Exhibit 4.4 to Conexant's Registration Statement on Form S-8 (Registration No. 333-68755), is incorporated herein by reference.

*4.b.2         First Amendment to Rights Agreement, dated as of December 9,
               1999, filed as Exhibit 4.1 to Conexant's Quarterly Report on Form
               10-Q for the quarter ended December 31, 1999, is incorporated herein by reference.

*5             Opinion of Dennis E. O'Reilly, Esq., Senior Vice President,
               General Counsel and Secretary of Conexant.

 23.a          Consent of Deloitte & Touche LLP, independent auditors.

 23.b          Consent of Arthur Andersen LLP, independent public accountants.

 23.c          Consent of Ernst & Young LLP, independent auditors.

*23.d Consent of Dennis E. O'Reilly, Esq., contained in his opinion filed as Exhibit 5 to this Registration Statement.

 23.e          Consent of Chadbourne & Parke LLP.

*24 Power of Attorney authorizing certain persons to sign this Registration Statement on behalf of certain directors and officers of Conexant, set forth on the signature page of this Registration Statement.

*99.a Agreement and Plan of Merger, dated as of July 19, 2000, by and among Conexant Systems, Inc., H&J Acquisition Sub, Inc. and
               Harris & Jeffries, Inc., included as Appendix A-1 to the proxy statement-prospectus included as part of this Registration
               Statement.

 99.b First Amendment of Agreement and Plan of Merger, dated as of August 28, 2000, by and among Conexant Systems, Inc.,
               H&J Acquisition Sub, Inc. and Harris & Jeffries, Inc., included as Appendix A-2 to the proxy statement-prospectus included as part of this Registration Statement.


 99.c          Form of proxy to be used by Harris & Jeffries, Inc.

*99.d Form of Voting Agreement, included as Appendix B to the proxy statement-prospectus included as part of this Registration
               Statement.

*99.e          Form of Letter of Transmittal, included as Appendix C to the proxy statement-prospectus included as part of this Registration
               Statement.
---------------
* Previously filed.